UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 3)
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Quanex Corporation

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QUANEX CORPORATION
1900 West Loop South
Suite 1500
Houston, Texas 77027
(713) 961-4600

To Our Stockholders:

Quanex Corporation has entered into an agreement with Gerdau S.A. and Gerdau Delaware, Inc. pursuant to which Gerdau Delaware, Inc. will merge with and into Quanex (we refer to this agreement, as it may be amended from time to time, as the merger agreement, and we refer to Gerdau S.A. as Gerdau and Gerdau Delaware, Inc. as Gerdau Delaware). Immediately prior to and in connection with the merger, Quanex will spin-off to its stockholders a subsidiary containing all of the assets comprising the Building Products Group of Quanex. We are sending this proxy statement to Quanex stockholders to ask for your vote in favor of the approval and adoption of the merger agreement. If Quanex stockholders approve and adopt the merger agreement and the merger is subsequently completed, Quanex stockholders will receive $39.20 and one share of Quanex Building Products Corporation common stock in connection with the spin-off for each share of Quanex common stock they hold as of the closing date. Quanex stockholder approval is not needed for, and you are not being asked for a proxy in relation to, the proposed spin-off of the Building Products Group of Quanex.

You are cordially invited to attend a special meeting of stockholders of Quanex to be held at 9:00 a.m., Central time, on April   , 2008, at the Company’s principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas. This document is a proxy statement for Quanex to use in soliciting proxies for its special meeting of stockholders. Attached is an important document containing answers to frequently asked questions and a summary description of the merger (beginning on page 1), followed by more detailed information about Quanex, the proposed merger and the merger agreement. We urge you to read this document carefully and in its entirety.

Our Board of Directors has unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of our company and its stockholders. Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

The merger agreement must be adopted by the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the matter. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement and the other transactions contemplated by the merger agreement. We encourage you to read carefully the accompanying proxy statement, including the annexes. The accompanying proxy statement also includes a preliminary Information Statement that describes the proposed spin-off of the Building Products Group of Quanex. We will send stockholders the final Information Statement at the time of the spin-off. You also may obtain more information about our company from us or from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares of common stock that you own. Whether or not you plan to attend the special meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the proposal to adopt the merger agreement.

Therefore, we request that you authorize your proxy by completing, signing, dating and returning the enclosed proxy card as promptly as possible. The enclosed proxy card contains instructions regarding voting. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow instructions you receive from them to vote your shares. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy, or you will have the right to withdraw your proxy at the special meeting and vote your shares in person.

Sincerely,

Raymond A. Jean
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated March   , 2008 and is first being mailed to Quanex stockholders on or about March   , 2008.

REFERENCES TO ADDITIONAL INFORMATION

You can obtain any of Quanex Corporation’s filings with the Securities and Exchange Commission from Quanex through the “SEC EDGAR Information” link located on the financial information page of its website at www.quanex.com or from the Securities and Exchange Commission through its website at www.sec.gov.  We are not incorporating the contents of the websites of the Securities and Exchange Commission, Quanex or any other person into this document.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held April   , 2008

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Quanex Corporation, a Delaware corporation (the “Company”), will be held at the principal executive offices of the Company, 1900 West Loop South, Suite 1500, Houston, Texas, on April   , 2008, at 9:00 a.m., Central time, for the following purposes:

(1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of November 18, 2007, by and among Quanex Corporation, Gerdau S.A. and Gerdau Delaware, Inc. As a result of the merger, the Company will become a wholly-owned subsidiary of Gerdau S.A. and each outstanding share of the Company’s common stock will be converted into the right to receive $39.20 per share in cash, without interest.

(2) To consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement.

(3) To consider and transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Information with respect to the above matters is set forth in the proxy statement that accompanies this Notice.

The Board of Directors has fixed the close of business on February 29, 2008, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company’s principal executive offices, will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting, and will be made available at the time and place of the meeting during the whole time thereof.

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve any adjournments of the special meeting for purpose of soliciting additional proxies.

The merger agreement must be adopted by the affirmative vote of a majority of the outstanding shares of our common stock that are entitled to vote on the matter. Any adjournments of the special meeting for the purpose of soliciting additional proxies must be approved by the affirmative vote of a majority of the outstanding shares of our common stock present in person or by proxy at the special meeting and entitled to vote on the matter. Your vote is very important regardless of the number of shares of common stock that you own. Whether or not you plan to attend the special meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the proposal to adopt the merger agreement but will have no effect on the outcome of the adjournment proposal.

We request that you authorize your proxy by completing and returning the enclosed proxy card as promptly as possible. The enclosed proxy card contains instructions regarding voting. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow instructions you receive from them to vote your shares. Stockholders who do not vote “FOR” the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to us before the vote is taken on the merger agreement and they comply with all other requirements of Delaware law, which requirements are summarized in the accompanying proxy statement.

Please execute your vote promptly.  Your designation of a proxy is revocable and will not affect your right to vote in person if you find it convenient to attend the meeting and wish to vote in person.

By order of the Board of Directors,

Kevin P. Delaney
Senior Vice President — General Counsel and Secretary

March   , 2008
Houston, Texas

ANNEXES

Annex A	Agreement and Plan of Merger, dated November 18, 2007, among Quanex Corporation, Gerdau S.A. and Gerdau Delaware, Inc.
Annex B	Opinion of Lazard Frères & Co. LLC dated November 18, 2007
Annex C	Section 262 of the Delaware General Corporation Law
Annex D	Preliminary QBPC Information Statement

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SUMMARY

This summary highlights selected information from this proxy statement, including material terms of the merger, and may not contain all of the information that is important to you. Included in this proxy statement as Annex D is a preliminary information statement of Quanex Building Products Corporation, the “QBPC Information Statement,” that describes the spin-off in greater detail. We will send stockholders the final QBPC Information Statement at the time of the spin-off. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including its annexes, and the documents to which we refer you. See “Where You Can Find More Information” beginning on page 52 of this proxy statement.

Frequently Used Terms

We have generally avoided the use of technical defined terms in this proxy statement but a few frequently used terms may be helpful for you to have in mind at the outset. We refer to:

•	Quanex Corporation and its consolidated subsidiaries other than the Building Products Group of Quanex Corporation, except where the context otherwise requires or as otherwise indicated, as “Quanex” or “the Company”;

•	Gerdau S.A., as “Gerdau”;

•	Gerdau Delaware, Inc., as “Gerdau Delaware”;

•	the proposed merger of Gerdau Delaware into Quanex, as the “merger”;

•	the Agreement and Plan of Merger dated as of November 18, 2007, by and among Quanex, Gerdau and Gerdau Delaware, as the “merger agreement”;

•	the engineered products segment and the aluminum sheet segment of Quanex prior to the spin-off, as the “Building Products Group”;

•	the vehicular products segment of Quanex prior to the spin-off, as the “Vehicular Products Group”;

•	the entity that will operate the Building Products Group of Quanex after the spin-off, as “Quanex Building Products”;

•	the General Corporation Law of the State of Delaware as the “DGCL”;

•	the New York Stock Exchange, as the “NYSE”; and

•	the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as the “Hart-Scott-Rodino Act.”

When “share of Quanex Building Products common stock” is used in this proxy statement, we refer to the share of Quanex Building Products Corporation common stock that you will receive following:

•	the distribution in the spin-off of a unit of Quanex Building Products LLC for each share of Quanex common stock outstanding, and

•	the conversion of each unit into a share of Quanex Building Products Corporation common stock pursuant to the subsequent merger of Quanex Building Products LLC into Quanex Building Products Corporation.

See “The Spin-Off.”

The Merger Parties

Quanex

Quanex Corporation
1900 West Loop South
Suite 1500
Houston, Texas 77027
(713) 961-4600

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Quanex Corporation is an industry-leading manufacturer of value-added, engineered materials and components serving the vehicular products and building products markets. Prior to the merger, Quanex intends to spin-off its Building Products Group as a separate company to its stockholders.

Gerdau and Gerdau Delaware

Gerdau S.A.
Av. Dos Farrapos, 1811
Porto Alegre, RS 90220-005
Brazil

The Gerdau Group is the largest long steel bar producer in the Americas, and the fourteenth largest steelmaker in the world. It has over 35,000 employees and operates in 13 countries: Argentina, Brazil, Canada, Chile, Colombia, the Dominican Republic, India, Mexico, Peru, Spain, the United States, Uruguay and Venezuela. It has an annual steel production capacity of 23.2 million metric tons and is one of the largest recyclers in the Americas. Gerdau Delaware is a wholly-owned subsidiary of Gerdau and was formed by Gerdau to participate in the merger.

The Merger (page 18)

General

On November 18, 2007, the companies agreed to the merger between Quanex and Gerdau Delaware under the terms of the merger agreement described in this proxy statement and attached hereto as Annex A. The merger agreement is the legal document that governs the merger, and we urge you to read that agreement.

At the effective time of the merger, Gerdau Delaware will merge with and into Quanex. Quanex will be the surviving company and will become a wholly-owned subsidiary of Gerdau. The separate corporate existence of Gerdau Delaware will cease at the effective time of the merger.

Merger Consideration

At the effective time of the merger, each outstanding share of Quanex (other than any shares owned directly or indirectly by Quanex or Gerdau and those shares held by dissenting stockholders) will be converted into the right to receive $39.20 in cash, without interest.

In connection with the merger, Quanex stockholders will receive, pursuant to the spin-off of Quanex’s Building Products Group, one share of Quanex Building Products common stock for each share of Quanex common stock they own on the closing date of the merger.

Treatment of Quanex Stock Options and Restricted Stock Units

At the effective time of the merger, Quanex stock options will become vested and exercisable and will be cancelled. The holder of such Quanex stock options will be entitled to receive an amount in cash equal to: (x) the total number of shares of Quanex common stock subject to the stock option times (y) the excess of (i) the sum of (A) $39.20 and (B) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group over (ii) the exercise price per share under the stock option, less any applicable tax withholding.

Each restricted stock unit that has been issued but has not vested prior to the effective time of the merger will become fully vested at the effective time of the merger and will be converted into the right to receive an amount per restricted stock unit equal to the sum of (a) $39.20 and (b) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group.

See “Interests of Certain Persons in the Merger” beginning on page 33 for a discussion of the treatment of restricted stock pursuant to the terms of the spin-off.

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The Spin-Off

Immediately prior to and in connection with the merger, Quanex will spin-off to its stockholders the limited liability company interests of its building products subsidiary containing all of the assets and liabilities of Quanex’s Building Products Group known as Quanex Building Products LLC. The interests will be distributed to Quanex’s stockholders on the basis of one unit of Quanex Building Products LLC for each share of Quanex common stock outstanding. Immediately following the spin-off, Quanex Building Products LLC will merge with and into its wholly-owned subsidiary Quanex Building Products Corporation, with Quanex Building Products Corporation being the surviving company in the merger. Each unit of Quanex Building Products LLC will be converted immediately into one share of Quanex Building Products Corporation common stock. As a result, a Quanex stockholder will receive one share of Quanex Building Products Corporation common stock for each share of Quanex common stock held by such stockholder.

Quanex stockholder approval is not needed for, and you are not being asked for a proxy in relation to, the proposed spin-off of the Building Products Group of Quanex or the subsequent merger of Quanex Building Products LLC with and into Quanex Building Products Corporation. Quanex stockholders should read carefully the QBPC Information Statement that is included as Annex D to this proxy statement, which describes the spin-off in greater detail. Holders of Quanex common stock on the record date of the spin-off, which will be the same date as the closing date of the merger, will also receive the final QBPC Information Statement.

Material U.S. Federal Income Tax Consequences (page 30)

For U.S. federal income tax purposes, we will treat and report the spin-off and the merger as a single integrated transaction with respect to the Quanex stockholders in which the spin-off will be treated as a redemption of shares of Quanex common stock that qualifies for “exchange” treatment. Accordingly, with respect to each Quanex stockholder who is a citizen or resident of the United States and holds his shares of Quanex common stock as a capital asset (generally, assets held for investment), we expect that such a Quanex stockholder will generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of the amount of cash received in the merger and the fair market value, determined when the spin-off occurs, of the property received in the spin-off, and (ii) such Quanex stockholder’s adjusted tax basis in his shares of Quanex common stock immediately prior to the spin-off. The deduction of any recognized loss may be delayed or otherwise adversely affected by certain loss limitation rules. Any such gain or loss will generally be long-term capital gain or loss if the Quanex stockholder’s holding period in the shares of Quanex common stock immediately prior to the spin-off is more than one year. The amount and character of gain or loss must be calculated separately for each identifiable block of shares of Quanex common stock surrendered.

See “Material U.S. Federal Income Tax Consequences” beginning on page 30 for a detailed discussion of the U.S. federal income tax treatment of the spin-off and merger, including a discussion of possible alternative treatments.

Tax matters are very complicated and the tax consequences of the merger to any particular Quanex stockholder will depend on that stockholder’s particular situation. Quanex stockholders should consult with their own tax advisors to determine the specific tax consequences of the merger to them.

Recommendation of the Quanex Board of Directors (page 22)

The Quanex Board of Directors has unanimously determined that the merger is advisable and in your best interests and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby and any adjournment or postponement of the special meeting.

Opinion of Lazard Frères & Co. LLC — Financial Advisor to Quanex (page 22)

In connection with the proposed merger, Quanex’s financial advisor, Lazard Frères & Co. LLC, delivered to Quanex’s Board of Directors a written opinion, dated November 18, 2007, as to the fairness, from a financial point of view, to the holders of Quanex common stock of the merger consideration. The full text of Lazard’s written opinion is attached to this proxy statement as Annex B. We encourage you to read that

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opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations on the review undertaken by Lazard in rendering its opinion. Lazard’s opinion was provided for the use and benefit of Quanex’s Board of Directors in connection with its evaluation of the merger and does not address the merits of the proposed merger or constitute a recommendation to any stockholder as to how he or she should vote on the merger or any matter relevant to the merger agreement. The opinion addresses only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration to be paid to holders of shares of Quanex common stock (other than holders of dissenters’ shares and shares of Quanex common stock owned directly by Quanex as treasury stock or by Gerdau or Gerdau Delaware, and in each case not held on behalf of third parties).

Interests of Quanex Directors and Executive Officers in the Merger (page 33)

When you consider the recommendation of Quanex’s Board of Directors that you vote for the approval and adoption of the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The Quanex Board of Directors was aware of these interests and considered them, among other matters, in unanimously approving and adopting the merger agreement and unanimously recommending that Quanex stockholders vote to approve and adopt the merger agreement. At the close of business on the record date for the Quanex special meeting, directors and executive officers of Quanex and their affiliates will be entitled to vote approximately     % of the shares of Quanex common stock outstanding on that date.

Conditions to Completion of the Merger (page 47)

Completion of the merger depends on a number of conditions being satisfied or waived. These conditions include the following:

•	the approval of Quanex’s stockholders will have been obtained;

•	the waiting period applicable to the consummation of the merger under applicable antitrust laws will have expired or have terminated and any other approvals from governmental entities will have been obtained;

•	there is no judgment, injunction or other order in effect that restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement;

•	the representations and warranties of the parties contained in the merger agreement will be true and correct as of the date of the merger agreement and as of the effective time of the merger in the manner described under the caption “The Merger Agreement — Conditions to Completion of the Merger”;

•	the parties will have performed in all material respects their respective obligations under the merger agreement at or prior to the closing date; and

•	with respect to the obligations of Gerdau and Gerdau Delaware only, the spin-off will have been effected by Quanex.

Regulatory Matters (page 26)

Under the Hart-Scott-Rodino Act, the parties cannot complete the merger until they have notified and furnished information to the Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”), and specified waiting periods expire or are terminated. On November 30, 2007, Quanex and Gerdau submitted the notification filings to the FTC and the DOJ. Early termination of the waiting period was granted by the FTC on December 28, 2007.

A party or parties to a transaction may, but are not required to, submit to the Committee on Foreign Investment in the United States, which we refer to as CFIUS, in accordance with the regulations implementing Section 721 of the Defense Production Act of 1950, as amended, a voluntary notice of the transaction. Section 721 empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President of the United States, after investigation,

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finds credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law, other than the International Emergency Economic Powers Act, do not provide adequate and appropriate authority to protect the national security. CFIUS has the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations and submit recommendations to the President of the United States to suspend or prohibit the completion of transactions or to require divestitures of completed transactions.

On January 15, 2008, the parties submitted a notice of the transaction to CFIUS. On February 15, 2008, the parties received a letter stating that CFIUS has determined not to conduct an investigation and that CFIUS has concluded its review of the transaction.

Termination of the Merger Agreement (page 47)

Before the effective time of the merger, the merger agreement may be terminated by either party under certain circumstances specified in the merger agreement, including after a termination date of April 30, 2008, due to the breach by the other party of any of its representations, warranties, covenants or agreements in the merger agreement, under certain circumstances if the approval of Quanex’s stockholders is not obtained or if Quanex receives and accepts a superior proposal to the merger.

Non-Solicitation Provisions and Acquisition Proposals (page 43)

Subject to certain conditions, until the effective time of the merger, Quanex is not permitted to solicit or seek acquisition proposals, engage in any substantive discussions regarding such proposals, provide any information to third parties regarding such proposals, enter into any agreement relating to any such proposals or release any third party from, or waive any provision of, any confidentiality or standstill agreement relating to any such proposals. However, under certain circumstances, if Quanex receives an unsolicited takeover proposal from a third party that Quanex’s Board of Directors determines in good faith (after consultation with outside counsel and financial advisors) constitutes a superior proposal or would reasonably be expected to lead to a superior proposal, Quanex may furnish nonpublic information to that third party and engage in negotiations regarding a takeover proposal with that third party, subject to specified conditions set forth in the merger agreement.

Fees and Expenses (page 48)

If Quanex terminates the merger agreement, Quanex must pay to Gerdau, in certain circumstances set forth in the merger agreement, $50,190,000. Gerdau must pay Quanex a termination fee of $60 million if the merger agreement is terminated in certain circumstances set forth in the merger agreement following a second request made by the FTC or the DOJ under the Hart-Scott-Rodino Act.

Whether or not the merger is consummated, each of Gerdau, Gerdau Delaware and Quanex will bear its own fees and expenses in connection with the merger agreement.

Appraisal Rights (page 27)

Under Delaware law, you are entitled to appraisal rights in connection with the merger. As a result, you will have the right under Delaware law to have the “fair value” of your Quanex common stock determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and procedural requirements. Generally, in order to exercise your appraisal rights, you must:

•	Send a written demand to Quanex for appraisal in compliance with the DGCL before the vote on the adoption of the merger agreement;

•	Not vote in favor of the adoption of the merger agreement; and

•	Continuously hold your Quanex common stock from the date you make the demand for appraisal through the effective date of the merger.

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Merely voting against the adoption of the merger agreement will not protect your rights to an appraisal, which requires you to take all the steps provided under Delaware law. Delaware law requirements for exercising appraisal rights are described in further detail in this proxy statement. In addition, Section 262 of the DGCL, which is the section of Delaware law regarding appraisal rights, is set forth in Annex C to this proxy statement.

Market Price of Our Common Stock (page 50)

Our shares of common stock are traded on the NYSE under the ticker symbol “NX.” On November 16, 2007, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common stock on the NYSE was $36.74 per share. On March   , 2008, the last trading day prior to the date of this proxy statement, the closing price of our common stock on the NYSE was $      per share. You are encouraged to obtain current market quotations for shares of our common stock.

Unaudited Financial Statements of the Vehicular Products Group (page F-1)

Included in this proxy statement are unaudited combined financial statements of the Vehicular Products Businesses of Quanex Corporation.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the merger and the special meeting. They may not include all of the information that is important to you. We urge you to read carefully this entire proxy statement, including the annexes and the other documents we refer to in this proxy statement.

About the Merger

Q1:	When and where is the Quanex special stockholder meeting?

A1:	The Quanex special stockholder meeting will take place on April , 2008, at 9:00 a.m., and will be held at the Company’s principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas.

Q2:	What will happen at the special meeting?

A2:	At the Quanex special meeting, Quanex stockholders will vote on a proposal to approve and adopt the merger agreement and on a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement. We cannot complete the merger unless, among other things, Quanex’s stockholders vote to approve and adopt the merger agreement.

Q3:	What am I voting on?

A3:	Quanex is proposing to merge with Gerdau Delaware, with Quanex becoming a wholly-owned subsidiary of Gerdau. Quanex stockholders are being asked to vote to approve and adopt the merger agreement. Quanex is also seeking your approval of a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval and adoption of the merger agreement.

Q4:	What will I receive in exchange for my Quanex shares?

A4:	Upon completion of the merger, you will receive $39.20 in cash, without interest, for each share of Quanex common stock that you own. The merger consideration is not subject to any adjustment.

In connection with the merger, Quanex stockholders will receive, pursuant to the spin-off of Quanex’s Building Products Group, one share of Quanex Building Products common stock for each share of Quanex common stock that they own on the record date of the spin-off, which will be the same date as the closing date of the merger.

Q5:	What will I receive in exchange for my options to purchase Quanex common stock and my restricted stock units?

A5:	At the effective time of the merger, Quanex stock options will become vested and exercisable and will be cancelled. If you hold Quanex stock options, you will be entitled to receive an amount in cash equal to: (x) the total number of shares of Quanex common stock subject to the stock option times (y) the excess of (i) the sum of (A) $39.20 and (B) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group over (ii) the exercise price per share under the stock option, less any applicable withholding.

Each restricted stock unit that has been issued but has not vested prior to the effective time of the merger will become fully vested at the effective time of the merger. If you hold Quanex restricted stock units, you will have the right to receive an amount per restricted stock unit equal to the sum of (y) $39.20 and (z) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group.

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Q6:	What is the required vote to approve and authorize the merger?

A6:	Holders of a majority of the outstanding shares of Quanex common stock entitled to vote at the special meeting must vote to approve and adopt the merger agreement to complete the merger. Approval of any adjournments of the special meeting to solicit additional proxies requires the affirmative vote of a majority of the outstanding shares of Quanex common stock present in person or by proxy at the special meeting and entitled to vote on the matter.

If a quorum is not present at the special meeting, the special meeting may be adjourned by the vote of a majority of the outstanding shares of Quanex common stock entitled to vote at the special meeting and present in person or by proxy.

Even if the votes set forth above are obtained at the special meeting, we cannot assure you that the merger will be completed, because the completion of the merger is subject to the satisfaction or waiver of other conditions discussed in this proxy statement, including the completion of the spin-off.

Q7:	What happens if I do not vote?

A7:	Because the required vote of Quanex stockholders is based upon the number of outstanding shares of Quanex common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and “broker non-votes” will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval and adoption of the merger agreement and “FOR” approval of any proposal to adjourn or postpone the special meeting to solicit additional proxies in favor of approval and adoption of the merger agreement.

Q8:	How does the Quanex Board of Directors recommend I vote?

A8:	The Board of Directors of Quanex unanimously recommends that Quanex’s stockholders vote “FOR” approval and adoption of the merger agreement and “FOR” the approval of any proposal to adjourn or postpone the special meeting to solicit additional proxies in favor of approval and adoption of the merger agreement. The Board of Directors of Quanex believes the merger is advisable and in the best interests of Quanex and its stockholders.

Q9:	Do I have appraisal rights with respect to the merger?

A9:	Yes. Under Delaware law, a Quanex stockholder has the right to dissent from the merger and, in lieu of receiving the merger consideration, obtain payment in cash of the fair value of his or her shares of Quanex common stock as determined by the Delaware Chancery Court. To exercise appraisal rights, a Quanex stockholder must strictly follow the procedures prescribed by Section 262 of the DGCL. See “The Merger — Appraisal Rights” beginning on page 27 of this proxy statement. In addition, the full text of the applicable provisions of Delaware law is included as Annex C to this proxy statement.

Q10:	When do you expect the merger to be completed?

A10:	We are working on completing the merger as quickly as possible. To complete the merger, we must obtain the approval of the Quanex stockholders and satisfy or waive all other closing conditions under the merger agreement, which we currently expect should occur in the first calendar quarter of 2008. However, we cannot assure you when or if the merger will occur. See “The Merger Agreement — Conditions to the Merger” beginning on page 47 of this proxy statement. If the merger occurs, we will promptly make a public announcement of that fact.

Q11:	What will happen to my Quanex shares after completion of the merger?

A11:	Upon completion of the merger, your shares of Quanex common stock will be canceled and will represent only the right to receive $39.20 per share as the merger consideration (or the fair value of your Quanex common stock if you seek appraisal rights) and any declared but unpaid dividends that you may be owed. In addition, trading in shares of Quanex common stock on the NYSE will cease and price quotations for shares of Quanex common stock will no longer be available.

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In connection with the spin-off of Quanex’s Building Products Group, Quanex stockholders will also receive one share of Quanex Building Products common stock for each share of Quanex common stock that they own on the record date of the spin-off, which will be the same date as the closing date of the merger.

Q12:	How does the merger consideration compare to the market price of the shares of Quanex common stock?

A12:	The merger consideration is $39.20 per share of Quanex common stock, without interest. On November 16, 2007, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common stock on the NYSE was $36.74 per share. On March , 2008, the last trading day prior to the date of this proxy statement, the closing price of our common stock on the NYSE was $ per share. In making this comparison, you should keep in mind that, as a result of the spin-off, you will also receive one share of Quanex Building Products common stock for each share of Quanex common stock that you hold on the record date for the spin-off, which will be the same date as the closing date of the merger.

Q13:	What happens if the merger is not completed?

A13:	Quanex will consider its options with respect to alternative transactions for the Building Products Group and the Vehicular Products Group and may still proceed with the spin-off of the Building Products Group.

About the Spin-Off

Q14:	What is the spin-off transaction being contemplated by Quanex?

A14:	Immediately prior to and in connection with the merger, Quanex will spin-off to its stockholders the limited liability company interests of its building products subsidiary containing all of the assets and liabilities of Quanex’s Building Products Group known as Quanex Building Products LLC. The interests will be distributed to Quanex’s stockholders on the basis of one unit of Quanex Building Products LLC for each share of Quanex common stock outstanding. Immediately following the spin-off, Quanex Building Products LLC will merge with and into its wholly-owned subsidiary Quanex Building Products Corporation, with Quanex Building Products Corporation being the surviving company in the merger. Each unit of Quanex Building Products LLC will be converted immediately into one share of Quanex Building Products Corporation common stock. As a result, a Quanex stockholder will receive one share of Quanex Building Products Corporation common stock for each share of Quanex common stock held by such stockholder.

Quanex stockholder approval is not needed for, and you are not being asked for a proxy in relation to, the proposed spin-off of the Building Products Group of Quanex or the subsequent merger of Quanex Building Products LLC with and into Quanex Building Products Corporation. This proxy statement includes a preliminary QBPC Information Statement attached hereto as Annex D that describes the spin-off in greater detail. Holders of Quanex common stock on the record date of the spin-off, which will be the same date as the closing date of the merger, will also receive the final QBPC Information Statement.

About Voting at the Special Meeting

Q15:	Who is entitled to vote at the special meeting?

A15:	Holders of record of Quanex common stock at the close of business on February 29, 2008, which is the date Quanex’s Board of Directors has fixed as the record date for the special meeting, are entitled to receive notice of and vote at the special meeting.

Q16:	What is a quorum?

A16:	A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the Quanex special meeting is the holders of a majority of the issued and outstanding shares of Quanex common stock as of the record date, present in person or represented by proxy and entitled to vote at the special meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter. Proxies that are marked “abstain” or for which votes have otherwise been withheld and proxies relating to “street name”

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shares that are returned to Quanex but not voted will be treated as shares present for purposes of determining the presence of a quorum on all matters.

Q17:	How many shares can vote?

A17:	On the record date, Quanex had outstanding shares of common stock, which constitute Quanex’s only outstanding voting securities. Each Quanex stockholder is entitled to one vote on each proposal for each share of Quanex common stock held as of the record date.

Q18:	What do I need to do now?

A18:	After carefully reading and considering the information contained and referred to in this proxy statement, including its annexes, please authorize your shares of Quanex common stock to be voted by returning your completed, dated, and signed proxy card in the enclosed return envelope, or vote by telephone or Internet, as soon as possible. To be sure that your vote is counted, please submit your proxy as instructed on your proxy card even if you plan to attend the special meeting in person. DO NOT enclose or return your stock certificates with your proxy card. If you hold shares registered in the name of a broker, bank, or other nominee, that broker, bank, or other nominee has enclosed or will provide a voting instruction card for use in directing your broker, bank, or other nominee how to vote the shares.

Q19:	May I vote in person?

A19:	Yes. You may attend the special meeting of Quanex’s stockholders and vote your shares in person rather than by signing and returning your proxy card. If you wish to vote in person and your shares are held by a broker, bank, or other nominee, you need to obtain a proxy from the broker, bank, or nominee authorizing you to vote your shares held in the broker’s, bank’s, or nominee’s name

Q20:	If my shares are held in “street name,” will my broker, bank, or other nominee vote my shares for me?

A20:	Yes, but your broker, bank, or other nominee may vote your shares of Quanex common stock only if you instruct your broker, bank, or other nominee how to vote. If you do not provide your broker, bank, or other nominee with instructions on how to vote your “street name” shares, your broker, bank, or other nominee will not be permitted to vote them on the merger. You should follow the directions your broker, bank, or other nominee provides to ensure your shares are voted at the special meeting. Please check the voting form used by your broker, bank, or other nominee to see if it offers telephone or Internet voting.

Q21:	May I change my vote?

A21:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your Quanex common stock is registered in your own name, you can do this in one of three ways.

• First, you can deliver to Quanex, prior to the special meeting, a written notice stating that you want to revoke your proxy. The notice should be sent to the attention of Kevin P. Delaney, Secretary, Quanex Corporation, 1900 West Loop South, Suite 1500, Houston, Texas 77027, to arrive by the close of business on April   , 2008.

• Second, prior to the special meeting, you can complete and deliver a new proxy card. The proxy card should be sent to the addressee indicated on the pre-addressed envelope enclosed with your initial proxy card to arrive by the close of business on April   , 2008. The latest dated and signed proxy actually received by this addressee before the special meeting will be counted, and any earlier proxies will be considered revoked. If you vote electronically through the Internet or by telephone, you can change your vote by submitting a different vote through the Internet or by telephone, in which case your later-submitted proxy will be recorded and your earlier proxy revoked.

• Third, you can attend the Quanex special meeting and vote in person. Any earlier proxy will thereby be revoked automatically. Simply attending the special meeting, however, will not revoke your proxy, as you must vote at the special meeting to revoke a prior proxy.

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If you have instructed a broker, bank or nominee to vote your shares, you must follow directions you receive from your broker to change or revoke your vote.

If you are a street-name stockholder and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Q22:	How will the proxies vote on any other business brought up at the special meetings?

A22:	By submitting your proxy, you authorize the persons named on the proxy card to use their judgment to determine how to vote on any other matter properly brought before the special meeting. The proxies will vote your shares in accordance with your instructions. If you sign, date, and return your proxy without giving specific voting instructions, the proxies will vote your shares “FOR” the proposal. If you do not return your proxy, or if your shares are held in street name and you do not instruct your bank, broker or nominee on how to vote, your shares will not be voted at the special meeting.

The Quanex Board of Directors does not intend to bring any other business before the meeting, and it is not aware that anyone else intends to do so. If any other business properly comes before the meeting, it is the intention of the persons named on the proxy cards to vote as proxies in accordance with their best judgment.

Q23:	What is a broker non-vote?

A23:	A “broker non-vote” occurs when a bank, broker, or other nominee submits a proxy that indicates that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on these proposals and does not have discretionary authority to vote in the absence of instructions.

Q24:	Will broker non-votes or abstentions affect the results?

A24:	Yes. Broker non-votes or abstentions will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the outcome of the proposal relating to adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies. If your shares are held in street name, we urge you to instruct your bank, broker, or nominee how to vote your shares for those proposals on which you are entitled to vote.

Q25:	What happens if I choose not to submit a proxy or to vote?

A25:	If you do not submit a proxy or vote at the Quanex special meeting, it will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the outcome of the proposal relating to adjournments or postponements of the special meeting, if necessary, to permit further solicitations of proxies.

Q26:	Why is it important for me to vote?

A26:	We cannot complete the merger without holders of a majority of the outstanding Quanex common stock present in person or by proxy at the special meeting voting in favor of the approval and adoption of the merger agreement.

Q27:	What happens if I sell my shares of Quanex common stock before the special meeting?

A27:	The record date for the special meeting is February 29, 2008, which is earlier than the date of the special meeting. If you hold your shares of Quanex common stock on the record date you will retain your right to vote at the special meeting. If you transfer your shares of Quanex common stock after the record date but prior to the date on which the merger is completed, you will continue to have the right to vote at the special meeting but you will lose the right to receive the merger consideration for shares of Quanex common stock. The right to receive the merger consideration will pass to the person who owns your shares of Quanex common stock when the merger is completed.

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General

Q28:	Should I send in my Quanex stock certificates now?

A28:	No. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. After the merger is completed, you will receive written instructions informing you how to send in your stock certificates to receive the merger consideration.

Q29:	What does it mean if I get more than one proxy card?

A29:	Your shares of Quanex common stock are probably registered in more than one account. You should vote each proxy card you receive.

Q30:	Where can I find more information about the special meeting, the merger or Quanex?

A30:	You can find more information about Quanex in its filings with the Securities and Exchange Commission and the NYSE. If you have any questions about the special meeting, the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact Quanex at the address or phone number below. If your broker holds your shares, you can also call your broker for additional information.

Quanex Corporation 1900 West Loop South Suite 1500 Houston, Texas 77027 (713) 961-4600 Attn: Kevin P. Delaney

STOCKHOLDER LITIGATION

A putative stockholder derivative and class action lawsuit was filed in state district court in Harris County, Texas relating to the spin-off and the merger: Momentum Partners v. Raymond A. Jean, et al., Cause No. 2008-01592 (125th State District Court). This lawsuit is brought against the members of Quanex’s Board of Directors and Gerdau. The lawsuit also names Quanex as a “nominal defendant,” as is customary in putative derivative lawsuits. The plaintiff alleges, among other things, that the Quanex Board of Directors breached its fiduciary duties by benefiting as a result of the accelerated vesting of options, restricted stock and restricted stock units in the merger and that the preliminary proxy statement filed by Quanex is materially misleading and incomplete in certain ways. The lawsuit seeks an order requiring corrective disclosures to be issued and an award of money damages to either Quanex or a class of stockholders from the defendants. On March 13, 2008, the court denied the plaintiff’s request for a temporary injunction. The court also found that the plaintiff has no standing to bring derivative claims on behalf of the company because it failed to make demand on our Board of Directors and failed to plead particularized facts to excuse demand. The court has stayed the case until April 15, 2008, and ordered the plaintiff to re-plead by that date to attempt to cure its pleading deficiencies. The court has further set a hearing for April 17, 2008, at which time the court will consider dismissing plaintiff’s derivative claims.

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INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

This proxy statement is being furnished to Quanex stockholders by Quanex’s Board of Directors in connection with the solicitation of proxies from the holders of Quanex common stock for use at the special meeting of Quanex stockholders and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting of stockholders of Quanex will be held on April   , 2008 at 9:00 a.m., at the Company’s principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas.

Matters to Be Considered

At the special meeting, Quanex stockholders will be asked:

•	to consider and vote upon a proposal to approve and adopt the merger agreement;

•	to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement; and

•	to consider and transact any other business as may properly be brought before the special meeting or any adjournments or postponements thereof.

At this time, the Quanex Board of Directors is unaware of any matters, other than those set forth above, that it expects to properly come before the special meeting.

Stockholders Entitled to Vote

The close of business on February 29, 2008 has been fixed by Quanex’s Board as the record date for the determination of those holders of Quanex common stock who are entitled to notice of, and to vote at, the special meeting and on any adjournments or postponements thereof. At the close of business on the record date, there were           shares of Quanex common stock outstanding and entitled to vote, held by approximately           holders of record. A list of the stockholders of record entitled to vote at the special meeting will be available for examination by Quanex stockholders for any purpose germane to the meeting. The list will be available at the meeting and for ten days prior to the meeting during ordinary business hours by contacting Quanex’s Secretary at 1900 West Loop South, Suite 1500, Houston, Texas 77027.

Quorum and Required Vote

Each holder of record of Quanex common stock as of the record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Quanex common stock outstanding as of the record date constitutes a quorum for the transaction of business at the special meeting. The affirmative vote of the holders of a majority of the shares of Quanex common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement.

As of the record date for the special meeting, directors and executive officers of Quanex and their affiliates beneficially owned an aggregate of      shares of Quanex common stock entitled to vote at the special meeting. These shares represent approximately     % of the Quanex common stock outstanding and entitled to vote as of the record date.

As of the record date, Gerdau and its directors, executive officers, and their affiliates owned none of the outstanding shares of Quanex common stock.

How Shares Will Be Voted at the Special Meeting

All shares of Quanex common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies

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that do not contain voting instructions will be voted “FOR” approval and adoption of the merger agreement and any adjournment or postponement of the special meeting.

A properly executed proxy marked “Abstain” with respect to any proposal will be counted as present for purposes of determining whether there is a quorum at the special meeting. However, because the approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting, an abstention will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement.

If you hold shares of Quanex common stock in “street name” through a bank, broker, or other nominee, the bank, broker, or nominee may vote your shares only in accordance with your instructions. If you do not give specific instructions to your bank, broker, or nominee as to how you want your shares voted, your bank, broker, or nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether there is a quorum present at the special meeting, but because approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting, broker non-votes will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement.

If any other matters are properly brought before the special meeting, the proxies named in the proxy card will vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

Record holders may cause their shares of Quanex common stock to be voted using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail;

•	submit your proxy or voting instructions by telephone or Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your shares of Quanex common stock as described above as promptly as possible. You can always change your vote at the special meeting. If you properly submit your proxy card or your voting instructions as described above, one of the individuals named as your proxy will vote your shares of Quanex common stock as you have directed. You may vote for or against the proposals submitted at the special meeting or you may abstain from voting.

If you hold shares of Quanex common stock through a broker, bank, or other nominee, please follow the voting instructions provided by that firm. If you do not return your proxy card, or if your shares are held in a stock brokerage account or held by a bank, broker, or other nominee, or, in other words, in “street name” and you do not instruct your bank, broker, or other nominee on how to vote those shares, those shares will not be voted at the special meeting.

A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by the Internet or telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this proxy statement. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the Internet or telephone by following the voting instructions enclosed with the proxy from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by the Internet or telephone through such a program must be received by 12:00 p.m. (CT) on April   , 2008. Requesting a proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by the Internet or telephone with respect to your shares. Directing the voting of your shares will not affect your right

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to vote in person if you decide to attend the meeting; however, you must first obtain a signed and properly executed proxy from your bank, broker, or other nominee to vote your shares held in street name at the special meeting.

If you submit your proxy but do not make specific choices, your proxy will be voted “FOR” each of the proposals presented.

How to Change Your Vote

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the special meeting by:

•	completing, signing, and timely submitting a new proxy to the addressee indicated on the pre-addressed envelope enclosed with your initial proxy card by the close of business on April , 2008; the latest dated and signed proxy actually received by such addressee before the special meeting will be counted, and any earlier proxies will be considered revoked;

•	notifying Quanex’s Secretary at 1900 West Loop South, Suite 1500, Houston, Texas 77027, Attn: Kevin P. Delaney, in writing, by the close of business on April , 2008, that you have revoked your earlier proxy; or

•	voting in person at the special meeting.

Merely attending the special meeting will not revoke any prior votes or proxies; you must vote at the special meeting to revoke a prior proxy.

If you hold shares of Quanex common stock through a bank, broker or other nominee and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that firm’s procedures.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers, and employees of Quanex may solicit proxies for the special meeting from Quanex stockholders personally or by telephone, facsimile, and other electronic means without compensation other than reimbursement for their actual expenses.

Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Quanex common stock held of record by those persons, and Quanex will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

Quanex has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $12,000 in the aggregate.

Recommendation of the Quanex Board of Directors

The Quanex Board of Directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Quanex Board of Directors determined that the merger is advisable and in the best interests of Quanex and its stockholders and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement. See “The Merger — Quanex’s Reasons for the Merger” beginning on page 21 and “The Merger — Recommendation of the Quanex Board of Directors” beginning on page 22 for a more detailed discussion of the recommendation of the Quanex Board of Directors.

Special Meeting Admission

If you wish to attend the special meeting in person, you must present a form of personal identification and proof of ownership. If you are a beneficial owner of shares of Quanex common stock that is held by a

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bank, broker, or other nominee, you will need proof of such beneficial ownership of such shares to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership.

No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the meeting.

PLEASE DO NOT SEND IN ANY QUANEX COMMON STOCK CERTIFICATES WITH YOUR PROXY CARD. After the merger is completed, you will receive written instructions from the exchange agent informing you how to surrender your stock certificates to receive the merger consideration.

Adjournment and Postponements

The special meeting may be adjourned from time to time, to reconvene at the same or some other place, by approval of the holders of shares of Quanex common stock representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting, so long as the new time and place for the special meeting are announced at that time. If the adjournment is for more than thirty days, or if after the adjournment a new record date is determined for the adjourned special meeting, a notice of the adjourned special meeting must be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the Quanex special meeting, holders of shares of Quanex common stock may be asked to vote on a proposal to adjourn or postpone the Quanex special meeting to solicit additional proxies. If a quorum is not present at the Quanex special meeting, the holders of a majority of the shares entitled to vote who are present in person or by proxy may adjourn the meeting. If a quorum is present at the Quanex special meeting but there are not sufficient votes at the time of the special meeting to approve the other proposal(s), holders of shares of Quanex common stock may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies.

Appraisal Rights

Under Delaware law, if you do not vote in favor of adopting the merger agreement, you will have the right to have the “fair value” of your shares of our common stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation in lieu of receiving the merger consideration, but only if you comply with all requirements of Delaware law, which are summarized in this proxy statement. The ultimate amount that you receive as a dissenting stockholder in an appraisal proceeding may be more than, less than, or the same as, the $39.20 per share you would have received under the merger agreement. If you intend to exercise appraisal rights, among other things, you must:

•	send a written demand to us for appraisal in compliance with Delaware law before the vote on adopting the merger agreement at the special meeting;

•	not vote for the proposal to adopt the merger agreement; and

•	continuously hold your shares of our common stock from the date you make the demand for appraisal through the effective date of the merger.

If you vote for the proposal to adopt the merger agreement, you will waive your rights to seek appraisal of your shares of our common stock under Delaware law. Also, merely voting against or abstaining with respect to the proposal to adopt the merger agreement will not protect your rights to an appraisal. Failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. Delaware law requirements for exercising appraisal rights are described in further detail in “Appraisal Rights” beginning on page 27 and the relevant section of Delaware law regarding appraisal rights is reproduced and attached as Annex C to this proxy statement.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this proxy statement are “forward-looking” statements as defined under the Private Securities Litigation Reform Act of 1995. Generally, the words “expect,” “believe,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address future operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to volume, sales, operating income and earnings per share, and statements expressing a general outlook about future operating results, are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from Quanex’s historical experience and our present projections or expectations. As and when made, management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur. Quanex undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors exist that could cause Quanex’s actual results to differ materially from the expected results described in or underlying Quanex’s forward-looking statements. Such factors include domestic and international economic activity, prevailing prices of steel and aluminum scrap and other raw material costs, the rate of change in prices for steel and aluminum scrap, energy costs, interest rates, construction delays, market conditions, particularly in the vehicular, home building and remodeling markets, any material changes in purchases by Quanex’s principal customers, labor supply and relations, environmental regulations, changes in estimates of costs for known environmental remediation projects and situations, world-wide political stability and economic growth, Quanex’s successful implementation of its internal operating plans, acquisition strategies and integration, performance issues with key customers, suppliers and subcontractors, and regulatory changes and legal proceedings. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved. All written and verbal forward-looking statements attributable to Quanex or persons acting on its behalf are expressly qualified in their entirety by such factors.

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THE SPIN-OFF

Immediately prior to and in connection with the merger, Quanex will spin-off to its stockholders the limited liability company interests of its building products subsidiary containing all of the assets and liabilities of Quanex’s Building Products Group known as Quanex Building Products LLC. The interests will be distributed to Quanex’s stockholders on the basis of one unit of Quanex Building Products LLC for each share of Quanex common stock outstanding. Immediately following the spin-off, Quanex Building Products LLC will merge with and into its wholly-owned subsidiary Quanex Building Products Corporation, with Quanex Building Products Corporation being the surviving company in the merger. Each unit of Quanex Building Products LLC will be converted immediately into one share of Quanex Building Products Corporation common stock. As a result, a Quanex stockholder will receive one share of Quanex Building Products Corporation common stock for each share of Quanex common stock held by such stockholder.

Quanex stockholder approval is not needed for, and you are not being asked for a proxy in relation to, the proposed spin-off of the Building Products Group of Quanex or the subsequent merger of Quanex Building Products LLC with and into Quanex Building Products Corporation. This proxy statement includes a preliminary QBPC Information Statement attached hereto as Annex D that describes the spin-off in greater detail. Holders of Quanex common stock on the record date of the spin-off, which will be the same date as the closing date of the merger, will also receive the final QBPC Information Statement.

THE MERGER

General

Quanex’s Board of Directors is using this document to solicit proxies from the holders of Quanex common stock for use at the Quanex special meeting, at which holders of Quanex common stock will be asked to vote upon approval and adoption of the merger agreement.

The Board of Directors of Quanex has unanimously approved the merger agreement providing for the merger of Gerdau Delaware with and into Quanex. Upon the completion of the merger, the separate corporate existence of Gerdau Delaware will terminate and Quanex will be a wholly-owned subsidiary of Gerdau. Subject to the satisfaction or waiver of the conditions to closing of the merger, including the completion of the spin-off, we expect to complete the merger in the first calendar quarter of 2008.

Background of the Merger

Since early 2006 the management and Board of Directors of Quanex had been debating and exploring the merits of alternative strategies involving the company, including the separation of its Building Products Group from its Vehicular Products Group. Ultimately, management and the Board of Directors determined that each Group would be better positioned to grow separate from each other and would receive a better valuation in the marketplace and, as a result, would deliver enhanced value to stockholders.

In July 2006, Quanex began active discussions with its financial and legal advisors regarding a potential tax free spin-off of the Building Products Group as an initial step towards delivering value to stockholders, given Quanex’s relatively low market valuation compared to other public companies active in the building products sector. At a meeting of the Quanex Board of Directors held in October 2006, Lazard presented several scenarios to the Board for realizing the potential values of the Building Products Group and the Vehicular Products Group as two separate companies. A reverse Morris trust transaction was introduced as an alternative method to achieve a tax free separation of the two Groups.

In October 2006, a potential candidate was identified for a reverse Morris trust transaction involving Quanex’s Building Products Group given the company’s size and business composition. From October 2006 through February 2007, Quanex and management of this company exchanged high-level business and financial information and held numerous discussions regarding the potential merits of a reverse Morris trust transaction. At a Quanex Board of Directors meeting held in February 2007, this transaction was presented to the Board and a special committee of the Board was formed to monitor the progress of the potential transaction. During

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March 2007 and April 2007, the two companies conducted formal due diligence, including numerous site visits, management presentations and the negotiation of merger terms. Quanex and this company, however, were unable to reach agreement on certain key issues and negotiations were ultimately terminated.

On May 4, 2007, Quanex’s Board of Directors met with Lazard to review Quanex’s strategic alternatives. At that meeting, it was concluded that the value of the Vehicular Products Group would be enhanced under an alternative growth strategy that might be best achieved through a strategic combination with a larger, more diversified steel company. Given that such a strategy was unlikely to include a combination of the Vehicular Products Group and the Building Products Group, the Board of Directors approved senior management’s formally exploring separation alternatives for the Building Products Group, including the potential sale or spin-off of the division.

On May 16, 2007, Quanex publicly announced the strategic review of the Building Products Group. Lazard commenced a sale process for the Building Products Group on May 17, 2007. In total, 72 prospective buyers were contacted (of which 19 were potential strategic buyers and 53 were potential financial buyers), 36 confidentiality agreements were signed and 36 confidential information memoranda were distributed. On July 11, 2007, 11 preliminary indications of interest were received from prospective financial buyers for the Building Products Group

On July 14, 2007, Quanex’s Board met with Lazard and approved five parties to be invited to conduct detailed due diligence on the Building Products Group, to include site visits, management presentations and access to an electronic data room. At this meeting the Board of Directors also gave Lazard approval to begin contacting a targeted list of potential strategic buyers for the Vehicular Products Group to solicit preliminary indications of interest. Lazard contacted 19 potential strategic buyers regarding the Vehicular Products Group, from which eight confidentiality agreements were signed and eight confidential information packages were distributed.

In early August 2007, two of the bidders for the Building Products Group elected not to continue with that process, citing deteriorating U.S. credit market conditions. The remaining three bidders attended management presentations in early August, but significantly reduced or retracted their preliminary indications of interest, also citing deteriorating U.S. credit market conditions. During this period the U.S. new home construction market also began to rapidly deteriorate, which significantly reduced management’s confidence that an attractive sale price could be secured for the Building Products Group.

On August 28, 2007, the Quanex Board of Directors met with Lazard and discussed the merits of a taxable spin-off of the Building Products Group as a means to facilitate the continuation of the sales process for the Vehicular Products Group.

On September 10, 2007, five preliminary indications of interest were received for the Vehicular Products Group ranging from $1,000 million to $1,300 million in enterprise value. All five parties were invited to a second round of due diligence, which included management presentations in Houston, Texas, and access to an electronic data room.

On October 12, 2007, the remaining bidders were provided with draft forms of the merger agreement and the spin-off related agreements for their review. Bidders were instructed to submit their second round offers on a per share basis for Quanex, subject to the separation of the Building Products Group through a taxable spin-off, assuming a certain level of net financial debt and other corporate adjustments.

On October 24, 2007, three parties submitted non-binding, all cash offers for Quanex. These offers ranged from $19.20 to $32.61 per share, representing $919 million to $1,418 million in enterprise value. In addition, one other offer was submitted under an alternative transaction structure.

On October 28, 2007, the Quanex Board met with Lazard to discuss the various offers received and to review the merits of the alternative transaction structure. After review, the Board of Directors instructed Lazard to invite Gerdau and another company to proceed with a third and final round of confirmatory due diligence and final contract negotiations. In addition, the Board of Directors instructed Lazard to determine whether the company that submitted the alternative transaction structure would be prepared to submit an offer on an all

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cash basis similar to the other offers received. This company declined to proceed on that basis soon thereafter. The Board of Directors also reviewed the merits of a spin-off transaction involving the Building Products Group and decided that Quanex should proceed with a taxable spin-off of the Building Products Group to Quanex stockholders immediately prior to the closing of any transaction involving the Vehicular Products Group.

From October 29, 2007 to November 16, 2007, representatives of Quanex and Quanex’s legal advisors continued to negotiate the terms of the merger agreement, the spin-off related agreements and the associated schedules to those agreements with the two remaining bidders. At the same time, both remaining bidders conducted extensive additional due diligence through written questions responded to by Quanex management and telephone conferences attended by representatives of the bidders, their legal counsel, accountants and financial advisers and Quanex’s management, legal counsel, accountants and financial advisers. Both bidders were also provided with the opportunity to visit several of the facilities of the Vehicular Products Group in Lansing, Michigan, Jackson, Michigan, Monroe, Michigan, and Ft. Smith, Arkansas.

On the evening of November 16, 2007, Gerdau and the second bidder submitted their final bids to Quanex together with the forms of agreements they would be willing to enter into with Quanex. Gerdau presented a bid of $40.02 per share of outstanding Quanex common stock, or $1,673 million in enterprise value (representing an enterprise value to fiscal year-end 2007 earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, ratio of 10.3x). The second bidder presented a bid of $38.67 per share of outstanding Quanex common stock, or $1,623 million in enterprise value (representing an enterprise value to fiscal year-end 2007 EBITDA ratio of 10.0x).

On November 17, 2007, attorneys for Quanex and Gerdau continued negotiating certain provisions of the agreements. In addition, Lazard representatives held conversations with representatives of the second bidder regarding certain commercial positions that the bidder was proposing in its form of agreements that varied from Quanex’s expectations for the agreements.

To facilitate the bidding process, Quanex advised the bidders to make their bids based on the assumption that Quanex, not the Building Products Group, would remain liable for Quanex’s convertible notes and certain expenses of the transaction, including expenses dependent on Quanex’s share price such as the cost of employee stock options, restricted stock and restricted stock units and change-in-control obligations, in a stated amount. Pursuant to the agreements between Quanex and the Building Products Group, if the actual amount, as determined by Quanex’s share price at closing, exceeded the stated amount, the Building Products Group would reimburse Quanex, and if the actual amount was less than the stated amount, Quanex would pay the Building Products Group the difference. Based on the enterprise values reflected in the two final bids, management of Quanex believed that the stated amount underestimated the actual cost of these liabilities and therefore would require the Building Products Group to make a payment to Quanex. To avoid this result, Quanex instructed Gerdau to mathematically adjust its bid to reflect a higher stated amount which would result in it acquiring Quanex with a larger liability. This mathematical adjustment changed the Gerdau bid to $39.20 per share of outstanding Quanex common stock but that bid, with assumed liabilities, continued to reflect an enterprise value of $1,673 million.

On the morning of November 18, 2007, at a telephonic special meeting of the Quanex Board of Directors, the Board met to discuss the two bids that had been submitted and the status of negotiations regarding the respective sets of agreements with both bidders. Raymond Jean and other members of senior management of Quanex discussed certain aspects of both bids and the progress that had been made with Gerdau both in the amount of their bid and the status of the transaction agreements. Also, representatives of Lazard presented an overview of the financial aspects of the proposed merger. At the meeting, Lazard delivered its oral opinion to the Quanex Board of Directors followed by delivery of its written opinion, dated November 18, 2007, as described under “— Opinion of Lazard Frères & Co. LLC — Quanex’s Financial Advisor,” to the effect that, as of that date, and based upon and subject to the assumptions made, matters considered and limitations described in the opinion, the consideration to be paid in the merger to holders of shares of Quanex common stock (other than holders of dissenters’ shares and shares of Quanex common stock owned directly by Quanex as treasury stock or by Gerdau or Gerdau Delaware, and in each case not held on behalf of third parties) was

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fair to such holders from a financial point of view. The Board approved the merger agreement and authorized the Company to enter into the merger agreement with Gerdau and, contingent upon completion of the merger, approved the distribution of Quanex Building Products to Quanex’s stockholders.

On November 18, 2007, representatives of the Company and Gerdau executed and delivered the merger agreement.

Quanex’s Reasons for the Merger

Following a review and discussion of all relevant information regarding the merger, Quanex’s Board of Directors determined that the merger is in the best interests of Quanex and its stockholders. In reaching their conclusion, the members of Quanex’s Board of Directors relied on their personal knowledge of Quanex and the served industries of its operating groups, and the advice of management and Quanex’s legal and financial advisors. The Quanex Board considered numerous factors in favor of the merger agreement, including, among other things, the following:

•	Separating the Building Products Group from the Vehicular Products Group Enhances Stockholder Value. Separating the groups will better enable each group to reach its full potential. Management did not see the Vehicular Products Group as a consolidator in the steel industry and believes it would be disadvantaged over time in servicing its increasingly global vehicular customers. The ongoing steel consolidation trend, where company size and geographic location can make a competitive difference, is expected to continue. With respect to the Building Products Group, management and the Quanex Board believe it should be managed under an “invest for growth” strategy and that there are rapid growth opportunities, both organically (particularly as the housing sector rebounds), through new product introduction, and through an acquisition program. Management and the Board also believe the focus on the Building Products Group will permit more corporate vigor and a new level of creativity to be applied to stimulate profitable growth in this sector business.

•	Creating Stockholder Value With Respect to Quanex’s Vehicular Products Group. The cash to be paid to stockholders, per the terms of the merger agreement, represent a fair value in exchange for the assets and liabilities being assumed by Gerdau. Recent consolidation activity in the market has created enhanced value for a well-positioned business like the Vehicular Products Group. However, it has also created future uncertainty with the potential addition of much larger competitors. As a result, the Board believes that at present there is an unusual opportunity to realize capitalized value for the Quanex stockholders. This view is supported by the fact that the earnings multiple represented by the enterprise value implicit in the total consideration is equal to or higher than multiples paid for similarly situated steel companies in recent years.

•	Opportunity to Raise Equity Market Valuation. Over the past decade, the current Quanex portfolio of companies has not been rewarded in the equities markets with strong valuation metrics. Equity analysts and institutional investment managers often specialize in specific economic sectors. Because of its unique combination of specialty steel bar mills serving primarily automotive applications, positioned alongside building products businesses serving primarily residential, new home and remodeling markets, Quanex has not neatly fallen into any one investment category, nor has it been classified as a diversified industrial. In addition, Quanex shares have traditionally traded at earnings multiples more in line with steel companies rather than the higher multiples typically associated with building products manufacturers. Management and the Board believe that a separately traded Building Products Group may trade at a higher multiple.

The Quanex Board therefore concluded that the merger and the spin-off present an opportunity to maximize the cash value of the Vehicular Products Group under favorable circumstances while giving our stockholders the opportunity to participate in a pure play building products business with greater growth and market pricing potential.

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Recommendation of the Quanex Board of Directors

After careful consideration of the matters discussed above, the Quanex Board of Directors concluded that the proposed merger is advisable and in the best interests of the stockholders of Quanex.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF QUANEX HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AS BEING ADVISABLE AND IN THE BEST INTERESTS OF QUANEX AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT QUANEX’S STOCKHOLDERS VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Opinion of Lazard Frères & Co. LLC — Quanex’s Financial Advisor

Under an engagement letter dated as of October 21, 2006, as amended and restated as of March 16, 2007, Quanex retained Lazard to act as its investment banker in connection with certain potential transactions involving Quanex and its businesses. As part of that engagement, the Board of Directors of Quanex requested that Lazard evaluate the fairness to the holders of shares of Quanex common stock (other than holders of dissenters’ shares and shares of Quanex common stock owned directly by Quanex as treasury stock or by Gerdau or Gerdau Delaware, and in each case not held on behalf of third parties), from a financial point of view, of the consideration to be received by such holders in the merger. On November, 18, 2007, Lazard rendered its opinion to Quanex’s Board of Directors that, as of that date, and subject to certain assumptions, limitations, factors and qualifications set forth therein, the merger consideration of $39.20 per share in cash to be received by each holder of shares of Company common stock (other than holders of dissenters’ shares and shares of Quanex common stock owned directly by Quanex as treasury stock or by Gerdau or Gerdau Delaware, and in each case not held on behalf of third parties)in the merger was fair to such holders from a financial point of view.

The full text of the Lazard opinion, which was approved by Lazard’s opinion committee and which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. You are urged to read Lazard’s opinion carefully in its entirety.

In connection with rendering its opinion, Lazard:

(i) reviewed the financial terms and conditions of the draft, dated November 18, 2007, of the merger agreement;

(ii) analyzed certain publicly available historical business and financial information relating to Quanex;

(iii) reviewed various financial forecasts and other data provided to Lazard by the management of Quanex relating to the business and prospects of Quanex after giving effect to the disposition of Quanex’s Building Products Group;

(iv) held discussions with members of the senior management of Quanex with respect to the business and prospects of Quanex after giving effect to the disposition of Quanex’s Building Products Group;

(v) reviewed public information with respect to certain other companies in lines of business Lazard believes to be generally comparable to the business of Quanex after giving effect to the disposition of Quanex’s Building Products Group;

(vi) reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believes to be generally comparable to the business of Quanex after giving effect to the disposition of Quanex’s Building Products Group;

(vii) reviewed the historical stock prices and trading volumes of Quanex’s common stock; and

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(viii) conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of (and did not independently verify) such information or any independent valuation or appraisal of any of the assets or liabilities of Quanex or concerning the solvency or fair value of Quanex. With respect to financial forecasts, Lazard assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Quanex as to the future financial performance of Quanex. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed that the merger agreement would be identical in all material respects to the draft merger agreement reviewed by Lazard and that the merger would be consummated on the terms described in the merger agreement without any waiver or modification of any material terms or conditions. Lazard further assumed that obtaining the necessary regulatory approvals and contractual consents for the merger and the disposition of the Building Products Group would not have an adverse effect on Quanex or the merger. In addition, Lazard assumed the representations and warranties contained in the merger agreement and all agreements related thereto were true and correct in all material respects. Lazard did not express any opinion as to any tax or other consequences that might result from the merger or the disposition of the Building Products Group, nor did the Lazard opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Quanex obtained such advice it deemed necessary from qualified professionals. In addition, Lazard did not express any opinion about the fairness of the amount or nature of, or any other aspect of, the compensation to any of Quanex’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be paid to Quanex’s public stockholders or otherwise.

In rendering the Lazard opinion, Lazard further assumed that the stockholders of Quanex prior to the consummation of the merger (and not the owners of Quanex after giving effect to the merger) will either own or be entitled to receive the proceeds of the disposition of Quanex’s Building Products Group. Lazard expressed no opinion as to the value of Quanex’s Building Products Group or as to the fairness or any other aspect of the disposition of Quanex’s Building Products Group.

Lazard’s opinion was for the benefit of the Board of Directors in connection with its consideration of the merger and only addressed the fairness to the holders of shares of common stock (other than holders of dissenters’ shares and shares of Quanex common stock owned directly by Quanex as treasury stock or by Gerdau or Gerdau Delaware, and in each case not held on behalf of third parties) of the merger consideration to be paid to such holders in the merger from a financial point of view as of the date of the Lazard opinion. Lazard’s written opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Quanex or the underlying decision by Quanex to engage in the merger, and was not intended to and does not constitute a recommendation to Quanex’s stockholders as to how such stockholders should vote with respect to the merger or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumed no responsibility for updating or revising the Lazard opinion based on circumstances or events occurring after the date of the Lazard opinion. Lazard expressed no opinion as to the price at which shares of Quanex’s common stock may trade at any time subsequent to the announcement of the merger. The following is only a summary of the Lazard opinion. You are urged to read the entire Lazard opinion.

The following is a summary of the material financial analyses that Lazard performed in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Lazard made its determination

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as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

For purposes of its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Quanex. No company, transaction or business used in Lazard’s analyses as a comparison is identical to Quanex, either before or after giving effect to the disposition of the Building Products Group, or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Financial Analyses

Discounted Cash Flow Analysis.  Based on the base case and downside case projections provided to Lazard by Quanex, Lazard performed a discounted cash flow analysis of Quanex to calculate the estimated present value of the standalone, unlevered, after-tax free cash flow that Quanex, after giving effect to the disposition of the Building Products Group, could generate during the fiscal years ended October 31, 2008 through October 31, 2011. Lazard calculated estimated terminal values for Quanex, after giving effect to the disposition of the Building Products Group, by applying a range of multiples of 5.0x to 6.0x to Quanex’s fiscal year ended October 31, 2011 base case and downside case estimated EBITDA. The standalone, unlevered, after-tax free cash flows and terminal values were discounted to present value using discount rates ranging from 11.25% to 12.75%, which were based on the weighted average cost of capital of a selected group of global steel producers. Based on this analysis, Lazard calculated an implied enterprise value range for Quanex of approximately $915 million to $1,080 million in the base case and $720 million to $840 million in the downside case. A company’s enterprise value is equal to its short and long term debt plus the market value of its common equity and the value of any preferred stock (at liquidation value), minus its cash and cash equivalents.

Comparable Company Analysis.  Lazard reviewed and analyzed selected public companies in the steel industry that it viewed as reasonably comparable to Quanex, after giving effect to the disposition of the Building Products Group. In performing these analyses, Lazard reviewed and analyzed publicly available financial information relating to the selected companies and compared that information to the corresponding information for Quanex, after giving effect to the disposition of the Building Products Group, based on the forecasts of management of Quanex. Specifically, Lazard compared Quanex, after giving effect to the disposition of the Building Products Group, to the following five public companies in the steel industry:

•	The Timken Company;

•	Steel Dynamics, Inc.;

•	Nucor Corporation;

•	Commercial Metals Company; and

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•	Gerdau Ameristeel Corporation.

Based on equity analysts’ estimates and other public information, Lazard reviewed, among other things, the enterprise value of each selected comparable company as a multiple of such company’s estimated EBITDA, for calendar year 2008, and each comparable company’s closing stock price on November 16, 2007, as a multiple of such comparable company’s estimated earnings per share, referred to as EPS, for calendar year 2008.

Lazard calculated the following multiples for the above comparable companies:

			November 16, 2007
	Enterprise Value/EBITDA		Closing Stock Price/EPS
	CY 2008E		CY 2008E

Low	4.8	x	7.3	x
Mean	5.3	x	9.2	x
High	5.8	x	10.6	x

Based on the foregoing, Lazard applied EBITDA multiples of 5.0x to 6.0x to Quanex’s calendar year 2008 estimated EBITDA, after giving effect to the disposition of the Building Products Group, provided by Quanex’s management, and determined an implied enterprise value range of $970 million to $1,165 million.

Comparable Transactions Analysis.  Lazard reviewed and analyzed selected precedent merger and acquisition transactions involving companies in the steel industry. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for Quanex, after giving effect to the disposition of the Building Products Group. Specifically, Lazard reviewed 14 merger and acquisition transactions since November 2005 involving companies in the steel industry for which sufficient public information was available. Lazard reviewed, among other things, the transaction value of each acquired company implied by the transaction as a multiple of the acquired company’s EBITDA for the last twelve months, or LTM, prior to the public announcement of the transaction.

The precedent transactions were (listed by acquirer followed by the acquired company and the date the transaction was publicly announced):

Acquirer	Target Company	Announcement Date

United States Steel Corporation	Stelco Inc.	8/26/2007
Gerdau Ameristeel Corporation	Chaparral Steel Company	7/3/2007
SSAB Svenskt Stal AB	IPSCO Inc.	5/3/2007
Ternium S.A.	Grupo Imsa, S.A.B. de C.V.	4/30/2007
Essar Steel Limited	Algoma Steel Corporation	4/15/2007
United States Steel Corporation	Lone Star Technologies, Inc.	3/29/2007
Nucor Corporation	Harris Steel Group Inc.	1/2/2007
Evraz Group S.A.	Oregon Steel Mills, Inc.	11/20/2006
IPSCO Inc.	NS Group Inc.	9/11/2006
KNIA Holdings, Inc.	Niagara Corporation	7/19/2006
Mittal Steel Company N.V.	Arcelor S.A.	6/25/2006
Tenaris S.A.	Maverick Tube Corporation	6/12/2006
Black Diamond Capital Management, L.L.C.	Bayou Steel Corporation	3/17/2006
Arcelor S.A.	Dofasco Inc.	11/23/2005

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Lazard calculated the following multiple for the above selected transactions used in its analysis:

	Transaction Value as a
	Multiple of LTM
	EBITDA

Low	3.8	x
Mean	7.5	x
Median	7.5	x
High	9.9	x

Based on the foregoing, Lazard applied LTM EBITDA multiples of 7.0x to 8.9x to Quanex’s LTM EBITDA as provided by Quanex’s management, and determined an implied enterprise value range of $1,130 million to $1,430 million.

Miscellaneous

In connection with Lazard’s services as investment banker to Quanex, Quanex agreed to pay Lazard a fee of 0.7% of the aggregate transaction consideration, or $11.7 million, one quarter of which is payable upon announcement of the merger and the remainder will be payable upon consummation of the merger. Lazard will also be entitled to receive a separate fee of 0.7% of the aggregate transaction consideration in connection with the disposition of Quanex’s Building Products Group. Lazard and Quanex have agreed that if the disposition of the building products business is accomplished through a spin-off, split-off or similar transaction, and Lazard serves as the resulting entity’s investment banker in connection with a subsequent sale, merger, consolidation or business combination transaction, within 18 months following the disposition, 50% of the fee to be paid to Lazard in connection with Quanex’s disposition of the Building Products Group will be credited against the fee of 0.7% of the aggregate transaction consideration payable to Lazard by the resulting entity in such second stage transaction. The Company has also agreed to reimburse Lazard for all expenses incurred in connection with the engagement and to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity owned in large part by managing directors of Lazard) may actively trade securities of Quanex and/or the securities of Gerdau for their own accounts and for the accounts of their customers and, accordingly, may at any time hold for a long or short position in such securities.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as investment banker to Quanex because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the businesses of Quanex.

The opinion of Lazard was one of many factors taken into consideration by Quanex’s Board of Directors. Consequently, the analyses described above should not be viewed as determinative of the opinion of Quanex’s Board of Directors with respect to the merger consideration or of whether Quanex’s Board of Directors would have been willing to recommend a merger transaction with different merger consideration. Additionally, Lazard’s opinion is not intended to confer any rights or remedies upon any employee or creditor of Quanex.

Regulatory Matters

The merger is subject to review by the DOJ and the FTC under the Hart-Scott-Rodino Act. The Hart-Scott-Rodino Act, and the rules promulgated under it by the FTC, prevent transactions, such as the merger, from being completed until required information and materials are furnished to the DOJ and the FTC

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and certain waiting periods are terminated or expire. On November 30, 2007, the parties submitted the notification filings with the DOJ and the FTC. Early termination of the waiting period was granted by the FTC on December 28, 2007.

The DOJ, the FTC and others may also challenge the merger on antitrust grounds after termination of the waiting period. Accordingly, at any time after the completion of the merger, the DOJ, the FTC or another regulatory agency could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

A party or parties to a transaction may, but are not required to, submit to the Committee on Foreign Investment in the United States, which we refer to as CFIUS, in accordance with the regulations implementing Section 721 of the Defense Production Act of 1950, as amended, a voluntary notice of the transaction. Section 721 empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President of the United States, after investigation, finds credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law, other than the International Emergency Economic Powers Act, do not provide adequate and appropriate authority to protect the national security. CFIUS has the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations and submit recommendations to the President of the United States to suspend or prohibit the completion of transactions or to require divestitures of completed transactions.

On January 15, 2008, the parties submitted a notice of the transaction to CFIUS. On February 15, 2008, the parties received a letter stating that CFIUS has determined not to conduct an investigation and that CFIUS has concluded its review of the transaction.

Other than as we describe in this document, the approval of any other U.S. federal or state agency or any foreign agency is not a condition to completion of the transaction.

Appraisal Rights

Under the DGCL, any Quanex stockholder who does not wish to accept the merger consideration has the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for his or her shares of Quanex common stock, so long as the stockholder complies with the provisions of Section 262 of the DGCL.

Holders of record of Quanex common stock who do not vote in favor of the merger agreement and who otherwise comply with the applicable statutory procedures summarized in this proxy statement will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Quanex common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX C. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A “STOCKHOLDER” OR “HOLDER” ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

Under Section 262 of the DGCL, holders of shares of Quanex common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares of Quanex common stock appraised by the Delaware Chancery Court and to receive payment in cash of the “fair value” of those shares of Quanex common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

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Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for the meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in that required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of those shares of Quanex common stock and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex C. Any Quanex stockholder who wishes to exercise his or her appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified in Annex C will result in the loss of appraisal rights under the DGCL.

A holder of shares of Quanex common stock wishing to exercise his or her appraisal rights (a) must not vote in favor of the merger agreement and (b) must deliver to Quanex prior to the vote on the merger agreement at the Quanex special meeting, a written demand for appraisal of his or her shares of Quanex common stock. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. This demand must reasonably inform Quanex of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his or her shares. A holder of shares of Quanex common stock wishing to exercise his or her appraisal rights must be the record holder of such shares on the date the written demand for appraisal is made and must continue to hold such shares until the consummation of the merger. Accordingly, a holder of shares of Quanex common stock who is the record holder of shares of Quanex common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to consummation of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of Quanex common stock is entitled to assert appraisal rights for the Quanex shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. If the shares of Quanex common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Quanex common stock are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A record holder such as a broker who holds shares of Quanex common stock as nominee for several beneficial owners may exercise appraisal rights with respect to shares of Quanex common stock held for one or more beneficial owners while not exercising appraisal rights with respect to shares of Quanex common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Quanex common stock as to which appraisal is sought. When no number of shares of Quanex common stock is expressly mentioned, the demand will be presumed to cover all shares of Quanex common stock in brokerage accounts or other nominee forms, and those who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO QUANEX CORPORATION, 1900 WEST LOOP SOUTH, SUITE 1500, HOUSTON, TEXAS 77027, ATTENTION: SECRETARY.

Within ten days after the effective time of the merger, Gerdau will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, Gerdau or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the shares of Quanex common stock held by those

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stockholders. None of Gerdau, Gerdau Delaware or Quanex is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the Quanex shares. Accordingly, it is the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any Quanex stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Gerdau a statement setting forth the aggregate number of shares of Quanex common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares of Quanex common stock. That statement must be mailed to those stockholders within ten days after a written request therefor has been received by Gerdau.

If a petition for an appraisal is filed timely, at a hearing on the petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights. After determining those stockholders, the Delaware Chancery Court will appraise the “fair value” of their Quanex shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Quanex shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the value of the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Quanex common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.

The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose shares of Quanex common stock have been appraised. The costs of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Quanex common stock entitled to appraisal.

Any holder of shares of Quanex common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the shares of Quanex common stock subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Quanex common stock (except dividends or other distributions payable to holders of record of shares of Quanex common stock as of a record date prior to the effective time of the merger).

If any stockholder who properly demands appraisal of his or her shares of Quanex common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in Section 262 of the DGCL, the shares of Quanex common stock of that stockholder will be converted into the right to receive the merger consideration receivable with respect to these shares of Quanex common stock in accordance with the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the merger, or if the stockholder delivers to Quanex or Gerdau, as the case may be, a written withdrawal of his or her demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the consummation of the merger will require the written approval of the surviving company.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a Quanex stockholder will be entitled to receive the merger consideration receivable with respect to his or her shares of Quanex common stock in accordance with the merger agreement.

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Delisting and Deregistration of Quanex Common Stock

If the merger is completed, the shares of Quanex common stock will be delisted from the NYSE and will be deregistered under the Securities Exchange Act of 1934.

Accounting Treatment

We expect that the merger will be accounted for as a business combination using the purchase method of accounting for financial accounting purposes, whereby the purchase price would be allocated to our assets and liabilities based on their relative fair values following Financial Accounting Standards Board Statement of Financial Accounting Standards No. 141, Business Combinations.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the spin off and the merger that may be relevant to Quanex stockholders who hold shares of Quanex common stock as a capital asset for U.S. federal income tax purposes (generally, assets held for investment) and who or that are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents);

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion is addressed only to those Quanex stockholders who exchange shares of Quanex common stock for cash in the merger.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, court decisions, published rulings of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to Quanex stockholders in light of their particular circumstances or to Quanex stockholders who may be subject to special treatment under U.S. federal income tax laws, such as tax exempt organizations, foreign persons or entities, S corporations or other pass-through entities, financial institutions, insurance companies, broker-dealers, persons who hold Quanex shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of shares of Quanex common stock and one or more investments, persons whose “functional currency” (as defined in the Code) is not the U.S. dollar, persons who exercise appraisal rights, and persons who acquired shares of Quanex common stock in compensatory transactions. Further, this discussion does not address any aspect of state, local, or foreign taxation.

We have not sought nor obtained an opinion of counsel or any advance tax ruling from the IRS regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a Quanex stockholder would ultimately prevail in a final determination by a court. Quanex stockholders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the spin-off and the merger, as well as the effects of state, local, and foreign tax laws.

If a partnership (or other entity classified as a partnership for U.S. federal tax purposes) is a beneficial owner of shares of Quanex common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Quanex stockholders that are

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partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the spin-off and the merger to them.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE SPIN OFF AND THE MERGER TO YOU. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE SPIN OFF AND THE MERGER IN LIGHT OF YOUR OWN SITUATION.

Tax Consequences of the Spin-Off and the Merger to Quanex Stockholders

Quanex believes, and the parties to the merger agreement intend, that for U.S. federal income tax purposes the spin-off and the merger will constitute a single integrated transaction with respect to the Quanex stockholders in which the spin-off will be treated as a redemption of shares of Quanex common stock in connection with the complete termination of Quanex stockholders interests in Quanex. Quanex will treat and report the spin-off and the merger in a manner consistent with such characterization. Under such characterization, Quanex stockholders should generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of the amount of cash received in the merger and the fair market value, determined when the spin-off occurs, of the property received in the spin-off, and (ii) such Quanex stockholder’s adjusted tax basis in his shares of Quanex common stock immediately prior to the spin-off.

The deduction of any recognized loss may be delayed or otherwise adversely affected by certain loss limitation rules. Any such gain or loss will generally be long-term capital gain or loss if the Quanex stockholder’s holding period in the shares of Quanex common stock immediately prior to the spin-off is more than one year. The amount and character of gain or loss must be calculated separately for each identifiable block of shares of Quanex common stock surrendered. Each Quanex stockholder is urged to consult his tax advisor regarding the manner in which gain or loss should be calculated as a result of the spin-off and the merger.

Although Quanex believes the foregoing treatment correctly characterizes the transaction for U.S. federal income tax purposes, there is no direct authority on point, and the IRS could challenge the treatment of the spin-off and the merger as a single integrated transaction for U.S. federal income tax purposes. Such a challenge, if successful, could result in Quanex stockholders being treated as receiving a “dividend” distribution in the spin-off in respect of their shares of Quanex common stock and as selling, in a separate transaction, their shares of Quanex common stock in the merger immediately after the spin-off. Under such characterization, the fair market value of the property treated as received by a Quanex stockholder in the spin-off would generally (i) be treated as a dividend to the Quanex stockholder to the extent of our current or accumulated earnings and profits, (ii) to the extent such amount exceeded our earnings and profits, it would be applied to reduce, but not below zero, each Quanex stockholder’s adjusted basis in such Quanex stockholder’s shares of Quanex common stock, and (iii) to the extent such amount exceeded the sum of the amounts described in (i) and (ii), would be taxable as capital gain to each Quanex stockholder. It is not clear whether corporations would be entitled to a “dividends received deduction” or whether individuals would be entitled to preferential rates with respect “qualified dividend income.” In the merger, each Quanex stockholder would generally recognize gain or loss in an amount equal to the difference between the amount of cash received and such Quanex stockholder’s adjusted basis in the shares of Quanex common stock immediately prior to the merger, taking into account the effect of the spin-off on such adjusted basis as described above. Quanex stockholders should consult their tax advisors with respect to the tax consequences of the spin-off and the merger.

Information Reporting and Backup Withholding

Under U.S. federal income tax laws, the exchange agent will generally be required to report to a Quanex stockholder and to the IRS any reportable payments made to such Quanex stockholder in the spin-off and the merger. Additionally, a Quanex stockholder may be subject to a backup withholding tax, unless the Quanex

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stockholder provides the exchange agent with his correct taxpayer identification number, which in the case of an individual is his social security number, or, in the alternative, establishes a basis for exemption from backup withholding. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a Quanex stockholder will be subject to backup withholding (which will be satisfied out of any cash paid to such Quanex stockholder in the merger) on any reportable payment. To prevent backup withholding, each Quanex stockholder must complete the IRS Form W-9 or a substitute Form W-9 which will be provided by the exchange agent with the transmittal letter. Any amounts withheld under the backup withholding rules from a payment to a Quanex stockholder will be allowed as a credit against his U.S. federal income tax liability and may entitle him to a refund, if the required information is furnished to the IRS.

The foregoing discussion is for general information only and is not intended to be legal or tax advice to any particular Quanex stockholder. Tax matters regarding the spin-off and the merger are very complicated, and the tax consequences of the spin-off and merger to any particular Quanex stockholder will depend on that stockholder’s particular situation. Quanex stockholders should consult their own tax advisor to determine the specific tax consequences of the spin-off and the merger, including tax return reporting requirements, the applicability of U.S. federal, state, local, and foreign tax laws, and the effect of any proposed change in the tax laws to them.

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INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendation of the Quanex Board of Directors with respect to the merger, Quanex stockholders should be aware that some directors and executive officers of Quanex have interests in the merger that are different from, or in addition to, the interests of Quanex stockholders generally. The Quanex Board of Directors was aware of those interests and took them into account in approving and adopting the merger agreement and recommending that Quanex stockholders vote to approve and adopt the merger agreement. Those interests are summarized below.

Quanex’s Stock Options, Restricted Stock Units and Restricted Stock

As of December 10, 2007, an aggregate of 850,112 shares of our common stock subject to stock options, 6,019 restricted stock units and 43,417 shares of restricted stock were held by our directors and executive officers under our equity incentive plans.

At the effective time of the merger, Quanex stock options will become vested and exercisable and will be cancelled. The holder of such Quanex stock options will be entitled to receive an amount in cash equal to: (x) the total number of shares of Quanex common stock subject to the stock option times (y) the excess of (i) the sum of (A) $39.20 and (B) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group over (ii) the exercise price per share under the stock option, less any applicable withholding.

Each restricted stock unit that has been issued but has not vested prior to the effective time of the merger will become fully vested at the effective time of the merger and will be converted into the right to receive an amount per restricted stock unit equal to the sum of (y) $39.20 and (z) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group.

Pursuant to the terms of the spin-off of Quanex’s Building Products Group, all shares of Quanex restricted stock that have been issued but have not vested immediately prior to the record date for the spin-off will become fully vested at such time, and on the distribution date for the spin-off, the owners of such shares will be entitled to participate in the spin-off, and, at the effective time of the merger, the owners of such shares will be entitled to receive the merger consideration in exchange for their shares. See the preliminary QBPC Information Statement attached as Annex D hereto for more information.

The following table summarizes the stock options, restricted stock units, and restricted stock held by each of our directors and executive officers as of December 10, 2007, and the consideration (calculated prior to any reduction for any required withholding taxes) that each of them will receive pursuant to the merger agreement in connection with the conversion of restricted stock units and restricted stock and the cancellation of options in the merger (assuming that a share of Quanex Building Products common stock on the distribution date for the spin-off equals $13.29):

				Consideration to be
	Common Stock	Restricted Stock		Received in the
Name	Underlying Options	Units	Restricted Stock	Merger

Raymond A. Jean	431,975	0	0	$11,641,663.47
Thomas M. Walker	40,000	0	8,300	$1,059,567.00
Kevin P. Delaney	66,925	0	6,300	$1,925,403.21
Mark A. Marcucci	110,151	0	6,750	$3,387,655.06
Donald G. Barger, Jr.	31,458	1,353	4,023	$1,254,210.68
Susan F. Davis	22,458	1,353	4,023	$873,325.28
Joseph J. Ross	40,458	1,353	4,023	$1,551,145.88
Joseph J. Rupp	2,528	607	0	$60,427.83
Richard L. Wellek	31,458	1,353	2,898	$1,081,043.48
Paul A. Hammonds	26,601	0	1,650	$760,438.13
Brent L. Korb	20,300	0	3,900	$612,427.91
John J. Mannion	25,800	0	1,550	$713,277.01

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Indemnification of Officers and Directors

Following the effective time of the merger, Gerdau and the surviving company will indemnify and hold harmless, and provide advancements of expenses to, each present and former officer or director of Quanex or any of its subsidiaries. This indemnification will include indemnification against all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages and liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger (whether asserted or claimed prior to, at or after the effective time of the merger) that are based on the fact that the person is or was a director or officer of Quanex or any of its subsidiaries.

For six years after the effective time of the merger, Gerdau will also maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring prior to the effective time of the merger with respect to those directors and officers of Quanex who were covered by, and on terms and in amounts no less favorable than those of, Quanex’s directors’ and officers’ liability insurance at the time the merger agreement was executed. In no event will the surviving company be required to pay aggregate annual premiums for insurance in excess of three times the most recent aggregate annual premium paid by Quanex for such purpose (which most recent aggregate annual premium was $561,500 in the aggregate) provided, further, that if the annual premiums of such insurance coverage exceed such amount, the surviving company will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of the surviving company, for a cost up to but not exceeding 300% of the most recent aggregate annual premium paid by Quanex. In addition, for six years after the effective time of the merger, Gerdau will cause the surviving company to maintain in effect fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any employee benefit plans described in the disclosure schedules with coverages and in amounts no less favorable than those of the policies of Quanex in effect on the date of the merger agreement.

The indemnification provisions in the merger agreement seek to ensure that (i) the officers and directors retain the same rights to indemnification that they currently have and (ii) directors’ and officer’s liability insurance similar to what the directors and officers currently have is maintained for six years after the merger closes.

Quanex’s Deferred Compensation Plan

Under the Quanex Deferred Compensation Plan, a participant who defers a portion of his annual incentive bonuses or director fees into a fund deemed invested in Quanex common stock units for a period of three full years or more receives a matching award of additional deemed units of Quanex common stock equal to 20% of the amount originally deferred. At the effective time of the merger, the units deemed invested in Quanex common stock under the Deferred Compensation Plan will become vested and the account of each participant who is deemed invested in such units of Quanex common stock will be credited with an amount in cash equal to: (x) the total number of units deemed invested in Quanex common stock times (y) the sum of (A) $39.20 and (B) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group. The following table summarizes the unvested units of Quanex common stock deemed held by each of our directors and executive officers as of December 10, 2007, and the consideration that each of their accounts will be credited with upon acceleration

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of the unvested units pursuant to the distribution and merger agreement (assuming that a share of Quanex Building Products common stock on the distribution date for the spin-off equals $13.29):

	Unvested Units
	Deemed Invested in	Amount Vested and
	Quanex Common Stock	Credited to Account
	Under Deferred	Due to Distribution
Name	Compensation Plan	and Merger

Raymond A. Jean	—	—
Thomas M. Walker	460.67	$24,180.52
Kevin P. Delaney	1,479.87	$77,678.43
Mark A. Marcucci	—	—
Donald G. Barger, Jr.	690.87	$36,263.79
Susan F. Davis	652.25	$34,236.71
Joseph J. Ross	688.49	$36,138.70
Joseph J. Rupp	—	—
Richard L. Wellek	674.60	$35,409.55
Paul A. Hammonds	599.04	$31,443.61
Brent L. Korb	370.82	$19,464.13
John J. Mannion	552.57	$29,004.45

Quanex’s Frozen Non-Employee Director Retirement Plan

The Quanex Non-Employee Director Retirement Plan, which was previously frozen, will be terminated as of the effective time of the merger, and each former or present director who has accrued benefits under the plan will be paid a lump sum cash payment of the present value of the director’s accrued benefits, discounted using the interest rate for 30-year Treasury securities for the month of August 2007 (which rate is used for lump sum determinations under the Quanex Employee’s Pension Plan) or the interest rate for 30-year Treasury securities for the last month preceding the month in which the effective time occurs, which ever provides the higher lump sum amount. Assuming a discount rate of 4.5%, the following directors would receive the following amounts: Joseph J. Ross — $36,067; Donald G. Barger — $162,809 and Susan F. Davis — $91,050.

Change-in-Control Agreements with Executive Officers

In the past, the Company entered into change in control agreements (the “change-in-control agreements”) with Raymond A. Jean, Thomas M. Walker, Kevin P. Delaney, John J. Mannion, Paul A. Hammonds, Mark A. Marcucci and Brent L. Korb (each, an “executive”). On November 18, 2007, the Board authorized and approved waiver and release agreements (the “waivers”) with each of the executives with the exception of Mr. Marcucci. The waivers provide that the change-in-control agreements with these executives will be deemed to have terminated immediately prior to the closing date of the merger, and the executive will release Quanex from all claims he may have had with respect to his change-in-control agreement. The waivers are conditioned upon the consummation of the merger and the spin-off as well as the executive being offered employment by Quanex Building Products at a level of base pay and cash incentive bonus opportunities at or higher than the level the executive has at present with Quanex along with other conditions. For more information on the compensation that Quanex Building Products expects to pay its executive officers, see the preliminary QBPC Information Statement attached hereto as Annex D.

The waivers provide that (i) any outstanding unvested stock options that the executive holds will immediately vest and be exercisable; (ii) all restrictions on any restricted stock held by the executive will immediately lapse and the restricted stock will become free of restrictions and be transferable; (iii) the executive will be fully vested in his entire account balance under Quanex’s Deferred Compensation Plan or any portion of such plan that is spun-off to Quanex Building Products as a result of the spin-off; and (iv) the

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executive’s accrued benefit under Quanex’s Supplemental Benefit Plan will be spun-off to Quanex Building Products as a result of the spin-off.

In conjunction with the waivers, Quanex will also pay each executive the following:

•	If a performance unit award was granted to the executive in 2005 pursuant to Quanex’s 2003 Long-Term Incentive Plan, an amount equal to the number of units granted under the award times the target value of the award times 3/3; plus

•	If a performance unit award was granted to the executive in 2006 under Quanex’s 2006 Omnibus Incentive Plan, an amount equal to the number of units granted under the award times the target value of the award times 2/3; plus

•	An amount equal to the executive’s bonus under the fiscal year 2008 bonus plan as determined by the Quanex Board of Directors times a fraction, the numerator of which is the number of days in the current fiscal year through the closing date and the denominator of which is 365.

The waivers provide that the executive is entitled to a gross-up payment for any excise taxes that are imposed upon him under Section 4999 of the Code as a result of these or any payments made by Quanex being deemed to be “excess parachute payments” under Section 280G of the Code.

We currently value these benefits (excluding the acceleration of equity awards) for Mr. Jean at approximately $1,526,667, for Mr. Walker at approximately $329,375, for Mr. Delaney at approximately $336,458, for Mr. Mannion at approximately $103,333, for Mr. Hammonds at approximately $111,000, and for Mr. Korb at approximately $107,667.

Pursuant to the waivers, Quanex will also cause Quanex Building Products to enter into a new change-in-control agreement and a severance agreement with each executive. Under the terms of the severance agreement, Quanex Building Products will provide a severance benefit in an amount equal to 12 months for Messrs. Korb, Hammonds and Mannion, 18 months for Messrs. Delaney and Walker and 24 months for Mr. Jean of their respective base salary and a prorated annual bonus equal to the executive’s annual bonus opportunity prorated through the date of severance if the executive’s employment with Quanex Building Products is terminated by Quanex Building Products without “cause” or, if within the one-year period following the closing date, the executive terminates his employment with “good reason,” as each such term will be defined in the severance agreement.

If the merger or the spin-off fail to close or if Quanex breaches any of the provisions of the waivers or any other agreement required to be entered into under the terms of the waivers, then the waivers will be void and the change-in-control agreements will remain in full force and effect.

Since Mr. Marcucci did not execute a waiver, his change-in-control agreement will remain in full force and effect. A “change in control” is defined generally as (i) an acquisition of securities resulting in an individual or entity or group thereof becoming, directly or indirectly, the beneficial owner of 20% or more of either (a) Quanex’s then-outstanding common stock or (b) the combined voting power of the then-outstanding voting securities of Quanex entitled to vote generally in the election of directors, (ii) a change in a majority of the members of the Board of Directors as of the effective date of the agreement, (iii) generally, a reorganization, merger or consolidation or sale of Quanex or disposition of all or substantially all of the assets of Quanex, or (iv) the approval by the stockholders of Quanex of a complete liquidation or dissolution of Quanex.

Upon a change in control, Mr. Marcucci will continue to receive substantially the same compensation and benefits from Quanex (or its successor) that he received before the change. In addition, all options to acquire Quanex common stock held by Mr. Marcucci will immediately vest and be fully exercisable, and all restrictions on restricted Quanex common stock granted to Mr. Marcucci will be removed and the stock will be fully transferable. If during the two-year period following a change in control Mr. Marcucci’s employment is terminated by Quanex (or its successor) other than for “cause” (as defined in the change-in-control agreement) or if Mr. Marcucci terminates his own employment with the company for “good reason” (as defined in the change-in-control agreement), Mr. Marcucci will be entitled to (i) a payment equal to two times

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the sum of (a) his base salary and (b) his annual bonus (ii) a prorated annual bonus for the year in which such termination occurs and (iii) continued coverage under Quanex welfare plans until the earlier to occur of (x) the third anniversary of his termination of employment and (y) the date he becomes employed on a full time basis with another employer. The agreement also provides that Mr. Marcucci is entitled to a gross-up payment for any excise taxes that are imposed upon him under Section 4999 of the Code as a result of these or any other payments made by Quanex being deemed to be “excess parachute payments” under Section 280G of the Code.

We currently value these benefits (excluding the acceleration of equity awards) for Mr. Marcucci at approximately $867,917.

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THE MERGER AGREEMENT

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is attached as Annex A and incorporated by reference into this proxy statement. This section of the proxy statement describes the material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement in its entirety. It is an agreement that establishes and governs the legal relationships among the parties to the agreement with respect to the transactions described in this proxy statement. It is not intended to be a source of factual, business or operational information about any of the parties to the merger agreement. The representations, warranties and covenants made in the agreement are qualified and subject to important limitations. Furthermore, the representations and warranties may be subject to a contractual standard of materiality or material adverse effect applicable to the parties to the agreement that may be different from those that are applicable to you or may be used to allocate risk among the parties to the agreement rather than establishing matters of fact. Some of these representations and warranties may not have been accurate or complete as of any specified date and do not purport to be accurate or complete as of the date of this proxy statement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Structure of the Merger

Following the spin-off of Quanex’s Building Products Group, on the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Gerdau Delaware will merge with and into Quanex. Quanex will continue as the surviving company and will be a wholly-owned subsidiary of Gerdau. The separate corporate existence of Gerdau Delaware will cease.

Timing of Closing

The closing of the merger will occur as promptly as practicable following the Quanex stockholder meeting and when all other conditions to the merger, including the completion of the spin-off, other than those conditions that by their nature are to be satisfied at the closing, have been satisfied or waived (or such other date as the parties may agree). However, we cannot assure you when or if the merger will occur.

As soon as practicable after the closing of the merger, Gerdau and Quanex will file a certificate of merger with the Secretary of State of the State of Delaware. The effective time of the merger will be the time Gerdau and Quanex file the certificate of merger with the Secretary of State of the State of Delaware or at a later time as may be agreed to and specified in the certificate of merger.

Merger Consideration

At the effective time of the merger, each outstanding share of Quanex common stock (other than any shares owned directly or indirectly by Gerdau or Quanex and those shares held by dissenting stockholders), together with the rights associated with that share of Quanex common stock under the Third Amended and Restated Rights Agreement dated as of September 15, 2004, between Quanex and Wells Fargo Bank, N.A. as Rights Agent (the “Rights Plan”), collectively will be converted into the right to receive $39.20 in cash, without interest.

Treatment of Quanex Stock Options and Restricted Stock Units

At the effective time of the merger, Quanex stock options will become vested and exercisable and will be cancelled. The holder of such Quanex stock options will be entitled to receive an amount in cash equal to: (x) the total number of shares of Quanex common stock subject to the stock option times (y) the excess of (i) the sum of (A) $39.20 and (B) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group over (ii) the exercise price per share under the stock option, less any applicable withholding.

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Each restricted stock unit that has been issued but has not vested prior to the effective time of the merger will become fully vested at the effective time of the merger and will be converted into the right to receive an amount per restricted stock unit equal to the sum of (y) $39.20 and (z) the closing sales price of a share of Quanex Building Products common stock on the NYSE on the distribution date for the spin-off of Quanex’s Building Products Group.

See “Interests of Certain Persons in the Merger” beginning on page 33 for a discussion of the treatment of restricted stock pursuant to the terms of the spin-off.

Exchange and Payment Procedures

At the effective time of the merger, Gerdau will deposit cash in an amount sufficient to pay the merger consideration and the other equity amounts due to each holder of shares of Quanex common stock or other equity holders with a bank or trust company (the “paying agent”) reasonably acceptable to Quanex. As soon as reasonably practicable after the effective time of the merger, the paying agent will send to each holder of Quanex common stock a letter of transmittal and instructions. The letter of transmittal and instructions will tell each holder of Quanex common stock how to exchange their shares for the merger consideration.

QUANEX STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD. QUANEX STOCK CERTIFICATES SHOULD NOT BE SENT TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL.

Holders of Quanex common stock that hold certificates will not be entitled to receive the merger consideration until they surrender their stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be reasonably requested by the paying agent. For holders of Quanex common stock that hold their shares in book-entry form, the letter of transmittal will provide specific instructions on how to provide evidence of your ownership of Quanex common stock. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must pay any transfer or similar taxes or establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the surviving company and the paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration and the option and restricted stock unit amounts. Any sum which is withheld and paid to a taxing authority by the surviving company or the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, Quanex’s stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Quanex common stock. If, after the effective time of the merger, certificates are presented to the surviving company for transfer, they will be cancelled and exchanged for the merger consideration.

If any certificate is lost, or if it has been stolen or destroyed, then before the holder of such certificate will be entitled to receive the merger consideration, such holder will have to make an affidavit of that fact and, if required by Gerdau, post a bond or surety in such reasonable amount as Gerdau may direct as indemnity against any claim that may be made against it with respect to that certificate.

Certificate of Incorporation and Bylaws

The certificate of incorporation and bylaws of Quanex will be amended and restated as of the effective time and, as so amended and restated, will be the certificate of incorporation and bylaws of the surviving company.

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Directors and Officers

The directors and officers of Gerdau Delaware immediately prior to the effective time of the merger will be the initial directors and officers of the surviving company. The directors and officers will serve in accordance with the certificate of incorporation and bylaws of the surviving company.

Representations and Warranties

Quanex makes various representations and warranties in the merger agreement, including with respect to, among other things:

•	the due organization, good standing and qualification of Quanex and its subsidiaries;

•	Quanex’s capital structure, including the number of shares of Quanex common stock, stock options and other equity-based interests;

•	Quanex’s corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the approval and recommendation of Quanex’s Board of Directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with Quanex’s and its subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the filing and validity of Quanex’s reports filed with the Securities and Exchange Commission since October 31, 2005 and the accuracy and completeness of the historical financial statements included therein;

•	the absence of certain fundamental changes and undisclosed liabilities;

•	material legal proceedings and judgments;

•	employment and labor matters affecting Quanex or its subsidiaries, including matters relating to Quanex and its subsidiaries’ employee benefit plans;

•	compliance with laws;

•	the possession of permits necessary to conduct the Quanex business;

•	the inapplicability of anti-takeover statutes to the merger;

•	taxes and environmental matters;

•	Quanex’s and its subsidiaries’ insurance policies;

•	intellectual property;

•	the holding of good and valid title to all assets and properties necessary to conduct the Quanex business as currently conducted;

•	the absence of undisclosed broker’s fees;

•	the amendment of Quanex’s Rights Plan; and

•	the absence of affiliate transactions.

Generally, the Quanex representations and warranties are subject to a material adverse effect clause. If Quanex does something or fails to do something that would normally violate a representation or warranty, but the action or failure does not result in a material adverse effect, the representation or warranty has not been

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breached if it is qualified by the material adverse effect clause. A material adverse effect is any event or development that would reasonably be expected to be materially adverse to the Quanex business or is reasonably likely to prevent or materially impair or delay the consummation of the merger. The following events are excluded from being a material adverse effect:

•	general economic, capital market, regulatory, political or business conditions or acts of war or terrorism;

•	factors generally affecting the industries or markets in which Quanex operates;

•	entering into the merger agreement or the announcement thereof or the pendency or consummation of the transactions contemplated thereby;

•	changes in applicable law, rules or regulations or generally accepted accounting principles or the interpretation thereof after the date of the merger agreement; and

•	changes in Quanex’s relationships with its employees or with any labor organization, or any adverse change, effect or circumstance resulting from or arising in connection with any labor strike, slowdown, work stoppage or other labor controversy (in each case relating to collective bargaining negotiations), that is threatened to occur or occurs after the date of the merger agreement.

The merger agreement also contains various representations and warranties made by Gerdau and Gerdau Delaware, including with respect to, among other things:

•	their due organization, good standing and qualification;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with their and their subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the accuracy and completeness of the historical financial statements included in Gerdau’s Form 6-K’s filed with the Securities and Exchange Commission on April 27, 2007 and September 14, 2007;

•	the absence of material litigation or investigations;

•	compliance with laws;

•	material permits necessary to conduct their business;

•	the purpose of the formation of Gerdau Delaware and the prior activities of Gerdau Delaware;

•	the absence of undisclosed broker’s fees;

•	the lack of ownership by Gerdau and Gerdau Delaware of Quanex common stock; and

•	that Gerdau Delaware has the funds available to consummate the merger and pay the merger consideration.

Conduct of Business Pending the Merger

During the period from the date of the merger agreement to the effective time of the merger, Quanex agrees to, and to cause its affiliates to, carry on its business in the usual, regular and ordinary course consistent with past practice and use its reasonable commercial efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Quanex with respect to its business, in each case consistent with past practice. In addition, Quanex agrees, with certain exceptions, not to

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engage in the following actions from the date of the merger agreement to the effective time of the merger without the prior written consent of Gerdau or Gerdau Delaware:

•	declare, set aside or pay any dividend or distribution in respect of its capital stock other than regular quarterly cash dividends not to exceed $0.14 per share of Quanex common stock;

•	split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;

•	purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, except in connection with certain equity incentive plan transactions;

•	except as provided for in the documents effecting the spin-off of Quanex’s Building Products Group, issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any shares, voting securities or convertible securities or any restricted stock units, except in connection with certain equity incentive plan transactions or pursuant to any existing obligation described in the disclosure schedules;

•	amend the certificate of incorporation or bylaws of Quanex;

•	acquire or agree to acquire (i) by merger or consolidation with, or by purchasing an equity interest in or substantial portion of the assets of any person or any division or business or (ii) any assets material to the Quanex business except purchases of supplies, equipment and inventory in the ordinary course of business consistent with past practice;

•	sell, lease, license, impose a lien or otherwise encumber or dispose of any of its material properties or assets, other than in the ordinary course of business consistent with past practice and in other transactions involving not in excess of $10 million in the aggregate;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or rights to acquire any debt securities of Quanex, guarantee any debt securities of another person, enter into any “keep well” or other arrangement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing except as agreed to in the merger agreement;

•	make any loans or capital contributions to, or investments in, any other person;

•	make any capital expenditures, other than as agreed to in the merger agreement;

•	change any method of tax accounting, make any material tax election, file any amended tax return for any material tax or change any annual tax accounting period;

•	except as permitted in the merger agreement, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Quanex is a party or exempt any third party from the provisions of any anti-takeover statutes;

•	adopt a plan of complete or partial liquidation or resolutions authorizing such a liquidation, dissolution, recapitalization or reorganization of Quanex;

•	enter into any new collective bargaining agreement;

•	except as required by changes in law or GAAP, make any change in accounting principles used by Quanex;

•	settle or compromise any material litigation;

•	except as provided in the documents effecting the spin-off of Quanex’s Building Products Group, (i) enter into any new or amend any existing employment, consulting, severance or termination agreement with any officer, director or employee whose annual base salary exceeds $100,000, (ii) adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing benefit plans other than amendments

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required by law or to maintain the tax qualified status of such plans, (iii) grant any increases in employee compensation, other than in the ordinary course consistent with past practice provided that any such increase will not include increases in compensation to officers or any employee whose annual base salary exceeds $100,000 or (iv) grant any stock options or stock awards other than as permitted under the merger agreement;

•	cancel any material debts or waive any material claims or rights of substantial value except for cancellations made or waivers granted with respect to claims other than indebtedness in the ordinary course consistent with past practice or as permitted under the merger agreement;

•	enter into, make any modification or amendment to certain specified contracts;

•	take any action or fail to take any action which would result in any of the conditions to the merger agreement to not be satisfied; or

•	authorize, commit or agree to take any action described above.

Non-Solicitation Provisions and Acquisition Proposals

Quanex has agreed that it will instruct its advisors or representatives not to, directly or indirectly:

•	solicit, initiate or knowingly take any action to facilitate or encourage, whether publicly or otherwise, the submission of any inquiries or the making of any inquiry, proposal or offer or other efforts or attempts that constitutes, or could reasonably be expected to lead to, any “acquisition proposal”;

•	enter into, or participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating any “acquisition proposal”; or

•	enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement with respect to any “acquisition proposal” or enter into any agreement or agreement in principle requiring Quanex to abandon, terminate or fail to consummate the transactions contemplated under the merger agreement or breach its obligations under the merger agreement or agree to do any of the foregoing.

An “acquisition proposal” means any inquiry, proposal or offer (other than the transactions contemplated by the merger agreement) from any person or group relating to:

•	any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Quanex; or

•	any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets (including, without limitation, equity securities of Quanex’s subsidiaries) of Quanex, in each case other than the transactions contemplated under the merger agreement.

Notwithstanding the above, Quanex may, to the extent failure to take such actions would reasonably be expected to result in a breach of the fiduciary obligations of the Quanex Board under applicable law, as determined in good faith by the Quanex Board after consultation with outside counsel, in response to a (1) a “superior proposal” or (2) a bona fide, unsolicited written acquisition proposal that Quanex’s Board determines in good faith after consultation with outside counsel and its financial advisor is or is reasonably likely to lead to a superior proposal, furnish information with respect to Quanex to such person that has made a “superior proposal” or potential “superior proposal” and its representatives (provided that Quanex will promptly make available to Gerdau and Gerdau Delaware any material non-public information concerning Quanex or its subsidiaries that is made available to any person given such access which was not previously provided to Gerdau and Gerdau Delaware) pursuant to a customary confidentiality agreement not less restrictive of the other party than the confidentiality agreement current in place with Gerdau Ameristeel Corporation, but excluding any standstill provisions, and participate in discussions or negotiations with, such person and its representatives regarding any such “superior proposal” or potential “superior proposal.” Quanex will promptly advise Gerdau of the receipt by Quanex of any acquisition proposal or any request for non-public information made by any person or group of persons that has informed Quanex that it is considering making an acquisition

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proposal or any request for discussions or negotiations with Quanex or its representatives relating to an acquisition proposal (in each case within 48 hours of receipt thereof), and Quanex will provide Gerdau (within such 48 hour time frame) a written summary of the material terms of such acquisition proposal (which shall include the identity of the person or group of persons making the acquisition proposal) and if Quanex determines to begin providing information or to engage in discussions regarding an acquisition proposal. Quanex will keep Gerdau reasonably informed of any material change to the terms and conditions of any acquisition proposal. Quanex agrees not to enter into any confidentiality agreement with any person subsequent to the date of the merger agreement which prohibits Quanex from providing such information to Gerdau.

For purposes of the merger agreement, a “superior proposal” means any bona fide written acquisition proposal made by a third party and not solicited to acquire more than 50% of the assets of Quanex and its subsidiaries, taken as a whole but excluding the Building Products Group, pursuant to a tender or exchange offer, a merger, a recapitalization, a consolidation or a sale of its assets, which the Board of Directors of Quanex determines in its good faith judgment (i) to be more favorable from a financial point of view to Quanex stockholders than the merger contemplated with Gerdau and (ii) is reasonably capable of being completed on the terms proposed therein, after taking into account the likelihood and timing of completion and after taking into account all financial, regulatory, legal and other aspects of such proposal.

Quanex’s Board of Directors shall generally not be permitted to make a “change in recommendation” regarding the transactions contemplated in the merger agreement unless, prior to obtaining the Quanex stockholder approval, it determines in good faith, after consulting with outside legal counsel, that the failure to do so would reasonably be expected to result in a breach of its obligations under applicable law provided that Quanex cannot make such “change in recommendation” in response to a superior proposal until:

•	at least three business days following Gerdau’s receipt of written notice from Quanex (i) advising Gerdau that the Quanex Board intends to make a “change in recommendation” and the reason for such change, (ii) specifying the terms and conditions of such superior proposal (including the proposed financing for such proposal) and (iii) identifying any party making such superior proposal, and

•	prior to effecting such “change in recommendation” in response to a superior proposal, Quanex and its financial and legal advisors negotiate with Gerdau and Gerdau Delaware in good faith (to the extent that Gerdau and Gerdau Delaware desire to negotiate) to make such adjustments to the terms and conditions of the merger agreement so that the acquisition proposal ceases to constitute a superior proposal.

For the purposes of the merger agreement, a “change in recommendation” occurs when the Quanex Board of Directors (i) withdraws, qualifies or modifies or proposes publicly to withdraw, qualify or modify in any manner adverse to Gerdau, its approval or recommendation with respect to the merger agreement and the merger or other transactions contemplated thereby or (ii) approves or recommends any superior proposal made or received after the date of the merger agreement. In determining whether to make a change in recommendation in response to a superior proposal, the Quanex Board of Directors must take into account any changes to the terms of the merger agreement proposed by Gerdau in determining whether such third party acquisition proposal still constitutes a superior proposal.

Quanex has also agreed to, and will direct its advisors and representatives to:

•	immediately cease all discussions and negotiations that commenced prior to the date of the merger agreement regarding any acquisition proposals existing on the date of the merger agreement, and to request return or destruction of all confidential information;

•	promptly advise Gerdau of Quanex’s receipt of any acquisition proposal or any request for non-public information made by any person or group of persons that has informed Quanex that it is considering making an acquisition proposal or any request for discussions or negotiations with Quanex or its representatives relating to an acquisition proposal, in each case within 48 hours receipt thereof, and Quanex shall provide Gerdau a written summary of the material terms and conditions of the proposal, including the identity of the person or persons making such proposal, and if Quanex determines to begin providing information or engage in discussions regarding an acquisition proposal;

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•	keep Gerdau reasonably informed of any material change to the terms and conditions of any acquisition proposal; and

•	not enter into any confidentiality agreement with any person after the date of the merger agreement which prohibits Quanex from providing such information to Gerdau.

Financing Commitments; Cooperation of Quanex

Gerdau Delaware has represented in the merger agreement that it has sufficient funds to consummate the merger and has provided Quanex a commitment letter from a major bank in order to demonstrate its ability to pay the merger consideration. The ability of Gerdau Delaware to pay the merger consideration is not a condition to the completion of the merger.

Quanex has agreed to use its commercially reasonable efforts to, and will cause its subsidiaries and its and their respective officers, employees and representatives to use their commercially reasonable efforts to assist Gerdau and Gerdau Delaware in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the closing of the merger in order for Gerdau to satisfy its obligations under the merger agreement or any refinancing or replacement of any existing, or the arrangement of any new, facility for indebtedness of Quanex and its subsidiaries. Such assistance may include the following:

•	entering into customary agreements, including underwriting and purchase agreements, in connection with the debt financing;

•	participating in meetings, due diligence sessions and road shows;

•	assisting in preparing offering memoranda, rating agency presentations, private placement memoranda, prospectuses and similar documents;

•	using commercially reasonable efforts to obtain comfort letters of accountants and legal opinions; and

•	otherwise making available documents and information relating to Quanex and its subsidiaries.

However, such assistance will not be provided if it would:

•	unreasonably interfere with the ongoing operations of Quanex or any of its subsidiaries;

•	cause any representation or warranty in the merger agreement to be breached;

•	cause any condition to the closing of the merger to fail to be satisfied or otherwise cause any breach of the merger agreement or any material agreement to which Quanex or any of its subsidiaries is a party;

•	involve any binding commitment by Quanex or any of its subsidiaries which commitment is not conditioned on the closing of the merger and does not terminate without liability to Quanex or any of its subsidiaries upon the termination of the merger agreement; or

•	in the case of Quanex’s or its subsidiaries’ officers, (i) result in the indemnification protections afforded such officers by Quanex or its subsidiaries not being in full force and effect, (ii) not allow such officers to sign documents, certificates and other instruments in their representative capacity with Quanex or such subsidiary and (iii) result in personal liability attaching to such officers as a result of signing such documents, certificates and other instruments.

Employee Benefits

For a period of one year after the effective time of the merger, Gerdau will, or will cause the surviving company or its subsidiaries to, offer base salary and bonus opportunities to Quanex employees who are not covered by a collective bargaining agreement that are in the aggregate equal to the base salary, bonus opportunities and value of the equity incentives being offered to such employees for the fiscal year immediately preceding the fiscal year in which the merger is closed. Generally, Gerdau will grant Quanex employees not covered by a collective bargaining agreement full credit for past service with Quanex for purposes of eligibility, vesting and benefit accrual (other than accrual under certain pension and retiree medical

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plans) under any employee benefit plans maintained by Gerdau or any of its subsidiaries. Gerdau will take any actions as are necessary so that each Quanex employee who continues as an employee of Quanex not covered by a collective bargaining agreement or any of its subsidiaries will not be subject to preexisting condition exclusions or waiting periods for coverages under any Gerdau benefit plan.

Directors’ and Officers’ Indemnification and Insurance

Each of Quanex’s certificate of incorporation and bylaws contains a provision eliminating the personal liability of its directors to the company or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent permitted under applicable law. The effect of this provision is to eliminate the personal liability of directors to the company or its stockholders for monetary damages for actions involving a breach of their fiduciary duty. The bylaws of Quanex generally provide for the mandatory indemnification of, and payment of expenses incurred by, its directors and officers to the fullest extent permitted under applicable law. Quanex has obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors and officers may incur in these capacities.

Following the effective time of the merger, Gerdau and the surviving company will indemnify and hold harmless, and provide advancements of expenses to, each present and former officer or director of Quanex or any of its subsidiaries. This indemnification will include indemnification against all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages and liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger (whether asserted or claimed prior to, at or after the effective time of the merger) that are based on the fact that the person is or was a director or officer of Quanex or any of its subsidiaries.

For six years after the effective time of the merger, Gerdau will also maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring prior to the effective time of the merger with respect to those directors and officers of Quanex who were covered by, and on terms and in amounts no less favorable than those of, Quanex’s directors’ and officers’ liability insurance at the time the merger agreement was executed. In no event will the surviving company be required to pay aggregate annual premiums for insurance under this in excess of three times the most recent aggregate annual premium paid by Quanex for such purpose (which most recent aggregate annual premium was $561,500 in the aggregate) provided, further, that if the annual premiums of such insurance coverage exceed such amount, the surviving company will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of the surviving company, for a cost up to but not exceeding 300% of the most recent aggregate annual premium paid by Quanex. In addition, for six years after the effective time of the merger, Gerdau will cause the surviving company to maintain in effect fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any employee benefit plans described in the disclosure schedules with coverages and in amounts no less favorable than those of the policies of Quanex in effect on the date of the merger agreement.

Actions to Consummate the Merger

Quanex and Gerdau will cooperate with each other and use their respective reasonable best efforts to take all action to consummate the merger, including complying with Hart-Scott-Rodino Act notice requirements, furnishing information upon request by the other, keeping each other apprised of the status of matters relating to the completion of the transactions and affording representatives of the other party reasonable access to properties, books, contracts, records and personnel. Gerdau and Quanex each agreed to make a filing under the Hart-Scott-Rodino Act with respect to the merger, to request early termination of the waiting period with respect to the merger under the Hart-Scott-Rodino Act and to use their respective reasonable best efforts to promptly respond to any request for additional information under the Hart-Scott-Rodino Act. In addition, Gerdau has agreed to use its best efforts, after consultation with Quanex, to avoid the entry of any permanent, preliminary or temporary injunction or other order or judgment that would delay, prevent or prohibit consummation of the transactions contemplated by the merger agreement, including:

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•	the defense through litigation of any claim brought to delay, prevent or prohibit the transactions contemplated by the merger agreement, and

•	the agreement by Gerdau to sell or dispose of assets or businesses of Gerdau or Quanex if such action is necessary to obtain termination of the waiting period under the Hart-Scott-Rodino Act or to avoid commencement of a proceeding or the issuance of an order that would delay, prevent or prohibit the transactions contemplated by the merger agreement.

Gerdau has also agreed to use its best efforts, if an injunction, judgment or decree is issued that would make consummation of the merger unlawful or would delay, prevent or prohibit the transactions contemplated by the merger agreement, to take any and all steps necessary to resist, vacate or modify the injunction, judgment or decree so as to permit consummation on a schedule as close as possible to that contemplated by the merger agreement.

Additional Covenants

•	Quanex agrees to take all action necessary to convene a meeting of the Quanex stockholders to consider and vote upon the adoption of the merger agreement, and Quanex’s Board of Directors agrees to recommend such approval and take all lawful action to solicit such approval.

•	Prior to the effective time of the merger, Quanex will effect the spin-off of its Building Products Group in accordance with the terms of the spin-off documents attached as exhibits to the merger agreement.

Conditions to the Merger

The respective obligation of each party to effect the merger is subject to the satisfaction or waiver at or prior to the effective time of the merger of each of the following conditions:

•	the approval of Quanex’s stockholders will have been obtained;

•	the waiting period applicable to the consummation of the merger under applicable antitrust laws will have expired or have terminated and any other approvals from governmental entities will have been obtained;

•	there is no judgment, injunction or other order in effect that restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement;

•	the representations and warranties of the parties contained in the merger agreement will be true and correct in all material respects as of the effective time of the merger;

•	the parties will have performed in all material respects their respective obligations under the merger agreement at or prior to the closing date; and

•	with respect to the obligations of Gerdau and Gerdau Delaware only, the spin-off will have been effected by Quanex.

Termination

The merger agreement may be terminated, and the merger may be abandoned in the following ways:

•	at any time prior to the effective time of the merger by mutual written consent of Quanex and Gerdau or by action of their respective boards of directors;

•	by Quanex or Gerdau, if the merger is not consummated by April 30, 2008 provided that, if a second request is made by the DOJ or FTC under the Hart-Scott-Rodino Act, the merger is not consummated by the date that is 60 days after the last day of the additional 30-day waiting period for such second request, so long as the party attempting to terminate has not breached in any material respect its obligations under the merger agreement in a manner that would have contributed to the failure of the merger to be consummated by that date;

47

•	by Quanex or Gerdau, if the approval of Quanex’s stockholders is not obtained;

•	by Quanex or Gerdau, if any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable;

•	by Quanex, if the Board of Directors of Quanex authorizes Quanex to enter into a binding written agreement concerning a superior proposal, and Gerdau does not make at least as favorable an offer, from a financial point of view, as such superior proposal;

•	by Quanex, if there has been a breach of any representation, warranty, covenant or agreement made by Gerdau or Gerdau Delaware in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement and such breach or condition delays, prevents or materially impairs or is reasonably likely to delay, prevent or materially impair the ability of Gerdau or Gerdau Delaware to consummate the transactions contemplated by the merger agreement and is not curable by April 30, 2008, provided that Quanex is not then in breach of the merger agreement;

•	by Gerdau, in the event that the Quanex Board of Directors (i) shall have effected a change in recommendation to the Quanex stockholders or (ii) fails publicly to reaffirm its adoption and recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement within ten business days of receipt of a written request by Gerdau to provide such reaffirmation following an acquisition proposal; or

•	by Gerdau, if there has been a material breach of any representation, warranty, covenant or agreement made by Quanex in the merger agreement.

Fees and Expenses

Quanex will pay Gerdau a termination fee of $50,190,000 if the merger agreement is terminated:

1) by Quanex, if Quanex’s Board of Directors authorizes Quanex to enter into a binding written agreement concerning a superior proposal, and Gerdau does not make at least as favorable an offer, from a financial point of view, as such superior proposal;

2) by Gerdau, within 20 business days of the date on which Quanex’s Board of Directors (i) makes a change in recommendation to the Quanex stockholders to approve the merger or publicly proposes to do so, (ii) approves or recommends to the Quanex stockholders an acquisition proposal other than the merger or resolves to do so or (iii) fails to include its approval and recommendation with respect to the merger agreement and the merger in this proxy statement; or

3) if all three of the following conditions are met:

•	the merger agreement is terminated (i) by Quanex or Gerdau, if the merger is not consummated by April 30, 2008 provided that, if a second request is made by the DOJ or FTC under the Hart-Scott-Rodino Act, the merger is not consummated by the date that is 60 days after the last day of the additional 30-day waiting period for such second request, so long as the party attempting to terminate has not breached in any material respect its obligations under the merger agreement in a manner that would have contributed to the failure of the merger to be consummated by that date; (ii) by Quanex or Gerdau, if Quanex’s stockholder approval has not been obtained; or (iii) by Gerdau, if there has been a breach of any representation, warranty, covenant or agreement made by Quanex in the merger agreement or any such representation and warranty becomes untrue after the date of the merger agreement and such breach or condition causes or is reasonably likely to cause a material adverse effect and is not curable by April 30, 2008, provided that Gerdau and Gerdau Delaware are not then in breach of the merger agreement,

•	if, after the date of the merger agreement and prior to the Quanex stockholders meeting, a third party has made a bona fide written acquisition proposal for Quanex that has been publicly disclosed and not publicly withdrawn or rejected by the Quanex Board of Directors prior to the Quanex stockholders meeting,

48

and

•	within twelve months of such termination Quanex consummates or enters into a definitive agreement with respect to an acquisition proposal.

Gerdau agrees to pay Quanex a termination fee of $60 million if the merger agreement is terminated if a second request is made by the DOJ or FTC under the Hart-Scott-Rodino Act and the merger is not consummated by the date that is 60 days after the last day of the additional 30-day waiting period for such second request, so long as the party attempting to terminate has not breached in any material respect its obligations under the merger agreement in any manner that would have contributed to the failure of the merger to be consummated by that date, and at the time of the termination, there exists an order under U.S. federal or state antitrust law that would make the consummation of the merger unlawful or in violation of any court order.

Except as otherwise provided above, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

Modification, Amendment and Waiver

Subject to applicable law, at any time prior to the effective time of the merger, the merger agreement may be amended, modified or supplemented in writing by the parties, by written agreement executed and delivered by duly authorized officers of the respective parties.

The conditions to each of the parties’ obligations to consummate the merger may be waived by such party in whole or in part to the extent permitted by applicable law.

49

MARKET PRICE AND DIVIDEND DATA

Quanex common stock is listed for trading on the NYSE under the symbol “NX.” The following table sets forth, for the fiscal quarters indicated, the high and low sale prices per share as reported on the NYSE composite tape. Share amounts set forth below and elsewhere in this proxy statement have been adjusted to reflect the results of the March 2006 three-for-two stock split in the form of a stock dividend.

	High	Low

Fiscal Quarter Ended January 31, 2006	$42.17	$32.41
Fiscal Quarter Ended April 30, 2006	49.02	38.22
Fiscal Quarter Ended July 31, 2006	44.91	33.81
Fiscal Quarter Ended October 31, 2006	38.09	29.15
Fiscal Quarter Ended January 31, 2007	39.67	32.91
Fiscal Quarter Ended April 30, 2007	44.99	37.79
Fiscal Quarter Ended July 31, 2007	55.51	42.26
Fiscal Quarter Ended October 31, 2007	48.27	36.47
Fiscal Quarter Ended January 31, 2008	53.40	36.08
Current Quarter (through March , 2008)

The closing price of the Quanex common stock on the NYSE on November 16, 2007, the trading day prior to the announcement of the merger, was $36.74 per share. On March   , 2008, the most recent practicable date before this proxy statement was printed, the closing price for the Quanex common stock on the NYSE was $      per share.

The following table sets forth, for the fiscal quarters indicated, the quarterly common stock cash dividends paid by Quanex.

	2008	2007	2006

Fiscal Quarter Ended January 31	$0.1400	$0.1400	$0.1033
Fiscal Quarter Ended April 30		0.1400	0.1200
Fiscal Quarter Ended July 31		0.1400	0.1200
Fiscal Quarter Ended October 31		0.1400	0.1400

Total	$0.1400	$0.5600	$0.4833

The terms of Quanex’s revolving credit agreement do not specifically limit the total amount of dividends or other distributions to its stockholders.

50

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables set forth certain information with respect to the beneficial ownership of shares of our common stock (including shares underlying options) as of February 29, 2008, by each of our directors, our executive officers named in the summary compensation table of our Form 10-K/A filed on February 25, 2008, all executive officers and directors as a group and the beneficial owners of 5% or more of our outstanding common stock.

				Common
				Stock	Common
				Credited	Stock	Common		Percentage of
	Common			Under	Underlying	Stock		Issued and
	Stock		Restricted	Deferred	Exercisable	Underlying		Outstanding
	Owned		Stock	Compensation	Options	Unvested		Common
Name	of Record		Units	Plan	(1)	Options(2)	Total	Stock

Raymond A. Jean	188,890		0	36,172	357,641	74,334	657,037	1.76%
Thomas M. Walker	8,300	(3)	0	2,786	13,333	26,667	51,086	*	%
Kevin P. Delaney	18,014	(4)	0	13,334	52,358	14,567	98,273	*	%
Mark A. Marcucci	23,260	(5)	0	0	94,467	15,684	133,411	*	%
Brent L. Korb	5,625		0	4,171	16,066	4,234	30,096	*	%
Donald G. Barger, Jr.	4,107	(6)	1,353	15,724	31,458	0	52,642	*	%
Susan F. Davis	25,182	(7)	1,353	19,823	22,458	0	68,816	*	%
Joseph J. Ross	6,273	(8)	1,353	14,668	40,458	0	62,752	*	%
Joseph D. Rupp	0		607	0	7,528	0	8,135	*	%
Richard L. Wellek	2,898	(9)	1,353	8,005	31,458	0	43,714	*	%
All directors and officers as a group	289,011		6,019	121,732	712,092	143,020	271,874	3.41%

*	Less than 1.0%

(1)	Includes options exercisable within 60 days.

(2)	These options will vest and be liquidated when the merger closes.

(3)	Includes 8,300 shares of restricted stock.

(4)	Includes 6,300 shares of restricted stock.

(5)	Includes 6,750 shares of restricted stock.

(6)	Includes 4,023 shares of restricted stock.

(7)	Includes 4,023 shares of restricted stock.

(8)	Includes 4,023 shares of restricted stock.

(9)	All of these shares are restricted stock.

5% or More Beneficial Owners	Shares

Lord Abbett & Co	6,543,547
Artisan Partners Limited	2,453,508
Barclays Global Investors	1,974,367

51

STOCKHOLDER PROPOSALS

If the merger agreement described in Proposal 1 is approved and adopted and the merger is completed, we will no longer have any public stockholders and we will not hold an annual meeting of stockholders in 2008. However, if the merger is not completed for any reason, we expect to hold a 2008 Annual Meeting of Stockholders in the second calendar quarter of 2008. Under the rules of the Securities and Exchange Commission, if a stockholder wants us to include a proposal in our proxy statement and form a proxy for presentation at our 2008 Annual Meeting it must have been received by us at our principal executive offices by September 21, 2007. Under our bylaws, if a stockholder has a proposal that they would like us to consider at the 2008 Annual Meeting or if a stockholder would like to nominate an individual for a position on the Board of Directors, the proposal must have been submitted not more than 180 days (October 1, 2007) nor less than 60 days (December 29, 2007) prior to February 27, 2008, the anniversary date of the 2007 Annual Meeting. In the event that the date of the Annual Meeting is more than 45 days (which for the 2008 Annual Meeting would be April 12, 2008) later than the anniversary date of the immediately preceding Annual Meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the Annual Meeting was mailed to stockholders or the date on which it is first disclosed to the public.

WHERE YOU CAN FIND MORE INFORMATION

Quanex files annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy materials that Quanex has filed with the Securities and Exchange Commission at the following Securities and Exchange Commission public reference room:

100 F Street, N.E., Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

Quanex Building Products Corporation has filed a Registration Statement on Form 10 with the Securities and Exchange Commission to register the common stock of Quanex Building Products to be distributed to Quanex’s stockholders in the spin-off. The QBPC Information Statement is part of the Quanex Building Products Registration Statement. The preliminary QBPC Information Statement is attached hereto as Annex D and is being furnished to Quanex’s stockholders as part of this proxy statement.

As allowed by the Securities and Exchange Commission rules, this proxy statement does not contain all of the information that you can find in the Quanex Building Products Registration Statement or the exhibits to the Quanex Building Products Registration Statement.

Quanex’s common stock is traded on the NYSE under the symbol “NX”, and its Securities and Exchange Commission filings can also be read at the following address:

11 Wall Street, New York, NY 10005

The Securities and Exchange Commission filings of Quanex are also available to the public on the Securities and Exchange Commission’s internet website at www.sec.gov, which contains reports, proxy, and information statements, and other information regarding companies that file electronically with the Securities and Exchange Commission. In addition, Quanex’s Securities and Exchange Commission filings are also available to the public on Quanex’s website, www.quanex.com. Information contained on the Securities and Exchange Commission’s web site and Quanex’s web site is not incorporated by reference into this proxy statement, and you should not consider information contained on those web sites as part of this proxy statement.

52

INDEX TO UNAUDITED COMBINED FINANCIAL STATEMENTS
OF THE VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

F-1

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

COMBINED BALANCE SHEETS
(Unaudited)

	January 31,	October 31,
	2008	2007	2006
	(In thousands)

ASSETS
Current assets:
Cash and equivalents	$180,542	$151,938	$103,462
Short-term investments	4,750	44,750	—
Accounts receivable, net of allowance of $2,163 $2,204 and $2,764	114,146	109,659	104,841
Inventories, net	111,867	98,630	87,301
Deferred income taxes	6,534	6,534	6,803
Prepaid and other current assets	531	693	251

Total current assets	418,370	412,204	302,658

Property, plant and equipment, net	246,519	252,442	242,376
Goodwill	6,680	6,680	—
Cash surrender value insurance policies	29,525	29,424	28,684
Intangible assets, net	17,019	17,315	350
Other assets	4,496	5,059	9,202

Total assets	$722,609	$723,124	$583,270

LIABILITIES AND PARENT COMPANY EQUITY
Current liabilities:
Accounts payable	$96,979	$81,345	$67,509
Accrued liabilities	16,002	21,794	15,912
Income taxes payable	5,968	14,431	13,185
Current maturities of long-term debt	115,600	125,000	—

Total current liabilities	234,549	242,570	96,606

Long-term debt	—	—	126,665
Deferred pension obligation	4,548	3,750	365
Deferred postretirement welfare benefits	6,191	6,189	6,946
Deferred income taxes	20,996	25,776	32,626
Non-current environmental reserves	8,077	8,499	9,005
Other liabilities	21,039	3,022	4,490

Total liabilities	295,400	289,806	276,703

Commitments and contingencies

Parent Company equity:
Parent company investment	(132,395)	(122,294)	(173,441)
Retained earnings	563,085	559,093	481,881
Accumulated other comprehensive income (loss)	(3,481)	(3,481)	(1,873)

Total parent company equity	427,209	433,318	306,567

Total liabilities and parent company equity	$722,609	$723,124	$583,270

F-2

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

COMBINED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Years Ended
	January 31,		October 31,
	2008	2007	2007	2006	2005
	(In thousands)

Net sales	$272,639	$217,250	$1,085,046	$988,799	$1,016,981
Cost and expenses:
Cost of sales (exclusive of items shown separately below)	231,429	177,460	903,888	787,249	770,709
Selling, general and administrative	10,356	6,518	27,783	19,886	22,761
Depreciation and amortization	9,961	9,159	39,049	34,075	32,700

Operating income	20,893	24,113	114,326	147,589	190,811
Interest expense	(777)	(873)	(3,464)	(3,796)	(7,946)
Other, net	(7,184)	1,895	7,797	4,120	49

Income from continuing operations before income taxes	12,932	25,135	118,659	147,913	182,914
Income tax expense	(8,940)	(8,978)	(41,447)	(51,887)	(67,641)

Income from continuing operations	3,992	16,157	77,212	96,026	115,273
Income (loss) from discontinued operations, net of taxes	—	—	—	(69)	(15,225)
Gain/(loss) on sale of discontinued operations, net of taxes	—	—		(61)	(3,913)

Net income	$3,992	$16,157	$77,212	$95,896	$96,135

F-3

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

COMBINED STATEMENTS OF PARENT COMPANY EQUITY
(Unaudited)

				Accumulated	Total
Period Ended January 31, 2008		Parent		Other	Parent
and Years Ended	Comprehensive	Company	Retained	Comprehensive	Company
October 31, 2007, 2006 and 2005	Income	Investment	Earnings	Income	Equity
		(In thousands)
Balance at October 31, 2004		$(49,633)	$289,850	$(4,226)	$235,991
Comprehensive income:
Net income	$96,135		96,135		96,135
Adjustment for minimum pension liability (net of taxes of $609)	952			952	952

Total comprehensive income	$97,087

Net transfer from (to) parent		(134,588)			(134,588)

Balance at October 31, 2005		$(184,221)	$385,985	$(3,274)	$198,490
Comprehensive income:
Net income	$95,896		95,896		95,896
Adjustment for minimum pension liability (net of taxes of $897)	1,401			1,401	1,401

Total comprehensive income	$97,297

Net transfer from (to) parent		10,780			10,780

Balance at October 31, 2006		$(173,441)	$481,881	$(1,873)	$306,567
Comprehensive income:
Net income	$77,212		77,212		77,212
Adjustment for minimum pension liability (net of taxes of $1,198)	1,873			1,873	1,873

Total comprehensive income	$79,085

Adjustment to initially apply SFAS 158 (net of taxes of $2,090)				(3,481)	(3,481)
Net transfer from (to) parent		51,147			51,147

Balance at October 31, 2007		$(122,294)	$559,093	$(3,481)	$433,318
Net Income	$3,992		3,992		3,992

Total comprehensive income	$3,992

Cumulative effect of adopting FIN 48			2,284		2,284
Net transfer from (to) parent		(12,385)			(12,385)

Balance at January 31, 2008		$(134,679)	$565,369	$(3,481)	$427,209

F-4

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

COMBINED STATEMENTS OF CASH FLOW
(Unaudited)

	Three Months Ended		Years Ended
	January 31,		October 31,
	2008	2007	2007	2006	2005
	(In thousands)

Operating Activities:
Net income	$3,992	$15,547	$77,212	$95,896	$96,135
Loss (income) from discontinued operations	—	—	—	130	19,138
Adjustments to reconcile net income to cash provided by operating activities from continuing operations:
Depreciation and amortization	10,026	9,224	39,308	34,638	33,285
Deferred income taxes	(230)	(2,056)	(8,158)	845	(6,830)
Stock-based compensation	79	457	1,111	1,375	46
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease (increase) in accounts receivable	(4,493)	15,857	(168)	(22,882)	20,496
Decrease (increase) in inventory	(13,237)	5,007	(9,840)	(7,614)	(7,752)
Increase (decrease) in accounts payable	15,633	3,354	14,843	(3,403)	(30,393)
Increase (decrease) in accrued liabilities	(6,034)	(1,941)	2,114	(7,062)	3,448
Increase (decrease) in income taxes payable to parent	16,470	11,854	(2,090)	3,157	4,840
Increase (decrease) in deferred pension and postretirement benefits	1,041	(491)	6,566	(10,705)	1,782
Increase (decrease) in environmental liabilities	(180)	(234)	(203)	3,603	(617)
Other, net	9,290	(559)	(2,764)	2,232	(541)

Cash provided by (used for) operating activities from continuing operations	32,357	56,019	117,931	90,210	133,037
Cash provided by (used for) operating activities from discontinued operations	—	—	—	(716)	1,699

Cash provided by (used for) operating activities	32,357	56,019	117,931	89,494	134,736

Investing Activities:
Purchase of short-term investments	—	(40,000)	(106,114)	—	—
Proceeds from sales of short-term investments	40,000	—	61,150	—	—
Acquisitions, net of cash acquired	—	—	(58,975)	—	—
Proceeds from sale of discontinued operations	—	—	—	5,739	9,387
Capital expenditures, net of retirements	(3,742)	(5,955)	(18,467)	(45,189)	(22,704)
Other, net	92	(173)	878	1,054	(488)

Cash provided by (used for) investing activities from continuing operations	36,350	(46,128)	(121,528)	(38,396)	(13,805)
Cash provided by (used for) investing activities from discontinued operations	—	—	—	(14)	(1,058)

Cash provided by (used for) investing activities	36,350	(46,128)	(121,528)	(38,410)	(14,863)

Financing Activities:
Early extinguishment of debentures	(18,825)	—	—	—	—
Repayment of third party debt	—	—	(1,665)	—	—
Change in parent company investment	(21,278)	2,061	53,749	4,907	(112,296)
Other, net	—	(11)	(11)	(547)	(46)

Cash provided by (used for) financing activities from continuing operations	(40,103)	2,050	52,073	4,360	(112,342)
Cash provided by (used for) financing activities from discontinued operations	—	—	—	(56)	(211)

Cash provided by (used for) financing activities	(40,103)	2,050	52,073	4,304	(112,553)

Increase (decrease) in cash and equivalents	28,604	11,941	48,476	55,388	7,320
Cash and equivalents at beginning of period	151,938	103,462	103,462	48,074	40,754

Cash and equivalents at end of period	$180,542	$115,403	$151,938	$103,462	$48,074

F-5

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1.	Organization and Significant Accounting Policies

The Combined Financial Statements include the assets and liabilities and the related operations of the Vehicular Products Businesses (collectively referred to as the Businesses or Vehicular Products), which historically have been included in the consolidated financial statements of Quanex Corporation (Quanex or Parent).

On November 19, 2007, Quanex Corporation announced that its Board of Directors unanimously approved a merger of Quanex Corporation, consisting principally of the Vehicular Products business and all non-Building Products related corporate accounts, with a wholly-owned subsidiary of Gerdau S.A. (Gerdau) in exchange for $39.20 per share in cash. Quanex Corporation entered into a definitive agreement with Gerdau S.A. with respect to the merger on November 18, 2007. In connection with the merger, Quanex Corporation will spin-off its Building Products business to its shareholders as a stand alone company called Quanex Building Products in a taxable distribution. All Quanex Corporation shareholders of record will receive one share of Quanex Building Products’ stock for each share of Quanex Corporation stock.

The merger of Quanex Corporation with a wholly-owned subsidiary of Gerdau remains subject to approval by Quanex Corporation shareholders, completion of the Building Products spin-off and other customary closing conditions. The spin and merger are expected to be completed by the end of April 2008, though no assurances can be given that any such transaction will be completed. Until the spin and merger are completed, Quanex Corporation expects to continue to pay a regular, quarterly cash dividend on its outstanding common stock. The proposed Building Products spin-off is expected to be consummated immediately prior to completion of the Quanex Corporation/Gerdau merger and is structured as a taxable distribution at the corporate level.

Quanex Building Products will report as discontinued operations for financial reporting purposes Quanex Corporation’s Vehicular Products and non-Building Products related corporate accounts following the completion of the spin-off and merger. Notwithstanding the legal form of the proposed transactions to spin-off the Building Products business and merge what remains of Quanex Corporation with Gerdau, because of the substance of the transactions, Quanex Building Products will be the divesting entity and treated as the “accounting successor” to Quanex Corporation for financial reporting purposes in accordance with Emerging Issues Task Force (EITF) Issue No. 02-11, “Accounting for Reverse Spinoffs” (EITF 02-11). Effective with the spin-off, Quanex Building Products will report the historical consolidated results of operations (subject to certain adjustments) of Vehicular Products and non-Building Products related corporate items in discontinued operations in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). Pursuant to SFAS 144, this presentation is not permitted until the accounting period in which spin-off occurs.

Nature and Scope of Operations

Vehicular Products has one reportable segment that manufactures engineered carbon and alloy steel bars which primarily serves the North American vehicular products markets. The Businesses’ manufacturing operations are conducted in the United States. See Note 10, Industry Segment Information.

Principles of Combination and Basis of Presentation

The Combined Financial Statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (GAAP). All intercompany transactions between the Businesses have been eliminated. The results of companies acquired or disposed of are included in the Combined Financial Statements from the effective date of acquisition or up to the date of disposal. The preparation of the Combined Financial Statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of

F-6

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

contingent assets and liabilities and the reported amount of revenues and expenses. Estimates and assumptions about future events and their effects cannot be perceived with certainty. Estimates may change as new events occur, as more experience is acquired, as additional information becomes available and as the Businesses’ operating environment changes. Actual results may differ from those estimates.

The combined financial statements of Vehicular Products include the financial position, results of operations and cash flows of Quanex Corporation’s Vehicular Products segment and non-Building Products related corporate accounts as if it were a separate entity for all periods presented. The combined financial statements include only those corporate items that are specifically applicable to Vehicular Products following the spin in accordance with the terms of the Distribution Agreement including, but not limited to, expenses, assets and liabilities associated with previously divested businesses and former corporate employees. The residual corporate expenses not included in Vehicular Product’s results of operations represent those directly related to Quanex Building Products Corporation. All current corporate employees of Quanex Corporation will become employees of Quanex Building Products following the spin and as such, the Vehicular Products combined financial statements do not include any recurring expenses, assets or liabilities for the current corporate employees.

These combined financial statements may not necessarily reflect the financial position, results of operations, changes in parent company equity and cash flows of Vehicular Products in the future or had it operated as a separate independent company during the periods presented. The combined financial statements do not reflect any changes that may occur in the financing and operations of Vehicular Products following the merger transaction.

Note 11 provides further information regarding allocated expenses. Note 7 provides additional information regarding income taxes.

The following are significant accounting policies used in the preparation of the Businesses’ combined financial statements as well as the significant judgments and uncertainties affecting the application of these policies.

Revenue Recognition and Allowance for Doubtful Accounts

Vehicular Products recognizes revenue when the products are shipped and the title and risk of ownership pass to the customer. Selling prices are fixed based on purchase orders or contractual agreements. Sales allowances and customer incentives are treated as reductions to sales and are provided for based on historical experience and current estimates. Inherent in the Businesses’ revenue recognition policy is the determination of collectibility. This requires management to make frequent judgments and estimates in order to determine the appropriate amount of allowance needed for doubtful accounts. The Businesses’ allowance for doubtful accounts is estimated to cover the risk of loss related to accounts receivable. This allowance is maintained at a level Vehicular Products considers appropriate based on historical and other factors that affect collectibility. These factors include historical trends of write-offs, recoveries and credit losses, the careful monitoring of portfolio credit quality, and projected economic and market conditions. Different assumptions or changes in economic circumstances could result in changes to the allowance.

Inventory

Vehicular Products records inventory valued at the lower of cost or market value. Inventories are valued using both the first-in first-out (FIFO) and last-in first-out (LIFO) methods. The Businesses adopted the dollar-value link chain LIFO method in fiscal 1973 and the LIFO reserve is calculated on a consolidated basis in a single consolidated pool. Since then, acquisitions were integrated into the Businesses’ operations with some valuing inventories on a LIFO basis and others on a FIFO basis. Inventory quantities are regularly reviewed and provisions for excess or obsolete inventory are recorded primarily based on the Businesses’ forecast of

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NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

future demand and market conditions. Significant unanticipated changes to the Businesses’ forecasts could require a change in the provision for excess or obsolete inventory.

Environmental Contingencies

Vehicular Products is subject to extensive laws and regulations concerning the discharge of materials into the environment and the remediation of chemical contamination. To satisfy such requirements, Vehicular Products must make capital and other expenditures on an ongoing basis. The Businesses accrue their best estimates of their remediation obligations and adjust such accruals as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies, and regulatory approvals. In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. When environmental laws might be deemed to impose joint and several liability for the costs of responding to contamination, Vehicular Products accrues its allocable share of liability taking into account the number of parties participating, their ability to pay their shares, the volumes and nature of the wastes involved, the nature of anticipated response actions, and the nature of the Businesses’ alleged connections. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. Unanticipated changes in circumstances and/or legal requirements could result in expenses being incurred in future periods in addition to an increase in actual cash required to remediate contamination for which the Businesses are responsible.

Asset Retirement Obligations

Asset retirement obligations represent legal obligations associated with the retirement of tangible long-lived assets that result from the normal operation of the long-lived asset. The costs associated with such legal obligations are accounted for under the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143) and FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47). The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. The fair value of such obligations is based upon the present value of the future cash flows expected to be incurred to satisfy the obligation. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Businesses will recognize a gain or loss for any difference between the settlement amount and the liability recorded. When certain legal obligations are identified with indeterminate settlement dates, the fair value of these obligations can not be reasonably estimated and accordingly a liability is not recognized. When a date or range of dates can reasonably be estimated for the retirement of that asset, the Businesses will estimate the cost of performing the retirement activities and record a liability for the fair value of that cost using established present value techniques.

Long-Lived Assets

Property, Plant and Equipment and Intangibles

The Businesses make judgments and estimates in conjunction with the carrying value of property, plant and equipment, other intangibles, and other assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. Additionally, carrying values of these assets are reviewed for impairment whenever events or changes in circumstances indicate that carrying value may not be recoverable. The Businesses determine that the carrying amount is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment charge is recorded in the period

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NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

in which such review is performed. The Businesses measure the impairment loss as the amount by which the carrying amount of the long-lived asset exceeds its fair value as determined by quoted market prices in active markets or by discounted cash flows. This requires the Businesses to make long-term forecasts of its future revenues and costs related to the assets subject to review. Forecasts require assumptions about demand for the Businesses’ products and future market conditions. Future events and unanticipated changes to assumptions could require a provision for impairment in a future period.

Property, plant and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of certain categories are as follows:

Years

Land improvements	10 to 20
Buildings	25 to 40
Building improvements	10
Leasehold improvements	Over lease term
Machinery and equipment	3 to 12

Goodwill

The purchase method of accounting for business combinations requires the Businesses to make use of estimates and judgments to allocate the purchase price paid for acquisitions to the fair value of the net tangible and identifiable intangible assets. The Businesses perform a goodwill impairment test annually as of August 31. In addition, goodwill would be tested more frequently if changes in circumstances or the occurrence of events indicates that a potential impairment exists. The Businesses test for impairment of its goodwill using a two-step approach as prescribed in SFAS 142. The first step of the Businesses’ goodwill impairment test compares the fair value of each reporting unit with its carrying value including assigned goodwill. The second step of the Businesses’ goodwill impairment test is required only in situations where the carrying value of the reporting unit exceeds its fair value as determined in the first step. In such instances, the Businesses compare the implied fair value of goodwill to its carrying value. The implied fair value of goodwill is determined by allocating the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is recorded to the extent that the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill. The Businesses primarily use the present value of future cash flows to determine fair value and validates the result against the market approach. Future cash flows are typically based upon appropriate future periods for the businesses and an estimated residual value. Management judgment is required in the estimation of future operating results and to determine the appropriate residual values. The residual values are determined by reference to an exchange transaction in an existing market for that asset. Future operating results and residual values could reasonably differ from the estimates and could require a provision for impairment in a future period.

Income Taxes

The Businesses record the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and the amounts reported in the Businesses’ combined balance sheet, as well as operating loss and tax credit carry forwards. The carrying value of the net deferred tax liability reflects the Businesses’ assumption that the Businesses will be able to generate sufficient future taxable income in certain jurisdictions to realize its deferred tax assets. If the estimates and assumptions change in the future, the Businesses may be required to record a valuation allowance against a portion of its deferred tax assets. This could result in additional income tax expense in a future period in the combined statement of income. The Businesses adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (FIN 48)

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VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

effective November 1, 2007. Consistent with its past practices, the Businesses continue to recognize interest and penalties as income tax expense.

Insurance

The Businesses manage their costs of group medical, property, casualty and other liability exposures through a combination of retentions and insurance coverage with third party carriers. Liabilities associated with the Businesses’ portion of these exposures are estimated in part by considering historical claims experience, severity factors and other assumptions. Projections of future loss expenses are inherently uncertain because of the random nature of insurance claims occurrences and could be significantly affected if future occurrences and claims differ from these assumptions and historical trends.

Stock-Based Compensation

The Businesses adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) on November 1, 2005 using the modified prospective transition method. Under SFAS No. 123R, the Businesses determine the fair value of share awards for Vehicular Products employees participating in Quanex Corporation’s stock-based compensation plans on the date of grant using the Black-Scholes valuation model. The Businesses recognize the fair value as compensation expense on a straight-line basis over the requisite service period of the award based on awards ultimately expected to vest. Under SFAS 123R, the Businesses amortize new option grants to retirement-eligible employees immediately upon grant, consistent with the retirement vesting acceleration provisions of these grants. For employees near retirement age, the Businesses amortize such grants over the period from the grant date to the retirement date if such period is shorter than the standard vesting schedule. In accordance with SFAS 123R, the Combined Statements of Cash Flow report the excess tax benefits from the stock-based compensation as financing cash inflows. See Note 12 for additional information related to the Businesses’ stock-based compensation.

Retirement and Pension Plans

The Businesses sponsor a number of defined benefit pension plans and an unfunded postretirement plan that provides health care and life insurance benefits for eligible retirees and dependents. The measurement of liabilities related to these plans is based on management’s assumptions related to future events, including expected return on plan assets, rate of compensation increases and health care cost trend rates. The discount rate, which is determined using a model that matches corporate bond securities, is applied against the projected pension and postretirement disbursements. Actual pension plan asset investment performance will either reduce or increase unamortized pension losses at the end of any fiscal year, which ultimately affects future pension costs.

Discontinued Operations

In accordance with SFAS 144, the Businesses present the results of operations, financial position and cash flows of operations that have either been sold or that meet the criteria for “held for sale accounting” as discontinued operations. At the time an operation qualifies for held for sale accounting, the operation is evaluated to determine whether or not the carrying value exceeds its fair value less cost to sell. Any loss as a result of carrying value in excess of fair value less cost to sell is recorded in the period the operation meets held for sale accounting. Management judgment is required to (1) assess the criteria required to meet held for sale accounting, and (2) estimate fair value. Changes to the operation could cause it to no longer qualify for held for sale accounting and changes to fair value could result in an increase or decrease to previously recognized losses.

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NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Statements of Cash Flows

The Businesses generally consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Similar investments with original maturities beyond three months are considered short-term investments.

Supplemental cash flow information is as follows:

	Years Ended October 31,
	2007	2006	2005
		(In thousands)

Cash paid for interest	$3,571	$4,205	$8,633
Cash paid for income taxes	56,678	47,444	38,209
Cash received for income tax refunds	$11	$—	$31

New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 141R (revised 2007), “Business Combinations” (SFAS 141R). This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. This statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (for acquisitions closed on or after November 1, 2009 for the Businesses). Early application is not permitted. While the Businesses have not yet evaluated SFAS 141R for the impact, if any, the statement will have on its combined financial statements, the Businesses will be required to expense costs related to any acquisitions closed after October 31, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (SFAS 160). SFAS No. 160 addresses the accounting and reporting framework for minority interests by a parent company. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 (as of November 1, 2009 for the Businesses). The Businesses have not yet determined the impact, if any, that SFAS 160 will have on its combined financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (SFAS 159). This standard provides companies with an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently measured at fair value. A company will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007 (as of November 1, 2008 for the Businesses). The Businesses are currently assessing the impact of applying SFAS 159’s elective fair value option on the Businesses’ financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS 158), which requires recognition of the funded status of a benefit plan in the balance sheet. The funded status is measured as the difference between the fair market value of the plan assets and the benefit obligation. For a defined benefit pension plan, the benefit obligation is the projected benefit obligation; for any other defined benefit postretirement plan, such as a retiree health care plan, the benefit obligation is the accumulated postretirement benefit obligation. Any overfunded status should be recognized as an asset and any underfunded

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NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

status should be recognized as a liability. As part of the initial recognition of the funded status, any transitional asset/(liability), prior service cost (credit) or actuarial (gain)/loss that has not yet been recognized as a component of net periodic cost should be recognized in the accumulated other comprehensive loss section of the Combined Statements of Parent Company Equity, net of tax. Accumulated other comprehensive income will be adjusted as these amounts are subsequently recognized as a component of net periodic benefit costs in future periods. The method of calculating net periodic benefit cost under SFAS 158 is the same as under existing practices. SFAS 158 prescribes additional disclosure requirements including the classification of the current and noncurrent components of plan liabilities, as well as the disclosure of amounts included in Accumulated Other Comprehensive Income that will be recognized as a component of net periodic benefit cost in the following year. The recognition of the funded status and disclosure elements of SFAS 158 are effective for fiscal years ending after December 15, 2006 (as of October 31, 2007 for the Businesses). Retrospective application of SFAS 158 is not permitted. The initial incremental recognition of the funded status under SFAS 158 reflected upon adoption in the Accumulated Other Comprehensive Income section of Parent Company Equity was an after-tax charge to equity of $3.5 million. SFAS 158 also requires the consistent measurement of plan assets and benefit obligations as of the date of the fiscal year-end. This measurement date element will be effective for fiscal years ending after December 15, 2008 (as of October 31, 2009 for the Businesses), but will not have an impact on the Businesses as the Businesses already measure the plan assets and obligations as of the end of its fiscal year. The impact of adopting the provisions of SFAS 158 on the components of the Combined Balance Sheet as of October 31, 2007 are as follows:

			October 31,
	October 31, 2007	SFAS 158	2007
	Prior to	Adjustment	After
	Application of	Increase	Application
	SFAS 158	(Decrease)	of SFAS 158
	(In thousands)

Other assets	$6,492	$(1,433)	$5,059
Total assets	724,557	(1,433)	723,124

Accrued liabilities	$21,271	$523	$21,794
Deferred pension obligation	(561)	4,311	3,750
Deferred postretirement welfare benefits	6,881	(692)	6,189
Deferred income taxes	27,831	(2,055)	25,776
Accumulated other comprehensive income (loss)	39	(3,520)	(3,481)
Total liabilities and parent company equity	724,557	(1,433)	723,124

See Note 9 for additional pension and postretirement benefit information.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements. SFAS 157, as it relates to financial assets and financial liabilities, becomes effective for fiscal years beginning after November 15, 2007 (as of November 1, 2008 for the Businesses). On February 12, 2008, the FASB issued FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis, until fiscal years beginning after November 15, 2008) as of November 1, 2009 for the Businesses). Upon adoption, the provisions of SFAS 157 are to be applied prospectively with limited exceptions. The Businesses are currently evaluating the impact of adopting SFAS 157 on their combined financial statements.

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VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

In September 2006, the FASB ratified the EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance — Determining the Amount that Could be Realized in Accordance with FASB Technical Bulletin 85-4” (EITF 06-5). The EITF concluded that a policyholder should consider any additional amounts included in the contractual terms of the life insurance policy in determining the “amount that could be realized under the insurance contract”. For group policies with multiple certificates or multiple policies with a group rider, the EITF also tentatively concluded that the amount that could be realized should be determined at the individual policy or certificate level (i.e., amounts that would be realized only upon surrendering all of the policies or certificates would not be included when measuring the assets). The provisions of EITF 06-5 were effective for fiscal years beginning after December 15, 2006 (as of November 1, 2007 for the Businesses). The adoption of EITF 06-5 did not have a material impact on the Businesses’ combined financial statements.

In September 2006, the FASB issued FASB Staff Position (FSP) No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (FSP AUG AIR-1) which is effective for fiscal years beginning after December 15, 2006 (as of November 1, 2007 for the Businesses). FSP AUG AIR-1 prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The Businesses have adopted the direct expensing method, under which the costs of planned major maintenance activities are expensed in the period in which the costs are incurred. The condensed combined financial statements for January 31, 2007 have been adjusted to apply the new method retrospectively. The application of FSP AUG AIR-1 will effect the Businesses’ fiscal 2007 interim period reporting but will not result in a cumulative effect adjustment to the Businesses’ annual combined financial statements. The following tables illustrate the affect of applying the direct expensing method on individual line items in the condensed combined financial statements:

Condensed Combined Statement of Income for	Before Application		After Application
the Three Months Ended January 31, 2007	of FSP AUG AIR-1	Adjustment	of FSP AUG AIR-1
	(In thousands)

Net sales	$217,250	$—	$217,250
Cost of sales	178,411	(951)	177,460
Operating income	23,162	951	24,113
Income tax expense	(8,636)	(342)	(8,978)
Net income	15,548	609	16,157

The effect of applying the direct expensing method retrospectively resulted in an increase in net income of $0.6 million for the three months ended January 31, 2007. The adoption of FSP AUG AIR-1 does not have an impact on full year net income for fiscal year 2007.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48) which is an interpretation of FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 provides guidance for the recognition, derecognition and measurement in financial statements of tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns. FIN 48 requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than fifty percent likely of being realized upon ultimate settlement. FIN 48 also provides guidance for classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 requires that a liability created for unrecognized tax benefits shall be presented as a liability and not combined with deferred tax liabilities or assets. FIN 48 permits an entity to recognize interest related to tax uncertainties as either income taxes or interest expense. FIN 48 also permits an entity to recognize penalties related to tax uncertainties as either income tax expense or within other expense classifications. FIN 48 was effective for annual periods beginning after December 15, 2006, and the Businesses adopted FIN 48 effective November 1, 2007. Consistent with its past practice, the Businesses continue to recognize interest and penalties as income tax expense. Upon

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VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

adoption, the Businesses recorded the cumulative effect of the change in accounting principle of $2.3 million as an increase to retained earnings. The impact of the adoption is more fully disclosed in Note 7.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (SFAS 154), which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005 (as of November 1, 2006 for the Businesses) and requires retrospective application to prior period financial statements of voluntary changes in accounting principles, unless it is impractical to determine either the period-specific effects or the cumulative effect of the change. The impact of SFAS 154 will depend on the nature and extent of voluntary accounting changes or error corrections, if any, after the effective date. The adoption of SFAS 154 did not have a material impact on the Businesses’ combined financial statements.

2.	Short-term Investments

Short-term investments consist of the following:

	January 31,	October 31,
	2008	2007	2006
	(In thousands)

Auction rate securities	$—	$40,000	$—
Commercial paper	4,750	4,750

Total	$4,750	$44,750	$—

In the first quarter of fiscal 2007, the Businesses began investing in auction rate securities, which are highly liquid, variable-rate debt securities. While the underlying security has a long-term maturity, the interest rate is reset through an auction process, typically held every 7, 28 or 35 days, creating short-term liquidity. The securities trade at par, and interest is paid at the end of each auction period. The Businesses limit their investments in auction rate securities to securities that carry a AAA (or equivalent) rating from a recognized rating agency and limits the amount of credit exposure to any one issuer. The auction rate securities are recorded at cost, which approximates fair value due to their variable interest rates that are reset within a period of less than 35 days. During fiscal year 2007, the Businesses purchased $101.1 million of auction rate securities and sold $61.2 million of securities. Vehicular Products’ $40.0 million investment in auction rate securities as of October 31, 2007 were AAA-rated and were backed by guaranteed student loans. The weighted average interest rate of the auction rate securities as of October 31, 2007 was 5.9%.

The Businesses’ commercial paper investment had a scheduled maturity in September 2007. The Businesses wrote down this investment to an estimated fair value of $4.8 million as of October 31, 2007 and recorded a $0.2 million impairment charge in Other, net during the fourth fiscal quarter of 2007.

During the three months ended January 31, 2008, the businesses sold $40.0 million of auction rate securities and did not make any subsequent purchases during the quarter. During the first quarter of the previous year, the Businesses purchased $40.0 million of auction rate securities. As of January 31, 2008, the Businesses had no auction rate security investments.

The auction rate securities and commercial paper investments were classified as available-for-sale and reported as current assets for periods in which such investments were held. The Businesses expected its short-term investments to be sold or settled within one year, regardless of legal maturity date.

3.	Goodwill and Acquired Intangible Assets

Under SFAS 142, goodwill is no longer amortized, but is reviewed for impairment annually or more frequently if certain indicators arise. The Businesses perform an annual impairment test as of August 31 each

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VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

year or more frequently if certain indicators arise. The August 31, 2007 and 2006 reviews of goodwill indicated that goodwill was not impaired. The August 31, 2005 impairment test revealed an impairment of the Vehicular Products’ Temroc business; as Temroc was sold in January 2006, see Note 16 “Discontinued Operations” for further discussion of this impairment.

On February 1, 2007, the Businesses purchased the assets of AAI resulting in the addition of $6.7 million of goodwill, all of which is expected to be deductible for tax purposes.

The changes in the carrying amount of goodwill for the periods presented are as follows (in thousands):

Goodwill
Carrying
Value

Balance at October 31, 2005 and 2006	$—
Acquisitions	6,680

Balance at October 31, 2007 and January 31, 2008	$6,680

Intangible assets consist of the following (in thousands):

	As of January 31, 2008		As of October 31, 2007		As of October 31, 2006
	Gross		Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization	Amount	Amortization

Amortized intangible assets:
Trademarks and trade names	300	15	$300	$11	$—	$—
Customer relationships	17,300	866	17,300	649	—	—
Other intangibles	400	100	1,601	1,226	1,201	851

Total	$18,000	$981	$19,201	$1,886	$1,201	$851

Trade names and customer relationships as of January 31, 2008 include $0.3 million and $17.3 million, respectively, of gross carrying amount related to the acquisition of AAI during the second quarter of 2007. The intangible assets are being amortized over the period they are expected to contribute to the future cash flows of the Businesses; specifically, the AAI trade name and customer relationships are being amortized over an estimated useful life of 20 years. No residual value is estimated for the intangible assets.

The aggregate amortization expense for intangibles for the years ended October 31, 2007, 2006, and 2005 is $1.0 million, $0.3 million and $0.3 million, respectively. The aggregate amortization expense for intangibles for the three months ended January 31, 2008, and 2007 is $0.3 million, and $0.1 million, respectively. Estimated amortization expense for the next five years for existing intangibles, including AAI intangible assets, follows (in thousands):

Fiscal Years Ending	Estimated
October 31,	Amortization

2008 (remaining nine months)	$735
2009	980
2010	980
2011	905
2012	$880

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VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

4.	Inventories

Inventories consist of the following:

	January 31,	October 31,
	2008	2007	2006
	(In thousands)

Raw materials	$13,323	$12,007	$9,421
Finished goods and work in process	73,171	63,557	60,308

	86,494	75,564	69,729
Supplies and other	25,373	23,066	17,572

Total	$111,867	$98,630	$87,301

The values of inventories are based on the following accounting methods:

	January 31,	October 31,
	2008	2007	2006
	(In thousands)

LIFO	$27,525	$25,263	$29,418
FIFO	84,342	73,367	57,883

Total	$111,867	$98,630	$87,301

An actual valuation of inventory under the last in, first out (LIFO) method can be made only at the end of each year based on the inventory costs and levels at that time. Accordingly, interim LIFO calculations must be based on management’s estimates of expected year-end inventory costs and levels. Because these are subject to many factors beyond management’s control, interim results are subject to the final year-end LIFO inventory valuation which could significantly differ from interim estimates. To estimate the effect of LIFO on interim periods, management performs a projection of the year-end LIFO reserve and considers expected year-end inventory pricing and expected inventory levels. Depending on this projection, the Businesses may record an interim allocation of the projected year-end LIFO calculation. With respect to inventories valued using the LIFO method, replacement cost exceeded the LIFO value by approximately $43.7 million as of January 31, 2008 and $43.7 million and $32.4 million at October 31, 2007 and 2006, respectively.

During fiscal 2007 and fiscal 2006, there were LIFO liquidations that resulted in a reduction of the LIFO reserve (credit to cost of sales) of approximately $0.8 million and $0.3 million, respectively. There was no LIFO liquidation in the three month periods ended January 31, 2008. The LIFO liquidations, which are included in the LIFO reserve amounts ($43.7 million in 2007 and $32.4 million in 2006), reduced the amount of expense recognized in the respective years compared to what would have been recognized had there been no liquidations.

F-16

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

LIFO reserve adjustments are treated as corporate expenses as this matches how management reviews the businesses. The LIFO reserve adjustments are calculated on a consolidated basis in a single consolidated pool using the dollar-value link chain method. The Quanex Corporation LIFO reserve has been allocated to the Businesses in total, however the resulting reserve that is recorded to reflect inventories at their LIFO values is not allocated to the segments. Management believes LIFO reserves to be a corporate item and thus performs all reviews of segment operations on a FIFO basis.

Since the adoption of LIFO inventory valuation in 1973, Quanex Corporation has completed multiple acquisitions. The acquisitions were integrated into Vehicular Products’ operations with some valuing inventory on a LIFO basis and others on a FIFO basis. The selection of the inventory valuation treatment of each acquisition depends on the facts and circumstances that existed at the time of the acquisition, including expected inventory levels and pricing expected in the foreseeable future; this evaluation is applied on each transaction individually. As discussed above, management reviews all of the businesses on a FIFO basis for comparability, with the LIFO reserve treated as a corporate item.

5.	Property, Plant and Equipment

Property, plant and equipment consist of the following:

	January 31,	October 31,
	2008	2007	2006
	(In thousands)

Land and land improvements	$15,844	$15,844	$14,982
Buildings and building improvements	103,628	103,628	93,671
Machinery and equipment	556,224	555,530	502,016

Depreciable property, plant and equipment	675,696	675,002	610,669
Construction in progress	11,137	8,091	24,345

	686,833	683,093	635,014
Less: accumulated depreciation and amortization	(440,314)	(430,651)	(392,638)

Property, plant and equipment, net	$246,519	$252,442	$242,376

Vehicular Products had commitments for the purchase or construction of capital assets amounting to approximately $4.3 million at January 31, 2008.

6.	Accrued Liabilities

Accrued liabilities consist of the following:

	January 31,	October 31,
	2008	2007	2006
	(In thousands)

Payroll, payroll taxes and employee benefits	$8,980	$11,352	$9,942
Accrued insurance and workers compensation	2,438	2,025	1,275
Environmental	1,635	1,394	1,091
Property and local tax	1,420	1,486	835
Other	1,529	5,537	2,769

Accrued liabilities	$16,002	$21,794	$15,912

F-17

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

7.	Income Taxes

Income taxes are provided on taxable income at the statutory rates applicable to such income.

Income tax expense (benefit) consists of the following:

	Years Ended October 31,
	2007	2006	2005
	(In thousands)

Current:
Federal	$44,770	$47,768	$66,227
State	3,545	3,294	1,747

	48,315	51,062	67,974
Deferred:	(6,868)	825	(333)

Income tax expense	41,447	51,887	67,641
Income taxes from discontinued operations	—	(44)	(873)

	$41,447	$51,843	$66,768

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Businesses’ net deferred tax liability are as follows:

	October 31,
	2007	2006
	(In thousands)

Deferred tax liabilities:
Property, plant and equipment	$28,006	$31,586
Contingent interest	5,441	5,868

	33,447	37,454

Deferred tax assets:
Postretirement benefit obligation	(2,424)	(2,787)
Other employee benefit obligations	(5,199)	(2,135)
Environmental accruals	(3,740)	(3,937)
Inventory	(1,910)	(1,494)
Capital loss carryforward	(4,870)	(5,119)
Other	(932)	(1,278)

	(19,075)	(16,750)
Valuation allowance	4,870	5,119

	(14,205)	(11,631)

Net deferred tax liability	$19,242	$25,823

Deferred income tax liabilities, non-current	$25,776	$32,626
Deferred income tax assets, current	(6,534)	(6,803)

Net deferred tax liability	$19,242	$25,823

F-18

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

The sale of the stock of Temroc in January 2006 generated a capital loss carryforward which will expire in 2011. A corresponding valuation allowance was established in 2006 based on management’s assessment that the capital loss will not be realized in the foreseeable future.

Income tax expense differs from the amount computed by applying the statutory federal income tax rate to income from continuing operations before income taxes for the following reasons:

	Years Ended October 31,
	2007	2006	2005
	(In thousands)

Income tax expense at statutory tax rate	$41,531	$51,769	$64,020
Increase (decrease) in taxes resulting from:
State income taxes, net of federal effect	2,083	1,909	4,114
U.S. tax benefit for manufacturing	(1,151)	(1,467)	—
Change in deferred tax rate	(742)	—	—
Other items, net	(274)	(324)	(493)

	$41,447	$51,887	$67,641

Effective Tax Rate	34.9%	35.1%	37.0%

The change in the deferred tax rate is the result of an overall review of the rate given the changes in state income tax laws. The Internal Revenue Service completed an audit of the 2004 tax year with no material adjustments proposed.

As disclosed in Note 1, the Businesses adopted FIN 48 effective November 1, 2007. Upon adoption, the Businesses recorded the cumulative effect of the change in accounting principle of $2.3 million as an increase to retained earnings. As a result, the Businesses recognized a $17.7 million increase in the liability for unrecognized tax benefits, a $3.8 million net reduction in deferred tax liabilities, and a $16.1 million reduction in income taxes payable. Upon adoption on November 1, 2007, the Businesses’ unrecognized tax benefits totaled $17.7 million, of which $15.7 million related to interest and penalties. The liabilities for unrecognized tax benefits at November 1, 2007, included $3.8 million for which the disallowance of such items would not affect the annual effective tax rate. Non-current unrecognized tax benefits are recorded in Other liabilities in the Combined Balance Sheet.

The liability for the unrecognized tax benefits is primarily related to the Businesses’ legal proceedings currently in Tax Court regarding the disallowance by the IRS of a capital loss deduction taken and the imposition of penalties and interest on the deficiency for the tax years 1997 and 1998, as more fully described in Note 15. The remainder of the liability is divided between federal and state tax issues regarding the interpretations of tax laws and regulations.

The Businesses file income tax returns in the U.S. federal and various state jurisdictions in the U.S. The Businesses are not currently under a tax examination, but in certain jurisdictions the statute of limitations has not yet expired. The Businesses generally remain subject to examination of their U.S. federal income tax returns for 2004 and later years. The Businesses generally remain subject to examination of their various state income tax returns for a period of four to five years from the date the return was filed. The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification of the states.

Judgment is required in assessing the future tax consequences of events that have been recognized in the Businesses’ financial statements or income tax returns. The final outcome of the future tax consequences of legal proceedings as well as the outcome of competent authority proceedings, changes in regulatory tax laws, or interpretation of those tax laws, changes in income tax rates, or expiration of statutes of limitation could

F-19

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

impact the Businesses’ financial statements. The Businesses are subject to the effects of these matters occurring in various jurisdictions. Accordingly, the Businesses have unrecognized tax benefits recorded for which it is reasonably possible that the amount of the unrecognized tax benefit will increase or decrease within the next twelve months. Any such increase or decrease could have a material affect on the financial results for any particular fiscal quarter or year. However, based on the uncertainties associated with these matters, it is not possible to estimate the impact of any such change.

The unrecognized tax benefits at January 31, 2008 were $18.0 million, including $3.9 million for which the disallowance of such items would not affect the annual effective tax rate. For the three months ended January 31, 2008, the Businesses recognized $0.3 million in interest and penalties, which are reported as income tax expense in the Combined Statement of Income consistent with past practice.

Effective Tax Rate

The effective tax rate for the first quarter 2008 increased to 69.1% from 35.7% in fiscal 2007 as a result of the predominately nondeductible pretax loss on early extinguishment of the Businesses’ Debentures coupled with transaction costs which are also nondeductible for tax purposes. The effect of these types of expenses was included in the estimated effective tax rate for the year.

8.	Long-Term Debt and Financing Arrangements

Long-term debt consists of the following:

	January 31,	October 31,
	2008	2007	2006
	(In thousands)

Credit Facility	$—	$—	$—
2.50% Convertible Senior Debentures due 2034	115,600	125,000	125,000
6.50% City of Huntington, Indiana Economic
Development Revenue Bonds principal due 2010	—	—	1,665

Total debt	$115,600	$125,000	$126,665
Less maturities due within one year included in current liabilities	115,600	125,000	—

Long-term debt	$—	$—	$126,665

Credit Facility

The Businesses’ $350.0 million Senior Unsecured Revolving Credit Facility (the Credit Facility) was executed on September 29, 2006 and replaced the Businesses’ $310.0 million Revolving Credit Agreement. The Credit Facility has a five-year term and is unsecured. The Businesses recorded a $0.2 million loss in 2006 on early termination of the previous Revolving Credit Agreement due to recognition of the remaining unamortized financing costs.

The Credit Facility expires September 29, 2011 and provides for up to $50.0 million for standby letters of credit, limited to the undrawn amount available under the Credit Facility. Borrowings under the Credit Facility bear interest at LIBOR based on a combined leverage and ratings grid. The Credit Facility may be increased by an additional $100.0 million in the aggregate prior to maturity, subject to the receipt of additional commitments and the absence of any continuing defaults.

F-20

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Proceeds from the Credit Facility may be used to provide availability for working capital, capital expenditures, permitted acquisitions and general corporate purposes. Historically, the Businesses used the former bank agreement to provide initial funding for acquisitions.

The Credit Facility includes two primary financial covenants including a maximum leverage test and minimum interest coverage test. Additionally, there are certain limitations on additional indebtedness, asset or equity sales, and acquisitions. Distributions are permitted so long as after giving effect to such dividend or stock repurchase, there is no event of default. As of January 31, 2008, the Businesses were in compliance with all current Credit Facility covenants. The Businesses had no borrowings under the Credit Facility as of January 31, 2008, October 31, 2007 or October 31, 2006. The aggregate availability under the Credit Facility was $337.7 million at January 31, 2008, which is net of $12.3 million of outstanding letters of credit.

Convertible Senior Debentures

On May 5, 2004, Quanex Corporation issued $125.0 million of the Convertible Senior Debentures (the Debentures) in a private placement offering. The Debentures were subsequently registered in October 2004 pursuant to the registration rights agreement entered into in connection with the offering. In November 2006, Quanex Corporation filed a post-effective amendment to deregister all unsold securities under the registration statement as Quanex Corporation’s obligation to maintain the effectiveness of such registration statement has expired; the SEC declared this post-effective amendment effective on November 22, 2006. The net proceeds from the offering, totaling approximately $122.0 million, were used to repay a portion of the amounts outstanding under the former credit facility. The Debentures are general unsecured senior obligations, ranking equally in right of payment with all existing and future unsecured senior indebtedness, and senior in right of payment to any existing and future subordinated indebtedness. The Debentures are effectively subordinated to all senior secured indebtedness and all indebtedness and liabilities of subsidiaries, including trade creditors.

The Debentures are convertible into shares of Quanex Corporation common stock, upon the occurrence of certain events, at an adjusted conversion rate of 39.7230 shares of common stock per $1,000 principal amount of notes. This conversion rate is equivalent to an adjusted conversion price of $25.17 per share of common stock, subject to adjustment in some events such as a common stock dividend or an increase in the cash dividend. Adjustments to the conversion rate are made when the cumulative adjustments exceed 1% of the conversion rate. In January 2005, Quanex Corporation announced that it had irrevocably elected to settle the principal amount of the Debentures in cash when they become convertible and are surrendered by the holders thereof. Quanex Corporation retains its option to satisfy any excess conversion obligation (stock price in excess of conversion price) with either shares, cash or a combination of shares and cash. Based on the provisions of EITF Issue No. 01-6 “The Meaning of Indexed to a Company’s Own Stock” and EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock”, the conversion feature of the Debenture is not subject to the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) and accordingly has not been bifurcated and accounted for separately as a derivative under SFAS 133.

The Debentures are only convertible under certain circumstances, including: (i) during any fiscal quarter if the closing price of Quanex Corporation’s common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the previous fiscal quarter is more than 120% of the conversion price per share of Quanex Corporation’s common stock on such last trading day; (ii) if Quanex Corporation calls the Debentures for redemption; or (iii) upon the occurrence of certain corporate transactions, as defined. Upon conversion, Quanex Corporation has the right to deliver common stock, cash or a combination of cash and common stock. Quanex Corporation may redeem some or all of the Debentures for cash any time on or after May 15, 2011 at the Debentures’ full principal amount plus accrued and unpaid interest, if any. Holders of the Debentures may require Quanex Corporation to purchase, in cash, all or a portion of the Debentures on May 15, 2011, 2014, 2019, 2024 and 2029, or upon a fundamental change, as defined, at the Debentures’ full

F-21

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

principal amount plus accrued and unpaid interest, if any. Excluding the first fiscal quarter of fiscal 2007, the Debentures have been convertible effective May 1, 2005 and continue to be convertible though the quarter ending April 30, 2008, as the closing price of Quanex Corporation’s common stock exceeded the contingent conversion price during the applicable periods as described in (i) above. The Debentures have been classified as current on the Businesses’ combined balance sheets since October 31, 2007 as it is reasonably expected that the Debentures will be settled within twelve months.

During the first fiscal quarter of 2008, certain holders elected to convert $9.4 million principal of Debentures. The Businesses paid $18.8 million to settle these conversions, including the premium which the Businesses opted to settle in cash. The Businesses recognized a $9.7 million loss on early extinguishment which represents the conversion premium and the non-cash write-off of unamortized debt issuance costs. The loss is reported in Other, net in the Combined Statements of Income.

Other Debt Instruments

The Businesses’ 6.50% City of Huntington, Indiana Economic Development Revenue Bonds were scheduled to mature in August 2010. On August 1, 2007, the Businesses elected to prepay these bonds without penalty as permitted by the indenture. Principal at payoff was $1.7 million.

Additional Debt Disclosures

The Businesses’ combined debt had a weighted average interest rate of 2.5% and 2.6% as of October 31, 2007 and October 31, 2006, respectively. All of the debt had a fixed interest rate at October 31, 2007 and 2006, and January 31, 2008. As of January 31, 2008, the Businesses have $14.7 million in letters of credit and corporate guarantees, of which $12.3 million in letters of credit fall under the Credit Facility sublimit.

Aggregate maturities of long-term debt at January 31, 2008, including the expectation that the Debentures will be settled within twelve months, are as follows (in thousands):

2008	$115,600
2009	—
2010	—
2011	—
2012	—
Thereafter	—

Total	$115,600

9.	Pension Plans and Other Postretirement Benefits

Vehicular Products has a number of retirement plans covering substantially all employees. The Businesses provide both defined benefit and defined contribution plans. In general, the plant or location of his/her employment determines an employee’s coverage for retirement benefits.

On October 31, 2007, the Businesses adopted the recognition and disclosure provisions of SFAS 158. See Note 1 for additional information regarding the impact of the adoption of SFAS 158.

Defined Benefit Plans

Vehicular Products has non-contributory, single employer defined benefit pension plans that cover substantially all non-union employees and union employees. For participants prior to January 1, 2007, these defined benefit pension plans pay benefits to employees at retirement using formulas based upon years of service and either compensation rates near retirement or a flat dollar multiplier, as applicable.

F-22

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Effective January 1, 2007, Quanex Corporation amended one of its defined benefit pension plans to reflect a new cash balance formula for all new salaried employees hired on or after January 1, 2007 and for any non-union employees who were not participating in a defined benefit plan prior to January 1, 2007. All new salaried employees and many of the employees converted from other defined contribution plans are eligible to receive credits equivalent to 4% of their annual eligible wages. Additionally, every year the participants will receive an interest related credit on their respective balance equivalent to the prevailing 30-year Treasury rate. As previously discussed, benefits for participants in this plan prior to January 1, 2007 are based on a more traditional formula for retirement benefits.

Vehicular Products also provides certain healthcare and life insurance benefits for eligible retired employees employed prior to January 1, 1993. Certain employees may become eligible for those benefits if they reach normal retirement age while working for Vehicular Products. Vehicular Products continues to fund benefit costs on a pay-as-you-go basis. For fiscal year 2007, the Businesses made benefit payments totaling $0.4 million, compared to $0.6 million and $0.7 million in fiscal 2006 and 2005, respectively.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was signed into law on December 8, 2003. This Act introduces a Medicare prescription-drug benefit beginning in 2006 as well as a federal subsidy to sponsors of retiree health care plans that provide a benefit at least “actuarially equivalent” to the Medicare benefit. Management has concluded that Vehicular Products’ plans are at least “actuarially equivalent” to the Medicare benefit. The Businesses have not included the federal subsidy from the Act for those eligible. The impact to net periodic benefit cost and to benefits paid did not have a material impact on the combined financial statements.

F-23

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Funded Status and Net Periodic Benefit Cost

The funded status of the defined benefit pension plans and other retiree benefit plans at the respective year-ends was as follows:

	Pension		Postretirement
	Benefits		Benefits
	October 31,
	2007	2006	2007	2006
	(In thousands)

Change in Benefit Obligation
Benefit obligation at beginning of year(1)	$70,811	$65,268	$7,103	$7,445
Service cost	7,524	4,579	63	77
Interest cost	4,208	3,817	393	386
Amendments	—	—	(2)	—
Actuarial loss (gain)	(4,379)	(870)	(525)	(230)
Benefits paid	(1,511)	(1,320)	(322)	(575)
Administrative expenses	(933)	(663)	—	—

Benefit obligation at end of year(1)	$75,720	$70,811	$6,710	$7,103

Change in Plan Assets
Fair value of plan assets at beginning of year	$65,129	$44,644
Actual return on plan assets	9,829	7,700
Employer contributions	508	14,768
Benefits paid	(1,511)	(1,320)
Administrative expenses	(933)	(663)

Fair value of plan assets at end of year	$73,022	$65,129

Funded Status	$(2,698)	$(5,682)	$(6,710)	$(7,103)

(1)	For the pension benefit plans, the benefit obligation is the projected benefit obligation. For other retiree benefit plans, the benefit obligation is the accumulated postretirement benefit obligation.

	Pension		Postretirement
	Benefits		Benefits
	October 31,
	2007	2006	2007	2006
	(In thousands)

Reconciliation of Funded Status
Funded status at end of year	$(2,698)	$(5,682)	$(6,710)	$(7,103)
Unrecognized prior service cost (credit)	n/a	1,178	n/a	(351)
Unrecognized net actuarial loss (gain)	n/a	11,094	n/a	652

Net amount recognized	$(2,698)	$6,590	$(6,710)	$(6,802)

F-24

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

	Pension		Postretirement
	Benefits		Benefits
	October 31,
	2007	2006	2007	2006
	(In thousands)

Amounts Recognized in the Combined Balance Sheet:
Other assets	$1,054	$4,725	$—	$—
Accrued liabilities	—	(92)	(523)	—
Pension obligation / postretirement benefit	(3,750)	(1,115)	(6,189)	(6,802)
Minimum pension liability	—	3,071	—	—

Net amount recognized	$(2,696)	$6,589	$(6,712)	$(6,802)
Amounts Recognized in Accumulated Other Comprehensive Income (pretax):
Net actuarial (gain) loss	$3,964	n/a	$918	n/a
Net prior service cost (credit)	1,773	n/a	(1,087)	n/a
Net transition obligation (asset)	—	n/a	—	n/a

Total	$5,737	n/a	$(169)	n/a

The accumulated benefit obligation is the present value of pension benefits (whether vested or unvested) attributed to employee service rendered before the measurement date and based on employee service and compensation prior to that date. The accumulated benefit obligation differs from the projected benefit obligation in that it includes no assumption about future compensation levels. The accumulated benefit obligations of Vehicular Products’ pension plans as of the measurement dates in 2007 and 2006 were $65.9 million and $61.5 million, respectively. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were:

	October 31,
	2007	2006
	(In thousands)

Projected benefit obligation	$1,783	$20,436
Accumulated benefit obligation	1,783	20,436
Fair value of plan assets	1,655	19,314

F-25

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Components of the net periodic benefit cost were as follows:

	January 31,		October 31,
	2008	2007	2007	2006	2005
	(In thousands)

Pension Benefits:
Service cost	$2,070	$1,431	$7,524	$4,579	$4,191
Interest cost	1,158	1,003	4,208	3,817	3,416
Expected return on plan assets	(1,504)	(1,094)	(5,465)	(4,170)	(3,449)
Amortization of unrecognized transition asset	—	—	—	—	(46)
Amortization of unrecognized prior service cost	55	53	201	200	201
Amortization of unrecognized net loss	93	237	337	899	891

Net periodic benefit cost	$1,872	$1,630	$6,805	$5,325	$5,204

	January 31,		October 31,
	2008	2007	2007	2006	2005
	(In thousands)

Postretirement Benefits:
Service cost	$16	$19	$63	$77	$80
Interest cost	99	97	393	386	399
Expected return on plan assets	—	—	—	—	—
Amortization of unrecognized transition asset	—	—	—	(54)	(54)
Amortization of unrecognized prior service cost	(14)	(13)	(55)	—	—
Amortization of unrecognized net loss	—	—	—	—	—

Net periodic benefit cost	$101	$103	$401	$409	$425

The amount of prior service cost and net actuarial gain for the defined benefit pension plans that is expected to be amortized from accumulated other comprehensive income and reported as a component of net periodic benefit cost during fiscal 2008 is $199 thousand and $9 thousand, respectively. The amount of prior service cost for the other retiree benefit plans that is expected to be amortized from accumulated other comprehensive income and reported as a component of net periodic benefit cost during fiscal 2008 is $55 thousand.

Measurement Date and Assumptions

The Businesses use an October 31 measurement date for their defined benefit plans. The Businesses determine their actuarial assumptions on an annual basis. The assumptions for the pension benefit and

F-26

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

postretirement benefits calculations, as well as assumed health care cost trend rates, for the years ended October 31, are as follows:

	Pension Benefits			Postretirement Benefits
	October 31,
	2007	2006	2005	2007	2006	2005
Weighted average assumptions to determine benefit obligation at year-end:
Discount rate	6.40%	5.98%	5.75%	6.40%	5.98%	5.75%
Rate of compensation increase	4.00%	4.00%	4.00%	n/a	n/a	n/a

Weighted average assumptions to determine net periodic benefit costs:
Discount rate	5.98%	5.75%	5.75%	5.98%	5.98%	5.75%
Expected return on plan assets	8.50%	8.50%	8.50%	n/a	n/a	n/a
Rate of compensation increase	4.00%	4.00%	4.00%	n/a	n/a	n/a

Health care cost trend rate assumed for next year	n/a	n/a	n/a	7.9%	9.0%	10.0%
Ultimate trend rate	n/a	n/a	n/a	4.5%	4.5%	5.0%
Year rate reaches ultimate trend rate	n/a	n/a	n/a	2011	2011	2011

The discount rate is used to calculate the present value of the projected benefit obligation for pension benefits and the accumulated postretirement benefit obligation for postretirement benefits. The rates are determined based on high-quality fixed income securities that match the duration of expected benefit payments. The Businesses use a portfolio of high quality corporate bonds (i.e. rated Aa- or better) that match the duration of the expected benefit payments to establish the discount rate for this assumption.

The expected return on plan assets is used to determine net periodic pension expense. The rate of return assumptions are based on projected long-term market returns for the various asset classes in which the plans are invested, weighted by the target asset allocations. The return assumption is reviewed annually.

The rate of compensation increase represents the long-term assumption for expected increases to salaries.

The health care cost trend rate represents the Businesses’ expected annual rates of change in the cost of health care benefits. The trend rate noted above represents a forward projection of health care costs as of the measurement date. Our projection for fiscal year 2008 is an increase in health care costs of 7.9%. For measurement purposes, the annual increase in health care costs was assumed to decrease gradually to 4.5% percent by fiscal year 2011 and remain at that level thereafter.

Postretirement plan assumptions reflect our historical experience and our best judgments regarding future expectations. Assumed health care cost trend rates could have an effect on the amounts reported for post retirement benefit plans. A one-percentage point change in assumed health care cost trend rates would have the following effects as of October 31, 2007:

	One	One
	Percent	Percent
	Increase	Decrease
	(In thousands)

Effect on total service and interest cost components	$8	$(7)
Effect on postretirement benefit obligation	150	(137)

F-27

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Plan Assets

The Businesses’ target allocation for the year ending October 31, 2007 and actual asset allocation by asset category as of October 31, 2007 and 2006 are as follows:

		Actual Allocation at
	Target	October 31,
	Allocation	2007	2006

Equity securities	70.0%	70.0%	70.5%
Debt securities	30.0%	30.0%	29.5%

The Businesses’ investment objective for defined benefit plan assets is to meet the plans’ benefit obligations, while minimizing the potential for future required Businesses’ plan contributions. The investment strategies focus on asset class diversification, liquidity to meet benefit payments and an appropriate balance of long-term investment return and risk. Target ranges for asset allocations are determined by matching the actuarial projections of the plans’ future liabilities and benefit payments with expected long-term rates of return on the assets, taking into account investment return volatility and correlations across asset classes. Plan assets are diversified across several investment managers and are generally invested in liquid funds that are selected to track broad market equity and bond indices. Investment risk is carefully controlled with plan assets rebalanced to target allocations on a periodic basis and continual monitoring of investment managers performance relative to the investment guidelines established with each investment manager.

Expected Benefit Payments and Funding

The Businesses’ pension funding policy is generally to make the minimum annual contributions required by applicable regulations. In fiscal 2007, the Businesses made voluntary pension contributions in excess of the minimum contribution totaling $0.3 million towards the 2006 plan year. In fiscal 2006, the Businesses made voluntary pension contributions in excess of the minimum contribution totaling $11.9 million towards the 2005 plan year. After taking into account recent voluntary contributions, the minimum pension contribution required to be made during fiscal 2008 for the 2007 plan year is $9 thousand.

During the three months ended January 31, 2008, the Businesses made no contributions to their defined benefit plans. Management’s best estimate of its cash requirements for the pension benefit plans and postretirement benefit plans for the remainder of the year ending October 31, 2008 is $0.4 million and $0.5 million, respectively. For the pension benefit plans, this is comprised of expected contributions to the plan, whereas for postretirement benefit plans, this is comprised of expected contributions that will be used directly for benefit payments. Expected contributions are dependent on many variables, including the variability of the market value of the assets as compared to the obligation and other market or regulatory conditions. In addition, the Businesses take into consideration their business investment opportunities and resulting cash requirements. Accordingly, actual funding may differ greatly from current estimates.

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NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Total benefit payments expected to be paid to participants, which include payments funded from the Businesses’ assets, as discussed above, as well as payments paid from the plans are as follows:

	Pension	Postretirement
Years Ended October 31,	Benefits	Benefits
	(In thousands)

Expected Benefit Payments
2008	$1,960	$538
2009	2,504	553
2010	3,089	553
2011	3,719	560
2012	4,401	571
2013-2017	$33,153	$2,760

Defined Contribution Plans

The Businesses also have defined contribution plans to which both employees and the Businesses make contributions. The Businesses contributed approximately $0.8 million, $0.4 million and $0.4 million to these plans in fiscal 2007, 2006 and 2005, respectively. At October 31, 2007, assets of the Businesses’ defined contribution plans included shares of Quanex Corporation’s common stock with a market value of approximately $4.0 million, which represented approximately 6.9% of the total fair market value of the assets in the Businesses’ defined contribution plans.

Other

Vehicular Products has a Supplemental Benefit Plan covering certain key officers of the Businesses. Earned vested benefits under the Supplemental Benefit Plan were approximately $0.6 million and $1.2 million at October 31, 2007 and 2006, respectively. The Businesses intend to fund these benefits with life insurance policies valued at $29.5 million as of October 31, 2007. The Businesses also have a non-qualified Deferred Compensation Plan covering members of Quanex Corporation’s Board of Directors and certain key employees of the Businesses. Earned vested benefits under the Deferred Compensation Plan were approximately $1.9 million and $2.7 million at October 31, 2007 and 2006, respectively.

10.	Industry Segment Information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS 131) requires disclosure of certain information about the Businesses’ operating segments where operating segments are defined as “components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (CODM) in deciding how to allocate resources and in assessing performance.” Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Based on this definition, Vehicular Products has one reportable segment.

For the years ended October 31, 2007, 2006 and 2005, one customer represented 10% or more of the combined net sales of the Businesses. Formtech Industries represented 10.4%, 11.6% and 12.3% for the years ended October 31, 2007, 2006 and 2005, respectively.

Net Sales by Product Information

Reportable segment net sales separately reflect revenues for each group of similar products and services. The Vehicular Products segment sells engineered steel bars.

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NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Geographic Information

Operations of the Businesses and all identifiable assets are located in the United States. Net sales by geographic region are attributed to countries based on the location of the customer and are as follows:

	Years Ended October 31,
	2007	2006	2005
	(In thousands)

Net Sales
United States	$999,844	$928,831	$967,947

Mexico	56,047	47,924	36,679
Canada	26,479	10,224	7,792
Asian countries	1,407	403	—
European countries	833	1,417	4,563
Other foreign countries	436	—	—

Total foreign	85,202	59,968	49,034

Total net sales	$1,085,046	$988,799	$1,016,981

11.	Related Party Transactions

Cash Management

Quanex Corporation uses a centralized approach to cash management and financing operations. Cash of the Businesses is available for use and is regularly “swept” by Quanex Corporation at its discretion. Quanex Corporation also funds the Businesses’ operating and investing activities as needed. Transfers of cash both to and from Quanex Corporation’s cash management system are reflected as a component of Parent Company Investment within Parent Company Equity in the Combined Balance Sheets.

Allocated Expenses

Selling, general and administrative.  The Businesses’ combined income statements include corporate overhead expenses that pertain directly to the Businesses, previously divested non-Building Products operations and former corporate employees. The estimated expenses are intended to reflect only those expenses that will remain with the Businesses following the spin-off of Quanex Corporation’s Building Products operations. Corporate overhead expenses reflected in the Businesses’ combined financial statements include items such as stock-based compensation and long-term incentive directly related to Vehicular Products employees and environmental remediation costs associated with previously owned operations.

LIFO Reserve (Cost of sales).  Quanex Corporation historically has calculated the LIFO reserve based on a single consolidated pool for its consolidated financial statements. For purposes of these carve-out combined financial statements, management made certain assumptions and estimates to allocate a portion of the Quanex Corporation LIFO reserve to the Businesses. Like the Quanex Corporation LIFO reserve, the basis of the Businesses’ LIFO reserve was the dollar-value link chain LIFO method. During fiscal 2007, 2006 and 2005, the Businesses were allocated $11.2 million, $5.0 million and $(1.7) million respectively, of LIFO expense/(income), which is included within Cost of Sales in the Combined Statements of Income; the corresponding carve-out balance sheet impact was a reduction/(increase) to the LIFO reserve within Inventory.

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NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

The allocated expenses described above are reported as follows:

	For the Three Months		For The Years
	Ended January 31,		Ended October 31,
	2008	2007	2007	2006	2005
	(In thousands)

Cost of sales:
Direct to Businesses	$231,429	$177,460	$892,668	$782,269	$772,401
Allocated LIFO charge	—	—	11,220	4,980	(1,692)

Combined	$231,429	$177,460	$903,888	$787,249	$770,709

Selling, general and administrative:
Direct to Businesses	$5,763	$4,746	$20,612	$17,840	$21,179
Allocated from Quanex corporate	4,593	1,772	7,171	2,046	1,582

Combined	$10,356	$6,518	$27,783	$19,886	$22,761

Insurance

Quanex Corporation also charges the Businesses for their share of group health insurance costs for eligible company employees based upon location-specific costs and actual loss experience incurred during a fiscal year. In addition, various other insurance coverages are also provided to the Businesses through Quanex Corporation’s corporate programs. Workers compensation, auto, property, product liability and other insurance coverages are charged directly to the Businesses based on actual loss experience.

12.	Stock-Based Compensation

All equity awards (restricted stock awards and stock options) for the Businesses were granted under Quanex Corporation’s equity incentive plans. In the first quarter of fiscal 2006, Quanex Corporation adopted SFAS 123R which required Quanex Corporation to measure all employee stock-based compensation awards using a fair value method and record such expense in the consolidated financial statements beginning as of November 1, 2005. See Note 1 for impact of the adoption. As previously mentioned, stock-based compensation expense for current and former employees of the Businesses and former executives of Quanex Corporation has been pushed down to the Businesses and is reported in Selling, general and administrative expenses. The following discussion of stock-based compensation, the related shares and share prices pertain to stock issued and traded publicly by Quanex Corporation.

Quanex Corporation has stock option and restricted stock plans which provide for the granting of stock options and common shares to key employees. Quanex Corporation’s practice is to grant options and restricted stock to employees at Quanex Corporation’s December board meeting and occasionally to key employees on their respective dates of hire. The exercise price of the option award is equal to the closing market price on these pre-determined dates. The following table shows a summary of information with respect to stock option and restricted stock compensation for the periods ending October 31, 2007, 2006 and 2005, and the periods

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VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

ended January 31, 2008 and 2007 which are included in the Combined Statements of Income for those respective periods:

	Three Months Ended		Years Ended
	January 31,		October 31,
	2008	2007	2007	2006	2005
	(In thousands)

Total pretax stock-based compensation expense included in net income	$79	$457	$1,111	$1,375	$46
Income tax benefit related to stock-based compensation included in net income	$28	$163	$388	$483	$17

The Businesses have not capitalized any stock-based compensation cost as part of inventory or fixed assets during the periods presented.

Restricted Stock Plans

Under the Quanex Corporation’s restricted stock plans, common stock may be awarded to key employees, officers and non-employee directors. The recipient is entitled to all of the rights of a shareholder, except that during the forfeiture period the shares are nontransferable. The awards vest over a specified time period, but typically either immediately vest or cliff vest over a three-year period with service as the vesting condition. Upon issuance of stock under the plan, fair value is measured by the grant date price of Quanex Corporation’s shares. This fair value is then expensed over the restricted period with a corresponding increase to additional paid-in-capital. A summary of non-vested restricted shares at October 31, 2007, and changes during the period ended October 31, 2007, for the Businesses, is presented below:

		Weighted-
		Average Grant-
		Date Fair Value
	Shares	Per Share

Nonvested at October 31, 2006	33,075	$26.93
Granted	6,100	38.06
Vested	(23,175)	28.31
Forfeited	—	—

Nonvested at October 31, 2007	16,000	$33.67

The weighted-average grant-date fair value of restricted stock granted during the years ended October 31, 2007, 2006 and 2005 was $38.06, $40.95 and $26.31, respectively. The total fair value of restricted stock vested during the years ended October 31, 2007, 2006 and 2005 was $0.7 million, $0.0 million and $0.1 million, respectively. Total unrecognized compensation cost related to unamortized restricted stock awards was $0.2 million as of January 31, 2008. That cost is expected to be recognized over a weighted-average period of 1.7 years as of January 31, 2008.

Valuation of Stock Options under SFAS 123R

Under SFAS 123R, Quanex Corporation continues to use the Black-Scholes-Merton option-pricing model to estimate the fair value of its stock options. However, Quanex Corporation has applied the expanded guidance under SFAS 123R and SAB 107 for the development of its assumptions used as inputs for the Black-Scholes-Merton option pricing model for grants beginning November 1, 2005. Expected volatility is determined using historical volatilities based on historical stock prices for a period that matches the expected term. The expected volatility assumption is adjusted if future volatility is expected to vary from historical experience. The expected term of options represents the period of time that options granted are expected to be

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NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

outstanding and falls between the option’s vesting and contractual expiration dates. The expected term assumption is developed by using historical exercise data adjusted as appropriate for future expectations. Separate groups of employees that have similar historical exercise behavior are considered separately. Accordingly, the expected term range given below results from certain groups of employees exhibiting different behavior. The risk-free rate is based on the yield at the date of grant of a zero-coupon U.S. Treasury bond whose maturity period equals the option’s expected term. The fair value of each option was estimated on the date of grant. The following is a summary of valuation assumptions for grants during the years ended October 31, 2007, 2006 and 2005 and the three months ended January 31, 2008 and 2007:

	Grants During the
	Three Months Ended		Years Ended
	January 31,		October 31,
	2008	2007	2007	2006	2005
Valuation assumptions	(SFAS 123R)	(SFAS 123R)	(SFAS 123R)	(SFAS 123R)	(SFAS 123)

Weighted-average expected volatility	—	36.5%	36.5%	35.0%	35.4%
Expected term (in years)	—	4.9-5.1	4.9-5.1	4.8-5.2	5.0
Risk-free interest rate	—	4.4%	4.5%	4.4%	3.5%
Expected dividend yield over expected term	—	1.75%	1.75%	2.0%	1.5%

The weighted-average grant-date fair value of options granted during the years ended October 31, 2007, 2006 and 2005 was $12.69, $12.93 and $8.38, respectively, and during the three months ended January 31, 2007 was $12.49. The increase in per share fair value of the options in 2006 compared to 2005 was primarily related to the increase in Quanex Corporation’s stock price on the date of grant to an average price of approximately $41 per share in fiscal 2006 from $26 per share in fiscal 2005.

Proforma Effect Prior to the Adoption of SFAS 123R

The following table presents the proforma effect on net income and earnings per share as if the Businesses had applied the fair value recognition provisions of SFAS 123 to stock-based compensation prior to the adoption of SFAS 123R during the year ending October 31, 2005 (in thousands except per share amounts).

2005

Net income, as reported	$96,135
Add: Restricted stock compensation, net of forfeitures included in reported net income, net of tax	29
Deduct: Total stock-based employee compensation (restricted stock amortization and stock option expense determined under SFAS 123 fair value based method), net of related tax effects	(730)

Pro forma net income	$95,434

Disclosures for the year ended October 31, 2007 and 2006 and the three months ended January 31, 2008 and 2007 are not presented as the amounts are recognized in the combined financial statements.

2006 Omnibus Incentive Plan

At the Quanex Corporation annual meeting in February 2006, the Quanex Corporation stockholders approved the Quanex Corporation 2006 Omnibus Incentive Plan (the 2006 Plan). The 2006 Plan provides for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock awards, performance unit awards, annual incentive awards, other stock-based awards and cash-based awards. The 2006 Plan is administered by the Compensation Committee of the Quanex Corporation Board and

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VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

allows for immediate, graded or cliff vesting options, but options must be exercised no later than ten years from the date of grant. The aggregate number of shares of common stock authorized for grant under the 2006 Plan is 2,625,000. Any officer, key employee and / or non-employee director of Corporation or any of its affiliates is eligible for awards under the 2006 Plan. The initial awards granted under the 2006 Plan were during the third fiscal quarter of 2006; service is the vesting condition.

A summary of stock option activity under the 2006 Plan during the year ended October 31, 2007 is presented below:

			Weighted-Average
		Weighted-Average	Remaining
		Exercise Price Per	Contractual Term	Aggregate Intrinsic
	Shares	Share	(in years)	Value (000’s)

Outstanding at October 31, 2006	—	$—
Granted	55,400	$37.85
Exercised	—	—
Cancelled	(2.650)	$37.47
Expired	—	—

Outstanding at October 31, 2007	52,750	$37.87	9.1	$175

Vested or expected to vest at October 31, 2007	47,475	$37.87	9.1	$158

Exercisable at October 31, 2007	—	$—	—	$—

No options were exercised during fiscal years 2007 and 2006.

A summary of the nonvested stock option shares under the 2006 Plan during the year ended October 31, 2007 is presented below:

		Weighted-Average
		Grant-Date Fair
	Shares	Value Per Share

Nonvested at October 31, 2006	—	$—
Granted	55,400	12.69
Vested	—	—
Forfeited	(2,650)	12.56

Nonvested at October 31, 2007	52,750	$12.70

Total unrecognized compensation cost related to stock options granted under this plan was $0.2 million as of October 31, 2007. That cost is expected to be recognized over a weighted-average period of 1.9 years.

Key Employee and Non-Employee Director Stock Option Plans

Quanex Corporation’s 1996 Employee Stock Option and Restricted Stock Plan (the 1996 Plan) and 1997 Key Employee Stock Plan (the 1997 Plan) provide for the granting of options to employees and non-employee directors of up to an aggregate of 6,637,500 common shares. Unless otherwise provided by Quanex Corporation’s Board of Directors at the time of grant, options become exercisable in one-third increments maturing cumulatively on each of the first through third anniversaries of the date of grant and must be

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NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

exercised no later than ten years from the date of grant. The 1996 Plan expired as of December 31, 2005, and the 1997 Plan was terminated effective December 31, 2005.

A summary of stock option activity under the 1996 Plan and the 1997 Plan during the year ended October 31, 2007 is presented below:

			Weighted-Average
		Weighted-Average	Remaining
		Exercise Price Per	Contractual Term	Aggregate Intrinsic
	Shares	Share	(in years)	Value (000’s)

Outstanding at October 31, 2006	293,143	$25.42
Granted	—	—
Exercised	(75,312)	24.15
Cancelled	(1,375)	36.96
Expired	—	—

Outstanding at October 31, 2007	216,456	$25.80	5.7	$3,332

Vested or expected to vest at October 31, 2007	207,727	$25.46	5.7	$3,267

Exercisable at October 31, 2007	129,166	$20.39	6.0	$2,687

The total intrinsic value of options (the amount by which the market price of the stock on the date of exercise exceeded the exercise price of the option) exercised during the years ended October 31, 2007, 2006 and 2005 was $1.7 million, $6.8 million and $7.2 million, respectively.

A summary of the nonvested stock option shares under the 1996 Plan and the 1997 Plan during the year ended October 31, 2007 is presented below:

		Weighted-Average
		Grant-Date Fair
	Shares	Value Per Share

Nonvested at October 31, 2006	195,192	$9.48
Granted	—	—
Vested	(106,527)	8.47
Forfeited	(1,375)	11.77

Nonvested at October 31, 2007	87,290	$10.68

Total unrecognized compensation cost related to stock options granted under these plans was $0.2 million as of October 31, 2007. That cost is expected to be recognized over a weighted-average period of 0.7 years. The total fair value of shares vested during the years ended October 31, 2007, 2006 and 2005 was $0.9 million, $1.4 million and $1.1 million, respectively.

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VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Three months ended January 31, 2008

Below is a table summarizing the stock option activity in all plans since October 31, 2007:

		Weighted-
		Average	Weighted-Average	Aggregate
		Exercise	Remaining	Intrinsic
		Price	Contractual	Value
	Shares	Per Share	Term (in years)	(000’s)

Outstanding at October 31, 2007	269,206	$28.16
Granted	—	—
Exercised	(35,201)	29.64
Forfeited or expired	—	—

Outstanding at January 31, 2008	234,005	$27.94	6.7	$5,726

Vested or expected to vest at January 31, 2008	227,771	$27.64	6.6	$5,643

Exercisable at January 31, 2008	171,669	$23.90	6.3	$4,894

The total intrinsic value of options exercised during the three months ended January 31, 2008 and 2007 was $0.7 million and $0.3 million, respectively.

A summary of the nonvested stock option shares under all plans during the three months ended January 31, 2008 is presented below:

		Weighted-Average
		Grant-Date Fair
	Shares	Value Per Share

Nonvested at October 31, 2007	140,040	$11.44
Granted	—	—
Vested	(77,704)	10.33
Forfeited	—	—

Nonvested at January 31, 2008	62,336	$12.83

13.	Fair Value of Financial Instruments

The fair values of the Businesses’ financial assets approximate the carrying values reported on the combined balance sheet. The estimated fair value of the Businesses’ long-term debt was $212.0 million and $216.4 million as compared to the carrying amounts of $125.0 million and $126.7 million, as of October 31, 2007 and 2006, respectively. The fair value over carrying amounts primarily relates to the Businesses’ Debentures discussed in Note 8. The fair value of long-term debt was based on quotes from an industry pricing service or recent transactions.

14.	Commitments

The Businesses have operating leases for certain real estate and equipment. Rental expense for the years ended October 31, 2007, 2006, and 2005 was $2.5 million, $2.1 million, and $2.0 million, respectively.

The Businesses are party to non-cancelable purchase obligations. Amounts purchased under these purchase obligations for the years ended October 31, 2007, 2006 and 2005 were $0.4 million, $0.5 million and $0.5 million, respectively.

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VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Future minimum payments as of October 31, 2007, by year and in the aggregate under operating leases having original non-cancelable lease terms in excess of one year and estimated non-cancellable purchase obligations with remaining terms in excess of a year as of October 31, 2007, by year and in the aggregate were as follows (in thousands):

	Operating	Purchase
	Leases	Obligations

2008	$2,736	$853
2009	1,445	771
2010	674	279
2011	172	—
2012	8	—
Thereafter	—	—

Total	$5,035	$1,903

15.	Contingencies

Environmental

Vehicular Products is subject to extensive laws and regulations concerning the discharge of materials into the environment and the remediation of chemical contamination. To satisfy such requirements, the Businesses must make capital and other expenditures on an ongoing basis. The Businesses accrue their best estimates of their remediation obligations and adjust such accruals as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies, and regulatory approvals. In accruing for environmental remediation liabilities, costs of future expenditures are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. When environmental laws might be deemed to impose joint and several liability for the costs of responding to contamination, the Businesses accrue their allocable share of liability taking into account the number of parties participating, their ability to pay their shares, the volumes and nature of the wastes involved, the nature of anticipated response actions, and the nature of the Businesses’ alleged connections. The cost of environmental matters has not had a material adverse effect on the Businesses’ operations or financial condition in the past, and management is not aware of any existing conditions that it currently believes are likely to have a material adverse effect on the Businesses’ operations, financial condition or cash flows.

Total environmental reserves and corresponding recoveries for Vehicular Products’ current plants, former operating locations, and disposal facilities were as follows:

	January 31,	October 31,
	2008	2007	2006
	(In thousands)

Current(1)	$1,635	$1,394	$1,091
Non-current	8,077	8,499	9,005

Total environmental reserves	$9,712	$9,893	$10,096

(1)	Reported in Accrued liabilities on the Consolidated Balance Sheets

Approximately $2.4 million of the January 31, 2008 reserve represents administrative costs; the balance represents estimated costs for investigation, studies, cleanup, and treatment. As discussed below, the reserve includes net present values for certain fixed and reliably determinable components of the Businesses’

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VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

remediation liabilities. Without such discounting, the Businesses’ estimate of their environmental liabilities as of January 31, 2008, October 31, 2007, and October 31, 2006 would be $11.2 million, $11.3 million, and $11.9 million, respectively. The changes in the environmental reserves during fiscal 2007 and the first quarter of fiscal 2008 primarily consisted of cash payments for existing environmental matters.

The Businesses’ reserve for their MACSTEEL plant in Jackson, Michigan is $5.7 million or 59% of the Businesses’ total environmental reserve. Installation of an hydraulic barrier (sheet pile wall) and groundwater extraction and treatment system (the interim remedy) to prevent impacted groundwater migration emanating from a historical plant landfill and slag cooling and sorting operation was completed in mid-November 2007. The groundwater treatment system startup began in January 2008 and is expected to be fully operational within the next calendar year. The primary component of the reserve is for the estimated cost of operating the groundwater extraction and treatment system for the interim remedy over the next nine years. The Businesses have estimated the annual cost of operating the system to be approximately $0.5 million. These operating costs and certain other components of the Jackson reserve have been discounted utilizing a discount rate of 4.5% and an estimated inflation rate of 2.0%. Without discounting, the Businesses’ estimate of their Jackson remediation liability as of January 31, 2008 would be $6.3 million. In addition, on February 5, 2008, the Businesses met with the MDEQ to discuss the scope of a remedial investigation to determine if other portions of the site have been impacted by historical activities. The Businesses expect to submit a remedial investigation work plan to MDEQ for approval by the end of the second fiscal quarter. Depending on the effectiveness of the interim remedy, the final scope of the remedial investigation, the results of future operations, and regulatory concurrences, the Businesses may incur additional costs to implement a final site remedy and may pay costs beyond the nine-year time period currently projected for operation of the interim remedy.

Approximately 28% or $2.7 million of the Businesses’ total environmental reserve is currently allocated to cleanup work related to Piper Impact. In the fourth fiscal quarter of 2005, the Businesses sold the location on Highway 15 in New Albany, Mississippi where Piper Impact previously had operated a plant (the Highway 15 location), but as part of the sale retained environmental liability for pre-closing contamination there. The Businesses voluntarily implemented a state-approved remedial action plan at the Highway 15 location that includes natural attenuation together with a groundwater collection and treatment system. The Businesses have estimated the annual cost of operating the existing system to be approximately $0.1 million and has assumed that the existing system will continue to be effective. The primary component of the reserve is the estimated operational cost over the next 27 years, which was discounted to a net present value using a discount rate of 4.7% and an estimated inflation rate of 2.0%. The aggregate undiscounted amount of the Piper Impact remediation costs as of January 31, 2008 is $3.6 million. The Businesses continue to monitor conditions at the Highway 15 location and to evaluate performance of the remedy.

The final remediation costs and the timing of the expenditures at the Jackson plant, Highway 15 location and other sites for which the Businesses have remediation obligations will depend upon such factors as the nature and extent of contamination, the cleanup technologies employed, the effectiveness of the cleanup measures that are employed, and regulatory concurrences. While actual remediation costs therefore may be more or less than amounts accrued, the Businesses believe they have established adequate reserves for all probable and reasonably estimable remediation liabilities. It is not possible at this point to reasonably estimate the amount of any obligation for remediation in excess of current accruals because of uncertainties as to the extent of environmental impact, cleanup technologies, and concurrence of governmental authorities. The Businesses currently expect to pay the accrued remediation reserve through at least fiscal 2034, although some of the same factors discussed earlier could accelerate or extend the timing.

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VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

Tax Liability

The Businesses are currently involved in a case in Tax Court regarding the disallowance by the IRS of a capital loss deduction taken and the imposition of penalties and interest on the deficiency for the tax years 1997 and 1998. The Businesses have no expectation of the proceedings being resolved within the next twelve months. Should the IRS prevail in its disallowance of the capital loss deduction and the imposition of penalties and interest, it would result in a cash outflow by the Businesses of approximately $15.3 million. The Businesses have reserves for income tax contingencies primarily associated with this tax case as of October 31, 2007 and 2006 of $16.1 million and $13.5 million, respectively. These reserves are reported in Income taxes payable on the Combined Balance Sheets. The Businesses have provided adequate reserves in the financial statements for this contingency as described in Note 7.

Asset Retirement Obligations

Vehicular Products has conditional asset retirement obligations with respect to certain facilities that are expected to be incurred at such time that those facilities are decommissioned. Those facilities can be used for extended and indeterminate periods of time as long as they are properly maintained and/or upgraded. It is the Businesses’ practice and current intent to maintain these facilities and continue making improvements to them based on technological advances. As a result, the Businesses believe that the asset retirement obligations have indeterminate settlement dates because dates or ranges of dates upon which the Businesses would retire these assets cannot reasonably be estimated at this time. Therefore, the Businesses cannot reasonably estimate the fair value of these liabilities. The Businesses will recognize these conditional asset retirement obligations in the periods in which sufficient information becomes available to reasonably estimate their fair value using established present value techniques.

Other

A putative stockholder derivative and class action lawsuit was filed in state district court in Harris County, Texas relating to the spin-off of Quanex Building Products and Quanex Corporation’s merger with a subsidiary of Gerdau: Momentum Partners v. Raymond A. Jean, et al, Cause No. 2008-01592 (125th State District Court). This lawsuit is brought against the members of Quanex Corporation’s Board of Directors and Gerdau. The lawsuit also names Quanex Corporation as a “nominal defendant,” as is customary in putative derivative lawsuits. The plaintiff alleges, among other things, that the Quanex Corporation Board of Directors breached its fiduciary duties by benefiting as a result of the accelerated vesting of stock options, restricted stock and restricted stock units in the merger and that the preliminary proxy statement filed by Quanex Corporation is materially misleading and incomplete in certain ways. The lawsuit seeks an order requiring corrective disclosures to be issued and an award of money damages to either Quanex Corporation or a class of stockholders from the defendants. On March 13, 2008, the Court denied the plaintiff’s request for a temporary injunction. The Court also found that the plaintiff has no standing to bring derivative claims on behalf of the company because it failed to make demand on Quanex’s Board of Directors and failed to plead particularized facts to excuse demand. The Court has stayed the case until April 15, 2008, and ordered the plaintiff to re-plead by that date to attempt to cure its pleading deficiencies. The Court has further set a hearing for April 17, 2008, at which time the Court will consider dismissing plaintiff’s derivative claims. Quanex Corporation believes the lawsuit is without merit and intends to vigorously defend this action.

From time to time, the Businesses are involved in various litigation matters arising in the ordinary course of their business. Although the ultimate resolution and impact of such litigation on the Businesses is not presently determinable, the Businesses’ management believes that the eventual outcome of such litigation will not have a material adverse effect on the overall financial condition, results of operations or cash flows of the Businesses.

F-39

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

16.	Discontinued Operations

In accordance with SFAS 144, the results of operations, financial position and cash flows of Temroc and Piper Impact have been reflected in the combined financial statements and notes as a discontinued operation for all periods presented. Temroc was sold on January 27, 2006, while Piper Impact was sold on January 25, 2005.

The Businesses classified Temroc as held for sale during the fourth quarter of fiscal year 2005. The August 31, 2005 annual impairment test revealed that the carrying value of the Businesses’ Temroc business exceeded its fair value and resulted in an $11.4 million impairment loss of Temroc’s goodwill. The Businesses primarily used the present value of future cash flows to determine the fair value and validated the result against the market approach. The fiscal 2005 impairment loss resulted mostly due to a change in management’s expectations of projected cash flows, but was also impacted by an increase in the discount rate. The projected cash flows used in the 2005 evaluation reflected lower margin business from a change in the overall product mix. Later in the fourth quarter of fiscal 2005, Temroc met the held for sale criteria. Accordingly, an additional impairment loss of $1.7 million was recorded to write-down Temroc to its fair value less cost to sell as of October 31, 2005. Considering both the annual impairment testing and the classification of Temroc as held for sale, the Businesses recorded a total Temroc loss of $13.1 million during the fourth quarter of 2005.

There were no assets or liabilities of discontinued operations as of January 31, 2008, October 31, 2007 or October 31, 2006.

Operating results of the discontinued operations were as follows:

	2007	2006	2005
	(In thousands)

Net sales	$—	$5,230	$27,871

Income (Loss) from discontinued operations	—	(113)	(16,602)
Loss on sale of discontinued operations	—	(61)	(5,929)
Income tax benefit (expense)	—	44	3,393

Income (loss) from discontinued operations, net of taxes	$—	$(130)	$(19,138)

Temroc was sold in January 2006 and the working capital-based purchase price adjustment was settled in the third quarter of fiscal 2006. The sale of Temroc resulted in the disposition of the $0.4 million remaining Temroc goodwill and resulted in only an additional $61 thousand loss recorded in fiscal 2006.

The $19.1 million loss from discontinued operations for the fiscal year 2005 includes the $13.1 million Temroc non-cash impairment losses discussed above, $3.9 million after-tax loss on sale of Piper Impact, and a $1.9 million after-tax operating loss at Piper.

F-40

VEHICULAR PRODUCTS BUSINESSES OF QUANEX CORPORATION

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS — (Continued)

17.	Supplemental Financial Data

The following sets forth the Valuation and Qualifying Accounts for the three years ended October 31, 2007.

		Charged
	Balance at	(Credited) to			Balance at
	Beginning	Costs &			End
Description	of Year	Expenses	Write-offs	Other(1)	of Year
	(In thousands)

Allowance for doubtful accounts:
Year ended October 31, 2007	$2,764	$458	$(1,255)	$237	$2,204
Year ended October 31, 2006	2,796	313	(638)	293	2,764
Year ended October 31, 2005	1,683	4,462	(3,361)	12	2,796

Inventory reserves (primarily LIFO):
Year ended October 31, 2007	$32,449	$11,220	$(17)	$60	$43,712
Year ended October 31, 2006	27,469	4,980	—	—	32,449
Year ended October 31, 2005	29,562	(2,093)	—	—	27,469

Deferred tax valuation allowance:
Year ended October 31, 2007	$5,119	$—	$—	$(249)	$4,870
Year ended October 31, 2006	—	—	—	5,119	5,119
Year ended October 31, 2005	—	—	—	—	—

(1)	In fiscal 2006 a valuation allowance was established to correspond to an offsetting deferred tax asset for a capital loss carryforward, also created in fiscal 2006.

F-41

ANNEX A

Agreement and Plan of Merger dated November 18, 2007

ANNEX A

AGREEMENT AND PLAN OF MERGER
Among
GERDAU S.A.
(as “Parent”),
GERDAU DELAWARE, INC.
(as “Merger Sub”)
and
QUANEX CORPORATION
(as the “Company”)
Dated November 18, 2007

A-i

LIST OF EXHIBITS

Exhibit A — Amended Certificate of Incorporation of the Surviving Entity

Exhibit B — Amended Bylaws of the Surviving Entity

Exhibit C-1 — Spin-off Distribution Agreement

Exhibit C-2 — Spin-off Transition Services Agreement

Exhibit C-3 — Spin-off Tax Matters Agreement

Exhibit C-4 — Spin-off Employee Matters Agreement

A-ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of November 18, 2007 by and among Gerdau S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Parent”), Gerdau Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Quanex Corporation, a Delaware corporation (the “Company”). Merger Sub and the Company are sometimes hereinafter collectively referred to as the “Constituent Entities”.

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) and approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to the Merger, the Company will spin off or otherwise dispose of (the “Spin-Off”) its businesses involving the manufacture and sale of aluminum sheet and engineered materials and components primarily used in the United States building products market (the “Building Products Business”) to a newly-formed Delaware entity (“Spinco”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement, including arrangements with respect to the disposition of the Building Products Business.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1 The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Entity”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in Articles II, III and IV below and the Delaware General Corporation Law, as amended (the “DGCL”).

1.2 Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place (i) at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010-3095, at 10:15 A.M. (Central Time) on the first business day (the “Closing Date”) following the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

1.3 Effective Time.   As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and
Bylaws of the Surviving Entity

2.1 Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read as set forth in Exhibit A attached hereto (the “Certificate of Incorporation”) (including a change in the Company’s corporate name) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Entity until thereafter amended as provided therein or by applicable Law.

2.2 Bylaws.  At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read as set forth in Exhibit B attached hereto (the “Bylaws”) and, as so amended and restated, shall be the bylaws of the Surviving Entity until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Entity

3.1 Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws.

3.2 Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws.

ARTICLE IV

Effect of the Merger on the Capital Stock
of the Constituent Entities; Exchange of Certificates

4.1 Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) Merger Sub.  Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Entity.

(b) Excluded Shares.  Each share of common stock, par value $0.50 per share, of the Company (“Company Common Stock”) that is owned directly by the Company as treasury stock or by Parent or Merger Sub and in each case not held on behalf of third parties (such shares, the “Cancelled Shares”) shall be canceled, and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are owned by any wholly owned Subsidiary of the Company or by any wholly owned Subsidiary of Parent, other than shares held on behalf of third parties (such shares, collectively with Dissenters’ Shares and Cancelled Shares, the “Excluded Shares”), shall remain outstanding, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.   Each share of Company Common Stock, together with the associated Rights (each share of Company Common Stock together with the associated Right, a “Share” or, collectively, “Shares”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive $39.20 in cash from Parent, without interest (the “Merger Consideration”).

4.2 Exchange of Shares for Merger Consideration.

(a) Exchange of Certificates.  Parent shall select a bank or trust company in the United States reasonably acceptable to the Company to act as the paying agent hereunder (the “Paying Agent”). At the Effective Time, Parent shall deposit with the Paying Agent for the benefit of the holders of certificates, which immediately prior to the Effective Time represented Shares (the “Certificates”), the Merger Consideration, (the “Exchange Fund”), payable pursuant to Section 4.1(c) in exchange for outstanding Shares.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration, (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent and will be in such form and have such other provisions as Parent and the Company may specify consistent with this Agreement) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

(ii) After the Effective Time, upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive therefor pursuant to the provisions of this Article IV, and the Certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Shares that are not registered in the transfer records of the Company, payment may be issued to a person other than the person in whose name the Certificate so surrendered is registered (the “Transferee”) if such Certificate is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article IV. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article IV.

4.3 Return and Investment of Exchange Fund.

(a) Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company for 15 months after the Effective Time shall be delivered to the Surviving Entity upon demand of the Surviving Entity, and any former stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Entity for payment of their claim for the Merger Consideration; provided, that such former stockholder of the Company shall have no greater rights against the Surviving Entity than may be accorded to general creditors of the Surviving Entity under applicable Laws. None of the Company, Parent or the Surviving Entity shall be liable to any holder of Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(b) The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptance of commercial banks with capital exceeding $10 billion and provided that such investments shall be made in such a manner so as not to impair the availability of the Merger Consideration for payment on the Shares when required.

4.4 Further Ownership Rights in Shares.   All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to Shares, subject, however, to the Surviving Entity’s obligation to pay any dividends or make any other distribution with a record date prior to the Effective Time which may have been declared or made by the Company on Shares in accordance with the terms of this Agreement.

4.5 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such person is entitled pursuant to Section 4.1 with respect to Shares formerly represented thereby.

4.6 Withholding Rights.  Each of the Surviving Entity and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Shares and Company Options in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.

4.7 Closing of the Company Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Entity, they shall be canceled and exchanged as provided in this Article IV.

4.8 Dissenters’ Shares.  Notwithstanding any provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and held by holders of such Shares who exercise appraisal rights with respect thereto in accordance with applicable provisions of the DGCL, including, without limitation, Section 262 thereof (the “Dissenters’ Shares”) will not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenters’ Shares will be entitled to receive payment of the appraised value of such Dissenters’ Shares in accordance with those provisions unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights to appraisal and payment under the DGCL, such Dissenters’ Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Notwithstanding any provision of this Agreement to the contrary, if Parent or the Company abandon or are finally enjoined or prevented from carrying out the Merger and the other transactions contemplated under this Agreement, the right of each holder of Dissenters’ Shares to receive payment of the appraised value of Shares as provided herein shall terminate, effective as of the time of such abandonment, injunction, prevention or rescission.

4.9 Company Options.

(a) At the Effective Time, each option to purchase Shares granted under the Stock Plans that is outstanding immediately prior to the Effective Time (a “Company Option”) shall become fully vested and exercisable, and shall be cancelled and entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time (but in no event more than three business days following the Effective Time), an amount in cash equal to (x) the total number of shares of Company Common Stock subject to the Company Option times (y) the excess of (i) the sum of (A) the Merger Consideration and (B) the closing sales price of a share of Spinco Common Stock on the Distribution Date as reported on the Exchange over (ii) the exercise price per share under such Company Option (the terms “Spinco Common Stock,” “Distribution Date” and “Exchange” being defined in the Distribution Agreement attached hereto as Exhibit C-1 (the “Distribution Agreement”)), less any applicable withholding.

(b) At the Effective Time, each restricted stock unit in respect of a share of Company Common Stock (collectively, the “RSUs”) shall become fully vested and shall be converted into the right of each RSU holder to receive, as soon as reasonably practicable after the Effective Time (but in no event more than three business days following the Effective Time), an amount per RSU equal to the sum of (y) the Merger Consideration and (z) the closing sales price of a share of Spinco Stock on the Distribution Date as reported on the Exchange.

ARTICLE V

Representations and Warranties

5.1 Representations and Warranties of the Company.  For purposes of this Section 5.1, the term “Retained Business” means the Company and its Subsidiaries taken as a whole after giving effect to the Spin-Off. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) or in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006, or in any of the Quarterly Reports on Form 10-Q filed by the Company thereafter and prior to the date of this Agreement (collectively, the “SEC Reports”) (but, in any case, only to the extent such disclosure does not constitute a “risk factor” or a “forward-looking statement” under the heading “Forward-Looking Statements” in any of such SEC Reports), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be in good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement. The Company’s certificate of incorporation and bylaws so delivered are in full force and effect.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries and (ii) “Company Material Adverse Effect” means (x) a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Retained Business, or (y) an event, change, effect, development, condition or occurrence that is, or is reasonably likely to, prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, excluding such effects resulting from or arising in connection with events, changes, effects, developments, conditions or occurrences:

(A) that are the result of general economic, capital market, regulatory, political or business conditions or acts of war or terrorism to the extent such changes do not disproportionately affect, in any material respect, the Retained Business as compared to the typical company operating in the same industry or market as the Retained Business;

(B) that are the result of factors generally affecting the industries or markets in which the Retained Business operates to the extent such changes do not disproportionately affect, in any material respect, the Retained Business as compared to the typical company operating in the same industry or market as the Retained Business;

(C) changes in the Retained Business’ relationships with its employees or with any labor organization, or any adverse change, effect or circumstance resulting from or arising in connection with any labor strike, slowdown, work stoppage or other labor controversy (in each case relating to collective bargaining negotiations), that is threatened to occur or occurs after the date of this Agreement;

(D) that result from entering into this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby; and

(E) that are the result of changes in applicable Law, rule or regulations or generally accepted accounting principles or the interpretation thereof by a Governmental Entity or industry standard that interprets such Law, rule, regulation or principles after the date of this Agreement to the extent such changes do not disproportionately affect, in any material respect, the Retained Business as compared to the typical company operating in the same industry or market as the Retained Business.

(b) Capital Structure.  As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 Shares and 1,000,000 shares of preferred stock, no par value per share (the “Preferred Shares”), the only series of Preferred Stock being 150,000 shares of Series A Junior Participating Preferred Stock (the “Series A Preferred Shares”). At the close of business on October 31, 2007, 37,190,513 Shares were outstanding, 38,301,959 Shares were issued and no Preferred Shares were issued and outstanding. The Company has no Shares or Preferred Shares reserved for issuance, except that, at the close of business on October 31, 2007, (i) 1,427,275 Shares were reserved for issuance by the Company pursuant to Company Options or other equity-based awards granted under the following plans:

Plan	Shares Reserved for Issuance

2006 Omnibus Incentive Plan	328,581 Shares
1996 Employee Stock Option and Restricted Stock Plan	967,578 Shares
1997 Key Employee Stock Plan	86,116 Shares
1997 Non-Employee Director Stock Option Plan	45,000 Shares

(collectively, the “Stock Plans”), (ii) 2,246,732 Shares were reserved for issuance pursuant to Company Options or other equity-based awards not yet granted under the Stock Plans, (iii) 1,877,508 Shares were reserved for issuance pursuant to the Company’s 2.5% Convertible Senior Debentures due 2034 (the “Convertible Debentures”), (iv) 981,117 Shares were held by the Company in its treasury and (v) 13,618 Series A Preferred Shares were reserved for issuance pursuant to the rights (the “Rights”) under the Third Amended and Restated Rights Agreement, dated as of September 15, 2004, between the Company and Wells Fargo Bank, N.A., as Rights Agent, as amended (the “Rights Agreement”). Since October 31, 2007, the Company has not issued any Shares or Preferred Shares other than the issuance of Shares upon the exercise in accordance with the terms of the Stock Plans outstanding on such date and disclosed in Section 5.1(b)(i) of the Company Disclosure Letter. The Company has no outstanding stock appreciation rights. The Company Common Stock is listed on the New York Stock Exchange (“NYSE”). All of the outstanding Shares have been duly authorized and are, and all Shares issuable upon the exercise of Company Options or other equity-based awards and the conversion of the Convertible Debentures will be when issued thereunder, validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned subsidiary of the Company, free and clear of any Lien. Except as set forth above and pursuant to the Rights Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature (collectively, “Person”) a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than the Convertible Debentures, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”). The Company does not own, directly or indirectly, any voting interest in any Person, other than its Subsidiaries, that may require a filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) The only outstanding indebtedness for borrowed money of the Company and its Subsidiaries is set forth in Section 5.1(b)(ii) of the Company Disclosure Letter.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such approval at the Company Stockholders Meeting (the “Company Stockholder Approval”), to consummate the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (A) has unanimously approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, (B) has determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and fair to and in the best interest of the Company and its stockholders, (C) has resolved (subject to Section 6.2) to recommend this Agreement and the Merger to its stockholders for approval and adoption, (D) has directed that this Agreement and the Merger be submitted to its stockholders for consideration in accordance with this Agreement and (E) has received the opinion of its financial advisor, Lazard Freres & Co. LLC (“Lazard”), to the effect that the consideration to be received by the holders of the Shares in the Merger is fair, as of the date of such opinion, to such holders from a financial point of view, a complete and correct copy of which opinion has been delivered to Parent. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement or approve the transactions contemplated by this Agreement under applicable Law.

(d) Governmental Filings; No Violations; Certain Contracts, Etc.

(i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), (C) required to be made with the NYSE, (D) under the Exon Florio Amendment to the U.S. Defense Production Act, 50 U.S.C. App. 2170, as amended, and (E) other foreign approvals, state securities, takeover and blue sky laws, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on the assets of the Retained Business (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (“Contracts”) binding upon the Retained Business or any Laws or governmental or non- governmental permit or license to which the Retained Business is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(iii) The Company has made available to Parent true, correct and complete copies of all Contracts and other instruments to which the Retained Business is a party or by which the Retained Business or any of its properties or assets is bound that (A) contain covenants that limit the ability of the Retained Business, or which, following the consummation of the Merger, could restrict the ability of Parent or any of its affiliates as of immediately prior to the Effective Time or the Surviving Entity, to compete or operate in any business or with any Person or in any geographic area, or to sell, supply or distribute any service or product or to otherwise operate or expand its current or future businesses; (B) involve any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument, other than physical hedging Contracts entered into in the ordinary course of business consistent with past practice of the Retained Business; (C) relate to indebtedness for borrowed money, guarantees or similar obligations; (D) involve, since October 31, 2006, the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $5 million (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory); (E) with respect to a material joint venture, partnership, limited liability or other similar agreement or arrangement; (F) by its terms calls for aggregate payments by the Company and its Subsidiaries or aggregate payments to the Retained Business under such Contract of more than $5 million over the remaining term of such Contract, other than Contracts pertaining to the purchase of product in the ordinary course of business of the Retained Business; (G) with respect to any acquisition by the Retained Business pursuant to which the Retained Business has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that could result in payments in excess of $5 million; (H) in which the counterparty is any director, executive officer or greater than 5% stockholder of the Company (other than Company Compensation and Benefit Plans); (I) involve any labor union or other employee organization, including any works council or foreign trade union or trade association or (J) would be required to be filed by the Retained Business as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission (the “SEC”). Each such Contract described in clause (A) through (J) is referred to herein as a “Material Contract.”

(iv) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary has received any written notice or claim of default under any Material Contract or any written notice of an intention to terminate, not renew or challenge the validity or enforceability of any Material Contract and (ii) each of the Material Contracts is in full force and effect and, to the Knowledge of the Company, is the valid, binding and enforceable obligation of the other parties thereto (except that such enforceability is subject to the Bankruptcy and Equity Exception).

(e) Company Reports; Financial Statements.

(i) The Company furnished or filed, as applicable, on a timely basis statements, reports, certificates, forms and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since October 31, 2005, including the SEC Reports, (including exhibits, annexes and any amendments thereto) (collectively, including any such reports filed subsequent to the date of this Agreement and as amended, the “Company Reports”). As of their respective dates (or, if amended, as of the date of such amendment) the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with US. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein. The unaudited consolidating balance sheet and the unaudited corporate balance sheet contained in Section 5.1(e) of the Disclosure Letter (the “Supplemental Financial Statements”) are complete and accurate and were prepared in the ordinary course and on a basis and in a manner consistent with past practice. As of October 31, 2007 the Supplemental Financial Statements fairly present the financial position of the Retained Business, the Building Products Business and the corporate level assets and liabilities of the Company.

(ii) The Company is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (B) the applicable listing and corporate governance rules and regulations of the NYSE. The Company’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable the Company to comply with, and the appropriate officers of the Company to make all certifications required under, the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board that they have identified (A) no significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize and report financial information and (B) no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of October 31, 2005, the Company has concluded, following an evaluation under the supervision and with the participation of the Company’s principal executive officer and its principal financial officer of the effectiveness of the Company’s disclosure controls and procedures, that the Company’s disclosure controls and procedures were effective. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(iii) The Company has made available to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since October 31, 2005 and prior to the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any Company Report.

(f) Absence of Certain Changes.  Except as contemplated by this Agreement, since the Company Balance Sheet Date (as defined below) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than in the ordinary and usual course of such businesses consistent with past practice and have not taken any action which, if it had been taken after the date hereof, would have required the prior written consent of Parent pursuant to clauses (i)-(xx) of Section 6.1 (assuming any applicable threshold contained therein was already fully surpassed) or would have breached the Company’s obligations under Section 6.11(c), and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments of which management of the Company has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date of this Agreement and except as expressly permitted hereby or (iv) any change by the Company in accounting principles or any material accounting practices or methods. Since the Company Balance Sheet Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date of this Agreement, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or directors or any amendment of any of the Company Compensation and Benefit Plans other than increases or amendments in the ordinary course. For purposes of this Agreement, “Company Balance Sheet Date” means July 31, 2007.

(g) Litigation and Liabilities.

(i) There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, inquiries or proceedings (“Actions”) pending or, to the Knowledge of the Company, threatened against the Retained Business except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(ii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet, including the notes to the financial statements of which the balance sheet is a part, as of the Company Balance Sheet Date included in the Company Reports, (B) incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (C) incurred in connection with the Merger or the transactions contemplated by this Agreement or (D) that are not, individually or in the aggregate, reasonably likely have a Company Material Adverse Effect.

(h) Employee Benefits.

(i) Section 5.1(h)(i) of the Company Disclosure Letter contains a complete and correct list of all Company Compensation and Benefit Plans. The term “Company Compensation and Benefit Plan” means all material “employee benefit plan” (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including without limitation, multiemployer plans within the meaning of 3(37) of ERISA) and all other material employee benefit agreements or arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, vacation policies, and other similar plans, agreements and arrangements, whether formal or informal, that are sponsored, maintained or contributed to by the Retained Business or with respect to which the Retained Business may have any liability, contingent or otherwise. Section 5.1(h)(i) of the Company Disclosure Letter identifies which of the Company Compensation and Benefit Plans are subject to Title IV of ERISA.

(ii) With respect to each Company Compensation and Benefit Plan, the Company has heretofore made available to Parent, as applicable, complete and correct copies of each of the following documents:

(A) each Company Compensation and Benefit Plan and any amendments thereto (or if the Company Compensation and Benefit Plan is not a written agreement, an accurate description thereof);

(B) the three most recent annual Form 5500 reports filed with the Internal Revenue Service (the “IRS”);

(C) the most recent statement filed with the Department of Labor pursuant to 29 U.S.C. Section 2520.104-23;

(D) the most recent annual Form 1041 reports filed with the IRS;

(E) the actuarial reports for the last three years;

(F) the three most recent reports prepared in accordance with Statement of Financial Accounting Standards No. 87;

(G) the most recent summary plan description and summaries of material modifications thereto;

(H) the trust agreement, group annuity contract or other funding agreement that provides for the funding of a Company Compensation and Benefit Plan; and

(I) the most recent determination letter received from the IRS with respect to each Company Compensation and Benefit Plan that is intended to qualify under Section 401 of the Code.

(iii) No asset of the Company or any Person (whether or not incorporated) that is treated as a single employer together with the Company or any of its Subsidiaries under Section 414 of the Code (“Company ERISA Affiliate”) is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; none of the Company or any Company ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and, to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Lien or requirement to post any such security.

(iv) With respect to any Company Compensation and Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Company Compensation and Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC).

(v) No pension benefit plan as defined in Section 3(2) of ERISA that is maintained or contributed to by the Company or any Company ERISA Affiliate had an accumulated funding deficiency as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or prior to the date of this Agreement. All contributions required to be made with respect to any Company Compensation and Benefit Plan on or prior to the date of this Agreement have been timely made or are reflected in the most recent financial statements included in the Company Reports.

(vi) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (A) neither the Company nor any other Person has engaged in a transaction that could result in the imposition upon the Company or any of its Subsidiaries of a civil penalty under Section 409 or 502(i) of ERISA or a tax under Section 4971, 4972, 4975, 4976, 4980, 4980B or 6652 of the Code with respect to any Company Compensation and Benefit Plan, and (B) to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such liability.

(vii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each Company Compensation and Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code.

(viii) Each Company Compensation and Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Knowledge of the Company, no condition exists that could be reasonably expected to result in the revocation of any such letter.

(ix) No Company Compensation and Benefit Plan provides medical, surgical or hospitalization benefits (whether or not insured by a third party) for employees or former employees of the Company, any of its Subsidiaries or any Company ERISA Affiliate for periods extending beyond their retirements or other terminations of service, other than (A) coverage mandated by applicable Law or (B) death benefits under any pension benefit plan as defined in Section 3(2) of ERISA.

(x) The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event that occurs on or prior to the Closing Date (such as a termination of employment), will not (A) entitle any current or former employee of the Company or any of its Subsidiaries to severance pay or any other payment under a Company Compensation and Benefit Plan, (B) accelerate the time of payment or vesting of benefits under a Company Compensation and Benefit Plan, (C) increase the amount of compensation due any current or former employee of the Company or any of its Subsidiaries or (D) result in payments of any kind that would not be deductible under Section 162(m) or Section 280G of the Code.

(xi) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, there is no litigation, action, proceeding, audit, examination or claim pending, or to the Knowledge of the Company, threatened or contemplated relating to any Company Compensation and Benefit Plan.

(xii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (A) none of the Company or any Company ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) and (B) no condition exists for which the PBGC is authorized to seek from the Company or a Company ERISA Affiliate, a late payment charge under Section 4007(b) of ERISA. To the Knowledge of the Company, no condition exists that presents a risk that the Company or a Company ERISA Affiliate will incur any liability under Title IV of ERISA (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(xiii) No Company Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) and neither the Company, its Subsidiaries nor any Company ERISA Affiliate during the last six years has at any time during such period sponsored or contributed to, or has or had any liability or obligation in respect of, any such multiemployer plan.

(xiv) The most recent financial statements and actuarial reports, if any, for the Company Compensation and Benefit Plans reflect the financial condition and funding of the Company Compensation and Benefit Plans as of the dates of such financial statements and actuarial reports, and no material adverse change has occurred with respect to the financial condition or funding of the Company Compensation and Benefit Plans since the dates of such financial statements and actuarial reports.

(xv) None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has entered into any split-dollar insurance arrangements since July 30, 2002 for any director or executive officer. None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has any obligation or liability under any plan, contract, policy or any other arrangement that limits its ability to terminate any split-dollar insurance arrangements, other than a requirement to provide notice of termination.

(xvi) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, no Company Compensation and Benefit Plan that satisfies the requirements of Section 401(a) of the Code has incurred a partial termination within the meaning of Section 41l(d)(3) of the Code during the six- year period ending on the date of this Agreement.

(i) Compliance with Laws; Permits.  The businesses of the Retained Business have not been, and are not being, conducted in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, rule of common law, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as disclosed in the Company Reports filed prior to the date of this Agreement or with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to the Retained Business is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Retained Business has all governmental permits, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (“Permits”) necessary to conduct their business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. The Retained Business has complied with, and is not in violation of, any Permits, except where such noncompliance or violation is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be likely to have a Company Material Adverse Effect, all such Permits are in full force and effect and there are no proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

(j) Takeover Matters.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (with the exception of Section 203 of the DGCL) (each a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is or at the Effective Time will be, applicable to the Shares, the Merger or the other transactions contemplated by this Agreement. The approval of this Agreement by the Company Board constitutes approval of this Agreement, the Merger and the other transactions contemplated hereby for purposes of Section 203 of the DGCL and for all provisions of the Company’s certificate of incorporation and bylaws and represents the only action necessary to ensure that the restrictions of Section 203 of the DGCL (and the restrictions of the Company’s certificate of incorporation and bylaws) do not apply to the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby.

(k) Environmental Matters.  Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) the Retained Business complies with all, and has not violated any, Environmental Laws (as defined below); (ii) no property or facility currently, or to the Knowledge of the Company after due inquiry, formerly, leased, owned or operated by the Retained Business (including soils, groundwater, surface water, buildings or other structures) is or has been subject to any release or threatened release of any Hazardous Substance (as defined below) that could reasonably be expected to result in liability for the Retained Business under any Environmental Law including with respect to any remediation required pursuant to any Environmental Law; (iii) the Retained Business has not received any Action, notice or request for information alleging liability for any Hazardous Substance disposal or contamination on any third party property and, to the Knowledge of the Company after due inquiry, no such Action, notice or request for information is threatened; (iv) the Retained Business has not received any Action, notice or request for information alleging that the Retained Business is in violation of, or subject to liability under, any Environmental Law and, to the Knowledge of the Company after due inquiry, no such Action, notice or request for information is threatened; (v) the Retained Business is not subject to any order, decree or directive from any Governmental Entity pursuant to any Environmental Law and, to the Knowledge of the Company after due inquiry, no such order, decree or directive is threatened; (vi) no portion of any of the assets owned or operated by the Retained Business is listed on, or is, to the Knowledge of the Company after due inquiry, proposed for listing on, the National Priorities List; (vii) to the Knowledge of the Company after due inquiry, the Retained Business has not released or arranged for the release or other disposal of any Hazardous Substance in a manner, or to a location, that has resulted, or that could reasonably be expected to result, in liability under or relating to any Environmental Law; (viii) the execution of this Agreement and the consummation of the transactions contemplated hereby, do not require any submission to, or any consent or approval of, any Governmental Entity under or relating to any Environmental Law; and (ix) the Retained Business has not contractually assumed or provided indemnity against any liability under or relating to any Environmental Law.

As used herein, the term “Environmental Law” means any applicable Law concerning: (A) the protection of the environment or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee or public exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Hazardous Substance” means any waste or any substance that is listed, classified or regulated pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or terms of similar import, including petroleum, petroleum products, asbestos, asbestos-containing materials, and polychlorinated biphenyls.

(l) Taxes.  The Company and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all material Taxes (as defined below) (A) that are due and payable (whether or not shown in such Tax Returns) or, where payment is not due, have made adequate provision for all material Taxes in the financial statements of the Company or (B) that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except, in each case, with respect to matters contested in good faith and for which adequate provision has been made in the Company Reports; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are reasonably likely to have a Company Material Adverse Effect and are not disclosed or provided for in the Company Reports. Neither the Company nor any of its Subsidiaries has any material liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Company Reports filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date of this Agreement. The Company has not been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years. Neither the Company nor any of its U.S. Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. There are no material Liens with respect to Taxes upon any of the assets or properties of either the Company or its Subsidiaries, other than with respect to Taxes not yet due and delinquent. Neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract (except as contemplated in the Tax Matters Agreement attached hereto as Exhibit C-3), or otherwise. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (A) a change in method of accounting occurring prior to the Closing Date, (B) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (C) a prepaid amount received, or paid, prior to the Closing Date or (D) deferred gains arising prior to the Closing Date. Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (A) a list maintenance obligation with respect to any Person under Section 6112 of the code or the regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period, or (B) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and any other taxes, duties, customs, governmental fees or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns, reports, or similar statements (including, without limitation, elections, declarations, disclosures, schedules, estimates, claims for refunds, amended returns, declarations of estimated Tax, and information returns, and including any attached schedules) required to be supplied to a Tax authority relating to Taxes.

(m) Labor Matters.  As of the date of this Agreement:

(i) no collective bargaining agreements or other contracts or agreements with any labor organization are in effect with respect to the Retained Business, and the Retained Business is not negotiating any collective bargaining agreement or other contracts or agreements in respect of employees of the Retained Business;

(ii) the Retained Business is in compliance with each of the collective bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees to which any of them is a party except those failures to comply that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(iii) there is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened, with regard to employees of the Retained Business, except those charges or complaints that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(iv) there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect or, to the Knowledge of the Company, threatened against the Retained Business, and no labor strike, material slowdown, material work stoppage or other material labor controversy has occurred within the past 5 years;

(v) no union certification or decertification petition has been filed (with service of process having been made on the Company or any of its Subsidiaries), or, to the Knowledge of the Company, threatened (or pending without service of process having been made on the Company or any of its Subsidiaries), that relates to employees of the Retained Business and, to the Knowledge of the Company, no union authorization campaign or other organizational effort has been conducted within the past 24 months except those petitions and campaigns that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(vi) no grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending (with service of process having been made on the Company or any of its Subsidiaries), or, to the Knowledge of the Company, threatened (or pending without service of process having been made on the Company or any of its Affiliates), against the Retained Business related to any of their employees, prospective employees, or former employees, except those proceedings that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(vii) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the employees of the Retained Business is pending or, to the Knowledge of the Company, threatened, except those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(viii) the Retained Business is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices of the Retained Business except those consent decrees or citations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(ix) the Retained Business has not closed any plant or facility or effectuated any material layoffs of employees within the past 3 years without complying with all relevant Laws, including the Worker Adjustment and Retraining Notification Act (together with any similar state or local statute, rule or regulation, “WARN”); and

(x) the Retained Business is in compliance with all applicable agreements, contracts, policies, plans, Laws and programs relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees except those failures to comply that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

Solely for purposes of this subsection (m), clause (C) of the definition of Company Material Adverse Effect shall not apply.

(n) Insurance.  All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Retained Business are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Retained Business and its properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(o) Intellectual Property.

(i) The Retained Business owns, is licensed or otherwise possesses valid and legally enforceable rights to use all (A) trademarks, service marks, brand names, trade names, d/b/a’s, Internet domain names, logos, trade dress, and all goodwill associated therewith and symbolized thereby, and registrations and applications therefor, including renewals; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and reissues; (C) published and unpublished works of authorship, whether copyrightable or not, including computer software programs, applications, source code and object code, and databases and other compilations of information, copyrights in and to the foregoing, including extensions, renewals, restorations, and registrations and applications therefor; (D) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; and (E) all other intellectual property (clauses (A) through (E) collectively, “IP Rights”) that are used in the business of the Retained Business as currently conducted and as currently planned to be conducted, except for the intellectual property being transferred to the Building Products Business pursuant to the Agreement set forth in Exhibit C-1 attached hereto and except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Section 5.1(o) of the Company Disclosure Letter identifies all IP Rights exercised in connection with the Retained Business that are the subject of subsisting patents, patent applications, trademark registrations, trademark applications, copyright registrations and copyright applications.

(ii) Except as is not reasonably likely to have a Company Material Adverse Effect:

(A) no claim is currently pending or threatened in writing against the Retained Business by any Person alleging that the operation of the business as currently conducted or as proposed to be conducted, or the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Retained Business, infringes or otherwise violates any IP Rights of any Person;

(B) to the Knowledge of the Company, there are no valid grounds for any bona fide claims to the effect that the operation of the business as currently conducted or as proposed to be conducted, or the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Retained Business, or the exercise of any of the Company’s IP Rights related to Retained Business, infringes or otherwise violates any IP Rights of any Person;

(C) to the Knowledge of the Company, there is no unauthorized use, infringement or other violation by any Person of any IP Rights owned or held by the Retained Business; and

(D) all IP Rights listed on Section 5.l(o) of the Company Disclosure Letter are subsisting and have not been adjudicated invalid.

(E) the Company (i) takes all reasonable actions to maintain and protect the validity and value of all of its trade secrets, know how, or other confidential information (collectively, “Trade Secrets”), (ii) has executed confidentiality agreements with all persons who had or have access to any such Trade Secrets, and (iii) has executed enforceable intellectual property assignment agreements with all persons who contributed or contribute to the development of any such Trade Secrets.

(p) Owned and Leased Properties.  The Retained Business has such good and valid title to, or such valid rights by lease, license, other agreement or otherwise to use, (i) all assets and properties (in each case, tangible and intangible) necessary to enable the Retained Business to conduct its businesses as currently conducted and (ii) all the properties and assets reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Retained Business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) except, in each case, for defects in title, easements, restrictive covenants and similar encumbrances that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Section 5.1(p) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all such owned and leased property and the address and owner thereof, other than properties and assets that in the aggregate are not material to the Retained Business.

(q) Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Lazard as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date of this Agreement. There are no amounts payable to Lazard in connection with Merger and the other transactions contemplated by this Agreement other than as set forth in the Company’s engagement letters with Lazard.

(r) Rights Agreement.  Immediately prior to the execution of this Agreement, the Company amended the Rights Agreement to provide that (i) Parent and Merger Sub each shall not be deemed an “Acquiring Person” (as defined in the Rights Agreement), (ii) a “Stock Acquisition Date” or a “Distribution Date” (as such terms are defined in the Rights Agreement) shall not occur as a result of the execution or delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) the Rights will not separate from the Shares or become exercisable solely as a result of entering into this Agreement or consummation of the Merger and/or the other transactions contemplated hereby and (iv) the Rights Agreement will terminate and the Rights will expire immediately prior to the Effective Time.

(s) Affiliate Transactions.  No executive officer or director of the Company or any of its Subsidiaries or any Person beneficially owning 5% or more of the Shares is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction or series of transactions with any of the foregoing within the last twelve months or that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

5.2 Representations and Warranties of Parent and Merger Sub.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority when taken together with all other such failures, would not, individually or in the aggregate, be reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Parent has furnished to the Company a complete and correct copy of its certificate of incorporation and bylaws and Merger Sub has furnished to the Company a complete and correct copy of its certificate of incorporation and bylaws, each as in effect on the date of this Agreement.

(b) Authority.

(i) Each of Parent and Merger Sub has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and

Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, (A) has unanimously (i) approved and adopted this Agreement, (ii) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interests of Parent, and (iii) determined to cause Parent, as the sole stockholder of Merger Sub, to approve and adopt this Agreement. The affirmative vote of Parent, as the sole stockholder of Merger Sub, is the only vote of the holders of any class or series of Merger Sub equity necessary to approve the Merger. The Board of Directors of Merger Sub (by unanimous written consent) have approved and adopted this Agreement and the transactions contemplated hereby, including the Merger.

(c) Governmental Filings; No Violations; Certain Contracts; Etc.

(i) Other than the filings and/or notices (A) pursuant to Section 1.3, and (B) under the HSR Act, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub or the comparable governing instruments of any of Parent’s Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(d) Parent Financial Statements.  Each of the consolidated balance sheets of the Parent as of December 31, 2006 and June 30, 2007 (including the related notes and schedules) filed by Parent with the SEC in its Form 6-Ks on April 27, 2007 and September 14, 2007, respectively (the “Parent SEC Reports”), fairly presents the consolidated financial position of Parent and its Subsidiaries as of its date. Each of the consolidated statements of income and cash flows for the year ended December 31, 2006 and the six months ended June 30, 2007 (including any related notes and schedules) included in the Parent SEC Reports fairly presents the results of operations, retained earnings and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(e) Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, inquiries or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries except for those that are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(f) Compliance with Laws; Permits.  The businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Except as disclosed in the Parent Reports filed prior to the date of this Agreement or with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Parent and its Subsidiaries each has all Permits except those the absence of which are not, individually or in the aggregate, reasonably likely to prevent or materially burden or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(g) Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no subsidiaries.

(h) Brokers and Finders.  Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Citigroup Global Markets Inc. as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date of this Agreement.

(i) Ownership of Shares.  Neither Parent nor any of its Subsidiaries “Beneficially Owns” or is the “Beneficial Owner” (as such terms are defined in the Rights Agreement) of any Shares.

(j) Financing.  Merger Sub has delivered to the Company a copy of an executed commitment letter (the “Debt Commitment Letter”), dated as of November 16, 2007, from Citigroup Global Markets Inc. (the “Lender”), with Lender acting in arranging and bookrunning roles. Pursuant to the Debt Commitment Letter and subject to the terms and conditions contained therein (including the exhibits thereto), the Lender has committed to provide $1.5 billion in aggregate principal amount of indebtedness to Merger Sub at the Closing (the “Debt Commitment”). The obligations to fund the commitments under the Debt Commitment Letter are not subject to any condition other than those set forth in the Debt Commitment Letter. Merger Sub has no knowledge of any fact or occurrence that would reasonably be expected to (i) make any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate, (ii) cause the Debt Commitment Letter to be ineffective or (iii) preclude in any material respect the satisfaction of the conditions set forth in the Debt Commitment Letter. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and has not been amended in any material respect, and the financing and other fees that are due and payable on or before the date hereof under the Debt Commitment Letter have been paid in full. Subject to the terms and conditions of the Debt Commitment letter, assuming for purposes of this representation that the conditions set forth in Article VI are satisfied, the funds contemplated to be received pursuant to the Debt Commitment Letter will be sufficient to pay the Merger Consideration and to make all other necessary payments (including related fees and expenses) by Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE VI

Covenants

6.1 Interim Operations.  The covenants and agreements set forth in this Section 6.1 are qualified by and subject to the transactions contemplated by Section 6.11 and to the matters set forth in Section 6.1 of the Company Disclosure Letter. During the period from the date of this Agreement to the Effective Time (except as otherwise expressly provided or permitted by the terms of this Agreement), the Company shall carry on the Retained Business in the usual, regular and ordinary course in substantially the same manner as conducted at the date of this Agreement, and, to the extent consistent therewith, use its reasonable commercial efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, Governmental Entities, licensees, distributors and others having business dealings with the Company with respect to the Retained Business, in each case consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided or permitted by this Agreement (including without limitation Section 6.11) or as set forth in Section 6.1 of the Company Disclosure Letter, prior to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) (I) other than regular quarterly cash dividends not to exceed $0.14 per share of Company Common Stock per fiscal quarter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (II) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (III) purchase, redeem or otherwise acquire, except in connection with any Stock Plan, any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) except as provided in the Employee Matters Agreement attached hereto as Exhibit C-4, issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock, or any Voting Debt (other than (I) the issuance of Shares upon the exercise of Company Options, Company Restricted Shares or restricted stock units in respect of a share of Company Common Stock outstanding on the date of this Agreement or (II) pursuant to any existing obligation in accordance with its current terms as set forth in the Company Disclosure Schedule);

(iii) amend the Company’s certificate of incorporation or bylaws;

(iv) acquire or agree to acquire (I) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (II) any assets that would be material, individually or in the aggregate, to the Retained Business, except purchases of supplies, equipment and inventory in the ordinary course of business consistent with past practice;

(v) sell, lease, transfer, sublicense, mortgage, pledge, grant a lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature (a “Lien”) on or otherwise encumber or dispose of any of its properties or assets, except (I) in the ordinary course of business consistent with past practice and (II) in other transactions involving not in excess of $10 million in the aggregate;

(vi) (I) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) working capital borrowings and increases in letters of credit under revolving credit facilities incurred in the ordinary course of business consistent with past practice, (y) indebtedness incurred to refund, refinance or replace indebtedness for borrowed money outstanding on the date of this Agreement and (z) indebtedness existing solely between the Company and its wholly-owned Subsidiaries or between such Subsidiaries or (II) make any loans, advances or capital contributions to, or investments in, any other Person;

(vii) except for capital expenditures in compliance with the amounts and timing included in the Company’s written capital expenditure plan previously made available to Parent, make or incur any capital expenditure with respect to the Retained Business, except in the ordinary course of business consistent with past practice or involving the expenditure of no more than $5 million individually or in the aggregate;

(viii) change any method of Tax accounting, make or change any material election relating to Taxes, file any amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to Taxes, or surrender any right to claim a Tax refund;

(ix) except to the extent permitted by Section 6.2(a) of this Agreement, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party or exempt any third party from the provisions of any Takeover Statutes;

(x) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(xi) enter into any new collective bargaining agreement;

(xii) change any accounting principle used by it, except as required by applicable Laws or GAAP;

(xiii) settle or compromise any material litigation, including any litigation that is brought by any current, former or purported holder of any capital stock or debt securities of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement, or, except in the ordinary course of business consistent with past practice or as otherwise required pursuant to contracts existing on or prior to the date of this Agreement or entered into in the ordinary course consistent with past practice after the date of this Agreement, pay, discharge or satisfy any material claims, liabilities or obligations so long as such settlement would not (i) impose any injunctive or similar order on the Retained Business or restrict in any way the business of the Retained Business or (ii) exceed $5 million in cost or value to the Retained Business;

(xiv) except as provided in or contemplated under the Distribution Agreement attached as Exhibit C-1 or the Employee Matters Agreement attached as Exhibit C-4, (I)enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee whose annual base salary exceeds $100,000, (II) adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing Company Compensation and Benefit Plan (other than amendments required by Law or to maintain the tax qualified status of such plans under the Code), (III) grant any increases in employee compensation, other than in the ordinary course consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices) provided that any such increase shall not include increases in compensation to officers or any employee whose annual base salary exceeds $100,000 or (IV) grant any stock options or stock awards other than as permitted by this Agreement;

(xv) effect or permit a “plant closing” or “mass layoff” as those terms are defined in WARN without complying with the notice requirements and all other provisions of WARN;

(xvi) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Retained Business;

(xvii) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Retained Business), except for cancellations made or waivers granted with respect to claims other than indebtedness in the ordinary course of business consistent with past practice which, in the aggregate, are not material or for claims other than indebtedness which are cancelled or waived in connection with the settlement of the actions referred to in, and to the extent permitted by, clause (xiii) above;

(xviii) (i) enter into any agreement that if entered into prior to the date hereof would be a Material Contract, (ii) modify, amend in any material respect, transfer or terminate any Material Contract or waive, release or assign any material rights or claims thereto or thereunder, (iii) enter into or extend in any material respect any lease with respect to the Retained Business’s real property, (iv) modify, amend, transfer or terminate in any material respect any Intellectual Property agreements, standstill or confidentiality agreement with any third party, or waive, release or assign any material rights or claims thereto or thereunder or (v) enter into, modify, amend, transfer or terminate any contract to provide exclusive rights or obligations;

(xix) except as provided in Section 6.2 and Section 8.3(a), agree, authorize or commit to do any of the foregoing or any action or fail to take any action which would, to the Knowledge of the Company, result in any of the conditions to the Merger set forth in Article VIII not being satisfied or that would reasonably be expected to result in a Company Material Adverse Effect; or

(xx) authorize any of, or commit or agree to take any of, the foregoing actions.

6.2 Acquisition Proposals.

(a) No Solicitation or Negotiation.  The Company hereby covenants that, except as expressly permitted by this Section 6.2, the Company shall not, and the Company shall use its reasonable commercial efforts to instruct and cause its officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (such officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate or knowingly take any action to facilitate or encourage, whether publicly or otherwise, the submission of any inquiries or the making of any inquiry, proposal or offer or other efforts or attempts that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

(ii) enter into, or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal; or

(iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement with respect to any Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any Acquisition Proposal existing on the date of this Agreement and shall use its (and will cause the Company Representatives to use their) commercially reasonable efforts to require the other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Company, its Subsidiaries or its Representatives thereunder.

Notwithstanding anything to the contrary set forth in this Agreement the Company may, to the extent failure to do so would reasonably be expected to result in a breach of the fiduciary obligations of the Company Board under applicable Law, as determined in good faith by the Company Board after consultation with outside counsel, in response to (1) a Superior Proposal (as defined below) or (2) a bona fide, unsolicited written Acquisition Proposal that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is or is reasonably likely to lead to a Superior Proposal (any such Acquisition Proposal, a “Potential Superior Proposal”), (x) furnish information with respect to the Company to the Person making such Superior Proposal or Potential Superior Proposal and its Representatives (provided that the Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is made available to any Person given such access which was not previously made available to Parent and Merger Sub) pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement, dated July 17, 2007, between Gerdau Ameristeel Corporation and the Company, but excluding any “standstill” provisions (the “Confidentiality Agreement”) and (y) participate in discussions or negotiations with such Person and its Representatives regarding any such Superior Proposal or Potential Superior Proposal. The Company shall promptly advise Parent of the receipt by the Company of any Acquisition Proposal or any request for non public information made by any Person or group of Persons that has informed the Company it is considering making an Acquisition Proposal or any request for discussions or negotiations with the Company or the Company Representatives relating to an Acquisition Proposal (in each case within 48 hours of receipt thereof), and the Company shall provide to Parent (within such 48 hour time frame) a written summary of the material terms of such Acquisition Proposal (it being understood that such material terms shall include the identity of the Person or group of Persons making the Acquisition Proposal) and if the Company determines to begin providing information or to engage in discussions regarding an Acquisition Proposal. The Company shall keep Parent reasonably informed of any material change to the terms and conditions of any Acquisition Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

(b) No Change in Company Recommendation or Alternative Acquisition Agreement.  The Company Board and each committee thereof shall not:

(i) except as expressly permitted by this Section 6.2, withdraw or modify (or publicly propose to withdraw or modify), in a manner adverse to Parent, the approval or recommendation by the Company Board or any committee thereof with respect to this Agreement and the Merger and other transactions contemplated hereby;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement entered into in the circumstances referred to in Section 6.2(a)); or

(iii) except as expressly permitted by this Section 6.2, approve, recommend or propose publicly to approve or recommend any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may withdraw, qualify or modify or propose publicly to withdraw, qualify or modify in any manner adverse to Parent, its approval or recommendation with respect to this Agreement and the Merger and other transactions contemplated hereby or approve or recommend any Superior Proposal made or received after the date of this Agreement, if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would reasonably be expected to result in a breach of its obligations under applicable Law (a “Change in Company Recommendation”); provided, however, that no Change in Company Recommendation may be made in response to a Superior Proposal until three business days (the “Notice Period”) following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) (x) advising Parent that the Company Board intends to make such Change in Company Recommendation and the reason for such change, (y) specifying the material terms and conditions of such Superior Proposal (including the proposed financing for such proposal) and (z) identifying any party making such Superior Proposal; provided further prior to effecting such Change in Company Recommendation in response to a Superior Proposal, the Company shall, and shall cause its legal and financial advisors to, during the Notice Period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event that during the Notice Period any revisions are made to the Superior Proposal to which the proviso in this Section 6.2(b) applies and the Company Board in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the Company shall be required to deliver a new Adverse Recommendation Notice to Parent and Merger Sub and to comply with the requirements of this Section 6.2(b) with respect to such new written notice, except that the Notice Period shall be reduced to two business days. In determining whether to make a Change in Company Recommendation in response to a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise) in determining whether such third party Acquisition Proposal still constitutes a Superior Proposal.

(c) Certain Permitted Disclosure.  Nothing contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to the Company’s stockholders or the general public if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would reasonably be expected to result in a breach of its fiduciary duties under applicable Law; provided, however, that neither the Company nor the Company

Board (or any committee thereof) shall be permitted to recommend that the Company stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal), unless in each case, in connection therewith, the Company Board effects a Change in Company Recommendation; provided further that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Company Recommendation unless the Company Board expressly reaffirms the Company Recommendation at least two business days prior to the Company Stockholders Meeting if Parent has delivered to the Company a written request to so reaffirm at least 48 hours (or if 48 hours is impracticable, as far in advance as is practicable) prior to the time such reaffirmation is to be made.

(d) Definitions.  As used in this Agreement:

“Acquisition Proposal” means, except as set forth in Section 6.2 of the Company Disclosure Letter, (i) any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party and not solicited in violation of Section 6.2(a) to acquire more than 50% of the equity securities or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole but excluding the Building Products Business, pursuant to a tender or exchange offer, a merger, a recapitalization, a consolidation or a sale of its assets, which the Company Board determines in its good faith judgment (after consultation with its financial advisor) (i) to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger and (ii) is reasonably capable of being completed on the terms proposed therein, after taking into account the likelihood and timing of completion (as compared to the Merger) and after taking into account all financial (including the financing terms of such Acquisition Proposal), regulatory, legal and other aspects of such proposal.

6.3 Proxy Statement.

(a) As soon as practicable following the date of this Agreement, the Company shall, in consultation with the Parent, prepare and file with the SEC the Proxy Statement. As promptly as reasonably practical, each of the Company, Parent and Merger Sub shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings. Each of the parties hereto shall provide promptly to the other parties hereto such information concerning its business and financial statements and affairs as, in the reasonable judgment of such party and its counsel, may be required or appropriate for inclusion in the Proxy Statement or the Other Filings, as applicable, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party’s counsel and auditors in the preparation of the Proxy Statement. Each of the Company, Parent and Merger Sub shall use its reasonable commercial efforts to respond as promptly as practicable to any comments of the SEC to the Proxy Statements or the Other Filings, and the Company shall use its reasonable commercial efforts to cause the definitive Proxy Statement to be mailed to the stockholders of the Company.

(b) The Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or the Other Filings and any amendment or supplement thereto will, at the date of mailing to stockholders and at the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent of Merger Sub expressly for inclusion therein. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Proxy Statement or the Other Filings will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, officers or directors, should be discovered by such party and which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as applicable, and an appropriate amendment or supplement to the Proxy Statement or the Other Filings describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company shall cause the Proxy Statement and the Other Filings to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the NYSE. All Other Filings that are filed by the Parent or Merger Sub will comply as to form in all material respects with the requirements of the Exchange Act.

(c) Parent and Merger Sub agree, as to themselves and their respective Subsidiaries, that none of the information supplied or to be supplied by any of them for inclusion or incorporation by reference in the Proxy Statement or the Other Filings and any amendment or supplement thereto, at the date of mailing to stockholders and at the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied in writing by the Company expressly for inclusion therein.

6.4 Company Stockholders Meeting.  The Company, acting through the Company Board, will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the “Company Stockholders Meeting”) as promptly as practicable after the Proxy Statement is available for mailing to consider and vote upon the adoption and approval of this Agreement and the Merger. Subject to Section 6.2(b), the Company Board shall recommend, and continue to recommend, such adoption and shall take all lawful action to solicit the Company Stockholder Approval.

6.5 Filings; Other Actions; Notification; Access.

(a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable. Without limiting the generality of the foregoing, Parent and the Company shall each file a Pre-Merger Notification and Report Form under the HSR Act with respect to the Merger as promptly as reasonably possible, but in no event more than 15 calendar days following the date of this Agreement. Parent and the Company shall each request early termination of the waiting period with respect to the Merger under the HSR Act. Each of the parties agrees to use their respective reasonable best efforts to promptly respond to any request for additional information pursuant to Section (e)(l) of the HSR Act.

(b) Subject to applicable Laws relating to the exchange of such information, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, respectively. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d) Without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company (in the case of clauses (i) and (iii) below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions: (i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) the prompt use of Parent’s best efforts, after consultation with the Company, to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement (including, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person or entity (including, without limitation, any Governmental Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and the proffer and agreement by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or businesses or other segments of the Company or Parent or either’s respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) no later than 60 calendar days from the date of this Agreement if such action should be reasonably necessary or advisable to obtain termination of the waiting period under the HSR Act or to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger by any Government Antitrust Entity); and (iii) the prompt use of its best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps (including, without limitation, the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(e) Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause each of its Subsidiaries to) afford the Representatives of Parent reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts, records and personnel and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.5(e) shall affect or be deemed to modify any representation or warranty made by the Company herein and provided, further, that nothing in this Section 6.5(e) shall require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in (i) the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) any violation of Laws relating to the sharing of information between competitors, it being understood that the Company will provide extracts, or summaries, or allegations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure. All requests for information made pursuant to this Section 6.5(e) shall be directed to an executive officer of the Company or such Person as may be designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.6 Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall use their respective reasonable best efforts to agree with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and the Spin-Off Agreements and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of the NYSE or by the request of any Government Antitrust Entity; provided, however, the Company shall provide Parent at least twenty-four hours advance notice of any press release or public announcement regarding the Spin-Off Agreements to allow Parent to consent to such release or announcement, which consent shall not be unreasonably withheld, and the Company shall be permitted to make such release or announcement if Parent has not responded within such twenty-four hour period. Notwithstanding anything to the contrary contained in this Section 6.6, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.

6.7 Employee Benefits/Labor Matters.

(a) For a period of one year after the Effective Time, Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, offer employees base salary and bonus opportunities to Continuing Employees (as defined below) that are in the aggregate equal to the base salary, bonus opportunities and value of the equity incentives being offered to Continuing Employees for the fiscal year immediately preceding the fiscal year in which the Closing Date occurs, and other compensation and benefit plans to such Continuing Employees that are substantially comparable in the aggregate to those offered under the Company Compensation and Benefit Plans. Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, take such actions as are necessary to grant those employees who are, as of the Effective Time, employed by the Company or any of its Subsidiaries and are not included in a unit of employees covered by a collective bargaining agreement (“Continuing Employees”) credit for Past Service (as defined below) for purposes of initial eligibility to participate, vesting and benefit accrual (other than benefit accrual under any defined benefit pension plan or plan providing post-retirement welfare benefits) under, any employee benefit plans maintained by Parent, the Surviving Entity or any Subsidiary of Parent or the Surviving Entity in which they are eligible to participate. “Past Service” means a Continuing Employee’s service with the Company or any Subsidiary of the Company to the same extent recognized by the Company and any of its Subsidiaries. Parent shall, or shall cause the Surviving Entity and its Subsidiaries to, take such actions as are necessary to give Continuing Employees credit for their Past Service for purposes of determining the amounts of sick pay, holiday pay and vacation pay they are eligible to receive under any sick pay, holiday pay and vacation pay policies and programs maintained by Parent, the Surviving Entity or any Subsidiary of the Surviving Entity in which they are eligible to participate. With respect to each Continuing Employee who is an active participant in a group health plan (as defined in Section 5000(b) of the Code) (a “Company Health Plan”) immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, take such actions as are necessary to ensure that the group health plan maintained by Parent, the Surviving Entity or one of its Subsidiaries in which such Continuing Employee is eligible to participate during the calendar year in which the Effective Time occurs (the “Current Year”) shall (i) waive any preexisting condition restrictions and waiting period requirements to the extent that such preexisting condition restrictions and waiting period requirements were waived or satisfied under the applicable Company Health Plan in which such Continuing Employee participated immediately prior to the Effective Time; and (ii) provide credit, for the Current Year, for any co-payments or deductible payments made by the Continuing Employee and out of pocket expenditures incurred by the Continuing Employee under the applicable Company Health Plan for the Current Year.

(b) Notwithstanding anything contained herein to the contrary, each Continuing Employee (other than a Continuing Employee who has entered into a CIC Agreement (as defined below)) whose employment is terminated by the Surviving Entity during the 12-month period following the Effective Time shall be entitled to receive severance pay and benefits at least equal to the severance pay and benefits under the applicable severance plan of the Company listed on Section 5.1(h)(i) of the Company Disclosure Letter, as in effect on the date of this Agreement.

(c) Parent acknowledges that by operation of Law the Surviving Entity and its Subsidiaries shall continue to be obligated to comply with the terms of any Company Compensation and Benefit Plans that are maintained by the Company and any of its Subsidiaries immediately prior to the Effective Time; provided, however, nothing herein shall restrict Parent’s or the Surviving Entity’s or its Subsidiaries’ ability to amend or terminate such Company Compensation and Benefit Plans in accordance with their terms. Nothing contained herein is intended to, nor shall it, amend any Company Compensation and Benefit Plan or any employee benefit plan maintained by Parent, the Surviving Entity or any Subsidiary of Parent or the Surviving Entity.

(d) Parent acknowledges that by operation of Law the Surviving Entity and its Subsidiaries shall continue to be obligated to comply with the terms of the agreements listed on Section 6.7(d) of the Company Disclosure Letter (the “CIC Agreements”). Parent acknowledges that the consummation of the Merger contemplated by this Agreement will constitute a “Change of Control” within the meaning of each of the CIC Agreements.

(e) Parent acknowledges that by operation of Law after the Effective Time the Subsidiaries of the Company that are parties to collective bargaining agreements shall continue to be obligated to comply with the terms of such collective bargaining agreements.

6.8 Expenses.   Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.9 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Entity to indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall cause the Surviving Entity to also advance expenses as incurred to the fullest extent permitted under applicable Law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time), including the transactions contemplated by this Agreement.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except to the extent such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Entity shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request of reimbursement of documented expenses reasonably incurred, (ii) Parent shall cooperate with the defense of such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law and the certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent and the Surviving Entity shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If such indemnity is not available with respect to any Indemnified Party, then the Surviving Entity and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c) For six years after the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s D&O Insurance policy on terms with respect to such coverage and amount no less favorable than those of the policy of the Company in effect on the date of this Agreement; provided, however, that in no event will the Surviving Entity be required to pay aggregate annual premiums for insurance under this Section 6.9(c) in excess of three times the most recent aggregate annual premium paid by the Company for such purpose (which annual aggregate premium the Company represents and warrants to be $561,500 in the aggregate) (the “Current Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Surviving Entity Board, for a cost up to but not exceeding 300% of the Current Premium. In addition, for six years after the Effective Time, Parent shall cause the Surviving Entity to maintain in effect fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any employee benefit plans described in Section 6.9 of the Company Disclosure Letter with coverages and in amounts no less favorable than those of the policies of the Company in effect on the date of this Agreement.

(d) If Parent or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of such party’s properties and assets to any individual, corporation or other entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.9.

(e) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and are in addition to, and not in substitution for, any other rights to indemnification that any such person may have by contract or otherwise. If any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, Parent and the Surviving Entity shall reimburse such Indemnified Party for all of its expenses reasonably incurred in connection with bringing and pursuing such action including, without limitation, reasonable attorneys’ fees and costs.

6.10 Other Actions by the Company and Parent.

(a) Rights.  Prior to the Effective Time, the Company Board shall take all necessary action to terminate all of the outstanding Rights, effective immediately prior to the Effective Time.

(b) Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(c) Convertible Debentures.  The Company shall use its commercially reasonable efforts to contact holders of the Convertible Debentures to encourage such holders to convert the Convertible Debentures into Company Common Stock prior to the Distribution Date.

6.11 Spin-Off and Related Intercompany Matters.

(a) Prior to the Effective Time, the Company shall effect the Spin-Off in accordance with the agreements included in Exhibit C-1 through C-4 attached hereto (the “Spin-Off Agreements”). The Company shall execute the Distribution Agreement, the Tax Matters Agreement and the Employee Matters Agreement within ten days of the date of this Agreement. The Company shall execute the Transition Services Agreement and shall have attached final versions of Exhibits A and B of the Distribution Agreement to the Distribution Agreement within thirty days of the date of this Agreement.

(b) Prior to the Distribution Date, and except as otherwise provided herein or as otherwise agreed by the parties hereto, all payments, including employee benefit expenses, insurance premiums, professional services, bank fees made by either the Retained Business or the Building Products Business on behalf of the other from the date of this Agreement until the Effective Time shall be repaid by the applicable party for each calendar month during such period by the fifth day of the following month.

(c) Prior to the Distribution Date, the Company shall use separate and independent bank accounts (the “Company Accounts”) or ledgers for the Retained Business that will be operated by, or, as applicable, on behalf of, the Retained Business and maintained in accordance with the Company’s normal practice and such records and bank accounts shall be capable of evidencing, on a daily basis, all Cash Inflows (as such term is defined in the Distribution Agreement) and Cash Outflows (as such term is defined in the Distribution Agreement) of the Retained Business prior to the Distribution Date.

(d) Prior to the Distribution Date, the Company shall cause Spinco to use separate and independent bank accounts (the “Spinco Accounts”) or ledgers for the Building Products Business that will be operated by, or, as applicable, on behalf of, Spinco and maintained in accordance with normal practice.

(e) From the date of this Agreement to the Distribution Date, to the extent practicable, the Company shall discharge Liabilities (as such term is defined in the Distribution Agreement) incurred by the Retained Business with cash amounts held in the Company Accounts, and the Company shall, and shall cause Spinco to, discharge Liabilities incurred by the Building Products Business with cash amounts held in the Spinco Accounts. Within ten days following the end of each calendar month during the period from the date of this Agreement to the Distribution Date, the Company shall, and shall cause Spinco to, settle the net amount of any Liabilities paid for by the other during the previous calendar month. The Company agrees that a final settlement between the Company and Spinco of the net amount of any Liabilities paid for by the other in the calendar month including the Distribution Date shall be made prior to the Distribution.

(f) The Company shall consult with and obtain written approval of Parent (which approval shall not be unreasonably withheld) prior to taking any action relating to the provisions of any matter contained in the Spin-Off Agreements or that would require any agreement as between the Retained Business and Spinco, or any of the Subsidiaries of Spinco, from (and including) the date of this Agreement to (and including) the Distribution Date, including without limitation appointment by the Company or any of its Subsidiaries of any actuary in order to assess any pension liabilities under the Spin-Off Agreements or taking any action to enforce any of the provisions of the Spin-Off Agreements.

6.12 Financing Assistance.  (a) (a) Prior to the Closing, the Company shall use its commercially reasonable efforts to, and shall cause its Subsidiaries and its and their respective officers, employees and representatives to use their commercially reasonable efforts to, assist Parent and Merger Sub in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the Closing required in order for the Parent to satisfy its obligations under this Agreement or any refinancing or replacement of any existing, or the arrangement of any new, facility for indebtedness of the Company and its Subsidiaries; provided that such assistance does not (i) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, (ii) cause any representation or warranty in this Agreement to be breached, (iii) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement or any material agreement to which the Company or any of its Subsidiaries is a party, (iv) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company or any of its

Subsidiaries upon the termination of this Agreement or (v) in the case of the Company’s or its Subsidiaries’ officers, (A) the indemnification protections afforded such officers by the Company or its Subsidiaries are in full force and effect, (B) such officers will only be required to sign documents, certificates and other instruments in their representative capacity with the Company or such Subsidiary and (C) no personal liability will attach to such officers as a result of signing such documents, certificates and other instruments.

(b) The Company shall, and shall cause its Subsidiaries and shall use commercially reasonable efforts to cause its and their respective officers, employees and representatives to (i) enter into customary agreements, including underwriting and purchase agreements, in connection with the debt financing, (ii) participate in meetings, due diligence sessions and road shows, (iii) assist in preparing offering memoranda, rating agency presentations, private placement memoranda, prospectuses and similar documents, (iv) use commercially reasonable efforts to obtain comfort letters of accountants and legal opinions, and (v) otherwise make available documents and information relating to the Company and its Subsidiaries, in the case of each of (i) through (iv), as may be reasonably requested by Parent; provided that the foregoing clauses (i) through (v) do not (A) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, (B) cause any representation or warranty in this Agreement to be breached, (C) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement or any material agreement to which the Company or any of its Subsidiaries is a party, (D) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company or any of its Subsidiaries upon the termination of this Agreement or (E) in the case of the Company’s or its Subsidiaries’ officers, (1) the indemnification protections afforded such officers by the Company or its Subsidiaries are in full force and effect, (2) such officers will only be required to sign documents, certificates and other instruments in their representative capacity with the Company or such Subsidiary and (3) no personal liability will attach to such officers as a result of signing such documents, certificates and other instruments.

6.13 Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the other exchanges on which the common stock of the Company is listed to enable the delisting by the Surviving Entity of the Shares from the NYSE and the other exchanges on which the common stock of the Company is listed and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.14 Director Resignations.  The Company shall cause to be delivered to Parent resignations of all the directors of the Company and its Subsidiaries to be effective upon the consummation of the Merger.

6.15 Rule 16b-3.  Prior to the Effective Time, the Company may approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

ARTICLE VII

Conditions

7.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) Regulatory Consents.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 1.3,

all notices, reports, applications and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(c) Litigation.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, Law, ordinance, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

7.2 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time (as though made at and as of the Effective Time), except where the failure of such representations and warranties (other than Sections 5.1(b) and 5.1(q) hereof, which must be true and correct in all material respects) to be so true and correct has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such executive officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) The Spin-Off shall have been effected by the Company on the terms and conditions as set forth in the Spin-Off Agreements.

7.3 Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time (as though made at and as of the Effective Time), except where the failure of such representations and warranties to be so true and correct has not had and is not reasonably likely to have, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE VIII

Termination

8.1 Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

8.2 Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company:

(a) if the Merger shall not have been consummated by April 30, 2008, whether such date is before or after the date of approval by the stockholders of the Company (the “Termination Date”); provided, however, that if an HSR second request is made, such period shall be extended until 60 days after the time period for government action on the second request terminates; provided, further, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated by the Termination Date.

(b) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any reconvened meeting following an adjournment or postponement thereof.

(c) if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company).

8.3 Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company Board:

(a) if, prior to obtaining the Company Stockholder Approval, (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) Parent does not make, within two business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iii) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5.

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the Termination Date; provided that the Company is not then in breach of this Agreement such that any of the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied.

8.4 Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Parent Board:

(a) in the event that (i) the Company Board shall have effected a Change in Company Recommendation or (ii) the Company Board fails publicly to reaffirm its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten business days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal.

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable by the Termination Date; provided that Parent and Merger Sub are not then in breach of this Agreement such that the conditions set forth in Section 7.3(a) and Section 7.3(b) would not be satisfied.

8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

(b) The Company agrees to pay Parent a fee in immediately available funds (in recognition of the fees and expenses incurred to date by Parent in connection with the matters contemplated hereby) of $50,190,000 (the “Termination Fee”) if this Agreement is terminated:

(i) (A) by Parent as permitted by Sections 8.2(a), 8.2(b) or 8.4(b) or the Company as permitted by Sections 8.2(a) or 8.2(b), (B) after the date of this Agreement and prior to the Company Stockholders Meeting, a bona fide written Acquisition Proposal has been publicly made to the Company or shall have been made directly to the stockholders of the Company or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal prior to the Company Stockholders Meeting and (C) within twelve months of such termination the Company or any of its Subsidiaries shall have entered into a definitive agreement, or consummated any Acquisition Proposal (regardless of whether such Acquisition Proposal is made before or after the termination of this Agreement) (for purposes of the foregoing clause the term “Acquisition Proposal” has the meaning assigned to such term in Section 6.2(d) except that the references to “20%” in the definition are deemed to be references to “50%”);

(ii) by the Company as permitted by Section 8.3(a); or

(iii) by Parent pursuant to Section 8.4(a).

(c) In the event that this Agreement is terminated by either party pursuant to Section 8.2(a) and at the time of such termination there exists a decision, injunction, order, judgment, determination or decree based upon or purportedly enforcing any federal or state antitrust, competition or trade regulation law, rule or regulation that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or in violation of any court order, then Parent shall pay the Company, as directed in writing by the Company, a fee in immediately available funds of $60 million no later than two business days following such termination.

The Termination Fee shall be paid promptly by the Company, but in no event later than: (x) two business days after the first to occur of the execution of an acquisition agreement or the consummation of the Acquisition Proposal, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two business days after termination of this Agreement in the case of clause (iii) above. The Company’s payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the breach of any covenant or agreement giving rise to such payment. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.

ARTICLE IX

Miscellaneous and General

9.1 Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, and Sections 6.7 (Employee Benefits/Labor Matters), 6.8 (Expenses), and 6.9 (Indemnification; Directors’ and Officers’ Insurance), shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.8 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2 Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3 Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

9.4 Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATED TO THE AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT,

OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to the Company:
Quanex Corporation
1900 West Loop South, Suite 1500
Houston, Texas 77027
Attention: General Counsel
Fax: (713) 626-7549

with a copy to:
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Michael W. Conlon
Fax: (713) 651-5246

if to Parent or Merger Sub:
Gerdau S.A.
Av. Dos Farrapos, 1811
Porto Alegre, RS 90220-005
Attention: Expedito Luz
Fax: 55-51-3323-2288

with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Alan Klein
Fax: (212) 455-2502

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7 Entire Agreement; NO OTHER REPRESENTATIONS.  This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY RAISES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.8 No Third Party Beneficiaries.   Except for the rights of holders of Shares to receive the Merger Consideration after the Effective Time pursuant to Section 4.1(c) (Conversion of Company Common Stock), the

rights of holders of Company Options or RSUs to receive the consideration provided in Section 4.9 (Company Options) or as provided in Section 6.9 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. The parties hereto further agree that the rights of third party beneficiaries under Sections 4.1(c), 4.9 or 6.9 shall not arise unless and until the Effective Time occurs.

9.9 Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

9.10 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) As used in this Agreement, the term “Affiliates” shall have the same meaning as the term “affiliates” as defined by Rule 12b-2 under the Exchange Act.

9.12 Assignment.   This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

9.13 Knowledge.   As used in this Agreement, (a) “Knowledge of the Company” means to the actual knowledge of the individuals listed on Section 9.13(a) of the Company Disclosure Letter, and (b) “Knowledge of Parent” means to the actual knowledge of the individuals listed on Section 9.13(b) of the Parent Disclosure Letter.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

GERDAU S.A.

By:	/s/ Osvaldo Burgos Schirmer
Osvaldo Burgos Schirmer
Executive Vice President and Chief Financial Officer

GERDAU DELAWARE, INC.

By:	/s/ Osvaldo Burgos Schirmer
Osvaldo Burgos Schirmer
President

QUANEX CORPORATION

By:	/s/ Raymond A. Jean
Raymond A. Jean
Chairman and Chief Executive Officer

ANNEX B

Opinion of Lazard Frères & Co. LLC dated November 18, 2007

November 18, 2007
The Board of Directors
Quanex Corporation
1900 West Loop South
Suite 1500
Houston, TX 77027

Dear Members of the Board of Directors:

We understand that Quanex Corporation, a Delaware corporation (the “Company”), Gerdau S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Parent”), and Gerdau Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”). We understand that prior to the Merger, the Company will spin off or otherwise dispose of its business involving the manufacture and sale of aluminum sheet and engineered materials and components primarily used in the United States building products market (the “Buildings Products Business”). We understand that as a result of the Merger, among other things, each share of the Company’s common stock, par value $0.50 per share (“Company Common Stock”), together with the associated Right (as defined in the Merger Agreement; each share of Company Common Stock together with the associated Right being hereinafter referred to as a “Share” or, collectively, “Shares”), issued and outstanding immediately prior to the effective time of the Merger, other than any (i) shares of Company Common Stock owned directly by the Company as treasury stock or by the Parent or Merger Sub and in each case not held on behalf of third parties, or (ii) Dissenters’ Shares (as defined in the Merger Agreement; the Dissenters’ Shares and shares referred to in clause (i) of this sentence are collectively referred to as the “Excluded Shares”), shall be automatically converted into the right to receive $39.20 in cash (the “Merger Consideration”). The terms and conditions of the Merger are set out more fully in the Merger Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of the Shares (other than holders of Excluded Shares) of the Merger Consideration to be paid to such holders in the Merger. In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions of the draft, dated November 18, 2007 of the Merger Agreement (the “Draft Merger Agreement”);

(ii) Analyzed certain publicly available historical business and financial information relating to the Company;

(iii) Reviewed various financial forecasts and other data provided to us by the management of the Company relating to the business and prospects of the Company after giving effect to the disposition of the Building Products Business;

(iv) Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company after giving effect to the disposition of the Building Products Business;

(v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of the Company after giving effect to the disposition of the Building Products Business;

(vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to the business of the Company after giving effect to the disposition of the Building Products Business;

(vii) Reviewed the historical stock prices and trading volumes of the Company Common Stock; and

(viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of (and we have not independently verified) such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or concerning the solvency or fair value of the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Merger.

In rendering our opinion, we have assumed that the Merger Agreement will be identical in all material respects to the Draft Merger Agreement reviewed by us and that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions of the Merger Agreement. We have further assumed that obtaining the necessary regulatory approvals and contractual consents for the Merger and the disposition of the Building Products Business will not have an adverse effect on the Company or the Merger. In addition, we have assumed that the representations and warranties contained in the Merger Agreement and all agreements related thereto are true and complete in all material respects. We do not express any opinion as to any tax or other consequences that might result from the Merger or the disposition of the Building Products Business, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion about the fairness of the amount or nature of, or any other aspect of, the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be paid to public stockholders of the Company or otherwise.

In rendering our opinion, we have assumed that the stockholders of the Company prior to the consummation of the Merger (and not the owners of the Company after giving effect to the Merger) will either own or be entitled to receive the proceeds of the disposition of the Building Products Business. We express no opinion as to the value of the Building Products Business or as to the fairness or any other aspect of the disposition of the Building Products Business.

Lazard Frères & Co. LLC (“Lazard”) is acting as investment banker to the Board of Directors in connection with the Merger and will receive a fee for its services, a substantial portion of which is payable upon consummation of the Merger. Lazard will also be entitled to receive a fee in connection with the disposition by the Company of the Building Products Business (a “BP Separation Fee”). If the disposition of the Buildings Products Business is accomplished through a spin-off, split-off or similar transaction, and Lazard serves as the resulting entity’s investment banker in connection with a subsequent sale, merger, consolidation or business combination transaction (a “Second Stage Transaction”) within 18 months following the disposition, an additional fee would be payable to Lazard which would be reduced by an amount equal to 50% of the BP Separation Fee received by Lazard. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our engagement and the opinion expressed herein (which has been approved by our opinion committee) are for the benefit of the Board of Directors in connection with its consideration of the Merger. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the underlying business decision by the Company to engage in the Merger, and is not intended to and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Merger or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to holders of the Shares (other than holders of Excluded Shares) in the Merger is fair to such holders from a financial point of view.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By:	/s/ Harry Pinson
Harry Pinson

ANNEX C

Section 262 of the Delaware General Corporation Law

§262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

Quanex Corporation 1900 West Loop South Suite 1500 Houston, TX 77027
           , 2008
Dear Quanex Corporation Stockholder:

As previously announced, the Board of Directors of Quanex Corporation approved a plan to separate its building products and vehicular products businesses. To accomplish this, Quanex Corporation is, immediately prior to and in connection with the merger of a wholly-owned subsidiary of Gerdau S.A. with and into Quanex Corporation, spinning off the limited liability company interests of its building products subsidiary containing all of the assets and liabilities of Quanex Corporation’s building products group known as Quanex Building Products LLC. The interests are being distributed to Quanex Corporation’s stockholders on the basis of one unit of Quanex Building Products LLC for each share of Quanex Corporation common stock outstanding. Immediately following the spin-off, Quanex Building Products LLC will merge with and into its wholly-owned subsidiary Quanex Building Products Corporation, with Quanex Building Products Corporation being the surviving company in the merger. Each unit of Quanex Building Products LLC will be converted immediately into one share of Quanex Building Products Corporation common stock. As a result, each Quanex Corporation stockholder will receive one share of Quanex Building Products Corporation common stock for each share of Quanex Corporation common stock held by such stockholder.

Immediately following and in connection with the spin-off, a wholly-owned subsidiary of Gerdau S.A. will merge with and into Quanex Corporation, which will consist principally of the vehicular products business and non-building products related corporate accounts. Each Quanex Corporation stockholder of record will be able to exchange the shares of Quanex Corporation common stock held by such stockholder for cash consideration of $39.20 per share. The spin-off and merger are taking place on          , 2008.

Stockholder approval of the spin-off is not required, and you are not required to take any action to receive your Quanex Building Products Corporation common stock.

The attached information statement, which is being mailed to all Quanex Corporation stockholders of record, describes the spin-off in detail and contains important information, including financial statements, about Quanex Building Products Corporation. The shares of Quanex Building Products Corporation common stock have been authorized for listing and will trade under the symbol “NX” on the New York Stock Exchange.

We look forward to our future as a separately-traded public company and to your support as a holder of Quanex Building Products Corporation common stock.

Sincerely,

Raymond A. Jean
President and Chief Executive Officer

Preliminary and Subject to Completion, dated March 14, 2008

INFORMATION STATEMENT

Quanex Building Products Corporation
Common Stock
(Par Value $0.01 per share)

This information statement is being furnished in connection with the issuance of shares of Quanex Building Products Corporation common stock to holders of Quanex Corporation common stock in connection with the spin-off of Quanex Building Products LLC, referred to as the spin-off, and the subsequent merger of Quanex Building Products LLC with and into Quanex Building Products Corporation, referred to as the Quanex Building Products merger.

Quanex Corporation will, immediately prior to and in connection with the merger of a wholly-owned subsidiary of Gerdau S.A. with and into Quanex Corporation, referred to as the Quanex/Gerdau merger, spin off the limited liability company interests of its building products subsidiary containing all of the assets and liabilities of Quanex Corporation’s building products group known as Quanex Building Products LLC. The interests will be distributed to Quanex Corporation’s stockholders on the basis of one unit of Quanex Building Products LLC for each share of Quanex Corporation common stock outstanding. Immediately following the spin-off, Quanex Building Products LLC will merge with and into its wholly-owned subsidiary Quanex Building Products Corporation, with Quanex Building Products Corporation being the surviving company in the merger. Each unit of Quanex Building Products LLC will be converted immediately into one share of Quanex Building Products Corporation common stock. As a result, each Quanex Corporation stockholder will receive one share of Quanex Building Products Corporation common stock for each share of Quanex Corporation common stock held by such stockholder.

The units of Quanex Building Products LLC will be distributed to holders of Quanex Corporation common stock of record on          , 2008, which will be the record date. These stockholders will receive one unit of Quanex Building Products LLC for every share of Quanex Corporation common stock held on the record date. The distribution will be effective at 9:00 a.m., New York City time, on the record date, which we also refer to as the distribution date. Immediately following the distribution, each unit of Quanex Building Products LLC will be converted into one share of our common stock in the Quanex Building Products merger. As a result, these stockholders will receive one share of our common stock for every share of Quanex Corporation common stock held on the record date. The Quanex Building Products merger will be effective at 9:01 a.m., New York City time, on the distribution date.

No approval of Quanex Corporation’s stockholders is required or sought for the distribution or the Quanex Building Products merger. We are not asking you for a proxy and you are requested not to send us a proxy. Quanex Corporation stockholders are not required to pay for the shares of our common stock being received by them in connection with the distribution and the Quanex Building Products merger, or to surrender or to exchange shares of Quanex Corporation common stock in order to receive our common stock or to take any other action in connection with the distribution and the Quanex Building Products merger. There is no current trading market for our common stock. However, we expect that a limited market, commonly known as a “when- issued” trading market, for our common stock will develop prior to the distribution date, and we expect “regular way” trading of our common stock will begin the first trading day after the distribution date. Our common stock has been authorized for listing and will trade on the New York Stock Exchange (the “NYSE”) under the symbol “NX”.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this information statement is          , 2008.
Quanex Corporation first mailed this document to its stockholders on          , 2008.

SUMMARY

This summary highlights information contained elsewhere in this information statement and provides an overview of our company and the material aspects of our spin-off from Quanex Corporation. You should read this entire information statement carefully, especially the risk factors discussed beginning on page 11 and our consolidated historical and pro forma financial statements and notes to those statements appearing elsewhere in this information statement. Unless the context otherwise requires, references in this information statement to (i) “Quanex Building Products,” “we,” “our” and “us” refer to Quanex Building Products Corporation and its consolidated subsidiaries and (ii) “Quanex Corporation” refer to Quanex Corporation and its consolidated subsidiaries (other than us).

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

We describe in this information statement the building products businesses to be transferred in connection with the spin-off and the Quanex Building Products merger as if the building products businesses were our businesses. However, we will not conduct any operations separate from Quanex Corporation prior to the Quanex Building Products merger.

Our Business

We are a technological leader in the production of aluminum flat-rolled products, flexible insulating glass spacer systems, extruded plastic profiles, and precision-formed metal and wood products which primarily serve the North American building products markets. We use low-cost production processes, and engineering and metallurgical expertise to provide customers with specialized products for specific applications. We believe these capabilities also provide us with unique competitive advantages. Our growth strategy is focused on protecting, nurturing and developing our core building products businesses, introducing new innovative product lines, and pursuing expansion through the acquisition of companies that produce similar products and serve similar or adjacent building products markets in North America, Europe and Asia.

Our Business Segments

We operate in two reportable business segments: Engineered Building Products and Aluminum Sheet Building Products.

Engineered Building Products.  The Engineered Building Products segment is comprised of six fabricated metal components operations, two facilities producing wood fenestration (door and window) components, four polyvinyl chloride (vinyl) extrusion facilities, a flexible insulating glass spacer operation and a facility that produces automated equipment for assembling insulating glass units. The segment’s operations produce window and door components for original equipment manufacturers, or OEMs, that primarily serve the residential construction and remodeling markets. Products include insulating glass spacer/sealant systems, window and patio door screens, aluminum cladding and other roll formed metal window components, door components such as thresholds and astragals, residential exterior products, engineered vinyl and composite patio door and window profiles and custom window grilles, and trim and architectural mouldings in a variety of woods for the home improvement, residential, and light commercial construction markets.

Our extrusion operations use highly automated production facilities to manufacture vinyl and composite profiles, the framing material used by fenestration OEMs in the assembly of vinyl windows and patio doors. Value-added capabilities include window system design, tooling design and fabrication, PVC compound blending, in-line weatherstrip installation and miter cutting, and co-extrusion of integrated weather-resistant coatings. Metal fabrication operations include roll forming, stamping, and end-product assembly to produce a variety of fenestration products. In addition, the insulating glass sealant business uses co-extrusion and laminating technology to produce highly engineered, butyl rubber-based window spacer products used to separate two panes of glass in a window sash to improve its thermal performance. Engineered Products customers’ end-use applications include windows and window components, patio door and entry door systems, and custom hardwood architectural moldings. Key success factors range from design and development expertise to flexible, world class quality manufacturing capability and just-in-time delivery.

Aluminum Sheet Building Products.  The Aluminum Sheet Building Products segment is comprised of an aluminum mini-mill casting operation and three stand-alone aluminum sheet cold finishing operations. Aluminum sheet finishing capabilities include reducing reroll coil to specific gauge, annealing, slitting and custom coating. Customer end-use applications include exterior housing trim, fascias, roof edgings, soffits, downspouts and gutters. The product is packaged and delivered for use by various customers in the building and construction markets, as well as other capital goods and transportation markets.

Our aluminum mini-mill uses an in-line casting process with the capacity to produce approximately 400 million pounds of reroll (hot-rolled aluminum sheet) annually. The mini-mill converts aluminum scrap to reroll through melting, continuous casting, and in-line hot rolling processes. It also has aluminum scrap shredding and blending capabilities, including two rotary barrel melting furnaces and a dross recovery system that broaden the mini-mill’s use of raw materials, allowing it to melt lesser grades of scrap, while improving raw material yields. Delacquering equipment improves the quality of the scrap before it reaches the primary melt furnaces by burning off combustibles. In addition, scrap is blended using computerized processes to most economically achieve the desired molten aluminum alloy composition. We believe our production capabilities result in a significant manufacturing advantage and savings from reduced raw material costs, optimized scrap utilization, reduced unit energy cost and lower labor costs.

The Distribution, the Quanex/Gerdau Merger and the Quanex Building Products Merger

Quanex Corporation will, immediately prior to and in connection with the Quanex/Gerdau merger, spin off the limited liability company interests of Quanex Building Products LLC, which holds directly or indirectly all of the assets and liabilities of its building products group. The interests will be distributed to Quanex Corporation’s stockholders on the basis of one unit of Quanex Building Products LLC for each share of Quanex Corporation common stock outstanding on the record date. Immediately following the spin-off, Quanex Building Products LLC will merge with and into its wholly-owned subsidiary Quanex Building Products Corporation, with Quanex Building Products Corporation being the surviving company in the merger. Each unit of Quanex Building Products LLC will be converted immediately into one share of Quanex Building Products Corporation common stock. As a result, each Quanex Corporation stockholder will receive one share of Quanex Building Products Corporation common stock for each share of Quanex Corporation common stock held by such stockholder. When we refer in this information statement to shares of Quanex Building Products common stock, we mean the shares of Quanex Building Products Corporation common stock that Quanex Corporation stockholders will receive following the conversion of the units of Quanex Building Products LLC into shares of Quanex Building Products Corporation common stock in the Quanex Building Products merger.

Immediately following and in connection with the spin-off, a wholly-owned subsidiary of Gerdau S.A. will merge with and into Quanex Corporation, which will consist principally of the vehicular products business and non-building products related corporate accounts. Each Quanex Corporation stockholder of record will exchange the shares of Quanex Corporation common stock held by such stockholder for cash consideration of $39.20 per share. The distribution, the Quanex Building Products merger and the Quanex/Gerdau merger will take place on          , 2008.

Our Strategy

Management’s vision is to become North America’s premier market driven manufacturer of engineered systems and components sold to OEM’s and distributors of building products. Our vision also includes maximizing stockholder value by earning a return over the business cycle in excess of our cost of capital. Execution of the following strategies will be essential for attainment of this vision:

•	Achieve robust organic growth in each of our reportable segments fueled by unmatched customer service, new product introduction and development of superior product attributes, particularly thermal efficiency, enhanced functionality, weatherability, appearance and best-in-class quality;

•	Offer logistic solutions that provide our customers with just-in-time service and lower processing costs;

•	Enhance profitability through our continued efforts to adopt, promulgate and formalize Lean Manufacturing practices within both our core businesses and the acquisitions we make, including eliminating waste, minimizing scrap, optimizing work flow and improving productivity;

•	Maintain elevated priority for employee safety programs through enhanced process design and diligent supervision;

•	Attract and retain outstanding leadership and facilitate broad-based employee development through open communication, active feedback, meaningful goal setting and well-designed incentives; and

•	Pursue an active acquisition program, growing our existing fenestration footprint and expanding into other, adjacent residential and select commercial building products segments, particularly those that leverage our existing manufacturing skills (e.g., value-added aluminum processing, metal fabrication, specialty coating and finishing, roll forming, polymer and adhesive extrusion, wood and composite materials processing, and engineered systems design and assembly).

Summary of the Transactions

The following is a brief summary of the terms of the distribution and other concurrent transactions:

Distributing company	Quanex Corporation. After the distribution, Quanex Corporation will not own any units of Quanex Building Products LLC or any shares of our capital stock.

Distributed company	Quanex Building Products LLC, currently a wholly-owned subsidiary of Quanex Corporation. Immediately following the distribution, Quanex Building Products LLC will merge with and into Quanex Building Products Corporation, its wholly owned subsidiary, with Quanex Building Products Corporation being the surviving company in the merger. After the distribution and the Quanex Building Products merger, Quanex Building Products Corporation will be an independent public company.

Securities to be distributed	Units of Quanex Building Products LLC. Upon the merger of Quanex Building Products LLC and Quanex Building Products Corporation, which will occur immediately following the distribution, each unit of Quanex Building Products LLC will be converted into one share of Quanex Building Products Corporation common stock.

Distribution ratio	Each Quanex Corporation stockholder will receive one unit of Quanex Building Products LLC for each share of Quanex Corporation common stock held by such stockholder on the record date. Each unit of Quanex Building Products LLC will, immediately following the distribution, be converted into one share of Quanex Building Products Corporation common stock in the Quanex Building Products merger.

Method of distribution	For registered Quanex Corporation stockholders, our transfer agent will credit shares of our common stock to book-entry accounts established to hold shares of our common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For stockholders who own Quanex Corporation common stock through a broker or other nominee, their shares of our common stock will be credited to their accounts by the broker or other nominee. Following the distribution and the Quanex Building Products merger, stockholders whose shares are held in book-entry form may request the transfer of their shares of our common stock to a brokerage or other account at any time and may request the delivery of physical stock certificates for their shares, in each case without charge.

The distribution is being effected as a dividend of assets to the holders of shares of Quanex Corporation in accordance with Section 170 of the Delaware General Corporation Law, which requires only approval from the board of directors of Quanex Corporation. Therefore, no stockholder vote is required for the distribution.

Record date	The record date is the same as the distribution date. In order to be entitled to receive shares of our common stock in the spin-off, holders of shares of Quanex Corporation common stock must be stockholders on the record date

Distribution date	9:00 a.m., New York City time, on , 2008.

Distribution agent, transfer agent and registrar	Wells Fargo Shareowner Services.

Stock exchange listing	Our common stock has been authorized for listing on the NYSE under the symbol “NX.” Trading in our common stock is expected to commence on a when-issued basis shortly before the distribution date. On the first trading day following the distribution date, when-issued trading in respect of our common stock will end and regular way trading will begin. We cannot predict the trading prices for our common stock on or after the distribution date.

New credit facility	Concurrently with the completion of the distribution and the Quanex Building Products merger, we anticipate entering into a senior unsecured credit facility for a term of five years with aggregate availability of $250 million to $300 million at closing, and thereafter, and pursuant to an accordion feature, an increase in such aggregate commitment to $350 million.

To date, we have received written commitments from nine banks to fund up to $270 million of the availability under such credit facility. Such commitments are subject to certain conditions, including no material adverse change in our financial condition or performance, no material adverse change in the capital markets, completion of due diligence on us by the banks and the execution and delivery of acceptable loan documents.

We expect that the agreement will include various terms and conditions consistent with Quanex Corporation’s existing facility and with recent transactions for comparable companies. Such terms and conditions include a leverage-based pricing grid, financial covenants and limitations on indebtedness, asset or equity sales, and acquisitions.

Proceeds from the facility will be used to provide availability for working capital, capital expenditures, permitted acquisitions, letters of credit and general corporate purposes.

Quanex/Gerdau merger	Quanex Corporation has entered into an agreement with Gerdau S.A. and Gerdau Delaware, Inc., a wholly-owned subsidiary of Gerdau S.A., pursuant to which Gerdau Delaware, Inc. will merge with and into Quanex Corporation. The Quanex/Gerdau merger will occur immediately following and in connection with the distribution. Each Quanex Corporation stockholder of record will exchange the shares of Quanex Corporation common stock held by such stockholder for cash consideration of $39.20 per share. The occurrence of the spin-off is a condition to the occurrence of the Quanex/Gerdau Merger.

Tax consequences to stockholders	The receipt by a Quanex Corporation stockholder of property pursuant to the distribution and cash pursuant to the Quanex/Gerdau merger will be a taxable transaction for U.S. federal income tax purposes. With respect to each Quanex Corporation stockholder who is a citizen or resident of the United States and holds his shares of Quanex Corporation common stock as a capital asset (generally, assets held for investment), we expect that such Quanex Corporation stockholder will generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of the amount of cash received in the Quanex/Gerdau merger and the fair market value, determined when the spin-off occurs, of the property received in the spin-off, and (ii) such Quanex Corporation stockholder’s adjusted tax basis in his shares of Quanex Corporation common stock immediately prior to the spin-off. The deduction of any recognized loss may be delayed or otherwise adversely affected by certain loss limitation rules. Any such gain or loss will generally be long-term capital gain or loss if the Quanex Corporation stockholder’s holding period in the shares of Quanex Corporation common stock immediately prior to the spin-off is more than one year. The amount and character of gain or loss must be calculated separately for each identifiable block of shares of Quanex Corporation common stock surrendered. In addition, we do not expect that such a Quanex Corporation stockholder will recognize any gain or loss in the Quanex Building Products merger. We expect that a Quanex Corporation stockholder will, immediately following the Quanex Building Products merger, have an aggregate adjusted tax basis in his shares of Quanex Building Products Corporation common stock received in the Quanex Building Products merger equal to the fair market value of such shares when the spin-off occurs, and his holding period in such shares will begin on the day following the spin-off and the Quanex Building Products merger. See “Material U.S. Federal Income Tax Consequences” for a more detailed description of the U.S. federal income tax consequences of the spin-off, the Quanex/Gerdau merger, and the Quanex Building Products merger.

Tax matters are very complicated and the tax consequences of the spin-off, the Quanex/Gerdau merger, and the Quanex Building Products merger to any particular Quanex Corporation stockholder will depend on that stockholder’s particular situation. Quanex Corporation stockholders should consult with their own tax advisors to determine the specific tax consequences of the spin-off, the Quanex/Gerdau merger, and the Quanex Building Products merger to them.

Dividend policy	We expect to pay a cash dividend of $0.03 per share of common stock, commencing after the end of the first quarter in which we conduct operations as Quanex Building Products Corporation. We expect to continue to pay quarterly cash dividends thereafter.

Payment of future cash dividends will be at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion, contractual restrictions with respect to the payment of dividends and any then-existing stock repurchase program. See “Dividend Policy.”

Relationship between Quanex Building Products Corporation, Quanex Building Products LLC and Quanex Corporation after the distribution	After the distribution, Quanex Corporation will not own any shares of our common stock, and we will not own any shares of Quanex Corporation’s common stock. In connection with the distribution, we, Quanex Building Products LLC and Quanex Corporation have entered into a number of agreements that will govern the spin-off from Quanex Corporation and our future relationship, including a Tax Matters Agreement, an Employee Matters Agreement and a Transition Services Agreement. Also, the Distribution Agreement between Quanex Corporation and Quanex Building Products Corporation will continue in existence with respect to certain indemnification, insurance, confidentiality and cooperation provisions following the distribution. See “Our Relationship with Quanex Corporation After the Distribution.”

Initial funding of Quanex Building Products Corporation	Prior to entering into the spin-off agreements, management prepared estimates of the expected transaction costs. The spin-off costs contemplated were comprised of the investment banking fees based on the value of Quanex Building Products Corporation on the date of distribution, legal fees, external audit fees, registration fees, printer fees, and costs associated with establishing new contractual relationships with vendors covering a range of services from employee benefit administration to software licenses. In addition to the estimate of one-time transaction-related fees, management also projected the working capital needs of our business. These projections led management to establish the initial funding of $20.9 million that is set forth in the table below under “Capitalization.”

Management of Quanex Building Products Corporation after the distribution	Following the distribution, the business of Quanex Building Products Corporation will be managed by the same Houston, Texas based management team employed by Quanex Corporation prior to the distribution.

Anti-takeover effects	Some provisions of our certificate of incorporation, our bylaws and Delaware law may have the effect of making more difficult an acquisition of control of us in a transaction not approved by our board of directors. See “Description of Our Capital Stock.”

You should carefully read the “Risk Factors” beginning on page 11.

If you have any questions relating to the distribution, you should contact Jeff Galow, Vice President — Investor Relations, at 1900 West Loop South, Suite 1500, Houston, Texas 77027, telephone number (713) 961-4600.

Corporate Information and Structure

We were incorporated in Delaware on December 12, 2007 by Quanex Corporation to facilitate the separation of its vehicular products and building products businesses through the spin-off and the Quanex/Gerdau merger. Our principal executive offices are located at 1900 West Loop South, Suite 1500, Houston, Texas 77027, and our telephone number is (713) 961-4600. We maintain a Web site at www.quanex.com. Our Web site and the information contained on that site, or connected to that site, are not incorporated into this information statement. Quanex is a registered trademark that belongs to us.

The following diagram depicts our corporate structure after giving effect to the distribution and the other concurrent transactions described in this information statement:

Summary Unaudited Condensed Pro Forma Consolidated Financial and Other Data of
Quanex Building Products Corporation
(Accounting Successor to Quanex Corporation)

The summary unaudited condensed pro forma consolidated financial data for Quanex Building Products Corporation (accounting successor to Quanex Corporation), which we may refer to herein as “Quanex Building Products,” set forth below is derived from the unaudited pro forma consolidated financial information of Quanex Building Products included elsewhere in this information statement.

The following summary unaudited condensed pro forma consolidated financial data as of and for the three months ended January 31, 2008 and for the years ended October 31, 2007, 2006 and 2005 reflects the effects of the distribution and capitalization of Quanex Building Products Corporation. The pro forma data does not represent what Quanex Building Products Corporation’s financial position or results of operations would have been had Quanex Building Products Corporation operated as a separate, independent public company, nor does the pro forma data give effect to any events other than those discussed in the related notes. The pro forma data also does not project Quanex Building Product Corporation’s financial position or results of operations as of any future date or any future period.

	Three Months
	Ended	Year Ended October 31,
	January 31, 2008	2007	2006	2005
	(In thousands except per share data)

Operating Results Data:
Net sales	$174,912	$963,975	$1,043,773	$951,819
Operating income (loss)	(370)	88,614	103,805	101,965
Depreciation and amortization	8,958	37,991	36,999	32,701
Income (loss) from continuing operations	(135)	57,411	64,284	61,969
Unaudited pro forma basic earnings from continuing operations per common share	$0.00	$1.55	$1.72	$1.64
Unaudited pro forma diluted earnings from continuing operations per common share	$0.00	$1.53	$1.69	$1.61
Weighted average basic common shares outstanding	37,166	36,982	37,479	37,772
Weighted average diluted common shares outstanding	37,166	37,549	38,066	38,483
Financial Position data — at end of period:
Total assets	$652,204
Total debt	4,001
Stockholders’ equity	515,108

See “Unaudited Pro Forma Consolidated Financial Data of Quanex Building Products Corporation (Accounting Successor to Quanex Corporation).”

Summary Selected Financial Data of Quanex Corporation
(Accounting Predecessor to Quanex Building Products Corporation)

The summary selected financial data of Quanex Corporation (accounting predecessor to Quanex Building Products Corporation) is derived from audited consolidated financial statements of Quanex Corporation. Notwithstanding the legal form of the spin-off, because a wholly-owned subsidiary of Gerdau S.A. will merge with and into Quanex Corporation immediately following the distribution and because the senior management of Quanex Corporation will continue as the senior management of Quanex Building Products following the distribution, we consider Quanex Building Products as divesting the Quanex Corporation vehicular products segment and non-building products related corporate items and have treated it as the “accounting successor” to Quanex Corporation for financial reporting purposes in accordance with Emerging Issues Task Force (EITF) Issue No. 02-11, “Accounting for Reverse Spin-offs” (EITF 02-11). As such, the information presented in the following summary for Quanex Building Products (accounting successor to Quanex Corporation) generally reflects financial and other information previously filed with the Securities and Exchange Commission (the “SEC”) by Quanex Corporation. When the spin-off occurs, Quanex Building Products will report the historical results of operations (subject to certain adjustments) of Quanex Corporation’s vehicular products segment and non-building products related corporate items as discontinued operations in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). Pursuant to SFAS 144, however, this presentation is not permitted until the distribution date.

The selected operating results data for the three years ended October 31, 2007 and the financial position data at October 31, 2007 and 2006 set forth below are derived from the audited consolidated financial statements of Quanex Corporation included elsewhere in this information statement. The selected operating results data for the two years ended October 31, 2004 and the financial position data at October 31, 2005, 2004 and 2003 set forth below are derived from the audited consolidated financial statements of Quanex Corporation not included in this information statement. The selected operating results data for the three months ended January 31, 2008 and 2007 and the financial position data at January 31, 2008 are derived from the unaudited consolidated financial statements of Quanex Corporation included elsewhere in this information statement. The financial position data at January 31, 2007 is derived from unaudited consolidated financial statements of Quanex Corporation not included in this information statement.

The summary historical consolidated financial data is not indicative of the results of operations or financial position that would have occurred if Quanex Building Products had been a separate, independent company during the periods presented, nor is it indicative of Quanex Building Products’ future performance. This historical data should be read together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Quanex Corporation (Accounting Predecessor to Quanex Building Products Corporation)” and Quanex Corporation’s consolidated financial statements and related notes included elsewhere in this information statement.

	Three Months Ended
	January 31,		Year Ended October 31,
	2008	2007	2007	2006	2005(1)(2)	2004(1)	2003(1)
	(Thousands, except per share data)

Selected Operating Results Data:
Net sales	$447,552	$417,641	$2,049,021	$2,032,572	$1,969,007	$1,437,897	$878,409
Operating income(3)	19,752	31,332	202,940	251,394	292,775	98,997	64,887
Income from continuing operations(4)(6)	3,084	20,654	134,622	160,313	177,233	57,428	43,646
Income (loss) from discontinued operations, net of tax(5)	—	—	—	(130)	(22,073)	(2,961)	(759)
Net income(3)(4)(5)(6)	$3,084	$20,654	$134,622	$160,183	$155,160	$54,467	$42,887
Percent of net sales	0.7%	4.9%	6.6%	7.9%	7.9%	3.8%	4.9%
Diluted Earnings Per Share Data:
Income from continuing operations	$0.08	$0.55	$3.41	$4.09	$4.50	$1.53	$1.18
Net income	$0.08	$0.55	$3.41	$4.08	$3.95	$1.45	$1.16
Cash dividends declared per share	$0.14	$0.14	$0.5600	$0.4833	$0.3733	$0.3111	$0.2978
Financial Position Data — at end of period
Total assets	$1,320,040	$1,216,815	$1,334,822	$1,202,152	$1,114,778	$940,054	$697,211
Total debt	119,601	133,380	129,015	133,401	135,921	128,926	17,542
Stockholders’ equity	887,148	776,922	883,149	758,515	656,742	500,707	445,159

(1)	During the fourth quarter of 2005, Quanex Corporation committed to a plan to sell its Temroc business. In the first quarter of 2005, Quanex Corporation sold its Piper Impact business and in the fourth quarter of 2004 sold its Nichols Aluminum — Golden business. Accordingly, the assets and liabilities of Temroc, Piper Impact and Nichols Aluminum — Golden are reported as discontinued operations in the Consolidated Balance Sheets for all periods presented, and their operating results are reported as discontinued operations in the Consolidated Statements of Income for all periods presented.

(2)	In December 2004, Quanex Corporation acquired Mikron and accounted for the acquisition under the purchase method of accounting. Accordingly, Mikron’s estimated fair value of assets acquired and liabilities assumed in the acquisition and the results of operations are included in Quanex Corporation’s consolidated financial statements as of the effective date of the acquisition.

(3)	Included in operating income are gains on sale of land of $0.5 million and $0.4 million in fiscal 2004 and 2003, respectively.

(4)	Fiscal 2003 include gains associated with retired executive life insurance proceeds of $2.2 million. This represents the excess of life insurance proceeds over (a) the cash surrender value and (b) liabilities to beneficiaries of deceased executives, on whom Quanex Corporation held life insurance policies.

(5)	Includes effects in fiscal 2005 of Temroc’s $13.1 million (pretax and after-tax) asset impairment charge in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), and SFAS 144.

(6)	The three months ended January 31, 2008 includes a $9.2 million after-tax loss on early extinguishment of $9.4 million principal of Quanex Corporation’s convertible senior debentures.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information set forth in this information statement. The following risks relate principally to our business, our leverage, our relationship with Quanex Corporation and our being a separate publicly-traded company, as well as risks related to the nature of the spin-off transaction itself. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of the following risks and uncertainties develop into actual events, this could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of our common stock could decline.

Risks Related to Our Common Stock and the Distribution

There is no existing market for our common stock and a trading market that will provide you with adequate liquidity may not develop for the common stock, and you could lose all or part of your investment.

Prior to the distribution, there has been no public market for our common stock. However, we expect that our common stock will commence trading on the NYSE on a when-issued basis shortly before the record and distribution date. On the first trading day following the distribution date, when-issued trading in respect of the common stock will end and regular way trading will begin. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market in our common stock on the NYSE or otherwise. If an active trading market does not develop, you may have difficulty selling any of your shares of common stock or receiving a price when you sell your shares of common stock that will be favorable.

Substantial sales of our common stock following the distribution and the Quanex Building Products merger may have an adverse impact on the trading price of our common stock.

Based on the number of shares of Quanex Corporation common stock outstanding on          , 2008, Quanex Corporation expects that under the United States federal securities laws, all of these shares will be eligible for resale immediately in the public market, except for shares held by our affiliates.

Some of the Quanex Corporation stockholders who receive our shares of common stock may decide that their investment objectives do not include ownership of shares in us, and may sell their shares of common stock following the distribution and the Quanex Building Products merger. In particular, certain Quanex Corporation stockholders that are institutional investors have investment parameters that depend on their portfolio companies maintaining a minimum market capitalization that we may not achieve as a result of the separation from Quanex Corporation’s vehicular products segment and non-building products related corporate items. We cannot predict whether stockholders will resell large numbers of our shares of common stock in the public market following the distribution and the Quanex Building Products merger or how quickly they may sell these shares. If our stockholders sell large numbers of our shares of common stock over a short period of time, or if investors anticipate large sales of our shares of common stock over a short period of time, this could adversely affect the trading price of our shares of common stock.

We have no operating history as a separate company and our historical and pro forma consolidated financial information is not necessarily representative of the results we would have achieved as a separate publicly-traded company and may not be a reliable indicator of our future results.

We are being spun-off from Quanex Corporation, our parent company, and, therefore, we have no operating history as a separate public company. The historical and pro forma consolidated financial information included in this information statement does not reflect the financial condition, results of operations or cash flows we would have achieved as a separate publicly-traded company during the periods presented or those we will achieve in the future. This is primarily a result of the following factors:

•	Our pro forma consolidated financial results reflect building products related corporate expenses of Quanex Corporation. Those building products corporate expenses may be less than the comparable expenses we would have incurred had we operated as a separate publicly-traded company.

•	Our pro forma consolidated financial results are based on certain assumptions regarding the “true-ups.” Depending on the stock price used to settle the “true-up” items, we could incur liabilities substantially different than those presented in the pro forma balance sheet. For example, an average increase of $3.00 in the stock price would result in a $63 million increase in the “true-ups” to be paid by us.

•	Significant changes may occur in our cost structure, management, financing and business operations as a result of our operating as a company separate from Quanex Corporation. These changes may result in increased costs associated with reduced economies of scale, stand-alone costs for services currently provided by Quanex Corporation, the need for additional personnel to perform services currently provided by Quanex Corporation and the legal, accounting, compliance and other costs associated with being a public company with equity securities listed on a national stock exchange.

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing stockholders’ equity interests in us. We are authorized to issue, without stockholder approval, 1,000,000 shares of preferred stock, no par value, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred shares, but reserves the right to do so in the future. In addition, we are authorized, by prior stockholder approval, to issue up to 125,000,000 shares of common stock, $0.01 par value per share. We are authorized to issue, without stockholder approval, securities convertible into either common stock or preferred stock.

Our corporate governance documents as well as Delaware law may delay or prevent an acquisition of us that stockholders may consider favorable, which could decrease the value of your shares.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include restrictions on the ability of our stockholders to remove directors and supermajority voting requirements for stockholders to amend our organizational documents, a classified board of directors and limitations on action by our stockholders by written consent. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Delaware law also imposes some restrictions on mergers and other business combinations between any holder of 15% or more of our outstanding common stock and us. Although we believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics and thereby provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders. See “Description of Our Capital Stock.”

Risks Related to Our Business

If our raw materials or energy were to become unavailable or to significantly increase in price, we might not be able to timely produce products for our customers or maintain our profit levels.

We require substantial amounts of raw materials, substantially all of which are purchased from outside sources. We do not have long-term contracts for the supply of most of our raw materials. The availability and prices of raw materials may be subject to curtailment or change due to new laws or regulations, suppliers’ allocations to other purchasers or interruptions in production by suppliers. In addition, the operation of our facilities requires substantial amounts of electric power and natural gas. Any change in the supply of, or price for, these raw materials could affect our ability to timely produce products for our customers.

Portions of our business are generally cyclical in nature. Fewer housing starts, reduced remodeling expenditures or weaknesses in the economy could significantly reduce our revenue, net earnings and cash flow.

Demand for our products is cyclical in nature and sensitive to general economic conditions. Our business supports cyclical industries such as the building and construction industries.

The primary drivers of our business are housing starts and remodeling expenditures. The building and construction industry is cyclical and seasonal, and product demand is based on numerous factors such as interest rates, general economic conditions, consumer confidence and other factors beyond our control. Declines in housing starts and remodeling expenditures due to such factors could have a material adverse effect on our business, results of operations and financial condition. The recent downturn in the housing market has had an adverse effect on the operating results of our building products business. Further deterioration in industry conditions or in the broader economic conditions of the markets where we operate could further decrease demand and pricing for our products and have additional adverse effects on our operations and financial results.

We are subject to various environmental requirements, and compliance with, or liabilities under, existing or future environmental laws and regulations could significantly increase our costs of doing business.

We are subject to extensive federal, state and local laws and regulations concerning the discharge of materials into the environment and the remediation of chemical contamination. To satisfy such requirements, we must make capital and other expenditures on an ongoing basis. For example, environmental agencies continue to develop regulations implementing the Federal Clean Air Act. Depending on the nature of the regulations adopted, we may be required to incur additional capital and other expenditures in the next several years for air pollution control equipment, to maintain or obtain operating permits and approvals, and to address other air emission-related issues. Future expenditures relating to environmental matters will necessarily depend upon the application to us and our facilities of future regulations and government decisions. It is likely that we will be subject to increasingly stringent environmental standards and the additional expenditures related to compliance with such standards. Furthermore, if we fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.

We may not be able to successfully identify, manage or integrate future acquisitions, and if we are unable to do so, our rate of growth and profitability could be adversely affected.

We cannot provide any assurance that we will be able to identify appropriate acquisition candidates or, if we do, that we will be able to successfully negotiate the terms of an acquisition, finance the acquisition or integrate the acquired business effectively and profitably into our existing operations. Integration of future acquired businesses could disrupt our business by diverting management’s attention away from day-to-day operations. Further, failure to successfully integrate any acquisition may cause significant operating inefficiencies and could adversely affect our profitability. Consummating an acquisition could require us to raise additional funds through additional equity or debt financing. Additional equity financing could depress the market price of our common stock.

We operate in competitive markets, and our business will suffer if we are unable to adequately address potential downward pricing pressures and other factors that may reduce our operating margins.

The principal markets that we serve are highly competitive. Competition is based primarily on the precision and range of achievable tolerances, quality, price and the ability to meet delivery schedules dictated by customers. Our competition in the markets in which we participate comes from companies of various sizes, some of which have greater financial and other resources than we do and some of which have more established brand names in the markets we serve. Any of these competitors may foresee the course of market development more accurately than we do, develop products that are superior to our products, have the ability to produce similar products at a lower cost than we can, or adapt more quickly than us to new technologies or evolving customer requirements. Increased competition could force us to lower our prices or to offer additional services at a higher cost to us, which could reduce our gross profit and net income.

OEMs have significant pricing leverage over suppliers and may be able to achieve price reductions over time, which will reduce our profits.

Our products are sold primarily to OEMs, and to a much lesser extent, sold through distributors. There is substantial and continuing pressure from OEMs in all industries to reduce the prices they pay to suppliers. We attempt to manage such downward pricing pressure, while trying to preserve our business relationships with our OEM customers, by seeking to reduce our production costs through various measures, including purchasing raw materials and components at lower prices and implementing cost- effective process improvements. However, our suppliers may resist pressure to lower our prices and may seek to impose price increases. If we are unable to offset OEM price reductions through these measures, our gross margins and profitability could be adversely affected. In addition, OEMs have substantial leverage in setting purchasing and payment terms, including the terms of accelerated payment programs under which payments are made prior to the account due date in return for an early payment discount.

We could lose customers and the related revenues due to the transfer of manufacturing capacity by our customers out of the United States to lower cost regions of the world.

Manufacturing activity in the United States has been on the decline over the past several years. One of the reasons for this decline is the migration by U.S. manufacturers to other regions of the world that offer lower cost labor forces. The combined effect is that U.S. manufacturers can reduce product costs by manufacturing and assembling in other regions of the world and then importing those products to the United States. Some of our customers have shifted production to other regions of the world and there can be no assurance that this trend will not continue. We may lose customers and revenues if our customers locate in areas that we choose not to serve or cannot economically serve.

If our relationship with our employees were to deteriorate, we could be faced with labor shortages, disruptions or stoppages, which could shut down certain of our operations, reducing our revenue, net earnings, and cash flows.

Our operations rely heavily on our employees, and any labor shortage, disruption or stoppage caused by poor relations with our employees and/or renegotiation of labor contracts could shut down certain of our operations. Approximately 23% of our employees are covered by collective bargaining agreements which expire between 2009 and 2011. It is possible that we could become subject to additional work rules imposed by agreements with labor unions, or that work stoppages or other labor disturbances could occur in the future, any of which could impact financial results. Similarly, any failure to negotiate a new labor agreement when required might result in a work stoppage that could reduce our operating margins and income.

Equipment failures, delays in deliveries or catastrophic loss at any of our manufacturing facilities could lead to production curtailments or shutdowns that prevent us from producing our products.

An interruption in production capabilities at any of our facilities as a result of equipment failure or other reasons could result in our inability to produce our products, which would reduce our sales and earnings for the affected period. In addition, we generally manufacture our products only after receiving the order from the customer and thus do not hold large inventories. If there is a stoppage in production at any of our manufacturing facilities, even if only temporarily, or if we experience delays as a result of events that are beyond our control, delivery times could be severely affected. Any significant delay in deliveries to our customers could lead to increased returns or cancellations and cause us to lose future sales. Our manufacturing facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. We have in the past and may in the future experience plant shutdowns or periods of reduced production as a result of equipment failure, delays in deliveries or catastrophic loss, which could have a material adverse effect on our results of operations or financial condition. We may not have adequate insurance to compensate us for all losses that result from any of these events.

Our business involves complex manufacturing processes that may result in costly accidents or other disruptions of our operations.

Our business involves complex manufacturing processes. Some of these processes involve high pressures, temperatures, hot metal and other hazards that present certain safety risks to workers employed at our manufacturing facilities. The potential exists for accidents involving death or serious injury. The potential liability resulting from any such accident, to the extent not covered by insurance, could cause us to incur unexpected cash expenditures, thereby reducing the cash available to us to operate our business. Such an accident could disrupt operations at any of our facilities, which could adversely affect our ability to deliver product to our customers on a timely basis and to retain our current business.

Our new credit facility is expected to contain restrictions on our ability to implement our acquisition program.

Our new credit facility is expected to contain restrictions on our ability to enter into acquisitions, including

•	we will need to comply with all terms and conditions of the credit facility on a pro forma basis based on the combined operating results of the acquisition target and us;

•	if our leverage ratio is greater than 2.50x, acquisitions will be limited to 15% of our net worth per transaction; and

•	we will be restricted from incurring additional indebtedness.

The above restrictions may impede our ability to carry out an active acquisition program, which is an important component of our future growth strategy. Our failure to comply with the terms and covenants in our credit facility could lead to a default under the terms of those documents, which would entitle the lenders to accelerate the indebtedness and declare all amounts owed due and payable.

Our success depends upon our ability to develop new products and services, integrate acquired products and services and enhance our existing products and services through product development initiatives and technological advances.

We have continuing programs designed to develop new products and to enhance and improve our products. We are expending resources for the development of new products in all aspects of our business. Some of these new products must be developed due to changes in legislative, regulatory or industry requirements or in competitive technologies that render certain of our products obsolete or less competitive. The successful development of our products and product enhancements are subject to numerous risks, both known and unknown, including unanticipated delays, access to significant capital, budget overruns, technical problems and other difficulties that could result in the abandonment or substantial change in the design, development and commercialization of these new products.

Given the uncertainties inherent with product development and introduction, including lack of market acceptance, we cannot provide assurance that any of our product development efforts will be successful on a timely basis or within budget, if at all. Failure to develop new products and product enhancements on a timely basis or within budget could harm our business and prospects. In addition, we may not be able to achieve the technological advances necessary for us to remain competitive.

Our goodwill and indefinite-lived intangible assets may become impaired and result in a charge to income.

Our management must use their judgement in making estimates of future operating results and appropriate residual values to allocate the purchase price paid for acquisitions to the fair value of the net tangible and identifiable intangible assets. Future operating results and residual values could reasonably differ from the estimates and could require a provision for impairment in a future period which would result in a charge to income from operations in the year of the impairment with a resulting decrease in our recorded net worth.

We may not be able to protect our intellectual property.

A significant amount of time, effort and expense is devoted to custom engineering which qualifies our products for specific customer applications and developing superior, proprietary process technology. We rely on a combination of copyright, patent, trade secrets, confidentiality procedures and contractual commitments to protect our proprietary information. Despite our efforts, these measures can only provide limited protection. Unauthorized third parties may try to copy or reverse engineer portions of our products or otherwise obtain and use our intellectual property. Any patents we own may be invalidated, circumvented or challenged. Any of our pending or future patent applications, whether or not being currently challenged, may not be issued with the scope of the claims we seek, if at all. If we cannot protect our proprietary information against unauthorized use, we may not remain competitive, which would have a material adverse effect on our results of operations.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this information statement, including the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, but are not limited to, the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, benefits resulting from our spin-off from Quanex Corporation, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. The risk factors discussed in “Risk Factors” beginning on page 11 set forth many of the risks and uncertainties that may cause actual results to differ from those expressed in the forward looking statements. There may be other risks and uncertainties that could have a similar impact. Therefore, you should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this information statement.

THE DISTRIBUTION

Background of the Spin-Off

Since early 2006 the management and Board of Directors of Quanex Corporation had been debating and exploring the merits of alternative strategies involving the company, including the separation of its Building Products Group from its Vehicular Products Group. Ultimately, management and the Board of Directors determined that each Group would be better positioned to grow separate from each other and would receive a better valuation in the marketplace and, as a result, would deliver enhanced value to stockholders.

In July 2006, Quanex began active discussions with its financial and legal advisors regarding a potential tax free spin-off of the Building Products Group as an initial step towards delivering value to stockholders, given Quanex’s relatively low market valuation compared to other public companies active in the building products sector. At a meeting of the Quanex Board of Directors held in October 2006, representatives of Lazard Fréres & Co. (“Lazard”), Quanex’s financial advisor, presented several scenarios to the Board for realizing the potential values of the Building Products Group and the Vehicular Products Group as two separate companies. A reverse Morris trust transaction was introduced as an alternative method to achieve a tax free separation of the two Groups.

In October 2006, a potential candidate was identified for a reverse Morris trust transaction involving Quanex’s Building Products Group given the company’s size and business composition. From October 2006 through February 2007, Quanex and management of this company exchanged high-level business and financial information and held numerous discussions regarding the potential merits of a reverse Morris trust transaction. At a Quanex Board of Directors meeting held in February 2007, this transaction was presented to the Board and a special committee of the Board was formed to monitor the progress of the potential transaction. During March 2007 and April 2007, the two companies conducted formal due diligence, including numerous site visits, management presentations and the negotiation of merger terms. Quanex and this company, however, were unable to reach agreement on certain key issues and negotiations were ultimately terminated.

On May 4, 2007, Quanex’s Board of Directors met with Lazard to review Quanex’s strategic alternatives. At that meeting, it was concluded that the value of the Vehicular Products Group would be enhanced under an alternative growth strategy that might be best achieved through a strategic combination with a larger, more diversified steel company. Given that such a strategy was unlikely to include a combination of the Vehicular Products Group and the Building Products Group, the Board of Directors approved senior management’s formally exploring separation alternatives for the Building Products Group, including the potential sale or spin-off of the division.

On May 16, 2007, Quanex publicly announced the strategic review of the Building Products Group. Lazard commenced a sale process for the Building Products Group on May 17, 2007. In total, 72 prospective buyers were contacted (of which 19 were potential strategic buyers and 53 were potential financial buyers), 36 confidentiality agreements were signed and 36 confidential information memoranda were distributed. On July 11, 2007, 11 preliminary indications of interest were received from prospective financial buyers for the Building Products Group.

On July 14, 2007, Quanex’s Board met with Lazard and approved five parties to be invited to conduct detailed due diligence on the Building Products Group, to include site visits, management presentations and access to an electronic data room. At this meeting the Board of Directors also gave Lazard approval to begin contacting a targeted list of potential strategic buyers for the Vehicular Products Group to solicit preliminary indications of interest. Lazard contacted 19 potential strategic buyers regarding the Vehicular Products Group, from which eight confidentiality agreements were signed and eight confidential information packages were distributed.

In early August 2007, two of the bidders for the Building Products Group elected not to continue with that process, citing deteriorating U.S. credit market conditions. The remaining three bidders attended management presentations in early August, but significantly reduced or retracted their preliminary indications of interest, also citing deteriorating U.S. credit market conditions. During this period the U.S. new home construction market also began to rapidly deteriorate, which significantly reduced management’s confidence that an attractive sale price could be secured for the Building Products Group.

On August 28, 2007, the Quanex Board of Directors met with Lazard and discussed the merits of a taxable spin-off of the Building Products Group as a means to facilitate the continuation of the sales process for the Vehicular Products Group.

From September to November, 2007, Quanex conducted a sales process for the Vehicular Products Group during which there were extensive negotiations on a transaction agreement and the spin-off related agreements. On November 18, 2007, representatives of Quanex executed and delivered a merger agreement with Gerdau, S.A., a Brazilian company that is the largest long steel bar producer in the Americas and the fourteenth largest steel maker in the world, whereby Gerdau would acquire the Vehicular Products Group. One of the conditions to the merger contained in the agreement with Gerdau is that Quanex would effect the spin-off in accordance with the drafts of the spin-off related agreements attached to the merger agreement.

From November 18, 2007 through December 19, 2007, Quanex and Gerdau continued to discuss the spin-off related agreements and the various terms and conditions thereof. Upon receiving final approval from representatives of Gerdau related to the spin-off agreements, Quanex and Quanex Building Products Corporation executed those agreements on December 19, 2007.

The Separation of the Building Products Group from Quanex Corporation

We are a wholly-owned subsidiary of Quanex Building Products LLC, which has been and will be immediately prior to the distribution a wholly-owned subsidiary of Quanex Corporation. Quanex Building Products LLC was formed in Delaware on December 12, 2007, to operate Quanex Corporation’s building products business in anticipation of the spin-off from Quanex Corporation. Quanex Corporation has transferred to Quanex Building Products LLC generally all of the assets, and Quanex Building Products LLC has assumed generally all of the liabilities, comprising the building products businesses. We call this transfer of assets and assumption of liabilities the “separation.” We, Quanex Building Products LLC and Quanex Corporation have agreed to transfer legal title to any remaining assets of the building products businesses not transferred prior to the distribution as soon as practicable. In the interim, we will operate and receive the economic benefits of (and bear the economic burdens of) these assets. These assets are not, individually or in the aggregate, material to our business. We believe that the asset transfer has not resulted in or is expected to result in the loss of any significant customers or contracts.

Description of the Spin-Off

Quanex Corporation will effect the spin-off by distributing on a pro rata basis 100% of the limited liability company interests of Quanex Building Products LLC to Quanex Corporation stockholders, which we refer to as the distribution, or the spin-off, on          , 2008, the distribution date. The interests will be distributed to Quanex Corporation’s stockholders on the basis of one unit of Quanex Building Products LLC for each share of Quanex Corporation common stock outstanding. Immediately following the spin-off, Quanex Building Products LLC will merge with and into its wholly-owned subsidiary Quanex Building Products Corporation, with Quanex Building Products Corporation being the surviving company in the merger. Each unit of Quanex Building Products LLC will be converted immediately into one share of Quanex Building Products Corporation common stock. As a result, each Quanex Corporation stockholder will receive one share of Quanex Building Products Corporation common stock for each share of Quanex Corporation common stock held by such stockholder.

Manner of Effecting the Distribution

Each record holder of Quanex Corporation common stock will receive one share of our common stock for each share of Quanex Corporation common stock held by such stockholder on the distribution date. The shares of our common stock will be validly issued, fully paid and nonassessable, and the holders of these shares will not be entitled to preemptive rights. See “Description of Our Capital Stock.”

Quanex Corporation stockholders are not required to pay for shares of our common stock to be received in connection with the distribution and the Quanex Building Products merger or to surrender or exchange shares of Quanex Corporation common stock in order to receive our common stock or to take any other action in connection with the distribution and the Quanex Building Products merger. No vote of Quanex Corporation stockholders is required or sought in connection with the distribution and the Quanex Building Products merger, and Quanex Corporation stockholders have no appraisal rights in connection with the distribution and the Quanex Building Products merger. The occurrence of the spin-off is a condition to the occurrence of the Quanex/Gerdau merger.

On the distribution date, registered holders of Quanex Corporation common stock will have their shares of Quanex Building Products common stock credited to book-entry accounts established for them by Wells Fargo. Wells Fargo will mail an account statement to each such registered holder stating the number of shares of Quanex Building Products common stock credited to the holder’s account. After the spin-off and the Quanex Building Products merger, any holder may request:

•	a transfer of all or a portion of their Quanex Building Products shares to a brokerage or other account; and

•	receipt of one or more physical share certificates representing their Quanex Building Products shares.

If you become a registered holder of our common stock in connection with the spin-off and the Quanex Building Products merger and you prefer to receive one or more physical share certificates representing your shareholding of our common stock, you will receive one or more certificates for all shares of Quanex Building Products common stock. Wells Fargo will mail you certificates representing your shares of our common stock as soon after the date of request as practicable.

For those holders of Quanex Corporation common stock who hold their shares through a broker, bank or other nominee, Wells Fargo will credit the shares of our common stock to the accounts of those nominees who are registered holders, who, in turn, will credit their customers’ accounts with our common stock. We and Quanex Corporation anticipate that brokers, banks and other nominees will generally credit their customers’ accounts with Quanex Building Products common stock on or shortly after          , 2008.

Results of the Distribution

After the distribution and the Quanex Building Products merger, we will be a separate publicly-traded company. As of the distribution date, we expect to have approximately 4,125 beneficial holders of shares of our common stock, based on the number of beneficial stockholders of Quanex Corporation common stock on February 8, 2008, and approximately           shares of our common stock outstanding. The actual number of shares to be issued in the Quanex Building Products merger will be determined on the record date.

New Credit Facility

Concurrently with the completion of the distribution and the Quanex Building Products merger, we anticipate entering into a senior unsecured credit facility for a term of five years with aggregate availability of $250 million to $300 million at closing, and thereafter, and pursuant to an accordion feature, an increase in such aggregate commitment to $350 million. To date, we have received written commitments from nine banks to fund up to $270 million of the availability under such credit facility. Such commitments are subject to certain conditions, including no material adverse change in our financial condition or performance, no material adverse change in the capital markets, completion of due diligence on us by the banks and the execution and delivery of acceptable loan documents. We expect the agreement will include various terms and conditions consistent with Quanex Corporation’s existing facility and with recent transactions for comparable companies. Such terms and conditions include a leverage-based pricing grid, financial covenants and limitations on indebtedness, asset or equity sales, and acquisitions. Proceeds from the facility will be used to provide availability for working capital, capital expenditures, permitted acquisitions, letters of credit and general corporate purposes.

Market for Our Common Stock

There is currently no public market for our common stock. Our common stock has been authorized for listing on the NYSE under the symbol “NX.” Our common stock is expected to commence trading on a when-issued basis shortly before the record date. “When-issued trading” refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading with respect to our common stock will end and “regular way trading” will begin. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. We cannot predict what the trading prices for our common stock will be before or after the distribution date.

The shares of our common stock to be issued to Quanex Corporation stockholders will be freely transferable, except for shares received by persons that may have a special relationship or affiliation with us.

Distribution Conditions and Termination

We expect that the distribution will be effective on the distribution date,          , 2008, provided that, among other things:

•	the SEC has declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, as amended, and no stop order relating to the registration statement is in effect;

•	we and Quanex Corporation have received all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of foreign jurisdictions in connection with the distribution; and

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the distribution agreement, is in effect.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Quanex Corporation stockholders who will receive shares of our common stock in connection with the distribution and the Quanex Building Products merger. It is not and is not to be construed as an inducement or encouragement to buy or sell any of our securities. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Quanex Corporation nor we undertake any obligation to update the information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

We expect to pay a cash dividend of $0.03 per share of common stock, commencing after the end of the first quarter in which we conduct operations as Quanex Building Products Corporation. We expect to continue to pay quarterly cash dividends thereafter. The $0.03 per share dividend equates to approximately $4.5 million in cash payments per year. This is compared to the $77.4 million of pro forma cash and equivalents balance presented in the capitalization table below. In addition to the anticipated capitalization, management believes that we will generate sufficient cash flow to fund a quarterly cash dividend payment. Payment of future cash dividends will be at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and contractual restrictions with respect to the payment of dividends.

CAPITALIZATION

The following table sets forth the unaudited historical capitalization and cash and equivalents of Quanex Corporation (accounting predecessor to Quanex Building Products Corporation) as of January 31, 2008, and unaudited pro forma capitalization of Quanex Building Products Corporation (accounting successor to Quanex Corporation) as of January 31, 2008 to give effect to the distribution of our common stock to the stockholders of Quanex Corporation. For further explanation of the spin-off, see “Unaudited Pro Forma Consolidated Financial Data of Quanex Building Products Corporation (Accounting Successor to Quanex Corporation)” elsewhere in this information statement.

This table should be read in conjunction with Quanex Corporation’s consolidated financial statements and related notes, the “Unaudited Pro Forma Consolidated Financial Data of Quanex Building Products Corporation (Accounting Successor to Quanex Corporation)” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Quanex Corporation (Accounting Predecessor to Quanex Building Products Corporation)” included elsewhere in this information statement.

	As of January 31, 2008
		Pro Forma
	Historical	Quanex
	Quanex	Building
	Corporation	Products
	(In thousands)

Cash and equivalents(1)	$210,274	$77,352

Current maturities of long-term debt	$117,063	$1,463
Long term debt:	2,538	2,538

Total long-term debt	119,601	4,001
Stockholders’ equity:
Common stock and additional paid-in capital	234,844	228,193
Retained earnings	688,135	289,575
Accumulated other comprehensive loss, treasury stock (at cost) and other	(35,831)	(2,660)

Total stockholders’ equity	887,148	515,108

Total capitalization	$1,006,749	$519,109

(1)	Quanex Building Products Corporation’s cash and equivalents at the time of distribution will be $20.9 million plus or minus the amount of any net cash flow generated by the Quanex Building Products businesses from November 1, 2007 to the distribution date (the Separation Period). The pro forma cash and equivalents balance reflects net cash flow generated by the Quanex Building Products businesses from November 1, 2007 to January 31, 2008, but does not reflect an estimate for the net cash flow generated during the remainder of the Separation Period.

Additionally, the amount of cash and equivalents available to Quanex Building Products Corporation following the distribution will be dependent on certain “true-ups” contemplated by the various transaction agreements. More specifically, there are cash “true-ups” for the conversion of Quanex Corporation’s convertible debentures, settlement of distribution taxes to Quanex Corporation, settlement of Quanex Corporation stock options and settlement of change in control payments. Further details of each of these items can be found in the respective transaction agreements. The pro forma “true-up” increase to cash and equivalents assumes a stock price of $53.00 which represents Quanex Corporation’s closing stock price on February 20, 2008. Following is a table that sets forth the estimated sensitivity of the “true-ups” to the stock price that is used to calculate the underlying cash payments (in thousands, except per share amounts):

Assumed Quanex Corporation stock price per share	$51.50	$53.00	$54.50	$56.00	$57.50
Less merger consideration	$(39.20)	$(39.20)	$(39.20)	$(39.20)	$(39.20)

Implied Quanex Building Products Corporation stock price per share	$12.30	$13.80	$15.30	$16.80	$18.30

Conversion of Quanex Corporation’s convertible debentures	19,283	11,835	4,387	(3,061)	(10,509)
Settlement of distribution taxes	51,130	34,919	18,708	(9,221)	(38,687)
Settlement of Quanex Corporation stock options	8,803	6,803	4,803	2,803	803
Settlement of change in control payments	151	142	133	124	115

Cash “true-up” received from (paid to) Quanex Corporation	$79,367	$53,699	$28,031	$(9,355)	$(48,278)

The actual amounts may be different than the amounts presented above due to changes during the Separation Period to items such as outstanding stock options, common stock outstanding and final tax determinations.

The conversion of Quanex Corporation’s convertible debentures is computed as follows, based on the assumed stock price of $53.00:

Number of shares using conversion rate of 39.723 shares per $1,000 of principal	4,965,375
Estimated cash settlement at $53.00 per share	$263,164,875
Less: true-up amount contemplated as part of the transactions	(275,000,000)

Amount to be paid to (received from) Quanex Corporation	$(11,835,125)

Based on this estimate, Quanex Corporation would incur a pre-tax loss on the assumed cash settlement of $138.2 million, which is the difference between the estimated cash settlement and the $125.0 million of principal.

The settlement of distribution taxes “true-up” is estimated based on the implied Quanex Building Products Corporation spin-off value. The implied spin-off value at $53.00 per share is $514.2 million ($13.80 implied Quanex Building Products Corporation stock price times 37.3 million shares outstanding). We estimate that, based on an assumed allocation of the implied value, the amount of spin-off tax would be $50.1 million. The “true-up” amount contemplated as part of the transaction is $85.0 million, which results in a receipt of cash from Quanex Corporation of $34.9 million.

The settlement of stock options is based upon 1.3 million outstanding stock options with an average strike price of $27.65 per share and the “true-up” amount contemplated as part of the transaction of $40.6 million.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA OF
QUANEX BUILDING PRODUCTS CORPORATION
(ACCOUNTING SUCCESSOR TO QUANEX CORPORATION)

On November 19, 2007, Quanex Corporation announced that its board of directors had approved a plan to separate its building products and vehicular products businesses. Immediately following and in connection with the spin-off, a wholly-owned subsidiary of Gerdau S.A. will merge with and into Quanex Corporation, which will consist principally of the vehicular products business and non-building products corporate accounts. Notwithstanding the legal form of the spin-off, because a wholly-owned subsidiary of Gerdau S.A. will merge with and into Quanex Corporation immediately following the distribution and because the senior management of Quanex Corporation will continue as the senior management of Quanex Building Products following the distribution, we consider Quanex Building Products as divesting the Quanex Corporation vehicular products segment and non-building products related corporate items and have treated it as the “accounting successor” to Quanex Corporation for financial reporting purposes in accordance with EITF 02-11. We expect to report as discontinued operations for financial reporting purposes Quanex Corporation’s vehicular products and non-building products related corporate accounts following the completion of the spin-off and the Quanex/Gerdau merger.

The following unaudited pro forma consolidated statement of income of Quanex Building Products for the three months ended January 31, 2008 and for the years ended October 31, 2007, 2006 and 2005 have been prepared as though the spin-off occurred as of the beginning of the period or fiscal year being presented. The following unaudited pro forma consolidated balance sheet of Quanex Building Products as of January 31, 2008 has been prepared as though the spin-off occurred on January 31, 2008. The unaudited pro forma consolidated financial statements of Quanex Building Products are derived from the historical consolidated financial statements of Quanex Corporation and adjusted to give effect to:

•	the distribution of our common stock to the stockholders of Quanex Corporation;

•	removal of the operations of the vehicular products segment and non-building products related corporate items; and

•	receipt of $77.4 million of cash as part of the distribution.

The pro forma adjustments are based upon available information and assumptions that our management believes are reasonable; however, such adjustments are subject to change. In addition, such adjustments are estimates and may not prove to be accurate.

Non-recurring charges related to the transactions have been excluded from the unaudited pro forma consolidated statements of income in accordance with Regulation S-X. In addition, the unaudited pro forma consolidated statements of income do not give effect to changes in certain costs Quanex Building Products may incur associated with operating as a stand-alone company as these costs are not known at this time. The pro forma data does not represent what Quanex Building Products’ financial position or results of operations would have been had Quanex Building Products operated as a separate, independent public company, nor does the pro forma data give effect to any events other than those discussed in the related notes. The pro forma data also does not project Quanex Building Products’ financial position or results of operations as of any future date or for any future period.

Unaudited Pro Forma Consolidated Statement of Income
Year Ended October 31, 2007

		Adjustments
		Historical			Pro Forma
	Historical	Vehicular			Quanex
	Quanex	Products			Building
	Corporation	Segment	Other		Products(1)
	(In thousands, except per share amounts)

Net sales	$2,049,021	$(1,085,046)	$—		$963,975
Cost and expenses:
Cost of sales (exclusive of items shown separately below)	1,671,052	(892,663)	(11,225	)(2)	767,164
Selling, general and administrative	97,989	(20,612)	(7,171	)(3)	70,206
Depreciation and amortization	77,040	(39,049)	—		37,991

Operating income	202,940	(132,722)	18,396		88,614
Interest expense	(4,054)	—	3,464	(4)	(590)
Other, net	8,178	(46)	(7,750	)(5)	382

Income from continuing operations before income taxes	207,064	(132,768)	14,110		88,406
Income tax expense	(72,442)	47,403	(5,956	)(6)	(30,995)

Income from continuing operations	$134,622	$(85,365)	$8,154		$57,411

Basic earnings per share from continuing operations	$3.64				$1.55
Diluted earnings per share from continuing operations	$3.41				$1.53
Weighted average common shares outstanding:
Basic	36,982				36,982
Diluted	39,509		(1,960	)(7)	37,549

(1)	Management anticipates that Quanex Corporation will incur a pre-tax loss on assumed cash settlement of Quanex Corporation’s Convertible Senior Debentures, currently estimated to be $138.2 million based on an assumed stock price of $53.00 (closing price on February 20, 2008). Management also expects Quanex Corporation to recognize merger related pre-tax expenses of approximately $0.8 million for the accelerated vesting of restricted stock, approximately $26.8 million for the cash settlement of stock options based on options outstanding as of December 31, 2007 and the same assumed stock price of $53.00. Additionally, management expects that one-time pre-tax expenses of $21.0 million for transaction related expenses, primarily related to investment banking, legal, accounting and benefit administration conversion fees, will be required to complete the various transactions, including the merger and spin-off. Of these expenses, management estimates that approximately $5.0 million relate to the spin-off, of which Quanex Building Products Corporation will be responsible for half. Of the total transaction related expenses, $2.5 million has been incurred during fiscal 2007 and included in the Historical Quanex Corporation amounts. These nonrecurring items have not been reflected in the pro forma consolidated statements of income.

(2)	Represents pro forma adjustments to Quanex Corporation corporate expenses for non-building products related items. The cost of sales adjustment is almost entirely comprised of an $11.2 million elimination of the estimated vehicular products segment’s LIFO expense that has historically been calculated on a single pool basis and recorded as a corporate expense item. Quanex Building Products recognized $1.3 million of income associated with LIFO on a pro forma basis.

(3)	The adjustment to selling, general and administrative expense is to remove those expenditures historically recorded as Quanex Corporation corporate expenses that are either directly related to Vehicular Products segment employees or legacy items. Legacy items are comprised of expenditures that relate to operations previously owned by Quanex Corporation and expenditures associated with former corporate employees. Specific adjustments include $2.5 million of transaction fees, $2.3 million of legacy benefit plan costs, $1.1 million of legacy stock based compensation and $1.1 million of legacy environmental expenses. These amounts are being eliminated for pro forma purposes because the liabilities and any future expenses associated with the legacy items will remain with Quanex Corporation and will not be assumed by Quanex Building Products Corporation.

(4)	Adjustment assumes decreased interest expense as Quanex Corporation’s Convertible Senior Debentures are retained by Quanex Corporation. Quanex Building Product’s ongoing interest expense is expected to be comprised of bank commitment fees associated with a new senior unsecured credit facility along with continued interest on an industrial revenue bond ($1.4 million of principal at October 31, 2007) to be retained by Quanex Building Products.

(5)	Represents reduced interest income from investments and reduced income from changes in the cash surrender value of life insurance policies to reflect the amount of cash and value of life insurance policies not being retained by Quanex Building Products. The income recognized in fiscal 2007 related to life insurance policies is comprised primarily of policies associated with legacy employees and as such will not be retained by Quanex Building Products.

(6)	Adjustment necessary to reflect the Quanex Building Products pro forma effective tax rate of 35.1%.

(7)	The dilutive impact of the common stock equivalents arising from settlement of Quanex Corporation’s contingent convertible debentures was excluded for purposes of calculating the diluted weighted average shares outstanding. The basic weighted average shares outstanding were calculated by applying the distribution ratio (one share of Quanex Building Products common stock for every one share of Quanex Corporation common stock) to Quanex Corporation’s basic weighted average shares outstanding.

Unaudited Pro Forma Consolidated Statement of Income
Year Ended October 31, 2006

		Adjustments
		Historical			Pro Forma
	Historical	Vehicular			Quanex
	Quanex	Products			Building
	Corporation	Segment	Other		Products(1)
	(In thousands, except per share amounts)

Net sales	$2,032,572	$(988,799)	$—		$1,043,773
Cost and expenses:
Cost of sales (exclusive of items shown separately below)	1,617,399	(782,313)	(4,936	)(2)	830,150
Selling, general and administrative	92,705	(17,840)	(2,046	)(3)	72,819
Depreciation and amortization	71,074	(34,075)	—		36,999

Operating income	251,394	(154,571)	6,982		103,805
Interest expense	(4,818)	—	3,796	(4)	(1,022)
Other, net	4,240	—	(4,119	)(5)	121

Income from continuing operations before income taxes	250,816	(154,571)	6,659		102,904
Income tax expense	(90,503)	55,449	(3,566	)(6)	(38,620)

Income from continuing operations	$160,313	$(99,122)	$3,093		$64,284

Basic earnings per share from continuing operations	$4.28				$1.72
Diluted earnings per share from continuing operations	$4.09				$1.69
Weighted average common shares outstanding:
Basic	37,479				37,479
Diluted	39,708		(1,642	)(7)	38,066

(1)	Management anticipates that Quanex Corporation will incur a pre-tax loss on assumed cash settlement of Quanex Corporation’s Convertible Senior Debentures, currently estimated to be $138.2 million based on an assumed stock price of $53.00 (closing price on February 20, 2008). Management also expects Quanex Corporation to recognize merger related pre-tax expenses of approximately $0.8 million for the accelerated vesting of restricted stock, approximately $26.8 million for the cash settlement of stock options based on options outstanding as of December 31, 2007 and the same assumed stock price of $53.00. Additionally, management expects that one-time pre-tax expenses of $21.0 million for transaction related expenses, primarily related to investment banking, legal, accounting and benefit administration conversion fees, will be required to complete the various transactions, including the merger and spin-off. Of these expenses, management estimates that approximately $5.0 million relate to the spin-off, of which Quanex Building Products Corporation will be responsible for half. These nonrecurring items have not been reflected in the pro forma consolidated statements of income.

(2)	Represents pro forma adjustments to Quanex Corporation corporate expenses for non-building products related items. The cost of sales adjustment is almost entirely comprised of a $5.0 million elimination of the estimated vehicular products segment’s LIFO expense that has historically been calculated on a single pool basis and recorded as a corporate expense item. Quanex Building Products recognized $8.1 million of expense associated with LIFO on a pro forma basis.

(3)	The adjustment to selling, general and administrative expense is to remove those expenditures historically recorded as Quanex Corporation corporate expenses that are either directly related to Vehicular Products segment employees or legacy items. Legacy items are comprised of expenditures that relate to operations previously owned by Quanex Corporation and expenditures associated with former corporate employees. Specific adjustments include $1.4 million of legacy stock based compensation and $1.1 million of legacy benefit plan costs. These amounts are being eliminated for pro forma purposes because the liabilities and any future expenses associated with the legacy items will remain with Quanex Corporation and will not be assumed by Quanex Building Products Corporation.

(4)	Adjustment assumes net decreased interest expense as Quanex Corporation’s Convertible Senior Debentures are retained by Quanex Corporation. Quanex Building Product’s ongoing interest expense is expected to be comprised of bank commitment fees associated with a new senior unsecured credit facility along with continued interest on an industrial revenue bond ($1.6 million of principal at October 31, 2006) to be retained by Quanex Building Products.

(5)	Represents reduced interest income from investments and reduced income from changes in the cash surrender value of life insurance policies to reflect the amount of cash and value of life insurance policies not being retained by Quanex Building Products. The income recognized in fiscal 2006 related to life insurance policies is comprised primarily of policies associated with legacy employees and as such will not be retained by Quanex Building Products.

(6)	Adjustment necessary to reflect the Quanex Building Products pro forma effective tax rate of 37.5%.

(7)	The dilutive impact of the common stock equivalents arising from settlement of Quanex Corporation’s contingent convertible debentures was excluded for purposes of calculating the diluted weighted average shares outstanding. The basic weighted average shares outstanding were calculated by applying the distribution ratio (one share of Quanex Building Products common stock for every one share of Quanex Corporation common stock) to Quanex Corporation’s basic weighted average shares outstanding.

Unaudited Pro Forma Consolidated Statement of Income
Year Ended October 31, 2005

		Adjustments
		Historical			Pro Forma
	Historical	Vehicular			Quanex
	Quanex	Products			Building
	Corporation	Segment	Other		Products(1)
	(In thousands, except per share amounts)

Net sales	$1,969,007	$(1,017,188)	$—		$951,819
Cost and expenses:
Cost of sales (exclusive of items shown separately below)	1,512,980	(772,642)	1,725	(2)	742,063
Selling, general and administrative	97,851	(21,179)	(1,582	)(3)	75,090
Depreciation and amortization	65,401	(32,700)	—		32,701

Operating income	292,775	(190,667)	(143)		101,965
Interest expense	(9,300)	—	7,946	(4)	(1,354)
Other, net	151	—	(49	)(5)	102

Income from continuing operations before income taxes	283,626	(190,667)	7,754		100,713
Income tax expense	(106,393)	74,242	(6,593	)(6)	(38,744)

Income from continuing operations	$177,233	$(116,425)	$1,161		$61,969

Basic earnings per share from continuing operations	$4.69				$1.64
Diluted earnings per share from continuing operations	$4.50				$1.61
Weighted average common shares outstanding:
Basic	37,772				37,772
Diluted	39,809		(1,326	)(7)	38,483

(1)	Management anticipates that Quanex Corporation will incur a pre-tax loss on assumed cash settlement Quanex Corporation’s Convertible Senior Debentures, currently estimated to be $138.2 million based on an assumed stock price of $53.00 (closing price on February 20, 2008). Management also expects Quanex Corporation to recognize merger related pre-tax expenses of approximately $0.8 million for the accelerated vesting of restricted stock, approximately $26.8 million for the cash settlement of stock options based on options outstanding as of December 31, 2007 and the same assumed stock price of $53.00. Additionally, management expects that one-time pre-tax expenses of $21.0 million for transaction related expenses, primarily related to investment banking, legal, accounting and benefit administration conversion fees, will be required to complete the various transactions, including the merger and spin-off. Of these expenses, management estimates that approximately $5.0 million relate to the spin-off, of which Quanex Building Products Corporation will be responsible for half. These nonrecurring items have not been reflected in the pro forma consolidated statements of income.

(2)	Represents pro forma adjustments to Quanex Corporation corporate expenses for non-building products related items. The cost of sales adjustment is almost entirely comprised of a $1.7 million elimination of the estimated vehicular products segment’s LIFO income that has historically been calculated on a single pool basis and recorded as a corporate expense item. Quanex Building Products recognized $1.6 million of expense associated with LIFO on a pro forma basis.

(3)	The adjustment to selling, general and administrative expense is to remove those expenditures historically recorded as Quanex Corporation corporate expenses that are either directly related to Vehicular Products segment employees or legacy items. Legacy items are comprised of expenditures that relate to operations previously owned by Quanex Corporation and expenditures associated with former corporate employees.

Specific adjustments include $0.9 million of legacy benefit plan costs and $0.3 million of legacy environmental costs. These amounts are being eliminated for pro forma purposes because the liabilities and any future expenses associated with legacy items will remain with Quanex Corporation and will not be assumed by Quanex Building Products Corporation.

(4)	Adjustment assumes net decreased interest expense as Quanex Corporation’s Convertible Senior Debentures are retained by Quanex Corporation. Quanex Building Product’s ongoing interest expense is expected to be comprised of bank commitment fees associated with a new senior unsecured credit facility along with continued interest on an industrial revenue bond ($1.8 million of principal at October 31, 2005) to be retained by Quanex Building Products.

(5)	Represents reduced interest income from investments and reduced income from changes in the cash surrender value of life insurance policies to reflect the amount of cash and value of life insurance policies not being retained by Quanex Building Products. The income recognized in fiscal 2005 related to life insurance policies is comprised primarily of policies associated with legacy employees and as such will not be retained by Quanex Building Products.

(6)	Adjustment necessary to reflect the Quanex Building Products pro forma effective tax rate of 38.5%.

(7)	The dilutive impact of the common stock equivalents arising from settlement of Quanex Corporation’s contingent convertible debentures was excluded for purposes of calculating the diluted weighted average shares outstanding. The basic weighted average shares outstanding were calculated by applying the distribution ratio (one share of Quanex Building Products common stock for every one share of Quanex Corporation common stock) to Quanex Corporation’s basic weighted average shares outstanding.

Unaudited Pro Forma Consolidated Statement of Income
Three Months Ended January 31, 2008

		Adjustments
		Historical			Pro Forma
	Historical	Vehicular			Quanex
	Quanex	Products			Building
	Corporation	Segment	Other		Products(1)
	(In thousands, except per share amounts)

Net sales	$447,552	$(272,640)	$—		$174,912
Cost and expenses:
Cost of sales (exclusive of items shown separately below)	378,561	(231,478)	(6	)(2)	147,077
Selling, general and administrative	30,320	(5,764)	(5,309	)(3)	19,247
Depreciation and amortization	18,919	(9,961)	—		8,958

Operating income	19,752	(25,437)	5,315		(370)
Interest expense	(929)	—	776	(4)	(153)
Other, net	(6,872)	(8)	7,192	(5)	312

Income before income taxes	11,951	(25,445)	13,283		(211)
Income tax expense	(8,867)	9,159	(216	)(6)	76

Income from continuing operations	$3,084	$(16,286)	$13,067		$(135)

Basic earnings per share	$0.08				$0.00
Diluted earnings per share	$0.08				$0.00
Weighted average common shares outstanding:
Basic	37,166				37,166
Diluted	40,168		(3,002	)(7)	37,166

(1)	Management anticipates that Quanex Corporation will incur a pre-tax loss on assumed cash settlement of Quanex Corporation’s Convertible Senior Debentures, currently estimated to be $138.2 million based on an assumed stock price of $53.00 (closing price on February 20, 2008). Management also expects Quanex Corporation to recognize merger related pre-tax expenses of approximately $0.8 million for the accelerated vesting of restricted stock, approximately $26.8 million for the cash settlement of stock options based on options outstanding as of December 31, 2007 and the same assumed stock price of $53.00. Additionally, management expects that one-time pre-tax expenses of $21.0 million for transaction related expenses, primarily related to investment banking, legal, accounting and benefit administration conversion fees, will be required to complete the various transactions, including the merger and spin-off. Of these expenses, management estimates that approximately $5.0 million relate to the spin-off, of which Quanex Building Products Corporation will be responsible for half. Of the total transaction related expenses, $4.5 million has been incurred during the three months ended January 31, 2008 and included in the Historical Quanex Corporation amounts. These nonrecurring items have not been reflected in the pro forma consolidated statements of income.

(2)	Represents pro forma adjustments to Quanex Corporation corporate expenses for non-building products related items. The cost of sales adjustment removes the profit in inventory elimination between Vehicular and Building Products. The first quarter of 2008 did not have a LIFO charge.

(3)	The adjustment to selling, general and administrative expense is to remove those expenditures historically recorded as Quanex Corporation corporate expenses that are either directly related to Vehicular Products segment employees or legacy items. Legacy items are comprised of expenditures that relate to operations previously owned by Quanex Corporation and expenditures associated with former corporate employees. Specific adjustments include $4.5 million of transaction fees, $0.4 million of legacy benefit plan costs, and $0.1 million of legacy environmental expenses. These amounts are being eliminated for pro forma purposes because the liabilities and any future expenses associated with the legacy items will remain with Quanex Corporation and will not be assumed by Quanex Building Products Corporation.

(4)	Adjustment assumes decreased interest expense as Quanex Corporation’s Convertible Senior Debentures are retained by Quanex Corporation. Quanex Building Product’s ongoing interest expense is expected to be comprised of bank commitment fees associated with a new senior unsecured credit facility along with continued interest on an industrial revenue bond ($1.4 million of principal at January 31, 2008) to be retained by Quanex Building Products.

(5)	Adjustment represents the removal of the $9.7 million pretax loss on conversion of $9.4 million of Quanex Corporation’s Debentures partially offset by the elimination of interest income from investments not to be retained by Quanex Building Products.

(6)	Adjustment necessary to reflect the Quanex Building Products pro forma effective tax rate of 36.0%.

(7)	The dilutive impact of the common stock equivalents arising from settlement of Quanex Corporation’s contingent convertible debentures was excluded for purposes of calculating the diluted weighted average shares outstanding. Additionally, the remaining common stock equivalents were eliminated as their impact on proforma earnings per share was antidilutive. The basic weighted average shares outstanding were calculated by applying the distribution ratio (one share of Quanex Building Products common stock for every one share of Quanex Corporation common stock) to Quanex Corporation’s basic weighted average shares outstanding.

Unaudited Pro Forma Consolidated Balance Sheet
January 31, 2008

		Adjustments
		Historical			Pro Forma
	Historical	Vehicular			Quanex
	Quanex	Products			Building
	Corporation	Segment	Other		Products
	(In thousands, except share data)
ASSETS
Current assets:
Cash and equivalents	$210,274	$(1,108)	$(131,814	)(1)	$77,352
Short-term investments	4,750	—	(4,750	)(2)	—
Accounts receivable, net of allowance	172,769	(112,719)	(147	)(2)	59,903
Inventories, net	169,454	(155,535)	43,734	(3)	57,653
Deferred income taxes	11,896	(4,350)	3,489	(4)	11,035
Prepaid and other current assets	5,021	(263)	(128	)(2)	4,630

Total current assets	574,164	(273,975)	(89,616)		210,573

Property, plant and equipment, net	416,244	(246,519)	—		169,725
Goodwill	203,052	(6,680)	—		196,372
Cash surrender value insurance policies	30,038	—	(29,525	)(2)	513
Intangible assets, net	85,537	(17,019)	—		66,518
Other assets	13,005	—	(4,502	)(2)	8,503

Total assets	$1,320,040	$(544,193)	$(123,643)		$652,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$147,723	$(95,797)	$(1,705	)(2)	$50,221
Accrued liabilities	43,476	(11,925)	(5,093	)(5)	26,458
Income taxes payable	5,968	(8,831)	2,863	(6)	—
Current maturities of long-term debt	117,063	—	(115,600	)(7)	1,463

Total current liabilities	314,230	(116,553)	(119,535)		78,142

Long-term debt	2,538	—	—		2,538
Deferred pension obligation	5,861	(3,320)	(1,228	)(2)	1,313
Deferred postretirement welfare benefits	6,739	(3,928)	(2,263	)(2)	548
Deferred income taxes	55,434	(26,133)	6,280	(4)	35,581
Non-current environmental reserves	11,958	(5,393)	(2,684	)(2)	3,881
Other liabilities	36,132	—	(21,039	)(2)	15,093

Total liabilities	432,892	(155,327)	(140,469)		137,096

Stockholders’ equity:
Preferred stock, no par value	—	—	—		—
Common stock, $0.50 par value and $0.01 par value, respectively	19,138	—	(18,764	)(8)(11)	374
Additional paid-in-capital	215,706	—	12,113	(9)	227,819
Retained earnings	688,135	(388,866)	(9,694	)(10)	289,575
Accumulated other comprehensive income (loss)	(1,636)	—	724	(2)	(912)

	921,343	(388,866)	(15,621)		516,856
Less treasury stock, at cost	(32,447)	—	32,447	(11)	—
Less common stock held by Rabbi Trust	(1,748)	—	—		(1,748)

Total stockholders’ equity	887,148	(388,866)	16,826		515,108

Total liabilities and stockholders’ equity	$1,320,040	$(544,193)	$(123,643)		$652,204

(1)	Represents the following pro forma adjustments necessary to reflect Quanex Building Products pro forma cash and equivalents balance in accordance with the various transaction agreements (in thousands):

Reduction of Quanex Building Products cash and equivalents to $20.9 million as of November 1, 2007	$(186,547	)(a)
Settlement of Quanex Building Products Corporation’s portion of transaction fees	(2,500	)(b)
Rabbi trust receipt of merger consideration, net of trust assets retained by Quanex Corporation	3,534	(c)
Estimated “true-ups” contemplated by various transaction agreements	53,699	(d)

Total	$(131,814)

(a)	Quanex Building Products Corporation’s cash and equivalents at the time of distribution will be $20.9 million plus or minus the amount of any net cash flow generated by the Quanex Building Products businesses from November 1, 2007 to the distribution date (the Separation Period). The pro forma cash and equivalents balance reflects net cash flow generated by the Quanex Building Products businesses from November 1, 2007 to January 31, 2008, but does not reflect an estimate for the net cash flow generated during the remainder of the Separation Period.

(b)	Management expects that one-time pre-tax expenses of $21.0 million for transaction related expenses, primarily related to investment banking, legal, accounting and benefit administration conversion fees, will be required to complete the various transactions, including the merger and spin-off. Of these expenses, management estimates that approximately $5.0 million relate to the spin-off of which Quanex Building Products Corporation will be responsible for half. Accordingly, pro forma $2.5 million reduction of cash reflects Quanex Building Products Corporation’s settlement of its portion of the various transaction expenses.

(c)	The increase to cash for the rabbi trust represents the rabbi trust’s receipt of the merger consideration of $39.20 per share partially offset by Quanex Corporation’s retention of a portion of the rabbi trust for the pro rata deferred compensation obligation of vehicular products employees and legacy corporate individuals.

(d)	Additionally, the amount of cash and equivalents available to Quanex Building Products Corporation following the distribution will be dependent on certain “true-ups” contemplated by the various transaction agreements. More specifically, there are cash “true-ups” for the conversion of Quanex Corporation’s convertible debentures, settlement of distribution taxes to Quanex Corporation, settlement of Quanex Corporation stock options and settlement of change in control payments. Further details of each of these items can be found in the respective transaction agreements. The pro forma “true-up” increase to cash and equivalents assumes a stock price of $53.00 which represents Quanex Corporation’s closing stock price on February 20, 2008. Following is a table that sets forth the estimated sensitivity of the “true-ups” to the stock price that is used to calculate the underlying cash payments (in thousands, except per share amounts):

Assumed Quanex Corporation stock price per share	$51.50	$53.00	$54.50	$56.00	$57.50
Less merger consideration	$(39.20)	$(39.20)	$(39.20)	$(39.20)	$(39.20)

Implied Quanex Building Products Corporation stock price per share	$12.30	$13.80	$15.30	$16.80	$18.30

Conversion of Quanex Corporation’s convertible debentures	19,283	11,835	4,387	(3,061)	(10,509)
Settlement of distribution taxes	51,130	34,919	18,708	(9,221)	(38,687)
Settlement of Quanex Corporation stock options	8,803	6,803	4,803	2,803	803
Settlement of change in control payments	151	142	133	124	115

Cash “true-up” received from (paid to) Quanex Corporation	$79,367	$53,699	$28,031	$(9,355)	$(48,278)

The actual amounts may be different than the amounts presented above due to changes during the Separation Period to items such as outstanding stock options, common stock outstanding and final tax determinations.

The conversion of Quanex Corporation’s convertible debentures is computed as follows, based on the assumed stock price of $53.00:

Number of shares using conversion rate of 39.723 shares per $1,000 of principal	4,965,375
Estimated cash settlement at $53.00 per share	$263,164,875
Less: true-up amount contemplated as part of the transactions	(275,000,000)

Amount to be paid to (received from) Quanex Corporation	$(11,835,125)

Based on this estimate, Quanex Corporation would incur a pre-tax loss on the assumed cash settlement of $138.2 million, which is the difference between the estimated cash settlement and the $125.0 million of principal.

The settlement of distribution taxes “true-up” is estimated based on the implied Quanex Building Products Corporation spin-off value. The implied spin-off value at $53.00 per share is $514.2 million ($13.80 implied Quanex Building Products Corporation stock price times 37.3 million shares outstanding). We estimate that, based on an assumed allocation of the implied value, the amount of spin-off tax would be $50.1 million. The “true-up” amount contemplated as part of the transaction is $85.0 million, which results in a receipt of cash from Quanex Corporation of $34.9 million.

The settlement of stock options is based upon 1.3 million outstanding stock options with an average strike price of $27.65 per share and the “true-up” amount contemplated as part of the transaction of $40.6 million.

(2)	Represents the removal of certain non-building products related corporate items or vehicular products items historically carried on the corporate balance sheet as these items will be retained by Quanex Corporation following the distribution.

(3)	Represents the removal of the following vehicular products related items historically carried on the corporate balance sheet (in thousands):

LIFO reserve estimated to be associated with vehicular products businesses	$43,669
Intercompany profit in inventory between vehicular products businesses	65

Total	$43,734

The historical LIFO reserve is calculated on a consolidated basis in a single consolidated pool using the dollar-value link chain method. In the Quanex Corporation historical financial statements, the LIFO reserve is treated as a corporate item and is not allocated to the segments. For purposes of the pro forma, a portion of the consolidated LIFO pool was estimated to relate to the vehicular products businesses. The remaining $13.6 million LIFO reserve credit balance is attributable to Quanex Building Products Corporation on a pro forma basis.

(4)	Pro forma adjustments reflect the deferred taxes on the assets and liabilities of Quanex Building Products Corporation and assume a rate of 37.1%. Quanex Corporation retains any associated tax liability up to the distribution date, and any such tax liability is settled under the various transaction agreements and reflected in the “true-ups” discussed in note (1) above.

(5)	Represents the removal of certain non-building products related corporate items or vehicular products items historically carried on the corporate balance sheet and the accrual of Quanex Building Products Corporation’s portion of transaction fees (in thousands):

Remove historical non-building products corporate items or vehicular products items historically carried on corporate balance sheet	$(4,078)
Settlement of Quanex Building Products Corporation’s portion of accrued transaction fees, pre-tax — see (1)(b)	(1,015)

Total	$(5,093)

(6)	Elimination of income taxes payable that will be retained by Quanex Corporation in accordance with the various transaction agreements. See also “true-ups” discussed in note (1) above.

(7)	Elimination of Quanex Corporation’s Convertible Senior Debentures that will be retained by Quanex Corporation in accordance with the various transaction agreements. See also the “true-ups” discussed in note (1) above.

(8)	Adjustment of $18.3 million reflects the reduction in the par value of common stock from $0.50 per share for Quanex Corporation to $0.01 per share for Quanex Building Products Corporation.

(9)	Represents the following pro forma adjustments to additional-paid-in-capital (in thousands):

Change in par value of common stock — see (8) above	$18,337
Elimination of previously recognized compensation expense for cash settlement of outstanding stock options	(7,001)
Recognition of compensation expense for the accelerated vesting of restricted stock	777

Total	$12,113

(10)	As previously discussed, notwithstanding the legal form of the spin-off, we consider Quanex Building Products Corporation as divesting the Quanex Corporation vehicular products segment and non-building products related corporate items and have treated Quanex Building Products Corporation as the “accounting successor” to Quanex Corporation for financial reporting purposes in accordance with EITF 02-11. Accordingly, in addition to adjustments resulting directly form the various transaction agreements, the following pro forma adjustments to retained earnings represent the elimination of the vehicular products segment and the elimination of corporate assets and liabilities retained by Quanex Corporation (in thousands):

Retirement of Quanex Corporation treasury shares — see (11) below	$(32,020)
Rabbi trust receipt of merger consideration, net of trust assets retained by Quanex Corporation — see (1)(c) above	3,534
Remove historical non-building products corporate items or vehicular products items historically carried on corporate balance sheet and adjust taxes accordingly	(33,168)
Adjustment for “true-ups” — see (1)(d) above	53,699
Recognition of remaining Quanex Building Products Corporation’s portion of transaction fees, pre-tax — see (1)(b) above	(962)
Recognition of compensation expense for the accelerated vesting of restricted stock — see (9) above	(777)

Total	$(9,694)

Retained earnings has been adjusted to reflect the adjustment for certain “true-ups” related to the conversion of Quanex Corporation’s convertible debentures, settlement of distribution taxes to Quanex Corporation, cash settlement of Quanex Corporation stock options and settlement of change in control payments as discussed in note (1)(c) above. However, retained earnings does not reflect the entire cash payments for these same items as these future obligations will be settled or assumed by Quanex Corporation (not Quanex Building Products Corporation) in accordance with the various transaction agreements. Management expects Quanex Corporation to recognize merger related pre-tax expenses of approximately $26.8 million for the settlement of stock options based on options outstanding as of December 31, 2007 and an assumed stock price of $53.00, which represents Quanex Corporation’s closing stock price on February 20, 2008.

Historical retained earnings includes $7.0 million of transaction related expenses incurred through January 31, 2008, of which approximately $1.5 million relates to the spin-off. Additionally, retained earnings has been reduced by an additional $1.0 million for Quanex Building Products Corporation’s remaining portion of transaction expenses (estimated to be $2.5 million in total). For a discussion of the total transaction related expenses, including Quanex Corporation’s portion, see note (1)(b) above.

(11)	Adjustment reflects the retirement of Quanex Corporation treasury shares as treasury shares are excluded shares under the terms of the Merger Agreement. In addition to the elimination of the treasury share amounts, this adjustment reduces common stock by $0.4 million and retained earnings by $32.0 million.

SELECTED CONSOLIDATED FINANCIAL DATA OF QUANEX CORPORATION
(ACCOUNTING PREDECESSOR TO QUANEX BUILDING PRODUCTS CORPORATION)

The following selected financial data of Quanex Corporation (accounting predecessor to Quanex Building Products Corporation) is derived from audited and unaudited consolidated financial statements of Quanex Corporation. Because a wholly-owned subsidiary of Gerdau S.A. will merge with and into Quanex Corporation immediately following the distribution and because the senior management of Quanex Corporation will continue as the senior management of Quanex Building Products following the distribution, we consider Quanex Building Products as divesting the Quanex Corporation vehicular products segment and non-building products related corporate items and have treated Quanex Building Products Corporation as the “accounting successor” to Quanex Corporation for financial reporting purposes in accordance with EITF 02-11. As such, the information presented in the following summary for Quanex Building Products (accounting successor to Quanex Corporation) generally reflects financial and other information previously filed with the SEC by Quanex Corporation. Following the distribution, we will report the historical results of operations (subject to certain adjustments) of Quanex Corporation’s vehicular products segment and non-building products related corporate items as discontinued operations in accordance with the provisions of SFAS 144. Pursuant to SFAS 144, however, this presentation is not permitted until the distribution date.

The selected operating results data for the three years ended October 31, 2007 and the financial position data at October 31, 2007 and 2006 set forth below are derived from the audited consolidated financial statements of Quanex Corporation included elsewhere in this information statement. The selected operating results data for the two years ended October 31, 2004 and the financial position data at October 31, 2005, 2004 and 2003 set forth below are derived from the audited consolidated financial statements of Quanex Corporation not included in this information statement. The selected operating results data for the three months ended January 31, 2008 and 2007 and the financial position data at January 31, 2008 are derived from the unaudited consolidated financial statements of Quanex Corporation included elsewhere in this information statement. The financial position data at January 31, 2007 is derived from unaudited consolidated financial statements of Quanex Corporation not included in this information statement.

The summary historical consolidated financial data is not necessarily indicative of the results of operations or financial position that would have occurred if Quanex Building Products had been a separate, independent company during the periods presented, nor is it indicative of Quanex Building Products’ future performance. This historical data should be read together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Quanex Corporation (Accounting Predecessor to Quanex Building Products Corporation)” and Quanex Corporation’s consolidated financial statements and related notes included elsewhere in this information statement.

	Three Months Ended
	January 31,		Year Ended October 31,
	2008	2007	2007	2006	2005(1)(2)	2004(1)	2003(1)
	(Thousands, except per share data)

Selected Operating Results Data:
Net sales	$447,552	$417,641	$2,049,021	$2,032,572	$1,969,007	$1,437,897	$878,409
Operating income(3)	19,752	31,332	202,940	251,394	292,775	98,997	64,887
Income from continuing operations(4)	3,084	20,654	134,622	160,313	177,233	57,428	43,646
Income (loss) from discontinued operations, net of tax(5)	—	—	—	(130)	(22,073)	(2,961)	(759)
Net income(3)(4)(5)(6)	$3,084	$20,654	$134,622	$160,183	$155,160	$54,467	$42,887
Percent of net sales	0.7%	4.9%	6.6%	7.9%	7.9%	3.8%	4.9%
Diluted Earnings Per Share Data:
Income from continuing operations	$0.08	$0.55	$3.41	$4.09	$4.50	$1.53	$1.18
Net income	$0.08	$0.55	$3.41	$4.08	$3.95	$1.45	$1.16
Cash dividends declared per share	$0.14	$0.14	$0.5600	$0.4833	$0.3733	$0.3111	$0.2978

	Three Months Ended
	January 31,		Year Ended October 31,
	2008	2007	2007	2006	2005(1)(2)	2004(1)	2003(1)
	(Thousands, except per share data)

Financial Position Data — at end of period:
Total assets	$1,320,040	$1,216,815	$1,334,822	$1,202,152	$1,114,778	$940,054	$697,211
Working capital	259,934	271,991	227,194	242,196	143,043	144,057	95,157
Total debt	119,601	133,380	129,015	133,401	135,921	128,926	17,542
Stockholders’ equity	887,148	776,922	883,149	758,515	656,742	500,707	445,159

Total capitalization	$1,006,749	$910,302	$1,012,164	$891,916	$792,663	$629,633	$462,701

Cash provided by operating activities	$24,070	$65,854	$224,074	$190,271	$249,120	$124,237	$102,840
Cash provided by (used for) investing activities	32,937	(49,786)	(136,974)	(65,539)	(240,737)	(213,090)	(22,500)
Cash provided by (used for) financing activities	(19,516)	(4,245)	(20,128)	(68,716)	(462)	108,478	(76,515)
Depreciation and amortization	18,986	19,063	77,308	71,657	65,987	49,921	40,647
Capital expenditures, net	(7,155)	(9,613)	34,396	72,262	50,792	18,713	24,411
Other Data:
Total debt as a percent of capitalization			12.7%	15.0%	17.1%	20.5%	3.8%
Return on investment — percent(7)			14.4%	19.4%	22.6%	10.6%	9.3%
Return on common stockholders’ equity — percent(8)			16.4%	22.6%	26.8%	11.5%	9.9%
Average number of employees			4,214	4,356	4,124	2,975	2,408
Net sales per average employee			$486	$467	$477	$483	$365
Backlog for shipment in next 12 months			$357,000	$298,000	$330,000	$489,000	$162,000

(1)	During the fourth quarter of 2005, Quanex Corporation committed to a plan to sell its Temroc business. In the first quarter of 2005, Quanex Corporation sold its Piper Impact business and in the fourth quarter of 2004 sold its Nichols Aluminum — Golden business. Accordingly, the assets and liabilities of Temroc, Piper Impact and Nichols Aluminum — Golden are reported as discontinued operations in the Consolidated Balance Sheets for all periods presented, and their operating results are reported as discontinued operations in the Consolidated Statements of Income for all periods presented.

(2)	In December 2004, Quanex Corporation acquired Mikron and accounted for the acquisition under the purchase method of accounting. Accordingly, Mikron’s estimated fair value of assets acquired and liabilities assumed in the acquisition and the results of operations are included in Quanex Corporation’s consolidated financial statements as of the effective date of the acquisition.

(3)	Included in operating income are gains on sale of land of $0.5 million and $0.4 million in fiscal 2004 and 2003, respectively.

(4)	Fiscal 2003 include gains associated with retired executive life insurance proceeds of $2.2 million. This represents the excess of life insurance proceeds over (a) the cash surrender value and (b) liabilities to beneficiaries of deceased executives, on whom Quanex Corporation held life insurance policies.

(5)	Includes effects in fiscal 2005 of Temroc’s $13.1 million (pretax and after-tax) asset impairment charge in accordance with SFAS 142 and SFAS 144.

(6)	The three months ended January 31, 2008 includes a $9.2 million after-tax loss on early extinguishment of $9.4 million principal of Quanex Corporation’s convertible senior debentures.

(7)	The sum of net income and the after-tax effect of interest expense less capitalized interest divided by the sum of the beginning of year and end of year averages for short and long-term debt and stockholders’ equity.

(8)	Net income attributable to common stockholders divided by the average of beginning of year and end of year common stockholders’ equity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF QUANEX CORPORATION
(ACCOUNTING PREDECESSOR TO QUANEX BUILDING PRODUCTS CORPORATION)

The following discussion should be read in conjunction with Quanex Corporation’s consolidated financial statements and related notes included elsewhere in this information statement. This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this information statement entitled “Risk Factors,” “Special Note About Forward-Looking Statements” and other sections in this information statement.

Planned Merger and Separation

On November 19, 2007, Quanex Corporation announced that its board of directors had approved a plan to separate its building products and vehicular products businesses. The Quanex/Gerdau merger remains subject to approval by Quanex Corporation stockholders, clearance under Section 721 of the Defense Production Act of 1950, as amended, completion of the spin-off and other customary closing conditions. The spin-off and the Quanex/Gerdau merger are expected to be completed by the end of April 2008. Until then, Quanex Corporation expects to continue to pay a regular, quarterly cash dividend on its outstanding common stock. The proposed spin-off is expected to be consummated immediately prior to completion of and in connection with the Quanex/Gerdau merger and is structured as a taxable distribution at the corporate level.

We expect to report as discontinued operations for financial reporting purposes Quanex Corporation’s vehicular products and non-building products related corporate accounts following the completion of the spin-off and the Quanex/Gerdau merger. The following Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses Quanex Corporation’s historical financial condition and results of operations without giving effect to the proposed transactions. Notwithstanding the legal form of the proposed spin-off and the Quanex/Gerdau merger, because a wholly-owned subsidiary of Gerdau S.A. will merge with and into Quanex Corporation immediately following the distribution and because the senior management of Quanex Corporation will continue as the senior management of Quanex Building Products following the distribution, we expect that Quanex Building Products will be the divesting entity and will be treated as the “accounting successor” to Quanex Corporation for financial reporting purposes in accordance with EITF 02-11. Effective with the spin-off, we expect to report the historical consolidated results of operations (subject to certain adjustments) of Quanex Corporation’s vehicular products and non-building products related corporate items in discontinued operations in accordance with the provisions of SFAS 144. Pursuant to SFAS 144, this presentation is not permitted until the accounting period in which the spin-off occurs.

Business Segments

Business segments are reported in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS 131). SFAS 131 requires that Quanex Corporation disclose certain information about its operating segments, where operating segments are defined as “components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (CODM) in deciding how to allocate resources and in assessing performance”. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

Quanex Corporation has three reportable segments covering two customer-focused markets: the vehicular products and building products markets. Quanex Corporation’s reportable segments are Vehicular Products, Engineered Building Products, and Aluminum Sheet Building Products. The Vehicular Products segment produces engineered steel bars for the light vehicle, heavy duty truck, agricultural, defense, capital goods, recreational and energy markets. The Vehicular Products segment’s primary market drivers are North American light vehicle builds and, to a lesser extent, heavy duty truck builds. The Engineered Building Products segment produces engineered products and components serving the window and door industry, while the Aluminum Sheet Building Products segment produces mill finished and coated aluminum sheet serving the broader building products markets and secondary markets such as recreational vehicles and capital equipment. The main market drivers of the building products focused segments are residential housing starts and remodeling expenditures.

For financial reporting purposes three of Quanex Corporation’s five operating divisions, Homeshield, Truseal and Mikron, have been aggregated into the Engineered Building Products reportable segment. The remaining two divisions, MACSTEEL (Vehicular Products) and Nichols Aluminum (Aluminum Sheet Building Products), are reported as separate reportable segments with the Corporate & Other comprised of corporate office expenses and certain inter-division eliminations. The sale of products between segments is recognized at market prices. The financial performance of the operations is based upon operating income. The segments follow the accounting principles described in the Summary of Significant Accounting Principles. Note that the three reportable segments value inventory on a FIFO basis and the LIFO reserve relating to those operations accounted for under the LIFO method of inventory valuation is computed on a consolidated basis in a single pool and treated as a corporate expense. Prior periods have been adjusted to reflect the current presentation.

Results of Operations — Three Months Ended January 31, 2008 and 2007

Summary Information

	Three Months
	Ended January 31,
	2008	2007	Change	%
		(Dollars in millions)

Net sales	$447.6	$417.6	$30.0	7.2%
Cost of sales(1)	378.6	341.6	37.0	10.8
Selling, general and administrative	30.3	25.7	4.6	17.9
Depreciation and amortization	18.9	19.0	(0.1)	(0.5)

Operating income	19.8	31.3	(11.5)	(36.7)

Operating income margin	4.4%	7.5%	(3.1)%
Interest expense	(0.9)	(1.0)	0.1	10.0
Other, net	(6.9)	2.0	(8.9)	(445.0)
Income tax expense	(8.9)	(11.6)	2.7	23.3

Net Income	$3.1	$20.7	$(17.6)	(85.0)%

(1)	Exclusive of items shown separately below.

Overview

The headwinds experienced in fiscal 2007 continued into the first fiscal quarter of 2008. This was especially true related to housing with new home starts down approximately 31% compared to the first quarter of fiscal 2007. Adding to the weak housing starts, vehicle builds were down approximately 3% compared to the same period last year. New product and customer initiatives continue to help mitigate the impacts of the declining markets; however these efforts were overshadowed by $13.7 million of after-tax costs consisting of $9.2 million of convertible debenture premium settlement and $4.5 million of spin/merge transaction costs. The new product and customer initiatives are expected to continue throughout the year even in light of the tough market conditions.

Quanex Corporation’s first fiscal quarter is typically the lowest quarter in terms of sales and earnings, primarily a result of reduced construction activity across the country, and the first quarter of 2008 was consistent with this seasonal pattern. In addition to growing new product and customer initiatives, management is ever more focused on costs within the Building Products segments in light of the lower operating levels. Sales volumes, average sales prices and scrap spread at Quanex Corporation’s Vehicular Products segment were favorable to last year’s first quarter; however these favorable impacts were not able to offset the increased costs especially in consumable supplies experienced during the quarter. While steel scrap spreads were slightly improved versus the same period last year, they were negatively impacted by the spike in ferrous scrap costs during the most recent quarter.

Vehicular Products

	Three Months
	Ended
	January 31,
	2008	2007	Change	%
		(Dollars in millions)

Net sales	$272.6	$217.3	$55.3	25.4%
Cost of sales(1)	231.5	177.6	53.9	30.3
Selling, general and administrative	5.7	4.7	1.0	21.3
Depreciation and amortization	10.0	9.2	0.8	8.7

Operating income	$25.4	$25.8	$(0.4)	(1.6)%

Operating income margin	9.3%	11.9%	(2.6)%

(1)	Exclusive of items shown separately below.

Approximately 75% of the Vehicular Products segment’s products are used in light vehicle, heavy truck and off-road powertrain applications. Net sales increased in the first quarter of fiscal 2008 compared to last year in the face of a 3% reduction of light vehicle builds, principally a result of new product and customer initiatives coupled with the acquisition of Atmosphere Annealing, Inc. (AAI) in the second quarter of fiscal 2007. Higher costs for consumable supplies such as graphite electrodes and refractory, both used in melting operations, contributed to the decline in operating income. The order backlog at January 31, 2008 was 5% higher than at January 31, 2007.

Net sales for the first three months of 2008 were higher than the same period of 2007 due to a 7.7% increase in volume coupled with an 11.0% increase in average selling prices and an increase from the acquisition of AAI. The volume increases are attributable to new program launches and continued strength with the New American Manufacturers. Average selling prices increased from a combination of increased base selling prices and steel scrap surcharge increases.

Operating income and the operating income margin for the first quarter of 2008 decreased as a result of increased operating supply costs. The run-up in consumable supplies that has been experienced over the past few quarters shows no sign of abating. While scrap spreads were slightly improved versus the same period last year, they were negatively impacted by the spike in ferrous scrap costs during the most recent quarter. The scrap spread compression experienced in the first quarter of fiscal 2008 is expected to be recovered over time through Quanex Corporation’s steel scrap surcharge mechanism when scrap costs decline below current levels.

The year over year increases in selling, general and administrative and depreciation and amortization expense is attributable to AAI.

Building Products

	Three Months
	Ended
	January 31,
	2008	2007	Change	%
		(Dollars in millions)

Engineered BP net sales	$87.3	$98.8	$(11.5)	(11.6)%
Aluminum Sheet BP net sales	92.1	105.2	(13.1)	(12.5)

Net sales	179.4	204.0	(24.6)	(12.1)
Cost of sales(1)	151.5	167.8	(16.3)	(9.7)
Selling, general and administrative	11.5	12.1	(0.6)	(5.0)
Depreciation and amortization	8.9	9.7	(0.8)	(8.2)

Engineered BP operating income	1.9	3.8	(1.9)	(50.0)
Aluminum Sheet BP operating income	5.6	10.6	(5.0)	(47.2)

Operating income	$7.5	$14.4	$(6.9)	(47.9)%
Engineered BP operating income margin	2.2%	3.8%	(1.6)%
Aluminum Sheet BP operating income margin	6.1%	10.1%	(4.0)%
Operating income margin	4.2%	7.1%	(2.9)%

(1)	Exclusive of items shown separately below.

The primary market drivers for both the Engineered Building Products segment and Aluminum Sheet Building Products segment are North American housing starts and residential remodeling activity. The primary drivers were down for the three month period ended January 31, 2008 compared to the same period of 2007, with housing starts estimated to be down approximately 31% during the first three months of the fiscal year. The Building Products operations continued to outperform the market with sales decreasing far less compared to the 31% market decline.

The decrease in net sales at the Engineered Building Products segment for the three months ended January 31, 2008 was entirely due to reduced volumes attributable to the continued falloff of housing starts. The Engineered Building Products segment continues to realize benefits from new programs started in fiscal 2007 that are expected to contribute to the remainder of fiscal 2008 operations. The decrease in net sales at the Aluminum Sheet Building Products segment for the first quarter of fiscal 2008 was the result of a 5.0% volume decrease due to the very soft primary and secondary markets coupled with a 7.9% decrease in average selling price. The reduction in the average selling price at the Aluminum Sheet Building Products segment is principally related to the reduction in aluminum ingot prices on the London Metals Exchange (LME). Toward the end of the first quarter, aluminum LME pricing was beginning to trend upward.

Operating income and the corresponding margin decreased at both the Engineered Building Products and Aluminum Sheet Building Products segments for the three months ended January 31, 2008 as a direct result of the grim construction market. First quarter results tend to be the lowest given the reduced construction that takes place during the winter months, but this year’s seasonality was further exacerbated by the well publicized declines in the housing market. The impact of fixed expense de-leveraging at these lower volume levels is especially difficult during the slow first quarter. The second quarter always is expected to outpace the first quarter as the spring building picks up in earnest and this year is expected to be no different. The Aluminum Sheet Building Products also experienced compressed spreads due to a poor mix and the relatively low aluminum prices. Over time, material spreads are highly correlated with aluminum ingot prices.

Corporate and Other

	Three Months
	Ended
	January 31,
	2008	2007	Change	%
		(Dollars in millions)

Net sales	$(4.4)	$(3.7)	$(0.7)	(18.9)%
Cost of sales(1)	(4.4)	(3.8)	(0.6)	(15.8)
Selling, general and administrative	13.1	8.9	4.2	47.2
Depreciation and amortization	—	0.1	(0.1)	(100.0)

Operating income	$(13.1)	$(8.9)	$(4.2)	(47.2)%

(1)	Exclusive of items shown separately below.

Corporate and other operating expenses, which are not in the segments mentioned above, include inter-segment eliminations, the consolidated LIFO inventory adjustments (calculated on a combined pool basis), and corporate office expenses. Net sales amounts represent inter-segment eliminations between the Engineered Building Products segment and the Aluminum Sheet Building Products segment with an equal and offsetting elimination in cost of sales. Selling, general and administrative costs were higher during the three months ended January 31, 2008 compared to the same 2007 period as Quanex Corporation incurred $4.5 million of spin-off and merger related transaction costs. The transaction costs incurred include investment banking fees, attorney fees and external accountant fees. For the three months ended January 31, 2008, Quanex Corporation recognized $0.7 million of additional mark-to-market expense associated with the Deferred Compensation Plan while at the same time realized a $1.4 million decrease in stock option expense. The increased mark-to-market expense resulted from the increase in Quanex Corporation’s common stock price since October 31, 2007. The reduced stock option expense is attributable to the fact that Quanex Corporation did not complete its annual grants in December 2007 because of the pending merger transaction.

Other items

Interest expense for the three months ended January 31, 2008 decreased $0.1 million from the same period a year ago as a result of a slightly less debt outstanding during the quarter.

Other, net for the three months ended January 31, 2008 was a loss of $6.9 million compared to income of $2.0 million in the first quarter of 2007. During first quarter 2008, Quanex Corporation incurred a $9.7 million loss on the early extinguishment of $9.4 million of Debenture principal. Other, net also includes interest income earned on Quanex Corporation’s cash and equivalents and other short-term investments and changes associated with the cash surrender value of company owned life insurance.

Quanex Corporation’s effective tax rate increased to 74.2% for the three months ended January 31, 2008 compared to 36.0% during the same period of 2007, respectively. The higher effective rate in 2008 is primarily attributable to the predominately nondeductible loss on early extinguishment of its Debentures coupled with the transaction costs which are also nondeductible for tax purposes.

Results of Operations — Years Ended October 31, 2007, 2006 and 2005

Summary Information as % of Sales — Quanex Corporation

	Year Ended October 31,(2)
	2007(3)		2006		2005(4)
	Dollar	%of	Dollar	%of	Dollar	%of
	Amount	Sales	Amount	Sales	Amount	Sales
	(Dollars in millions)

Net sales	$2,049.0	100%	$2,032.6	100%	$1,969.0	100%
Cost of sales(1)	1,671.1	81	1,617.4	80	1,513.0	77
Selling, general and administrative	98.0	5	92.7	5	97.8	5
Depreciation and amortization	77.0	4	71.1	3	65.4	3

Operating income	202.9	10	251.4	12	292.8	15
Interest expense	(4.1)	—	(4.8)	—	(9.3)	(1)
Other, net	8.2	—	4.2	—	0.1	—
Income tax expense	(72.4)	(4)	(90.5)	(4)	(106.4)	(5)

Income from continuing operations	$134.6	6%	$160.3	8%	$177.2	9%

(1)	Exclusive of items shown separately below.

(2)	All periods presented exclude Piper Impact and Temroc, which are included in discontinued operations.

(3)	Atmosphere Annealing’s results of operations have been included beginning February 1, 2007.

(4)	Mikron’s results of operations have been included beginning December 10, 2004 (fiscal 2005).

Overview

Fiscal 2007 marked the sixth consecutive record year with net sales of the consolidated Quanex Corporation exceeding last year’s first ever $2.0 billion mark. Quanex Corporation’s primary markets, the vehicular products and the building products markets, experienced further difficulties over the course of fiscal 2007, with the building products market especially hard hit due to the United States credit market deterioration and continued contraction in housing starts. In the face of the strong market headwinds, Quanex Corporation again demonstrated its ability to outperform its primary served markets. Quanex Corporation’s ability to continuously outperform the markets it serves is the result of its deftness at developing new products and cultivating new customers, as well as benefiting from its longstanding relationships with the leading participants in the industries served. All of these factors, coupled with a continuous focus on controllable internal factors, resulted in Quanex Corporation not only performing relatively well in difficult times, but also positioned it for a significant upturn when its end markets return to their long-term growth paths.

Vehicular Products — Three Years Ended October 31, 2007

The Vehicular Products segment’s primary market drivers are North American light vehicle production and Class 8 heavy duty truck production. Approximately 80% of the Vehicular Products segment’s products are used in light vehicle, heavy truck and off-road powertrain applications. North American light vehicle builds were down approximately 2.1% during fiscal 2007 compared to a relatively weak production level in fiscal 2006. This coupled with an estimated 44% drop-off in Class 8 heavy duty truck production in 2007 provided a difficult environment for those competing in this space. Nonetheless, Quanex Corporation’s Vehicular Products segment again outperformed the market with a 1.6% year over year increase in volume shipments, which combined with increased average selling prices to increase net sales 9.7% for fiscal 2007. The segment’s continued ability to outperform the market is a direct result of the addition of new programs which has increased shipments to existing customers as well as expanded the customer base. Quanex Corporation continues to focus on growing with the New American Manufacturers (NAMs) and increasing the amount of steel bar content per vehicle with Detroit’s Big 3. The segment’s volume growth in the recent declining market is an indication of the success in doing both. Base selling prices for fiscal 2007 were flat to slightly higher versus last year. The overall average selling price increased due to increased surcharges passed on to customers as a result of increased steel scrap and alloy costs during the year. The increases experienced in steel scrap and alloy costs also contributed to lower operating income as Quanex Corporation found itself in a surcharge lag position for most of the year primarily from the steep run-up in alloy costs.

The following table sets forth selected operating data for the Vehicular Products segment:

				% Change
	Year Ended October 31,			2007 vs.	2006 vs.
	2007(2)	2006	2005	2006	2005
	(Dollars in millions)

Net sales	$1,085.0	$988.8	$1,017.2	9.7%	(2.8)%
Cost of sales(1)	892.7	782.3	772.6	14.1	1.3
Selling, general and administrative	20.6	17.8	21.2	15.7	(16.0)
Depreciation and amortization	39.0	34.1	32.7	14.4	4.3

Operating income	$132.7	$154.6	$190.7	(14.2)%	(18.9)%
Operating income margin	12.2%	15.6%	18.7%

(1)	Exclusive of items shown separately below.

(2)	Atmosphere Annealing’s results of operations have been included beginning February 1, 2007.

Net sales for fiscal 2007 were 9.7% higher than fiscal 2006 primarily due to a 1.6% increase in volume and a 4.2% increase in average selling price, comprised of flat to slightly higher base prices and increased surcharges. Net sales for fiscal 2006 were 2.8% lower than fiscal 2005 due to a 3.2% decline in the average selling price, directly attributable to lower scrap surcharges, which was only partially offset by a 0.5% increase in volume.

•	Fiscal 2007 volume benefited from the continued growth of new programs coupled with some spot market shipments in the first half of the year. The first half of the year proved to be more sluggish than the second half of the year as automobile manufacturers adjusted to lower production schedules at the same time the Class 8 heavy truck production experienced a drop off based on the new EPA requirements that went into effect on January 1, 2007. Fiscal 2006 volume was lower in the first half of the year versus the tough comparison of 2005, but outpaced fiscal 2005 in the second half of the year largely as a result of new programs. Near-term volumes are anticipated to be flat to down as automobile sales are expected to be impacted by the spillover from the housing market downturn and related credit contraction. Class 8 heavy truck production is anticipated to start ramping up as manufacturers turn their focus towards producing current engine designs ahead of the next EPA requirements change on January 1, 2010. Over time, end-use demand is expected to increase, influenced, in part, by the overall driver age and population growth. Quanex Corporation continues to focus on consistently improving productivity as well as enhancing its value-added offerings in an effort to meet the anticipated higher demand over time. Future volume increases will also be based upon Quanex Corporation’s ability to increase content per vehicle as well as continued sales growth with the NAMs who continue to take share from the former Big 3 manufacturers and domesticate more of their North American powertrain needs.

•	Fiscal 2007 average selling prices increased due in part to slightly higher base prices, though the increases were primarily a result of higher alloy surcharges and to a lesser extent higher steel scrap surcharges. Average selling prices decreased from 2005 to 2006 primarily due to the reduction of steel scrap surcharges from fiscal 2005’s all time high surcharges. Although surcharges were lower in 2006, base prices held steady from 2005 to 2006. Average selling prices in the near-term are expected to remain high as the run-up in alloy costs is not anticipated to return to prior low levels. Quanex Corporation continues to focus its long-term efforts on increasing sales of the segment’s value-added products. As the mix of value-added sales increases, so does the average sales price. However, surcharges tend to account for the majority of average selling price changes in a given year. The surcharge mechanism has been a component of MACSTEEL sales contracts for many years.

The two most significant factors that contributed to the 14.2% reduction in operating income from fiscal 2006 to fiscal 2007 were the run-up in alloy costs during fiscal 2007, coupled with increased costs of operating supply items. These costs increased to levels not experienced previously. A majority of the alloy cost increases will be recovered over time through Quanex Corporation’s alloy surcharge mechanism, however the increased cost of consumable supplies and certain base alloy costs are not included in any surcharge mechanisms and can only be recovered through future price increases or productivity gains. Controllable costs, primarily outside processing costs, in fiscal 2007 were reduced, a direct result of the new MACSTEEL Monroe value-add processing center. Selling, general and administrative expense and depreciation and amortization expense increased in fiscal 2007 as a result of costs incurred by the AAI operations since its acquisition on February 1, 2007. Depreciation and amortization expense also increased as expected from the completion of the MACSTEEL Phase VIII and Phase IX capital expansion projects. The 18.9% decrease in operating income from fiscal 2005 to fiscal 2006 resulted from average selling prices decreasing by more than the decrease in raw material costs coupled with a 28% increase in utility costs that were only partially offset by the reduced selling, general and administrative expenses. Fiscal 2005 selling, general and administrative expenses were higher than fiscal 2006 primarily due to increased incentives for the year coupled with a $3.1 million increase in the reserve for doubtful accounts receivable due to Jernberg Industries, Inc. and Delphi, which filed for bankruptcy during the year.

Fiscal 2007 operating income margin decreased as a result of an increase in alloy cost and consumable supplies cost increases experienced during the year coupled with the increased depreciation expense which was only partially offset by the reduced outside processing costs. The operating income margin would be expected to increase if all input costs remained the same as the surcharge lag would catch up on the recoverable alloy costs and continued cost savings are realized from the MACSTEEL Monroe value-added processing center. The operating income margin decrease from fiscal 2005 to 2006 resulted from the surcharge squeeze discussed above coupled with the higher utility costs. The timing of the surcharge mechanisms has been the largest contributor to changes in the operating income margin during the recent volatile period. Alloys, for example, are on a quarterly surcharge mechanism so as raw material prices rise, Quanex Corporation experiences short term compression of the operating margin since the surcharges are adjusted on a quarterly basis based upon raw material indexes from the previous three months. Declines in raw material costs will increase the margin in the short term as the surcharge reductions lag behind. Note that in the first quarter of fiscal 2006, Quanex Corporation converted approximately 85% of the accounts, representing approximately 70% of shipments, to a monthly steel scrap surcharge mechanism from a quarterly steel scrap surcharge mechanism. All alloy surcharges continue to be on a quarterly basis. Fiscal 2007 was hurt by the quarterly alloy surcharge lag as alloy costs increased significantly during the year. Fiscal 2006 was closer to expected normal levels due in large part to the conversion of a majority of the customer’s steel scrap surcharge mechanisms combined also with the lower volatility in raw material scrap prices during the year. The inverse of fiscal 2007 occurred in fiscal 2005, when the segment benefited from the surcharge lag in a period when raw material prices were decreasing.

Engineered Building Products & Aluminum Sheet Building Products — Three Years Ended October 31, 2007

During fiscal 2007, the Building Products businesses faced a market decline more severe than any other in recent history. All operations performed exceptionally well in light of this environment. In the face of housing start declines which are estimated to be down approximately 25% compared to 2006, the Building Products businesses experienced a 7.7% decline in net sales over fiscal 2006’s record net sales level. North American new housing starts and remodeling activity are the primary market drivers for both the Engineered Building Products segment and Aluminum Sheet Building Products segment. New product and customer initiatives were successfully implemented during this otherwise dismal year. These new programs, which contributed directly to the overall performance, are long-term initiatives that are expected to continue to grow in the future.

The following table sets forth selected operating data for the two reportable segments within Building Products, Engineered Building Products (Engineered BP) and Aluminum Sheet Building Products (Aluminum Sheet BP):

				% Change
	Year Ended October 31,			2007 vs.	2006 vs.
	2007	2006	2005(2)	2006	2005
	(Dollars in millions)

Engineered BP net sales	$457.8	$524.6	$487.6	(12.7)%	7.6%
Aluminum Sheet BP net sales	524.2	539.8	484.1	(2.9)	11.5

Net sales	982.0	1,064.4	971.7	(7.7)	9.5
Cost of sales(1)	786.2	842.5	759.3	(6.7)	11.0
Selling, general and administrative	48.5	50.5	48.5	(4.0)	4.1
Depreciation and amortization	37.8	36.7	32.5	3.0	12.9

Engineered BP operating income	43.8	52.5	59.2	(16.6)	(11.3)
Aluminum Sheet BP operating income	65.7	82.2	72.2	(20.1)	13.9

Operating income	$109.5	$134.7	$131.4	(18.7)%	2.5%
Engineered BP operating income margin	9.6%	10.0%	12.1%
Aluminum Sheet BP operating income margin	12.5%	15.2%	14.9%

Operating income margin	11.2%	12.7%	13.5%

(1)	Exclusive of items shown separately below.

(2)	Mikron’s results of operations have been included beginning December 10, 2004 (fiscal 2005).

Net sales for the Engineered Building Products segment decreased from fiscal 2006 to fiscal 2007 due to the estimated 25% decrease in North American housing starts coupled with a decrease in remodeling activity. The well publicized liquidity crunch has served to exacerbate the problems experienced in the housing market, and contributed to an unusual period whereby remodeling activity did not increase as new housing starts decreased. The 12.7% decrease in net sales for the Engineered Building Products segment is a far smaller decrease than that experienced by the market due to successful new product and customer initiatives that have been realized throughout the year. These initiatives are the result of years of effort developing new products and cultivating new customers utilizing the segment’s well honed customer-focused capabilities. The increase in net sales from 2005 to 2006 was a result of early new product initiatives combined with a full year impact from the acquisition of Mikron in December 2004. The new product and new customer initiatives are expected to contribute to solid growth in the future when the underlying market turns around. The segment’s ability to design, produce and deliver unique customer products on a just-in-time basis coupled with its long-standing relationships with the leading names in the fenestration market is not only expected to allow it to outperform during the current market conditions, but positions the business for a leveraged rebound as the housing market recovers and returns to the expected long-term growth trajectory.

Net sales changes at the Aluminum Sheet Building Products segment from fiscal 2005 to 2006 and fiscal 2007 resulted from a combination of higher average selling prices and lower volumes. Fiscal 2007 and 2006 aluminum sheet volume decreased 7.2% and 4.3%, respectively, as North American new housing starts declined approximately 25% and 8%, respectively, over the same periods. Average selling prices in fiscal 2007 were 4.7% higher than fiscal 2006 in line with increases in aluminum ingot prices on the London Metal Exchange (LME), which is the most commonly used index used for correlating aluminum sheet prices. The 16.5% increase in aluminum sheet selling prices during fiscal 2006 was a result of reduced industry capacity which put upward pressure on pricing. Quanex Corporation continues to focus on increasing the mix of value-added products across the segment in an effort to mitigate the expected margin pressure due to reduced demand.

Fiscal 2005 housing starts were fueled by relatively low mortgage rates. Mortgage rates increased and the housing affordability index became unfavorable during fiscal 2006 which led to the decline in housing starts. The well publicized sub-prime mortgage problems and resulting credit contraction significantly reduced housing starts during fiscal 2007. Fiscal 2007 housing starts were estimated to be 1.426 million units. This is compared to fiscal 2006 and fiscal 2005 housing starts of 1.891 million and 2.047 million units, respectively. Mortgage rates are not expected to rise noticeably in 2008, yet it is uncertain when home sales and starts of new units will stabilize following the substantial correction which began in the second quarter of 2006. Quanex Corporation is focused on working closely with customers and contributing to their new product development, which is an important driver of revenue growth and a significant success factor in this otherwise difficult period. Efforts are also underway to increase shipments to the replacement and remodeling segment of the building products market. Generally, demographics for long-term housing demand are favorable when factoring in population increase, immigration and an increase in vacation homes. These trends, coupled with an increase in the size of the average home, should benefit the segment over the long-term. Furthermore, Quanex Corporation’s presence in the vinyl and composite window market, which represents the fastest growing window segment, should continue to fuel growth over a long time frame.

Fiscal 2007 operating income declined as a result of reduced volume. Aggressive reductions in labor costs, coupled with lower material and freight costs, were realized during fiscal 2007. These achievements helped to minimize the impact of the lower volumes. Cost improvements are expected to continue and should position Quanex Corporation for strong incremental growth as the housing market recovers. Operating income declined at Quanex Corporation’s Engineered Building Products segment in 2006 due to a combination of factors. Material costs, particularly those having natural gas and oil as feed stocks, increased, as did energy and labor costs. Contributing to the decline in operating income for fiscal 2006 was a protracted labor organization effort at one of the window profile facilities which resulted in reduced productivity and margins. All of the aforementioned factors led to the corresponding decreases in operating income margin.

Spread is a key determinant of profitability for the Aluminum Sheet Building Products segment. The spread between selling price and raw material price expanded in fiscal 2006 even with the rise in raw material costs whereas spread decreased 1.6% from 2006 to 2007. Change in spread tends to be the primary contributor to the change in operating income margin, as was the case from fiscal 2005 to fiscal 2007. The increased spread in fiscal 2006 was partially offset by a 39.3% increase in utility costs. While the spreads realized during fiscal 2007 and fiscal 2006 are expected to moderate somewhat over time, the trend toward higher global energy costs actually enhances the segment’s competitive position because we are a scrap based producer of aluminum; recycling aluminum only consumes 5% of the energy required to produce primary aluminum from bauxite, an aluminum containing ore.

Corporate and Other — Three Years Ended October 31, 2007

				$ Change
	Year Ended October 31,			2007 vs.	2006 vs.
	2007	2006	2005	2006	2005
	(Dollars in millions)

Net sales	$(18.0)	$(20.6)	$(19.9)	$2.6	$(0.7)
Cost of sales(1)	(7.8)	(7.4)	(18.9)	(0.4)	11.5
Selling, general and administrative	28.9	24.4	28.1	4.5	(3.7)
Depreciation and amortization	0.2	0.3	0.2	(0.1)	0.1

Operating income (expense)	$(39.3)	$(37.9)	$(29.3)	$(1.4)	$(8.6)

(1)	Exclusive of items shown separately below.

Corporate and other operating expenses, not included in the reportable segments mentioned above, include the consolidated LIFO inventory adjustments (calculated on a combined pool basis), corporate office expenses and inter-segment eliminations. As a result of raw material cost increases during fiscal 2007 and fiscal 2006, Quanex Corporation incurred expense of $9.9 million and $13.1 million, respectively, in the form of a LIFO inventory adjustment. The pool of average raw material costs was only slightly lower at the end of fiscal 2005 compared to the end of fiscal 2004 and as a result Quanex Corporation recognized $0.1 million of income due to the reduction of the LIFO inventory adjustment. Fluctuations associated with the LIFO inventory adjustment tend to comprise a majority of the change from year to year in corporate and other expenses. For the year ended October 31, 2005, Quanex Corporation incurred $8.2 million of external consulting fees and external audit fees associated with the implementation of the Sarbanes-Oxley Act. Comparatively little external consulting fees were incurred in fiscal 2006 and fiscal 2007 related to Quanex Corporation’s ongoing compliance with the Sarbanes-Oxley Act. Offsetting the reduction in consultant fees was $4.0 million of stock option expense in fiscal 2006 and fiscal 2007 which was not required to be recorded in prior years; in prior years potential stock option expense was disclosed in a footnote to the financial statements. Fiscal 2007’s corporate expense includes $2.1 million of additional mark-to-market expense associated with Quanex Corporation’s Deferred Compensation Plan as well as $2.5 million of transaction costs related to Quanex Corporation’s strategic review that took place during the year.

Other Items — Three Years Ended October 31, 2007

Interest expense for fiscal 2007 was $4.1 million compared to $4.8 million in fiscal 2006 and $9.3 million in fiscal 2005. The decrease from 2005 to 2006 resulted from the fact that the borrowings against Quanex Corporation’s revolving credit agreement used to fund the Mikron acquisition had been repaid by the end of fiscal 2005. No amounts were borrowed against the revolving credit facility during either fiscal 2006 or fiscal 2007, thereby reducing the amount of interest expense. The decrease in fiscal 2007 was due primarily to lower interest rates.

Other, net (on the income statement) for fiscal 2007 was income of $8.2 million compared to income of $4.2 million in fiscal 2006 and income of $0.1 million in fiscal 2005. Other, net includes interest income and changes associated with the cash surrender value of life insurance. The increase from fiscal 2005 to fiscal 2007 primarily relates to interest income earned on the cash and equivalents balance that accumulated over the course of fiscal 2006 and 2007.

Quanex Corporation’s estimated annual effective tax rate declined from 37.5% in fiscal 2005 to 36.1% in fiscal 2006 and to 35.0% in fiscal 2007. The lower effective rate in 2006 is primarily the result of the special tax deduction for certain domestic production activities. The lower effective rate in 2007 is primarily attributable to an update of the rate on deferred balances.

Income (loss) from discontinued operations, net of taxes for fiscal 2006 was a loss of $0.1 million compared to a loss of $22.1 million in fiscal 2005. During fiscal 2005, Quanex Corporation recorded a goodwill impairment charge for Temroc of $13.1 million. The Temroc impairment combined with an additional loss on the sale of Piper Impact comprised the difference between fiscal 2006 and fiscal 2005.

Liquidity and Capital Resources

Sources of Funds

Quanex Corporation’s principal sources of funds are cash on hand, cash flow from operations, and borrowings under its $350.0 million Senior Unsecured Revolving Credit Facility (the Credit Facility). The Credit Facility was executed on September 29, 2006 and has a five-year term. Proceeds from the Credit Facility may be used to provide availability for working capital, capital expenditures, permitted acquisitions and general corporate purposes. The Credit Facility may be increased by an additional $100.0 million in the aggregate prior to maturity, subject to the receipt of additional commitments and the absence of any continuing defaults.

At January 31, 2008 and October 31, 2007, Quanex Corporation had no borrowings under the Credit Facility. The aggregate availability under the Credit Facility was $337.7 million at January 31, 2008, which is net of $12.3 million of outstanding letters of credit.

At January 31, 2008 and October 31, 2007, Quanex Corporation had $115.6 million and $125.0 million, respectively, outstanding 2.50% Senior Convertible Debentures due May 15, 2034 (the Debentures). During the first fiscal quarter 2008, certain holders elected to convert $9.4 million principal of Debentures. Quanex

Corporation paid $18.8 million to settle these conversions, including the excess conversion obligation (stock price in excess of conversion price) which Quanex Corporation opted to settle in cash. The Debentures are classified as current as Quanex Corporation reasonably expects that the Debentures will be settled within twelve months. Excluding the first fiscal quarter of fiscal 2007, the Debentures have been convertible effective May 1, 2005 and continue to be convertible though the quarter ending April 30, 2008, as the closing price of Quanex Corporation’s common stock exceeded the contingent conversion price during the applicable periods. Quanex Corporation retains its option to satisfy any excess conversion obligation with either shares, cash or a combination of shares and cash. Based on the January 31, 2008 stock price of $52.41, if the remaining $115.6 million in outstanding Debentures is converted and if Quanex Corporation elects to settle the excess conversion obligation entirely in cash, the total cash required (including principal and excess conversion obligation) would be $240.7 million. The amount of cash settlement changes $4.6 million for every $1 change in Quanex Corporation’s stock price. When a Debenture is presented for settlement, management will review the facts and circumstances at that time, including prevailing interest rates, the price of Quanex common stock and liquidity factors such as cash on hand, amounts available to borrow and projected cash needs of the business as well as dilution as a result of the shares to be issued.

Quanex Corporation believes that it has sufficient funds and adequate financial resources available to meet its anticipated liquidity needs. Quanex Corporation also believes that cash flow from operations, cash balances and available borrowings will be sufficient in the next twelve months and foreseeable future to finance anticipated working capital requirements, capital expenditures, debt service requirements, environmental expenditures, and dividends.

Quanex Corporation’s working capital was $259.9 million on January 31, 2008 compared to $227.2 million on October 31, 2007. The net increase of $32.7 million is primarily attributable to a $15.4 million reduction in accrued liabilities, the payment of $9.4 million of Debenture principal, and a reduction of $8.5 million in income taxes payable. The reduction in accrued liabilities reflects the payment of annual bonuses and annual customer incentives, which are both normally made during the first fiscal quarter. Conversion capital (accounts receivable plus inventory less accounts payable) of $194.5 million as of January 31, 2008 approximated conversion capital of $192.4 million as of October 31, 2007.

Cash Flows — Three Months Ended January 31, 2008 and 2007

The following table summarizes Quanex Corporation’s cash flow results for the three months ended January 31, 2008 and 2007:

	Three Months
	Ended January 31,
	2008	2007
	(In millions)

Cash flows from operating activities	$24.1	$65.9
Cash flows from investing activities	$32.9	$(49.8)
Cash flows from financing activities	$(19.5)	$(4.2)

Highlights from our cash flow results for the three months ended January 31, 2008 and 2007 are as follows:

Operating Activities

The decrease of $41.8 million in cash provided by operating activities for the first quarter of fiscal 2008 compared to the first quarter of 2007 relates primarily to conversion capital (accounts receivable plus inventory less accounts payable), $3.6 million of cash spent on transaction related items in 2008, and the impacts of the declining markets on Quanex Corporation’s operating income. The $27.5 million increase in cash used for conversion capital principally corresponds to rising prices for inventory during the first quarter of 2008 coupled with declining inventory levels during the comparable prior year period.

Investing Activities

Cash flows from investing activities increased $82.7 million during the three months ended January 31, 2008 compared to the same period of fiscal 2007. In the first quarter of fiscal 2007, Quanex Corporation began investing in auction rate securities, which are highly liquid, variable-rate debt securities. During the first quarter 2007, Quanex Corporation purchased $40.0 million of such securities. In contrast, during the first quarter 2008 Quanex Corporation liquidated its remaining $40.0 million of auction rate securities. Quanex Corporation does not anticipate investing in auction rate securities or similar investments in the near term.

Capital spending in the first quarter of 2008 totaled $7.2 million, which was slightly down from prior year’s quarter by $2.5 million. Quanex Corporation estimates that fiscal 2008 capital expenditures will range from $30.0 million to $40.0 million which approximates 2007 spending in aggregate. Using the top end of the range, the Quanex Corporation expects to spend approximately $20 million at the Vehicular Products segment, $7 million for the Aluminum Sheet Building Products Segment and $13 million at the Engineered Building Products Segment during fiscal 2008. At January 31, 2008, Quanex Corporation had commitments of approximately $9.2 million for the purchase or construction of capital assets. Quanex Corporation plans to fund these capital expenditures with cash flow from operations.

Financing Activities

Quanex Corporation consumed $15.3 million more for financing activities during the three months ended January 31, 2008 compared to the same prior year period primarily due to conversion of a portion of Quanex Corporation’s Debentures. During the first fiscal quarter 2008, certain holders elected to convert $9.4 million principal of Debentures. Quanex Corporation paid $18.8 million to settle these conversions, including the premium which Quanex Corporation opted to settle in cash. Partially offsetting this is a $3.5 million increase in cash and tax benefits received related to stock option exercises during the first three months of fiscal 2008 compared to the first three months of fiscal 2007. During the first quarter 2008 and 2007, Quanex Corporation paid $5.2 million in dividends as the quarterly cash dividend during both of these periods was $0.14 per share. Until the Building Products spin-off and related Gerdau merger transaction is consummated, Quanex Corporation expects to continue to pay a regular, quarterly cash dividend on its outstanding common stock. Under the Gerdau merger agreement, regular quarterly cash dividends may not exceed $0.14 per share per fiscal quarter.

Cash Flows — Three Years Ended October 31, 2007

The following table summarizes Quanex Corporation’s cash flow results for fiscal years 2007, 2006 and 2005:

	Year Ended October 31,
	2007	2006	2005
	(In millions)

Cash flows from operating activities	$224.1	$190.3	$249.1
Cash flows from investing activities	$(137.0)	$(65.5)	$(240.7)
Cash flows from financing activities	$(20.1)	$(68.7)	$(0.5)

Highlights from our cash flow results for the fiscal years ended 2007, 2006 and 2005 are as follows:

Operating Activities

Cash provided by operating activities during the year ended October 31, 2007 was $224.1 million compared to $190.3 million and $249.1 million for 2006 and 2005, respectively. The increase of $33.8 million in cash provided by operating activities for fiscal 2007 compared to fiscal 2006 relates primarily to conversion capital (accounts receivable plus inventory less accounts payable) and a decline in pension contributions. Conversion capital increased (use of cash) to a lesser extent during fiscal 2007 compared to fiscal 2006; this year over year difference of $37.8 million matches the change in demand in Quanex Corporation’s end markets. Quanex Corporation contributed $15.5 million less to its pension plans during fiscal 2007 compared to fiscal 2006 as Quanex Corporation made a significant voluntary contribution of $13.0 million during the third quarter of fiscal 2006. Pension contributions were minimal in 2007 due to Quanex Corporation’s funded position. The favorable $37.8 million conversion capital variance and favorable $15.5 million pension contribution variance was partially offset by a decline in earnings during fiscal 2007 compared to the fiscal 2006.

The $58.8 million reduction in operating cash flows from fiscal 2005 to fiscal 2006 is primarily attributable to a $32.2 million increase in accounts receivable coupled with an increased contribution to the pension plans of approximately $13.2 million during fiscal 2006. The accounts receivable increase is related to higher net sales in the fourth quarter of fiscal 2006 than in the fourth quarter of fiscal 2005 coupled with higher number of days sales outstanding.

Investing Activities

Quanex Corporation used $71.5 million more for investment activities during fiscal 2007 compared to fiscal 2006. In February 2007, Quanex Corporation purchased the assets of AAI for approximately $58.5 million, including transaction costs and a final working capital-based purchase price adjustment. Quanex Corporation did not have acquisition investments in fiscal 2006. As mentioned previously, Quanex Corporation invested $40.0 million, net, in auction rate securities during 2007. Quanex Corporation began investing in these securities during 2007 as their yields were more attractive than other investment vehicles traditionally classified as cash equivalents for reporting purposes. Partially offsetting this period over period use of cash from acquisition activity and investments was a $37.9 million reduction in capital expenditures. Capital spending at MACSTEEL Monroe declined by approximately $24.3 million primarily due to the completion of the MACSTEEL Monroe value-added capacity project at the end of 2006. Additionally, Mikron’s capital spending declined by approximately $11.3 million as expenditures for its capacity expansion project were primarily incurred during fiscal 2006.

Quanex Corporation spent $175.2 million less for investment activities during fiscal 2006 compared to fiscal 2005 primarily due to the acquisition of Mikron and Besten for $200.6 million in fiscal 2005. This was partially offset by an increase in capital expenditures of $21.5 million in fiscal 2006 compared to fiscal 2005 attributable to the expansion of value added capabilities and caster upgrades within Quanex Corporation’s Vehicular Products segment (Phase VIII and Phase IX expansions at MACSTEEL) coupled with Mikron’s capital spending for capacity expansion mentioned above.

Financing Activities

Quanex Corporation consumed $0.5 million, $68.7 million and $20.1 million for financing activities during fiscal 2005, 2006 and 2007, respectively. The higher use of cash in fiscal 2006 is primarily attributable to Quanex Corporation’s stock buyback program activity during that year. During fiscal 2006, Quanex Corporation purchased 1,573,950 shares of its common stock for $58.3 million; Quanex Corporation did not purchase any of its stock in fiscal years 2005 and 2007. Quanex Corporation’s cash dividends per share has increased steadily resulting in $14.3 million, $18.4 million and $20.8 million in dividends paid during fiscal 2005, 2006 and 2007, respectively. Quanex Corporation increased its quarterly cash dividend in September 2005 from $.090 to $0.103 per share, in March 2006 from $0.103 to $0.120 per share, and again in September 2006 from $0.120 to $0.140 per share, resulting in a 55% or $0.050 per share cumulative increase to Quanex Corporation’s dividend rate. Partially offsetting this is a reduction in cash and tax benefits received related to stock option exercises during the three year period from $14.3 million during fiscal 2005, to $11.1 million in fiscal 2006 and to $5.0 million during fiscal 2007.

Contractual Obligations and Commercial Commitments

Contractual Cash Obligations

The following tables set forth certain information as of October 31, 2007 concerning Quanex Corporation’s unconditional obligations and commitments to make future payments under contracts with remaining terms in excess of one year, such as debt and lease agreements, and under contingent commitments.

Payments Due by Period

		Less Than	1-3	4-5	More Than
Contractual Cash Obligations	Total	1 Year	Years	Years	5 Years
	(In thousands)

Long-term debt, including interest(1)	$132,648	$129,700	$796	$742	$1,410
Operating leases(2)	25,605	7,723	9,814	2,963	5,105
Unconditional purchase obligations(3)	3,923	2,873	1,050	—	—

Total contractual cash obligations	$162,176	$140,296	$11,660	$3,705	$6,515

(1)	The long-term debt is primarily comprised of the $125.0 million of Debentures principal due in 2034 and $3.9 million of various revenue bonds. Quanex Corporation has classified the Debentures as current as of October 31, 2007 as it is reasonably expected that the Debentures will be settled within twelve months. Accordingly, the above figures include interest related to the Debentures for fiscal 2008 only. The debt interest amounts are based on rates as of October 31, 2007. The amounts above include only the principal amount of the Debentures because Quanex Corporation retains its option to satisfy any excess conversion obligation (stock price in excess of conversion price) with either shares, cash or a combination of shares and cash. The table above reflects $125.0 Debenture principal, which is the outstanding principal as of October 31, 2007. During the three months ended January 31, 2008, certain holders elected to convert $9.4 million principal of Debentures. Quanex Corporation paid $18.8 million to settle these conversions, including the excess conversion obligation of $9.4 million, which Quanex Corporation elected to settle in cash and which is not reflected in the table above. Based on the January 31, 2008 stock price of $52.41, if the remaining $115.6 million in outstanding Debentures is converted and if Quanex Corporation elects to settle the excess conversion obligation entirely in cash, it will require $125.1 million additional cash not reflected above. The amount of cash settlement changes $4.6 million for every $1 change in Quanex Corporation’s stock price.

(2)	Operating leases cover a range of items from facilities, fork trucks and cars to fax machines and other miscellaneous equipment.

(3)	The unconditional purchase obligations are made up of $2.4 million of natural gas contracts along with other miscellaneous repair and maintenance items.

Quanex Corporation expects to contribute approximately $0.4 million to the pension plan and approximately $0.6 million to the postretirement benefit plan to fund current benefit payment requirements during fiscal 2008. Pension and other postretirement plan contributions beyond 2008 are not determinable since the amount of any contribution is heavily dependent on the future economic environment and investment returns on pension plan assets. Obligations to these plans are based on current and projected obligations of the plans, performance of the plan assets, if applicable, and any participant contributions. Management believes the effect of the plans on liquidity is not significant to Quanex Corporation’s overall financial condition.

The timing of payments related to Quanex Corporation’s Supplemental Benefit Plan and Deferred Compensation Plan cannot be readily determined due to their uncertainty. The Supplemental Benefit Plan liability of $4.5 million at October 31, 2007 was recorded as part of Other (non-current) liabilities. Quanex Corporation intends to fund these benefits with life insurance policies valued at $29.9 million as of October 31, 2007. Based on the $7.1 million market value of Quanex Corporation’s Deferred Compensation Plan, payments for fiscal 2008 are estimated to be approximately $576,000.

Other Commercial Commitments

The following table reflects other commercial commitments or potential cash outflows as of October 31, 2007 that may result from a contingent event, such as a need to borrow short-term funds for liquidity purposes.

Amount of Commitment Expiration per Period

	Total Amounts	Less Than	1-3	4-5	More Than
Other Commercial Commitments	Committed	1 Year	Years	Years	5 Years
	(In thousands)

Standby letters of credit	$12,224	$9,687	$—	$—	$2,537
Guarantees	1,010	—	—	—	1,010

Total commercial commitments	$13,234	$9,687	$—	$—	$3,547

Off-Balance Sheet Arrangements

Quanex Corporation does not have any off-balance sheet arrangements, as such term is defined in the rules promulgated by the SEC, that have or are reasonably likely to have a current or future effect on Quanex Corporation’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Effects of Inflation

Inflation has not had a significant effect on earnings and other financial statement items.

Critical Accounting Estimates

The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Estimates and assumptions about future events and their effects cannot be perceived with certainty. Estimates may change as new events occur, as more experience is acquired, as additional information becomes available and as Quanex Corporation’s operating environment changes. Actual results could differ from estimates.

Quanex Corporation believes the following are the most critical accounting policies used in the preparation of Quanex Corporation’s consolidated financial statements as well as the significant judgments and uncertainties affecting the application of these policies.

Revenue Recognition and Allowance for Doubtful Accounts

Quanex Corporation recognizes revenue when the products are shipped and the title and risk of ownership pass to the customer. Selling prices are fixed based on purchase orders or contractual agreements. Sales allowances and customer incentives are treated as reductions to sales and are provided for based on historical experience and current estimates. Inherent in Quanex Corporation’s revenue recognition policy is the determination of collectibility. This requires management to make frequent judgments and estimates in order to determine the appropriate amount of allowance needed for doubtful accounts. Quanex Corporation’s allowance for doubtful accounts is estimated to cover the risk of loss related to accounts receivable. This allowance is maintained at a level Quanex Corporation considers appropriate based on historical and other factors that affect collectibility. These factors include historical trends of write-offs, recoveries and credit losses, the careful monitoring of portfolio credit quality, and projected economic and market conditions. Different assumptions or changes in economic circumstances could result in changes to the allowance.

Inventory

Quanex Corporation records inventory valued at the lower of cost or market value. Inventories are valued using both the first-in first-out (FIFO) and last-in first-out (LIFO) methods. Quanex Corporation adopted the dollar-value link chain LIFO method in fiscal 1973, and the LIFO reserve is calculated on a consolidated basis in a single consolidated pool. Since then, acquisitions were integrated into Quanex Corporation’s operations with some valuing inventories on a LIFO basis and others on a FIFO basis. Inventory quantities are regularly reviewed and provisions for excess or obsolete inventory are recorded primarily based on Quanex Corporation’s forecast of future demand and market conditions. Significant unanticipated changes to Quanex Corporation’s forecasts could require a change in the provision for excess or obsolete inventory.

Environmental Contingencies

Quanex Corporation is subject to extensive laws and regulations concerning the discharge of materials into the environment and the remediation of chemical contamination. To satisfy such requirements, Quanex Corporation must make capital and other expenditures on an ongoing basis. Quanex Corporation accrues its best estimates of its remediation obligations and adjusts such accruals as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies, and regulatory approvals. In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. When environmental laws might be deemed to impose joint and several liability for the costs of responding to contamination, Quanex Corporation accrues its allocable share of liability taking into account the number of parties participating, their ability to pay their shares, the volumes and nature of the wastes involved, the nature of anticipated response actions, and the nature of Quanex Corporation’s alleged connections. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. Unanticipated changes in circumstances and/or legal requirements could result in expenses being incurred in future periods in addition to an increase in actual cash required to remediate contamination for which Quanex Corporation is responsible.

Impairment or Disposal of Long-Lived Assets

Property, Plant and Equipment and Intangibles

Quanex Corporation makes judgments and estimates in conjunction with the carrying value of property, plant and equipment, other intangibles, and other assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. Additionally, carrying values of these assets are reviewed for impairment whenever events or changes in circumstances indicate that carrying value may not be recoverable. Quanex Corporation determines that the carrying amount is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment charge is recorded in the period in which such review is performed. Quanex Corporation measures the impairment loss as the amount by which the carrying amount of the long-lived asset exceeds its fair value as determined by quoted market prices in active markets or by discounted cash flows. This requires Quanex Corporation to make long-term forecasts of its future revenues and costs related to the assets subject to review. Forecasts require assumptions about demand for Quanex Corporation’s products and future market conditions. Future events and unanticipated changes to assumptions could require a provision for impairment in a future period.

Goodwill

The purchase method of accounting for business combinations requires Quanex Corporation to make use of estimates and judgments to allocate the purchase price paid for acquisitions to the fair value of the net tangible and identifiable intangible assets. Quanex Corporation performs a goodwill impairment test annually as of August 31. In addition, goodwill would be tested more frequently if changes in circumstances or the occurrence of events indicates that a potential impairment exists. Quanex Corporation tests for impairment of its goodwill using a two-step approach as prescribed in SFAS 142. The first step of Quanex Corporation’s goodwill impairment test compares the fair value of each reporting unit with its carrying value including assigned goodwill. The second step of Quanex Corporation’s goodwill impairment test is required only in situations where the carrying value of the reporting unit exceeds its fair value as determined in the first step.

In such instances, Quanex Corporation compares the implied fair value of goodwill to its carrying value. The implied fair value of goodwill is determined by allocating the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is recorded to the extent that the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill. Quanex Corporation primarily uses the present value of future cash flows to determine fair value and validates the result against the market approach. Future cash flows are typically based upon appropriate future periods for the businesses and an estimated residual value. Management judgment is required in the estimation of future operating results and to determine the appropriate residual values. The residual values are determined by reference to an exchange transaction in an existing market for that asset. Future operating results and residual values could reasonably differ from the estimates and could require a provision for impairment in a future period.

The goodwill impairment test completed during the fourth quarter of fiscal 2007 was completed based on projected future cash flows that assumed an underlying decline in the housing market similar to what has been experienced since completion of the test. We continue to monitor the housing market and its impact on our operations and will conduct a new test ahead of our next annual test should further deterioration of the housing market warrant it.

Disposal

In accordance with SFAS 144, components of Quanex Corporation that are to be spun-off will not be reported as discontinued operations until the date of the separation. Also in accordance with SFAS 144, Quanex Corporation presents the results of operations, financial position and cash flows of operations that have either been sold or that meet the criteria for “held for sale accounting” as discontinued operations. At the time an operation qualifies for held for sale accounting, the operation is evaluated to determine whether or not the carrying value exceeds its fair value less cost to sell. Any loss as a result of carrying value in excess of fair value less cost to sell is recorded in the period the operation meets held for sale accounting. Management judgment is required to (1) assess the criteria required to meet held for sale accounting, and (2) estimate fair value. Changes to the operation could cause it to no longer qualify for held for sale accounting and changes to fair value could result in an increase or decrease to previously recognized losses.

Income Taxes

Quanex Corporation records the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and the amounts reported in Quanex Corporation’s consolidated balance sheet, as well as operating loss and tax credit carry forwards. The carrying value of the net deferred tax liability reflects Quanex Corporation’s assumption that Quanex Corporation will be able to generate sufficient future taxable income in certain jurisdictions to realize its deferred tax assets. If the estimates and assumptions change in the future, Quanex Corporation may be required to record a valuation allowance against a portion of its deferred tax assets. This could result in additional income tax expense in a future period in the consolidated statement of income.

Stock — Based Compensation

Quanex Corporation adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) on November 1, 2005 using the modified prospective transition method. Under SFAS 123R, Quanex Corporation determines the fair value of share awards on the date of grant using the Black-Scholes valuation model. Quanex Corporation recognizes the fair value as compensation expense on a straight-line basis over the requisite service period of the award based on awards ultimately expected to vest. Under SFAS 123R, Quanex Corporation amortizes new option grants to retirement-eligible employees immediately upon grant, consistent with the retirement vesting acceleration provisions of these grants. For employees near retirement age, Quanex Corporation amortizes such grants over the period from the grant date to the retirement date if such period is shorter than the standard vesting schedule. In accordance with SFAS 123R, the Consolidated Statements of Cash Flow report the excess tax benefits from the stock-based compensation as financing cash inflows.

Quanex Corporation’s fair value determination of stock-based payment awards on the date of grant using an option-pricing model is affected by Quanex Corporation’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, Quanex Corporation’s expected stock price volatility over the term of the awards and actual and projected employee stock option exercise behavior. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because Quanex Corporation’s employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of Quanex Corporation’s employee stock options. Accordingly, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Retirement and Pension Plans

Quanex Corporation sponsors a number of defined benefit pension plans and an unfunded postretirement plan that provides health care and life insurance benefits for eligible retirees and dependents. The measurement of liabilities related to these plans is based on management’s assumptions related to future events, including expected return on plan assets, rate of compensation increases and health care cost trend rates. The discount rate, which is determined using a model that matches corporate bond securities, is applied against the projected pension and postretirement disbursements. Actual pension plan asset investment performance will either reduce or increase unamortized pension losses at the end of any fiscal year, which ultimately affects future pension costs.

The effects of the decrease in selected assumptions, assuming no changes in benefit levels and no amortization of gains or losses for the pension plans in fiscal 2007, is shown below:

	Effect on all Defined Benefit Pension Plans
	October 31, 2007
			Increase	Increase
			(Decrease) in	(Decrease) in
	Percentage		Projected Benefit	2007 Pension
Assumption	Point Change		Obligation	Expense
	(In thousands)

Discount rate	(0.5	) pts	$6,326	$999
Assumed return on plan assets	(0.5	) pts	n/a	342

Accounting guidance applicable to pensions does not require immediate recognition of the effects of a deviation between actual and assumed experience and the revision of an estimate. This approach allows the favorable and unfavorable effects that fall within an acceptable range to be netted and disclosed as an unrecognized gain or loss. Accumulated other comprehensive income as of October 31, 2007 includes pretax net actuarial losses and net prior service costs of $3.1 million. A portion of the loss will be amortized in fiscal year 2008. The effect on fiscal years after 2008 will depend on the actual experience of the plans.

Postretirement plan assumptions reflect our historical experience and our best judgments regarding future expectations. Assumed health care cost trend rates could have an effect on the amounts reported for post retirement benefit plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	One	One
	Percent	Percent
	Increase	Decrease
	(In thousands)

Effect on total service and interest cost components	$9	$(8)
Effect on postretirement benefit obligation	164	(149)

Mortality assumptions used to determine the obligations for our pension and other postretirement benefit plans are related to the experience of the plans and to our third-party actuary’s best estimate of expected plan mortality. The mortality assumptions for fiscal 2006 valuation purposes were updated to the RP-2000 tables. The change of this assumption increased the projected benefit obligation and pension expense for fiscal 2006 by $2.9 million and $0.6 million, respectively.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS 158), which requires recognition of the funded status of a benefit plan in the balance sheet. The funded status is measured as the difference between the fair market value of the plan assets and the benefit obligation. For a defined benefit pension plan, the benefit obligation is the projected benefit obligation; for any other defined benefit postretirement plan, such as a retiree health care plan, the benefit obligation is the accumulated postretirement benefit obligation. Any overfunded status should be recognized as an asset and any underfunded status should be recognized as a liability. As part of the initial recognition of the funded status, any transitional asset/(liability), prior service cost (credit) or actuarial (gain)/loss that has not yet been recognized as a component of net periodic cost should be recognized in the accumulated other comprehensive loss section of the Consolidated Statements of Stockholders’ Equity, net of tax. Accumulated other comprehensive income will be adjusted as these amounts are subsequently recognized as a component of net periodic benefit costs in future periods. The method of calculating net periodic benefit cost under SFAS 158 is the same as under existing practices. SFAS 158 prescribes additional disclosure requirements including the classification of the current and noncurrent components of plan liabilities, as well as the disclosure of amounts included in Accumulated Other Comprehensive Income that will be recognized as a component of net periodic benefit cost in the following year. The recognition of the funded status and disclosure elements of SFAS 158 are effective for fiscal years ending after December 15, 2006 (as of October 31, 2007 for Quanex Corporation). Retrospective application of SFAS 158 is not permitted. The initial incremental recognition of the funded status under SFAS 158 reflected upon adoption in the Accumulated Other Comprehensive Income section of Stockholders’ Equity was an after-tax charge to equity of $1.9 million. SFAS 158 also requires the consistent measurement of plan assets and benefit obligations as of the date of the fiscal year-end. This measurement date element will be effective for fiscal years ending after December 15, 2008 (as of October 31, 2009 for Quanex Corporation), but will not have an impact on Quanex Corporation as it already measures the plan assets and obligations as of the end of its fiscal year. The impact of adopting the provisions of SFAS 158 on the components of the Consolidated Balance Sheet as of October 31, 2007 are as follows:

	October 31, 2007	SFAS 158	October 31, 2007
	Prior to	Adjustment	After
	Application of	Increase	Application of
	SFAS 158	(Decrease)	SFAS 158
	(In thousands)

Other assets	$15,213	$(1,433)	$13,780
Total assets	1,336,255	(1,433)	1,334,822
Accrued liabilities	$58,323	$573	$58,896
Deferred pension obligation	2,361	1,732	4,093
Deferred postretirement welfare benefits	7,372	(627)	6,745
Deferred income taxes	61,400	(1,167)	60,233
Accumulated other comprehensive income (loss)	410	(1,944)	(1,534)
Total liabilities and stockholders’ equity	1,336,255	(1,433)	1,334,822

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of this standard apply to other accounting pronouncements that require or permit fair value measurements. SFAS 157, as it relates to financial assets and financial liabilities, becomes effective for fiscal years beginning after November 15, 2007 (as of November 1, 2008 for Quanex Corporation). On February 12, 2008, the FASB

issued FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis, until fiscal years beginning after November 15, 2008 )as of November 1, 2009 for Quanex Corporation). Upon adoption, the provisions of SFAS 157 are to be applied prospectively with limited exceptions. Quanex Corporation is currently evaluating the impact of adopting SFAS 157 on its consolidated financial statements.

In September 2006, the FASB issued FASB Staff Position (FSP) No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (FSP AUG AIR-1) which is effective for fiscal years beginning after December 15, 2006 (as of November 1, 2007 for Quanex Corporation). FSP AUG AIR-1 prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. Quanex Corporation has adopted the direct expensing method, under which the costs of planned major maintenance activities are expensed in the period in which the costs are incurred. The condensed consolidated financial statements for January 31, 2007 have been adjusted to apply the new method retrospectively. The application of FSP AUG AIR-1 will effect our fiscal 2007 interim period reporting but will not result in a cumulative effect adjustment to our annual consolidated financial statements. Additionally, the application of FSP AUG AIR-1 only impacted the Vehicular Products Segment. The following tables illustrate the affect of applying the direct expensing method on individual line items in the condensed consolidated financial statements:

	Before		After
Condensed Consolidated Statement	Application		Application
of Income For the Three Months	of FSP AUG		of FSP AUG
Ended January 31, 2007	AIR-1	Adjustment	AIR-1
	(In thousands, except per share data)

Net sales	$417,641	$—	$417,641
Cost of sales	342,565	(951)	341,614
Operating income	30,381	951	31,332
Income tax expense	(11,275)	(342)	(11,617)
Net income	20,045	609	20,654
Basic earnings per common share	$0.54	$0.02	$0.56
Diluted earnings per common share	$0.53	$0.02	$0.55

The effect of applying the direct expensing method retrospectively will result in an increase in net income of $0.6 million, or $0.02 per basic and diluted share, for the three months ended January 31, 2007. The adoption of FSP AUG AIR-1 will not have an impact on full year net income or full year earnings per share for fiscal year 2007.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48) which is an interpretation of FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 provides guidance for the recognition, derecognition and measurement in financial statements of tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns. FIN 48 requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than fifty percent likely of being realized upon ultimate settlement. FIN 48 also provides guidance for classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 requires that a liability created for unrecognized tax benefits shall be presented as a liability and not combined with deferred tax liabilities or assets. FIN 48 permits an entity to recognize interest related to tax uncertainties as either income taxes or interest expense. FIN 48 also permits an entity to recognize penalties related to tax uncertainties as either income tax expense or within other expense classifications. FIN 48 was effective for annual periods beginning after December 15, 2006 and Quanex Corporation adopted FIN 48 effective November 1, 2007. Consistent with its past practice, Quanex Corporation continues to recognize interest and penalties as income tax expense. Upon adoption, Quanex Corporation recorded the cumulative effect of the change in accounting principle of $1.9 million as an increase to retained earnings.

Quantitative and Qualitative Disclosures about Market Risk

The following discussion of Quanex Corporation and its subsidiaries’ exposure to various market risks contains “forward looking statements” that involve risks and uncertainties. These projected results have been prepared utilizing certain assumptions considered reasonable in light of information currently available to Quanex Corporation. Nevertheless, because of the inherent unpredictability of interest rates, foreign currency rates and metal commodity prices as well as other factors, actual results could differ materially from those projected in such forward looking information. Quanex Corporation does not use derivative financial instruments for speculative or trading purposes.

Interest Rate Risk

Quanex Corporation and its subsidiaries have a Credit Facility and other long-term debt which subject Quanex Corporation to the risk of loss associated with movements in market interest rates. At January 31, 2008 and October 31, 2007, Quanex Corporation had fixed-rate debt totaling $115.7 million and $125.1 million, respectively. This debt is fixed-rate and, therefore, does not expose Quanex Corporation to the risk of earnings loss due to changes in market interest rates.

Quanex Corporation and certain of its subsidiaries’ floating-rate obligations totaled $3.9 million at January 31, 2008 and October 31, 2007. Based on the floating-rate obligations outstanding at January 31, 2008, a one percent increase or decrease in the average interest rate would result in a change to pre-tax interest expense of approximately $39,000.

Commodity Price Risk

The Vehicular Products segment has a scrap and an alloy surcharge program in place, which is a practice that is well established within the engineered steel bar industry. The scrap surcharge is based on a three city, three- or one-month trailing average of #1 bundle scrap prices. The alloy surcharge is based on three-month trailing average alloy prices from a widely quoted industry publication. Quanex Corporation’s long-term exposure to changes in scrap and alloy costs is significantly reduced because of the surcharge program. Over time, Quanex Corporation recovers the majority of its scrap and alloy cost increases, though there is a level of exposure to short-term volatility because of this lag. As mentioned previously, the segment’s alloy surcharge is a three-month trailing average. Prior to fiscal 2006, the segment’s scrap surcharge was based on a three-month trailing average. However, for steel scrap surcharges beginning during the first quarter of 2006, Quanex Corporation moved the majority of the accounts to a one-month cycle. Currently, approximately 90% of the accounts, representing about 75% of shipments, are on a one-month cycle. Reducing the adjustment period from three months to one month reduces the segment’s margin volatility.

Within the Aluminum Sheet Building Products segment, Quanex Corporation uses various grades of aluminum scrap as well as minimal amounts of prime aluminum ingot as raw materials for its manufacturing processes. The price of this aluminum raw material is subject to fluctuations due to many factors in the aluminum market. In the normal course of business, Nichols Aluminum enters into firm price sales commitments with its customers. In an effort to reduce the risk of fluctuating raw material prices, Nichols Aluminum enters into firm price raw material purchase commitments (which are designated as “normal purchases” under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”) as well as option contracts on the LME. Quanex Corporation’s risk management policy as it relates to these LME contracts is to enter into contracts to cover the raw material needs of Quanex Corporation’s committed sales orders, to the extent not covered by fixed price purchase commitments.

Through the use of firm price raw material purchase commitments and LME contracts, Quanex Corporation intends to protect cost of sales from the effects of changing prices of aluminum. To the extent that the raw material costs factored into the firm price sales commitments are matched with firm price raw material purchase commitments, changes in aluminum prices should have no effect. During fiscal 2007, 2006 and 2005, Quanex Corporation primarily relied upon firm price raw material purchase commitments to protect cost of sales tied to firm price sales commitments. At January 31, 2008, there were seven open LME forward contracts associated with metal exchange derivatives covering notional volumes of 1.3 million pounds with a fair value mark-to-market net gain of approximately $68 thousand. At October 31, 2007 there were 14 open LME forward contracts associated with metal exchange derivatives covering notional volumes of 2.8 million pounds with a fair value mark-to-market net loss of approximately $49,000. These contracts are not designated as hedging instruments, and any mark-to-market net gain or loss is recorded in cost of sales with the offsetting amount reflected as a current asset or liability on the balance sheet. There were no outstanding LME forward contracts as of October 31, 2006.

Within the Engineered Building Products segment, polyvinyl resin (PVC) is the significant raw material consumed during the manufacture of vinyl extrusions. Quanex Corporation has a monthly resin adjustor in place with its customers that is adjusted based upon published industry resin prices. This adjuster effectively shares the base pass-through price changes of PVC with its customers commensurate with the market at large. Quanex Corporation’s long-term exposure to changes in PVC prices is thus significantly reduced due to the contractual component of the resin adjustor program.

BUSINESS OF QUANEX BUILDING PRODUCTS CORPORATION
(ACCOUNTING SUCCESSOR TO QUANEX CORPORATION)

Our Company

We believe that we are a technological leader in the production of aluminum flat-rolled products, flexible insulating glass spacer systems, extruded plastic profiles, and precision-formed metal and wood products which primarily serve the North American building products markets. We use low-cost production processes, and engineering and metallurgical expertise to provide customers with specialized products for specific applications. We believe these capabilities also provide us with unique competitive advantages. Our growth strategy is focused on protecting, nurturing and developing our core building products businesses, introducing new innovative product lines, and pursuing expansion through the acquisition of companies that produce similar products and serve similar or adjacent building products markets in North America, Europe and Asia.

We have grown primarily through the strategic acquisition of building products businesses that complement our overall product base. On December 31, 2003, the Company completed the acquisition of Truseal, a manufacturer of patented and trademarked flexible insulating glass spacer systems and sealants for vinyl, aluminum, and wood windows. The consideration for the acquisition of all of the outstanding capital stock of TruSeal was $112.7 million in cash including the working capital adjustment and transaction fees.

On December 9, 2004, we completed the acquisition of all of the outstanding stock, through a subsidiary merger, of Mikron, a manufacturer of engineered vinyl and thermoplastic alloy composite window components, window coverings and door components. Mikron serves the residential building and remodeling markets. Headquartered in the Seattle suburb of Kent, Washington, Mikron operates modern and highly automated extrusion facilities located in the Kent area; Winnebago, IL; and Richmond, KY. We paid $197.5 million in cash including the working capital adjustment, a purchase price adjustment and transaction fees.

In addition, in the last five years, we have added facilities in Hood River, Oregon and Dubuque, Iowa for manufacturing of fenestration products.

We and Quanex Building Products LLC were formed in Delaware on December 12, 2007 by Quanex Corporation to hold substantially all of the building products business of Quanex Corporation and to facilitate the separation of its vehicular products and building products businesses through the spin-off and the Quanex/Gerdau merger.

Our Business

We have 18 manufacturing facilities in 10 states in the United States. These facilities feature efficient plant design and flexible manufacturing processes, enabling the Company to produce a wide variety of custom engineered products and materials for the building products markets. We are able to maintain minimal levels of finished goods inventories at most locations because we typically manufacture products upon order to customer specifications. Payments for purchases and collections from customers are consistent with industry practices which are based on average 30 day terms. We maintain lower than industry average working capital levels that we have historically funded through cash flow from operations.

The majority of our products are sold into the building products markets with residential housing starts and remodeling expenditures being the primary market drivers. For the years ended October 31, 2007, 2006, and 2005, no one customer accounted for 10% or more of our sales.

We operate in two reportable business segments: engineered building products and aluminum sheet building products.

Engineered Building Products.  The Engineered Building Products segment is comprised of six fabricated metal components operations, two facilities producing wood fenestration (door and window) components, four polyvinyl chloride (vinyl) extrusion facilities, a flexible insulating glass spacer operation and a facility that produces automated equipment for assembling insulating glass units. The segment’s operations produce window and door components for OEMs that primarily serve the residential construction and remodeling markets. Products include insulating glass spacer/sealant systems, window and patio door screens, aluminum cladding and other roll formed metal window components, door components such as thresholds and astragals, residential exterior products, engineered vinyl and composite patio door and window profiles and custom window grilles, and trim and architectural mouldings in a variety of woods for the home improvement, residential, and light commercial construction markets.

Our extrusion operations use highly automated production facilities to manufacture vinyl and composite profiles, the framing material used by fenestration OEMs in the assembly of vinyl windows and patio doors. Value-added capabilities include PVC compound blending, window system design, tooling design and fabrication, in-line weatherstrip installation and miter cutting, and co-extrusion of integrated weather-resistant coatings. Metal fabrication operations include roll forming, stamping, and end-product assembly to produce a variety of fenestration products. In addition, the insulating glass sealant business uses co-extrusion and laminating technology to produce highly engineered, butyl rubber-based window spacer products used to separate two panes of glass in a window sash to improve its thermal performance. Engineered Products customers’ end-use applications include windows and window components, patio door and entry door systems, and custom hardwood architectural moldings. Key success factors range from design and development expertise to flexible, world class quality manufacturing capability and just-in-time delivery.

Aluminum Sheet Building Products.  The Aluminum Sheet Building Products segment is comprised of an aluminum mini-mill operation and three stand-alone aluminum sheet cold finishing operations. Aluminum sheet finishing capabilities include reducing reroll coil to specific gauge, annealing, slitting and custom coating. Customer end-use applications include exterior housing trim, fascias, roof edgings, soffits, downspouts and gutters. The product is packaged and delivered for use by various customers in the building and construction markets, as well as other capital goods and transportation markets.

Our aluminum mini-mill uses an in-line casting process with the capacity to produce approximately 400 million pounds of reroll (hot-rolled aluminum sheet) annually. The mini-mill converts aluminum scrap to reroll through melting, continuous casting, and in-line hot rolling processes. It also has aluminum scrap shredding and blending capabilities, including two rotary barrel melting furnaces and a dross recovery system that broaden the mini-mill’s use of raw materials, allowing it to melt lesser grades of scrap, while improving raw material yields. Delacquering equipment improves the quality of the scrap before it reaches the primary melt furnaces by burning off combustibles. In addition, scrap is blended using computerized processes to most economically achieve the desired molten aluminum alloy composition. We believe our production capabilities result in a significant manufacturing advantage and savings from reduced raw material costs, optimized scrap utilization, reduced unit energy cost and lower labor costs.

Our Strategy

Management’s vision is to become North America’s premier market driven manufacturer of engineered systems and components sold to OEM’s and distributors of building products. Our vision also includes maximizing stockholder value by earning a return over the business cycle in excess of our cost of capital. Execution of the following strategies will be essential for attainment of this vision:

•	Achieve robust organic growth in each of our reportable segments fueled by unmatched customer service, new product introduction and development of superior product attributes, particularly thermal efficiency, enhanced functionality, weatherability, appearance and best-in-class quality;

•	Offer logistic solutions that provide our customers with just-in-time service and lower processing costs;

•	Enhance profitability through our continued efforts to adopt, promulgate and formalize Lean Manufacturing practices within both our core businesses and the acquisitions we make, including eliminating waste, minimizing scrap, optimizing work flow and improving productivity;

•	Maintain elevated priority for employee safety programs through enhanced process design and diligent supervision;

•	Attract and retain outstanding leadership and facilitate broad-based employee development through open communication, active feedback, meaningful goal setting and well-designed incentives; and

•	Pursue an acquisition program, growing our existing fenestration footprint and expanding into other, adjacent residential and select commercial building products segments, particularly those that leverage our existing manufacturing skills (e.g., value-added aluminum processing, metal fabrication, specialty coating and finishing, roll forming, polymer and adhesive extrusion, wood and composite materials processing, and engineered systems design and assembly).

Raw Materials and Supplies

The Engineered Building Products business’s operations purchase a diverse range of raw materials, which include coated and uncoated aluminum sheet, wood (both hardwood and softwood), polyvinyl chloride, epoxy resin and butyl resin. In most cases the raw materials are available from several suppliers at market prices. One exception is aluminum sheet which is purchased from the Aluminum Sheet Building Products business at prices based upon arms-length transactions. Sole sourcing arrangements are entered into from time to time if beneficial savings can be realized and only when it is determined that a vendor can reliably supply all of our raw material requirements.

The Aluminum Sheet Building Products business’s most significant raw material is aluminum scrap purchased on the open market, where availability and delivery can be adversely affected by, among other things, extreme weather conditions. Firm fixed price forward purchases matched to firm fixed price forward sales are used on a limited basis to hedge against fluctuations in the price of aluminum scrap required to manufacture products for fixed-price sales contracts. To a lesser extent, aluminum ingot futures contracts are bought and sold on the London Metal Exchange to hedge aluminum scrap requirements.

We believe that none of our sole sourcing arrangements are material to us.

Backlog

At October 31, 2007, our backlog of orders to be shipped in the next twelve months was approximately $49 million, comprised of $10 million for the Engineered Building Products segment, and $39 million for the Aluminum Sheet Building Products segment. This compares to approximately $36 million at October 31, 2006, comprised of $10 million for the Engineered Building Products segment, and $25 million for the Aluminum Sheet Building Products segment. The increase at Aluminum Sheet Building Products in 2007 compared to 2006 is price related. Because many of the markets in which we operate have short lead times, we do not believe that backlog figures are reliable indicators of annual sales volume or operating results.

Competition

Our products are sold under highly competitive conditions. We compete with a number of companies, some of which have greater financial resources. Competitive factors include product quality, price, delivery, and the ability to manufacture to customer specifications. The amounts of aluminum mill sheet products, engineered building products and extruded building products we manufacture represent a small percentage of annual domestic production.

The operations of our Engineered Building Products business compete with a range of small and midsize metal, vinyl and wood fabricators and wood molding facilities. We also compete against sealant firms and insulated glass panel fabricators. Competition is primarily based on regional presence, custom engineering, product development, quality, service and price. The operations also compete with in-house operations of vertically integrated fenestration OEMs. Some of the primary competitors of the Engineered Building Products business include Edgetech, Intercept, Royal Group, Veka and Deceuninck.

The Aluminum Sheet Building Products business competes with small to large aluminum sheet manufacturers, some of which are divisions or subsidiaries of major corporations with substantially greater resources than we have, including Alcoa, Aleris, JW Aluminum and Jupiter. We compete in coil-coated and mill finished products, primarily on the basis of the breadth of product lines, the quality and responsiveness of our services, and price.

Sales and Distribution

We have sales organizations with sales representatives in many parts of the United States. The Engineered Building Products business’s products are sold primarily to OEMs through company direct sales force, along with the limited use of distributors to market wood moldings and in other business segments that are not North American. The Aluminum Sheet Building Products business’s products are sold to both OEM and distribution customers through both direct and indirect sales groups.

Seasonal Nature of Business

Sales for both the Engineered Building Products and Aluminum Sheet Building Products businesses are seasonal. The winter weather typically reduces homebuilding and home improvement activity. These businesses typically experience their lowest sales during our first fiscal quarter. Profits tend to be lower in quarters with lower sales because a high percentage of manufacturing overhead and operating expense is due to labor and other costs that are generally semi-variable throughout the year.

Service Marks, Trademarks, Trade Names, and Patents

Our federally registered trademarks or service marks include QUANEX, QUANEX and design, TRUSEAL TECHNOLOGIES, SWIGGLE, SWIGGLE STRIP, SWIGGLEPRO, OPTI-BEAD, PROGLAZE, EDGETHERM, INSULEDGE, COLONIAL CRAFT, MIKRON, MIKRONWOOD, MIKRONWOOD A PAINTABLE COMPOSITE and design, M design, MIKRONBLEND, MIKRON BLEND and design, SPECTUSBLEND, SPECTUS BLEND and design, K2 MIKRON and design, BUILDER & REMODELER EXECUTIVE, WINDOW EXECUTIVE, HOMESHIELD, HOMESHIELD and design, STORM SEAL. The trade name Nichols Aluminum is used in connection with the sale of our aluminum mill sheet products. The HOMESHIELD, COLONIAL CRAFT, TRUSEAL TECHNOLOGIES, MIKRON and QUANEX word and design marks and associated trade names are considered valuable in the conduct of our business. Our business generally does not depend upon patent protection, but patents obtained at our vinyl extrusion and window sealant business units remain critical in providing us with a competitive advantage over other building products manufacturers. At our vinyl extrusion business unit, we obtain patent protection for various dies and other tooling created in connection with our production of customer-specific designs and extrusions. At our window sealant business unit, we rely on patents to protect the design of several of our window spacer products. Although we hold numerous patents, the proprietary process technology that we have developed is also the source of considerable competitive advantage.

Research and Development

Expenditures for research and development of new products or services during the last three years were not significant. Although not technically defined as research and development, a significant amount of time, effort and expense is devoted to (a) custom engineering which qualifies our products for specific customer applications, (b) developing superior, proprietary process technology and (c) partnering with customers to develop new products.

Environmental Matters

We are subject to extensive laws and regulations concerning the discharge of materials into the environment, the remediation of chemical contamination and worker safety. To satisfy such requirements, we must make capital and other expenditures on an ongoing basis. The cost of environmental matters and worker safety has not had a material adverse effect on our operations or financial condition in the past, and management is not aware of any existing conditions that it currently believes are likely to have a material adverse effect on our operations, financial condition, or cash flow.

Remediation

Our Nichols Aluminum-Alabama, Inc. (NAA) subsidiary operates a plant in Decatur, Alabama that is subject to an Alabama Hazardous Wastes Management and Minimization Act Post-Closure Permit. Among other things, the permit requires NAA to remediate, as directed by the state, historical environmental releases of wastes and waste constituents. Consistent with the permit, NAA has undertaken various studies of site conditions and, during the first quarter 2006, started a phased program to treat in place free product petroleum that had been released to soil and groundwater. Based on its studies to date, which remain ongoing, our remediation reserve at NAA’s Decatur plant is $5.7 million. NAA was acquired through a stock purchase in which the sellers agreed to indemnify us and NAA for environmental matters related to the business and based on conditions initially created or events initially occurring prior to the acquisition. Environmental conditions are presumed to relate to the period prior to the acquisition unless proved to relate to releases occurring entirely after closing. The limit on indemnification is $21.5 million excluding legal fees. In accordance with the indemnification, the indemnitors paid the first $1.5 million of response costs and have been paying 90% of ongoing costs. Based on our experience to date, our estimated cleanup costs going forward, and costs incurred to date as of October 31, 2007, we expect to recover from the sellers’ shareholders an additional $5.6 million. Of that, $5.2 million is recorded in Other assets, and the balance is reflected in Prepaid and other current assets.

The final remediation costs and the timing of the expenditures at the NAA plant for which we have remediation obligations will depend upon such factors as the nature and extent of contamination, the cleanup technologies employed, the effectiveness of the cleanup measures that are employed, and regulatory concurrences. While actual remediation costs therefore may be more or less than amounts accrued, we believe we have established adequate reserves for all probable and reasonably estimable remediation liabilities. It is not possible at this point to reasonably estimate the amount of any obligation for remediation in excess of current accruals because of uncertainties as to the extent of environmental impact, cleanup technologies, and concurrence of governmental authorities. We currently expect to pay the accrued remediation reserve through at least fiscal 2034, although some of the same factors discussed earlier could accelerate or extend the timing.

Compliance

We incurred expenses of approximately $1.6 million and capitalized virtually no amounts during fiscal 2007 to comply with existing environmental regulations. This compares with $0.9 million of expense and $0.3 million of capital incurred during fiscal 2006. For fiscal 2008, we estimate expenses at our facilities will be approximately $1.6 million for continuing environmental compliance and estimate virtually no capital expenditures for environmental compliance. Future expenditures relating to environmental matters will necessarily depend upon the application to us and our facilities of future regulations and government decisions. We will continue to have expenditures beyond fiscal 2008 in connection with environmental matters, including control of air emissions, control of water discharges and plant decommissioning costs. It is not possible at this time to reasonably estimate the amount of those expenditures, except as discussed above due to uncertainties about emission levels, control technologies, the positions of governmental authorities, the application of requirements to us, and, as to decommissioning, settlement dates. Based upon our experience to date, we do not believe that our compliance with environmental requirements will have a material adverse effect on our operations or financial condition.

Worker Safety

Following the distribution, we plan to maintain the environmental and worker safety compliance policies that have been in place for many years in our building products business. This includes both training and education of employees and internal policies embodied in our Code of Conduct and elsewhere. Based on our experience to date, we do not believe that our efforts at ensuring environmental and worker safety compliance will have a material adverse effect on our operations or financial condition.

Properties and Facilities

The following table lists our principal properties together with their locations, general character and the industry segment which uses the facility. Listed facilities are owned by us, unless indicated otherwise.

Location	Principal Products

Engineered Building Products Segment
Rice Lake, Wisconsin	Fenestration products
Chatsworth, Illinois	Fenestration products (two plants)
Hood River, Oregon	Fenestration products
Richmond, Indiana	Fenestration products
Solon, Ohio	Insulated flexible spacer research & sales
Barbourville, Kentucky	Insulated flexible spacer
Luck, Wisconsin	Fenestration products
Richmond, Kentucky	Vinyl extrusions
Winnebago, Illinois	Vinyl extrusions
Mounds View, Minnesota	Fenestration products
Leased (expires 2011)
Kent, Washington	Vinyl and composite extrusions (two plants)
Leased (leases expiring 2010 and 2011)
Dubuque, Iowa	Fenestration products
Leased (expires 2008)
Aluminum Sheet Building Products Segment
Lincolnshire, Illinois	Aluminum sheet finishing
Davenport, Iowa	Aluminum sheet and finishing (two plants)
Decatur, Alabama	Aluminum sheet finishing
Owned and leased (expires 2018)
Executive Offices
Houston, Texas	Corporate Office
Leased (expires 2010)

We believe that our properties are generally in good condition, are well maintained, and are suitable and adequate to carry on our business. In fiscal 2007, our building products focused facilities operated at approximately 70% of capacity.

Employees

We had 2,578 employees at October 31, 2007 and approximately 2,480 at January 3, 2008. Of the total employed, approximately 23% are covered by collective bargaining agreements. Following is a table of collective bargaining agreements currently in place.

			Covered
			Employees at
			October 31,
Facility	Expires	Union	2007
Nichols Aluminum — Davenport/Casting	Nov. 2011	International Brotherhood of Teamsters	245
Nichols Aluminum — Lincolnshire	Jan. 2009	International Association of Machinists and Aerospace Workers	91
Truseal Technologies	Dec. 2009	United Steelworkers of America	171
Nichols Aluminum — Alabama	May 2011	United Steelworkers of America	89

Legal Proceedings

We are not currently a party to any legal proceedings that, if adversely determined, would have a material adverse effect on our cash flows, results of operations or financial condition.

Financial Information about Foreign and Domestic Operations

For financial information on our foreign and domestic operations, see Quanex Corporation’s consolidated financial statements and related notes included elsewhere in this information statement.

MANAGEMENT

Executive Officers and Directors

We were incorporated on December 12, 2007. All of our officers were appointed to their current positions, and all of the directors named below were elected to our board of directors, on that date. Set forth below are the names and ages and current positions of our executive officers and directors. Directors are divided into three classes with Classes  I, II, and III standing for election at the annual meetings of stockholders in 2011, 2009 and 2010, respectively. The Class I directors were reelected to a term ending in 2011 by unanimous written consent of our sole stockholder in lieu of an annual meeting dated February 2008.

			Director Class
Name	Age	Position	(If Applicable)

Raymond A. Jean	65	Chairman of the Board, President and	II
		Chief Executive Officer
Joseph J. Ross	62	Director	III
Richard L. Wellek	69	Director	III
Donald G. Barger, Jr.	64	Director	II
Susan F. Davis	54	Director	I
Joseph D. Rupp	57	Director	I
Thomas M. Walker	60	Senior Vice President — Finance and Chief Financial Officer
Kevin P. Delaney	46	Senior Vice President — General Counsel and Secretary
John J. Mannion	41	Vice President — Treasurer
Paul A. Hammonds	51	Vice President — Corporate Development
Brent L. Korb	35	Vice President — Corporate Controller

Mr. Jean was elected as Chairman of the Board on December 12, 2007, and was named our President and Chief Executive Officer on December 12, 2007, having served as the Chairman of the Board of Quanex Corporation since May 22, 2001 and as President and Chief Executive Officer of Quanex Corporation since February 22, 2001. Prior to that time, Mr. Jean was Corporate Vice President of Amsted Industries, a diversified, privately held manufacturer of railroad, vehicular, building, and general industrial products, since 1999. Prior to that time, Mr. Jean was President and Chief Executive Officer of Varlen Corporation, a leading manufacturer of engineered components for transportation markets, since 1999 and President and Chief Operating Officer since 1997. Prior to that time, Mr. Jean was Group Vice President and Chief Operating Officer of Varlen since 1993 and Group Vice President since 1988. Mr. Jean has advised our board of directors that he intends to serve as our Chief Executive Officer upon the spin-off until a successor is selected and an orderly transition period is completed. The board is actively engaged in identifying a possible successor to Mr. Jean.

Mr. Ross retired in January 2004 from Federal Signal Corporation. Prior to his retirement, he served as Chairman of the Board and Chief Executive Officer of Federal Signal. Mr. Ross joined Federal Signal in 1983 as its Vice President — General Counsel, assumed the role of Chief Executive Officer in 1987, and added the Chairman’s responsibilities in 1990. Mr. Ross currently serves on the board of Enodis PLC.

Mr. Wellek was Chairman of the Board of Prism Financial Corporation until June 2000. Prior to his tenure with Prism, Mr. Wellek retired as Chairman of the Board from Varlen Corporation, a manufacturer of engineered transportation products supplying the railroad, light vehicle, and heavy duty truck markets, where he served in various capacities from 1968 to 1999, including President and Chief Executive Officer and later, Chairman of the Board.

Mr. Barger is currently serving as a special advisor to the Chief Executive Officer of YRC Worldwide Inc. (formerly Yellow Roadway Corporation), one of the world’s largest transportation service providers. Previously, Mr. Barger served as Executive Vice President and Chief Financial Officer of YRC Worldwide Inc.

from December 2000 through August 2007. From March 1998 to December 2000, Mr. Barger was Vice President and Chief Financial Officer of Hillenbrand Industries, a provider of services and products for the health care and funeral services industries. From 1993 to 1998, Mr. Barger was Vice President of Finance and Chief Financial Officer of Worthington Industries, Inc., a diversified steel processor. Mr. Barger currently serves on the board of Gardner Denver, Inc.

Ms. Davis was elected in September 2006 as Executive Vice President of Human Resources for Johnson Controls, a global leader in automotive systems, battery technology and building controls. Ms. Davis previously served as Vice President of Human Resources for Johnson Controls from 1994 to 2006, and in various positions with Johnson Controls, which she originally joined in 1983.

Mr. Rupp has been Chairman, President and Chief Executive Officer of Olin Corporation since 2005. Prior to his election as Chairman, Mr. Rupp was President and CEO of Olin from 2002 to 2005. Prior to 2002, Mr. Rupp served in various positions with Olin, which he originally joined in 1972. Olin is a $2.4 billion NYSE-traded basic materials company concentrated in chemicals and ammunition.

Mr. Walker was named our Senior Vice President — Finance and Chief Financial Officer on December 12, 2007, having served as Senior Vice President — Finance and Chief Financial Officer of Quanex Corporation since June 12, 2006. Prior to that, he was Executive Vice President and Chief Financial Officer of Alliant Energy Corporation, a multi-national utility holding company, from 1996 to 2003. Mr. Walker initially joined IES and merged two other entities into what became Alliant. Prior to that time, Mr. Walker was Executive Vice President, Chief Financial and Administrative Officer, and a member of the Board of Directors for Information Resources, Inc., a multi-national market research and software development company, from 1990 to 1995. Prior to that time, Mr. Walker was Vice President of Finance and Administration, Treasurer and Member of the Board of Directors for Praxis Biologics, a bio-pharmaceutical firm that was later acquired by American Cyanamid, from 1988 to 1990.

Mr. Delaney was named our Senior Vice President — General Counsel and Secretary on December 12, 2007, having served as Senior Vice President — General Counsel and Secretary of Quanex Corporation since February 24, 2005. Prior to that, he was named Vice President — General Counsel of Quanex Corporation on July 23, 2003, and Secretary on February 26, 2004. Prior to that he was Chief Counsel for Trane Residential Systems, a business of American Standard Companies, a global manufacturer with market leading positions in automotive, bath and kitchen and air conditioning systems, since January 2002, Assistant General Counsel for American Standard Companies since January 2001 and Group Counsel for The Trane Company’s North American Unitary Products Group since 1997. Prior to that time, Mr. Delaney was Vice President — General Counsel with GS Roofing Products Company, Inc. from 1995 to 1997 and Senior Attorney with GTE Directories Corporation from 1991 to 1995.

Mr. Mannion was named our Vice President — Treasurer on December 12, 2007, having served as Vice President — Treasurer of Quanex Corporation since August 30, 2004. Prior to that, he was Senior Director — Treasury from 2002 to 2004, and Senior Director — Financial Planning & Analysis from 1996 to 2002, for ExpressJet Airlines, a commercial airline. Prior to that time, Mr. Mannion served as Director — Corporate Finance from 1995 to 1996, and Director — Corporate Development from 1994 to 1995, for Continental Airlines. From 1992 to 1994, Mr. Mannion was Senior Financial Analyst — Financial Planning & Analysis for Northwest Airlines.

Mr. Hammonds was named our Vice President — Corporate Development on December 12, 2007, having served as Vice President — Corporate Development of Quanex Corporation since February 24, 2005 and as Director of Corporate Business Development since March 11, 2003. Prior to that time, Mr. Hammonds was Director, Catalog Operations and Supplier Integration for ICG Commerce Inc., a provider of electronic procurement services, since 2000. For eleven years prior to that Mr. Hammonds held positions with Grainger Industrial Supply including Product Category Director, Director of Product Process Development and Division Manager.

Mr. Korb was named our Vice President — Corporate Controller on December 12, 2007, having served as Vice President — Corporate Controller of Quanex Corporation since February 2, 2005 and as Assistant

Controller since November 24, 2003. Prior to that time, Mr. Korb was Corporate Controller & Director Business Analysis since 2003, and Manager of Business Analysis since 2001, of Resolution Performance Products, a manufacturer of specialty chemicals. From 1996 to 2001, Mr. Korb held positions at SCI Management Corporation, a provider of funeral, cremation and cemetery services, including Director International Finance & Accounting, Manager International Finance & Accounting, Manager Corporate Development, Manager Strategic Planning, and Financial Analyst.

Other Significant Employees

The following employees make significant contributions to our business:

Name	Age	Position

Thomas A. Brackmann	47	President — Nichols Aluminum
August J. Coppola	58	President — Truseal Technologies
Mark A. Hermann	55	President — Homeshield
David R. Wemmer	50	President — Mikron Industries

Mr. Brackmann was named President of Nichols Aluminum in November 2003, and was Vice President and General Manager of Nichols Aluminum — Golden until its divestiture by Quanex Corporation in 2004. Prior to that he was General Manager of Operations at Nichols Alabama from 1998 to 2000. Prior to joining Nichols Aluminum, Mr. Brackmann was with Norandal USA from 1996 to 1998.

Mr. Coppola was named President of Truseal in June 1997. He has been employed by Truseal for more than 33 years in a variety of positions, including human resources manager, sales manager, acquisition manager, division manager and general manager.

Mr. Hermann has worked at Homeshield in various key positions since 1973, including President since November 2005, Vice President of Operations prior to that since March 2004, and General Manager/Operations Manager of the Rice Lake, Wisconsin location prior to that for a period of sixteen years.

Mr. Wemmer was named President of Mikron in September 2006. Prior to joining the Company, he was General Manager at Milgard Manufacturing, a Masco Company, from 2002 to 2006, and Vice President-General Manager at Ingersoll Rand from 1993 to 2002. From 1981 to 1993 Mr. Wemmer held various technical and operating roles of increasing responsibility at Westinghouse Electric Corporation.

Committees of the Board of Directors

The standing committees of our board of directors are an audit committee, a compensation and management development committee, an executive committee and a nominating and corporate governance committee, each of which is described below.

Audit Committee

The three audit committee members are Messrs. Barger, who serves as the chairman, Ross and Wellek, each of whom satisfies the independence requirements of the NYSE, and meets the definitions of “non-employee director” under Rule 16b-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and “outside director” under Section 162(m) of the Internal Revenue Code of 1986. In addition, Messrs. Barger, Ross and Wellek have each been designated “audit committee financial experts” within the meaning of Item 401(h) of Regulation S-K. The audit committee operates under a written charter adopted by the board of directors which reflects standards set forth in SEC regulations and NYSE rules. The composition and responsibilities of the audit committee and the attributes of its members, as reflected in the charter, are intended to be in accordance with applicable requirements for corporate audit committees. The charter will be reviewed, and amended if necessary, on an annual basis. The full text of the audit committee’s charter can be found on our website at www.quanex.com or may be obtained upon request from our Secretary.

The audit committee will recommend to the board the independent public accountants to audit our financial statements and establish the scope of, and oversee, the annual audit. The audit committee also will approve any other services provided by public accounting firms. The audit committee will provide assistance to the board in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our internal audit function. The audit committee will oversee our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and the board have established. In doing so, it will be the responsibility of the audit committee to maintain free and open communication between the audit committee and our independent auditors, the internal accounting function and management of our company.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee members are Messrs. Ross, who serves as chairman, Rupp and Wellek, each of whom satisfies the independence requirements of the NYSE. The chairman of the nominating and corporate governance committee also serves as the board’s lead director. The nominating and corporate governance committee develops and maintains qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors. The committee will also make recommendations to our board of directors regarding the structure and membership of the other board committees, annually review director compensation and benefits and oversee annual self-evaluations of our board of directors and committees. The full text of the nominating and corporate governance committee’s charter can be found on our website at www.quanex.com or may be obtained upon request from our Secretary.

Executive Committee

The executive committee members are Messrs. Jean, who serves as chairman, Ross and Barger. When necessary, this committee acts on behalf of our board of directors between regularly scheduled meetings of the board of directors.

Compensation and Management Development Committee

The compensation and management development committee members are Ms. Davis, who serves as chairman, and Messrs. Barger and Wellek, all of whom satisfy the independence requirements of the NYSE and meet the definitions of “non-employee director” under Rule 16b-3 under the Exchange Act and “outside director” under Section 162(m) of the Internal Revenue Code of 1986. As further detailed in the compensation and management development committee’s charter, the committee’s primary responsibilities include administering our incentive compensation plans, determining compensation arrangements for all of our executive officers, making recommendations to the board of directors concerning our compensation policies and ensuring that appropriate management development and succession processes are in place. The full text of the compensation and management development committee’s charter can be found on our website at www.quanex.com or may be obtained upon request from our Secretary.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of our executive officers serve as a member of the compensation committee or as a member of the board of directors of any other company of which any member of our compensation committee or board of directors is an executive officer.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our chief executive officer and chief financial officer, which is a “code of ethics” as defined by applicable SEC rules. This code is publicly available on our website at www.quanex.com or may be obtained upon request from our Secretary. If we make any amendments to this code, other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from any provisions of this code that apply to our chief executive officer or chief financial officer and relate to an element of the

SEC’s “code of ethics” definition, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies on our website or in a report on Form 8-K filed with the SEC.

Director Compensation

Compensation of our non-employee directors will be as follows:

•	Annual Cash Retainer — $40,000/year paid quarterly;

•	Board Meeting Fees — $1,500/meeting ($1,250/telephonic meeting);

•	Committee Meeting Fees — $1,250/meeting;

•	Committee Chairman Fees — $10,000/year paid quarterly to the each of the audit committee chairman and the compensation committee chairman and $15,000/year paid quarterly to the nominating and corporate governance committee chairman, who also serves as the board’s lead director; the executive committee chairman receives no extra compensation; and

•	Annual Stock Retainer — Equivalent value of $25,000 in restricted stock units and equivalent value of $50,000 in options to purchase shares of our common stock. Both the restricted stock units and the stock options vest immediately upon issuance on October 31; however, the restricted stock units are restricted until the director ceases to serve in such role, at which time the units are converted to cash or shares of common stock and actually transferred to the director. Prior to such time, the director is restricted from transferring, selling or otherwise disposing of the units (or the cash or shares underlying the units) while he or she is still a director. A director is, however, permitted to transfer the right to receive the cash or shares under a restricted stock unit award upon his or her death or ceasing service as a director to certain partnerships or trusts, the partners or beneficiaries of which are the director’s immediate family members, or to revocable living trusts.

Directors who are also our employees will not receive any additional compensation for serving on our board of directors.

Each new director will receive 5,000 options to acquire our common stock upon his or her first anniversary of service on our board. Each of our current directors is receiving 10,000 options to acquire our common stock on the distribution date.

Non-employee directors will be permitted to defer all or any part of their cash retainers and fees under the Quanex Building Products Corporation Deferred Compensation Plan.

Director Compensation Table

The table below shows the compensation of our non-employee directors in fiscal 2007 while they were directors of Quanex Corporation.

				Change in
				Pension Value
				and
				Nonqualified
				Deferred
	Fees Earned or			Compensation	All Other
	Paid in Cash(1)	Stock Awards(2)	Option Awards(2)	Earnings(3)	Compensation(4)	Total
Name	($)	($)	($)	($)	($)	($)

Donald G. Barger, Jr.	72,375	31,149	33,925	—	16,230	153,679
Susan F. Davis	59,250	31,149	33,925	—	11,850	136,174
Russell M. Flaum(5)	13,375	1,507	—	—	1,070	15,952
Joseph J. Ross	68,500	31,149	33,925	—	13,700	147,274
Joseph D. Rupp	39,750	25,002	33,925	—	—	98,677
Vincent R. Scorsone(6)	24,250	4,334	—	—	—	28,584
Richard L. Wellek	61,250	31,149	33,925	—	12,250	138,574

(1)	Amounts shown reflect fees earned by the directors from Quanex Corporation during fiscal year 2007.

(2)	These columns show respectively, the dollar amounts for restricted stock units and stock options recognized for financial statement reporting purposes with respect to fiscal year 2007 in accordance with FAS 123(R). Director grants vest immediately and as such are expensed on the date of grant. A discussion of the assumptions used in calculating these values may be found in Note 15 to Quanex Corporation’s audited financial statements on Form 10-K for the year ended October 31, 2007. These amounts reflect Quanex Corporation’s accounting expense for these awards and do not necessarily correspond to the actual value that may be recognized by directors. The following table shows the aggregate number of restricted stock units and stock option awards outstanding for each director as of October 31, 2007 as well as the grant date fair value of restricted stock units and option grants made during fiscal year 2007:

			Grant Date Fair Value
	Aggregate Stock Units	Aggregate Option	of Stock and Option
	Outstanding as of	Awards Outstanding as	Awards Made During
	October 31, 2007	of October 31, 2007	2007
Name	(#)	(#)	($)

Donald G. Barger, Jr.	1,353	31,458	58,927
Susan F. Davis	1,353	22,458	58,927
Russell M. Flaum	—	15,430	—
Joseph J. Ross	1,353	40,458	58,927
Joseph D. Rupp	607	2,528	58,927
Vincent R. Scorsone	—	3,042	—
Richard L. Wellek	1,353	31,458	58,927

(3)	Quanex Corporation does not provide a pension plan for non-employee directors. None of the directors received preferential or above-market earnings on deferred compensation.

(4)	Amounts shown are the dollar value of Quanex Corporation matching awards made in the form of notional common stock units, pursuant to the terms of Quanex Corporation’s Deferred Compensation Plan. Mr. Barger’s total also includes $1,755 for premiums paid by Quanex Corporation on his life insurance policy.

(5)	Mr. Flaum retired as a director of Quanex Corporation on December 13, 2006.

(6)	Mr. Scorsone retired as a director of Quanex Corporation on February 27, 2007.

Stock Ownership of Directors and Executive Officers

All of the outstanding shares of our common stock are currently owned by Quanex Corporation and thus none of our named executive officers or directors will own shares of our common stock prior to the distribution. To the extent our directors or named executive officers own shares of Quanex Corporation common stock at the time of the distribution, they will participate in the distribution on the same terms as other holders of Quanex Corporation common stock, receiving one share of our common stock for each share of stock they own in Quanex Corporation. Options held by Quanex Corporation stock option holders will be cancelled and converted into the right to receive an amount in cash as further described in “Our Relationship with Quanex Corporation After the Distribution.”

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation policy we expect to apply to our named executive officers with respect to fiscal 2008.

Compensation Philosophy

We strive to be a consistently high performing company. Our compensation plan and pay strategy are specifically designed to support our key business drivers, such as changes in market demand for housing and building products as measured by the profit margins of our businesses and returns to stockholders, and efficient management of our operations as measured by returns on capital. These business drivers will allow us to meet that objective and maintain a results-oriented culture. For example, we will review the performance measures annually to make sure they are still relevant to our strategy. We recognize that one of the keys to delivering stockholder value over time will be our returns on invested capital in the short term. We designed our incentive compensation plan to reward participants for their performance in this area. Similarly, our performance unit incentive plan, an element of our long-term incentive program, uses a comparison to our market peers, who face the same volatile raw material pricing and industry conditions that we do, as one of the most important indicators of our success or failure. Thus, relative return to stockholders versus that of peers is one of the key performance measures under the performance unit incentive plan. Our target performance goal will be set so that we must outperform 60% of our peers in order for any recipient to earn a target award.

The objectives of our compensation program for executives are:

•	To provide competitive total compensation opportunity to our executives

•	To attract executives who are qualified to perform the duties of their jobs

•	To retain executives over the long term

•	To provide incentives for executives to focus their attention and efforts on achieving goals related to creating long term shareholder value.

The Company will employ various programs for achieving the above objectives. These programs will include:

•	Base salary — intended to compensate executives for their qualifications and the value of their job in the competitive market

•	Annual incentive compensation — this element of compensation is intended to reward executives for the achievement of annual goals related to key business drivers. It is also intended to communicate to executives the key business goals of the Company from year to year. Currently we regard Return on Invested Capital as the performance objective that best measures and rewards for short term performance.

•	Long-term incentive compensation — this element of compensation is intended to reward executives for the achievement of longer term goals and the creation of shareholder value over time. It is also intended to align the interest of executives with those of our shareholders. Long term incentives are also critical to the retention of our key employees. For this reason we have placed more value on the long-term incentive element of compensation than on other elements (for most named executive officers, this element of compensation comprises at least half of their total direct compensation). Our long term incentive program will also offer our executives an opportunity for personal capital accumulation. Long-term incentive compensation will consist of the following elements:

•	Stock options. Options to purchase company stock comprise approximately half of our long term incentive target value and provide executives the opportunity to share in the increase in share value over time. They provide an element of compensation that varies along with changes in share price over time. These awards also offer our executives the opportunity to accumulate value (if the stock of the company appreciates) since the growth in value occurs over a long period of time (up to 10 years), and gains from that growth are not taxed until such time as the options are exercised. Since we use staggered vesting over three years for each award, stock options serve a meaningful role in the retention of our key employees.

•	Restricted Stock. We award Restricted Stock to our executives which comprise approximately 25% of the long term incentive value of our total value. Restricted Stock provides meaningful value in retaining our key executives since they typically vest after a three-year period and provide a less volatile linkage to share price performance than stock options.

•	Performance Units. We award performance units to our executives which comprise approximately 25% of their long term incentive value. Performance units are payable in cash and are intended to motivate executives to achieve preset goals that are in line with critical business drivers, such as Earnings Per Share Growth. These awards also provide incentive for executives to out perform other companies in their peer group as measured by relative shareholder return.

•	Executive benefits — we provide our executives with indirect compensation opportunities that include:

•	Retirement benefits. Our executives will participate in the Company’s defined benefit pension plan, 401(k) defined contribution retirement plan, and supplemental executive retirement plans. These programs provide meaningful and competitive post retirement income, contributing to our compensation strategy by allowing us to compete for talent among companies who provide similar benefits, and retain executives since these benefits require executives to remain with the Company to receive the Company provided benefits available under the plans.

•	Life insurance benefits. Our executives participate in Company provided life insurance coverage including base coverage and supplemental life.

•	Perquisites — We will provide our executives with certain perquisites which will help us compete for executive talent, and in some cases, allow our executives to devote more attention to the business of the Company. These perquisites include life insurance, financial and tax planning, company provided automobiles, and club memberships.

We do not have and do not anticipate establishing any policies for allocating between long-term and currently paid out compensation, or between cash and non cash compensation. We anticipate a process of assessing the appropriate allocation between these elements of compensation on a periodic basis and adjusting our position based on market conditions.

Compensation Consultant

The compensation committee engaged Cogent Compensation Partners, Inc. (“Cogent”) to help with its responsibilities. Cogent is an outside human resources consulting firm which serves as the compensation committee’s independent compensation consultant in designing our executive compensation program. Cogent is an independent consultant to our board of directors and is only retained for its consulting services to the board that relate to executive and director compensation programs.

Timing of Certain Committee Actions

Salaries for each executive will be reviewed and adjusted on an annual basis at a meeting of the compensation committee each December. Salary adjustments will be based on the individual’s experience and background, performance during the prior year, the general movement of salaries in the marketplace, and our financial results.

Stock options and restricted stock awards will be determined and awarded by the compensation committee generally at its regularly scheduled meeting each December. The timing of the compensation committee’s meeting will be coordinated with the regularly scheduled meeting of our board of directors. Generally, at this meeting, the compensation committee will approve awards for all equity participants, executive and non-executives.

Performance awards, both annual and long term, will also be determined at the compensation committee’s December meeting, as the financial results for the previous fiscal year are concluded at this time and the annual operating plan will be reviewed by our board of directors at its December meeting.

Role of Executives in Establishing Compensation

Our chief executive officer will be the only executive who works with the compensation committee and compensation consultant in establishing compensation levels and performance targets. Our chief executive officer will be responsible for reviewing the compensation of the other executive officers. Therefore, he will make recommendations to the compensation committee regarding adjustments in compensation to such executive officers. The compensation committee will consider the chief executive officer’s recommendations along with the committee’s own evaluation of the business and the market. In making his recommendations, the chief executive officer will rely upon his evaluation of his direct reports’ performance and competitive compensation information. The chief executive officer will not recommend his own compensation. The compensation committee will determine the chief executive officer’s salary and incentive awards based upon an assessment of individual and company performance as well as market data provided by the compensation consultant.

The chief executive officer also will recommend Annual Incentive Awards (AIA) performance goals to the compensation committee. The chief executive officer, with input from the compensation consultant, will recommend performance goals for long-term incentive awards that are properly aligned with the business goals and compensation strategy. The target award values for both annual and long-term incentives will be independently recommended by the compensation consultant to the compensation committee. The compensation committee will approve these target award levels based on its knowledge of the business and the competitive market.

Our Senior Vice President and General Counsel will serve as the liaison to the compensation committee and will interface with the compensation consultant to carry out the duties of the compensation committee.

Competitive Positioning

Every year the compensation committee will examine the level of competitiveness and overall effectiveness of our executive compensation program. The compensation committee’s independent compensation consultant will help develop a reference group of industry peers, similar to Quanex Corporation in size, complexity, revenue and market capitalization. The companies that were selected for our peer group include: American Woodmark Corporation, Apogee Enterprises, Inc., Builders Firstsource, Inc., Building Materials Holding Corporation, Drew Industries Incorporated, Eagle Materials Inc., Gibraltar Industries, Inc., Griffon Corporation, Louisiana-Pacific Corporation, NCI Building Systems, Inc., Simpson Manufacturing Co., Inc. and Trex Company, Inc.

The compensation consultant will use the peer group pay information, along with general industry survey data, to develop the appropriate range of compensation for each executive. The compensation consultant also will prepare an independent analysis of our key performance indicators such as profitability, growth, capital efficiency, balance sheet strength, and total return to stockholders. These results are then reported to the compensation committee so it has a thorough picture of the competitiveness of pay in the context of our performance compared with that of our peers. We believe that this analysis is essential to understanding the market for executive compensation. While the compensation committee will use this analysis to help frame its decisions on compensation, it will be careful to use its collective judgment in determining executive pay.

We expect the compensation committee to exercise its discretion in making compensation decisions, based on the following inputs: their understanding of market conditions, their understanding of competitive pay analysis, recommendations from the CEO regarding his direct reports and our overall compensation strategy. The compensation committee will not be bound by the competitive analysis alone but will use its judgment in interpreting the above factors.

Program Overview

Our executive compensation program will include base salary, annual cash incentive compensation, long-term incentives and executive benefits. Our long-term incentive program will consist of stock option grants, restricted stock grants and performance unit awards. By design, the majority of compensation value available to our executives is considered “at-risk.” That is, the opportunity to earn value is largely dependent on the executive and us meeting certain performance and value creation goals. We will set realistic but challenging goals in our annual incentive and performance unit plan. In both cases, if we fail to meet the pre-determined standards, no plan-based compensation is earned by executives. The amount of pay that is “at-risk” for an executive will be directly related to the level of responsibility held by the position. Our highest ranking executive will have the most “at-risk” pay as a percentage of total compensation.

Under the terms of our AIA and Performance Units, the compensation committee may, in its discretion, adjust payouts to executives downward. Because the plan is intended to comply with Internal Revenue Code Section 162(m), no upward discretion in determining payouts is contemplated.

As indicated above, the compensation committee has complete discretion in setting compensation based on competitive practices and our compensation strategy. However, we do not anticipate that the committee will lower salaries in the future since the executives’ salaries are generally competitive based on our newly defined peer group and the general industry.

While the Compensation and Management Development Committee applies general compensation concepts when determining competitiveness of our executives’ salaries, the Committee considers base salaries as being generally competitive when they are within 15 to 20% of the stated market target (in this case, the market’s 50th percentile). In the most recent analysis using our new peer group plus general industry data, the salaries for our executives ranged from 83 to 106% of the market’s 50th percentile. When reviewing the competitiveness of total cash compensation (salary plus bonus) and long-term incentive compensation, the range of competitiveness is significantly wider since practices in the market range more significantly. When reviewing the competitiveness of total cash compensation (base salary plus target bonus), the analysis showed all but one of our executives to be in a range of 90 to 106% of the market median. One executive was 77% of the market median. This is due to the fact that the peer group emphasizes annual incentive compensation more heavily than Quanex Corporation’s previous peer group. For long term incentives, we target the market’s 75th percentile. When reviewing the position versus the market, we found that the executives range from 43% to 153% of the market’s 75th percentile. We believe that the reason for the wide range of competitiveness in compensation is that our new peer group does not provide long-term incentive awards with the consistency of Quanex Corporation’s previous peer group. In response to this finding, the Committee decided to lower the target long-term incentive value for the CEO.

Base Salary

We have set the market median reported to us by our compensation consultant as our strategic target for base salary. This will help keep us competitive without contributing to excessive increases in this foundational element of compensation. We will review each executive’s salary and performance every year to determine whether their base salary should be adjusted. Along with individual performance, we also will consider movement of salary in the market, as well as our financial results from the prior year to determine appropriate salary adjustments. Based on our review of the market, we expect we will be in the aggregate slightly below our stated strategy.

Annual Incentive Awards

AIA will be considered every December pursuant to the Quanex Building Products Corporation 2008 Omnibus Incentive Plan (the “Plan”). The Plan is based on achieving pre-set, objective performance measures. Performance against these measures will be used to determine the amount of annual incentive compensation to be awarded to each executive officer. The performance measure we anticipate we will use is return on invested capital (ROIC). Motivating executives to achieve goals related to return on invested capital benefits stockholders, as it motivates members of management to efficiently employ the capital entrusted to them. We believe, based on research that has been conducted, that there is a very strong correlation between a company’s return on capital and changes in market value over time.

We expect to set the target performance level for ROIC at a level that represents a reasonable opportunity of achievement. The target performance level will be driven from our business budgeting process, which uses a number of assumptions about the state of our markets and material commodity prices to determine our expected financial performance (including expected sales, expected expenses and other factors). We will recognize the volatility in the market through establishing a range of outcomes around the target. Due to the timing of the distribution, the compensation committee decided that, for the period during fiscal year 2008 that represents the time from distribution date to the end of the fiscal year, the AIA will be determined based on the weighted average Return on Net Assets of our operating divisions. ROIC is a profit efficiency ratio calculated by dividing the sum of net income, after-tax effect of interest expense less capitalized interest and after-tax effect of approved adjustments by the five-quarter averages for long-term debt (current and non-current portion) and stockholders equity. The ratio uses net income and interest expense from the income statement and shareholders equity and long-term debt from the balance sheet. Our performance against these pre-established goals determines the potential payout to executives within a range from threshold to maximum as set forth below.

Based on competitive market practices for annual incentives, we set a target award opportunity for each of our executives. This is the amount of incentive compensation the executive can earn when performance meets expected results, or “target.” The target award is expressed as a percentage of base salary. Threshold, target and maximum ROIC levels are established at the beginning of each year. The levels are driven by the annual operating plan process which focuses objectives on changes in revenue and operating income. The threshold ROIC performance level represents a reasonable opportunity of achievement, whereas the target ROIC performance level requires achievement of all revenue and operating income objectives and the maximum ROIC performance level is set such that all objectives must be exceeded. The amount of the AIA payout in a particular year for an executive is calculated by comparing the actual ROIC performance against the threshold, target and maximum payout levels established at the start of the year. Actual ROIC below the threshold level results in no payout, whereas actual ROIC above the maximum level results in maximum payout. Actual ROIC between the threshold and maximum levels results in a pro rata payout between either the threshold and target payout or the target and maximum payout based on where actual ROIC falls. The table below reflects the payout percentage of an executive’s base salary at the threshold, target and maximum levels of performance.

Potential AIA Payout

Expressed as a % of Salary

Participant	Threshold	Target	Maximum

CEO	25.00%	100.00%	200.00%
SVPs	18.75%	75.00%	150.00%
VPs	10.00%	40.00%	80.00%

We intend to set our annual incentive award opportunities so that when superior performance is achieved, the executive will have the opportunity to earn compensation near the market’s upper quartile. This opportunity should only be realized when our performance significantly exceeds the performance goals we have set. We believe that this will motivate our executives to outperform the goals that are set for them, and in turn put us in a position to outperform a large percentage of our peers. The plan does not provide for any subjective individual performance element.

Long-Term Incentive Compensation

We have a long-term incentive program in place to help retain key executives and strengthen their commitment to increasing stockholder value. We believe that having a long-term compensation plan will properly motivate our management to look to the future in order to ensure our long-term viability. Our long-term compensation will be awarded through a number of vehicles, which currently include stock options, performance units and restricted stock awards. Participation in the program will extend from the senior-most corporate executives to the heads of our divisions. From year to year, the chief executive officer may recommend adjustments to the value of long-term incentives awarded to the other named executive officers, based on his assessment of their individual contribution. The plan does not provide for any specific subjective individual performance component in determining the ultimate value of the award. The allocation between the long-term incentive vehicles is determined by the compensation committee based on the recommendations from its compensation consultant and input from senior management as to the key business drivers that allow us to maintain a results-oriented culture.

We will evaluate the various components of compensation annually relative to the competitive market for prevalence and amounts. By setting each of the elements against the competitive market within the parameters of our compensation strategy, the relative weighting of each element of our total pay mix will vary by individual. We do not anticipate setting fixed percentages for each element of compensation. The mix may also change over time as the competitive market moves or other market conditions which affect us change.

The CEO’s total long-term incentive value was established using our compensation strategy of targeting approximately the 75th percentile of the market for 75th percentile performance. It represents more than 50% of the CEO’s total direct compensation. When establishing appropriate targets for other named executive officers, we also targeted approximately the 75th percentile of the competitive market. As a result, their long-term incentive award value represents relatively less as a percentage of total direct compensation, reflecting their responsibilities and ability to influence shareholder values. The following table sets forth the target award levels for long-term incentives of each of our named executive officers:

Current Long-Term
Incentive Target
Multiple of Base
Title	Salary

Chairman, CEO & President	300%
Senior Vice-President — Finance & CFO	225%
Senior Vice-President — General Counsel & Secretary	200%
Vice-President — Controller	85%
Vice-President — Corporate Development	70%

Stock Options

The compensation committee’s decisions related to executive stock option grants will be made every December. In order the determine the number of stock options to be awarded to an executive, the compensation committee will take approximately half of the executive’s total long-term incentive target award value and divide it by the Black-Scholes value of an option to purchase our common stock. This strategy will allow for an appropriate balance between our growth strategy and risk profile, and will also provide an appropriate balance for accounting purposes and stock ownership dilution. Our stock options will be granted at fair market value on the date of grant, have a term of ten years, and generally vest over a three year period.

Performance Units

We will use a long-term performance unit cash plan to motivate our executives to focus on our performance over a three year period. These performance unit awards will be granted every December and comprise approximately 25% of our executives’ expected total long-term incentive value. Setting this percentage of long-term value on performance units will help bridge the line of sight for executives between annual accomplishments and long-term value creation. The performance measures will be chosen to provide incentive for executives to focus on those things which we believe are directly linked to the creation of stockholder value over time. We will set target award values each year. These target values will be used to calculate the number of units that will be granted to each executive. The final value of each unit will not be determined until the end of a three-year performance cycle. That unit value will be dependent on our performance against preset goals. If the threshold level of performance is not met, no cash payout will occur. However, if maximum performance goals are met or exceeded, then the value of each unit could reach 200% of the target value.

We anticipate that Earnings Per Share Growth, or EPS, and Relative Total Stockholder Return, or Relative TSR, will be used as performance criteria for the Performance Units. Each goal will be weighted 50% of the total performance unit award. EPS is measured as the cumulative value of EPS over the three-year performance period, and Relative TSR is expressed as the stock price appreciation plus dividends reinvested relative to appreciation of our peer group. Relative TSR is determined by calculating the change in the value of our stock plus the value of dividends and comparing that value with that of our peer group. This measure is considered by the compensation committee to be a meaningful way to assess our performance in terms of generating investment returns for stockholders. We use this measure relative to our peers over a three-year period as it gives a good indication of management’s ability to generate these returns compared to other companies in a similar market condition. Stock price performance is not captured in our audited financial statements. Our performance against these pre-established goals determines the potential payout to executives within a range from threshold to maximum as set forth above.

This method will be used because we believe this type of award accomplishes three things: 1) the award has a strong link to performance measures that influence stock price performance, 2) the time period used for measurement helps smooth out the effect of stock market volatility and 3) the award measures our performance relative to our peer group, providing meaningful context to judge our performance in the market.

Restricted Stock

We also will grant restricted stock awards to participants as another form of long-term compensation. The number of restricted stock awards we expect to make to a given participant will be determined by taking 25% of the participant’s long-term incentive value and dividing it by the stock price at the time of the award. We chose 25% of the total value because it provides meaningful retentive value to our key executives, helps smooth out market volatility and is reasonably cost efficient. The restricted stock awards typically vest three years after the award is granted, so long as the participant remains employed by us. We believe restricted stock awards are an effective long-term compensation vehicle through which key employees can be retained, especially through volatile periods in the market.

Executive Stock Ownership Guidelines

We encourage our executives to own our common stock because we believe such ownership provides strong alignment of interests between executives and stockholders. Our executive stock ownership guidelines provide that different levels of executives are expected to own a specific value of our common stock, expressed as a percentage of salary. The higher an executive’s rank, the more value is required to be owned. The chart below shows the guidelines by executive level.

Level	Typical Executive Position	Stock Ownership Goal

1	CEO	4x Base Salary
2	SVP	2x Base Salary
3	VP	1x Base Salary

Each year the compensation committee will be apprised of compliance by our executives.

Executive Benefits

The role of our executive benefits is to provide indirect compensation that is meaningful to the kind of executives we intend to attract and retain. In some cases our plans replace benefits that would otherwise be lost because of plan limits imposed by the Internal Revenue Code. Our strategy with respect to executive benefits is to provide a meaningful benefit to executives at a cost that is efficient. We will attempt to position ourselves at the middle of the market in terms of the executive benefits we offer. We will provide our executives with health and welfare benefits that are consistent with our program for exempt personnel generally. Supplemental retirement and supplemental life benefits also will be provided to our officers.

Specific perquisites and benefits that an executive might be provided include: life insurance, financial planning, personal use of automobiles, memberships in social and professional clubs and gross up payments equal to taxes payable on certain perquisites. Executives will also receive company contributions under our

401(k) plan, a 20% match under our defined compensation plan, a 15% match under our employee stock purchase program and dividends on unvested restricted stock.

Post-Employment Compensation

Severance and change of control benefits also will be provided under the employment agreements of our executives, as well as under our incentive plans. These benefits are discussed at greater length in the section entitled “Employment Agreements and Potential Payouts upon Termination or Change in Control.”

Deferred Compensation Plan

The compensation committee will approve a non-qualified deferred compensation program. The program will give executives a chance to defer income. As with our various other plans and programs, this deferral opportunity is designed to attract and retain key executives.

The deferred compensation program will be administered by the compensation committee. Before they can participate, eligible employees must first receive recommendation by our senior managers and then final approval by the compensation committee. Participants in the program may choose to defer up to 100% of their annual and long term incentive bonuses. Participants may choose from a variety of investment choices in which to invest their deferrals over the defined deferral period. The plan provides that we will match 20% of the annual incentive deferrals invested in a Quanex Building Products common stock denominated account.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent that over $1 million is paid to certain officers annually, except for qualified performance-based compensation. Our 2008 annual cash bonus program and 2008 performance unit program are intended to qualify as performance-based compensation that is not subject to this 162(m) limitation.

Summary of Executive Compensation

The following table sets forth the base salary we expect to pay to (i) our chief executive officer, (ii) our chief financial officer and (iii) the three most highly compensated executive officers based on base salary. We refer to these individuals as our “named executive officers.”

Annual
Name and Principal Position	Base Salary

Raymond A. Jean	$740,000
Chief Executive Officer
Thomas M. Walker	$345,000
Chief Financial Officer
Kevin P. Delaney	$265,000
Senior Vice President — General Counsel and Secretary
Paul A. Hammonds	$195,000
Vice President — Business Development
Brent L. Korb	$193,000
Vice President — Controller

Stock Options and Restricted Stock Awards

The following table sets forth certain information regarding stock options to acquire shares of our common stock and restricted stock awards we expect to grant to our named executive officers on the distribution date. The strike price will be the closing price of our common stock on the distribution date.

Stock Option Grant and Restricted Stock Award Table

	Number of
	Securities	Number of
	Underlying	Shares of
	Options	Restricted
	Granted	Stock Awarded
Name	(#)	(#)

Raymond A. Jean Chief Executive Officer	290,115	102,552
Thomas M. Walker Chief Financial Officer	121,931	38,991
Kevin P. Delaney Senior Vice President — General Counsel and Secretary	104,809	29,897
Paul A. Hammonds Vice President — Business Development	57,316	13,417
Brent L. Korb Vice President — Controller	58,546	14,071

The above grants include deferred annual grants to the named executive officers and one-time grants made to the named executive officers in connection with the spin-off.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We do not have any other contractual arrangements with our named executive officers, nor do we have any compensatory arrangements with our named executive officers that would provide a potential payment upon termination of employment of the officers or upon a change in control of the Company, other than as described below. Under the agreements described below, if benefits to which the named executive officer becomes entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then the executive will be entitled to an additional “gross-up” payment from us in an amount such that, after payment by the executive of all taxes, including any excise tax imposed upon the gross-up payment, he retains an amount equal to the excise tax imposed upon the payment.

We will enter into severance agreements and change in control agreements with the named executive officers. We believe that the change in control agreements will help us to attract and retain our named executive officers by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. During a potential change in control, we do not want executives leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their work. To enable executives to focus on the best interest of our stockholders, we will offer change in control agreements that generally provide benefits to executives whose employment terminates in connection with a change in control. In addition, to attract certain of our named executive officers to accept employment with us, we agreed to provide those officers who previously were employed by Quanex Corporation with severance agreements that will provide them certain of the protections they would have been entitled to if they had remained with Quanex Corporation following the spin-off. The severance agreements generally require only termination of employment before any benefits are paid (a “single trigger”), while the change in control agreements generally require both a change in control and a termination of employment before any benefits are paid (a “double trigger”). If a named executive officer who is covered by both a change in control agreement and a severance agreement experiences both a change in control of the Company and a termination of employment, benefits are payable under only the change in control agreement; in no event will the executive be able to receive payment under both the severance agreement and the change in control agreement.

Severance Agreements

As described above, benefits are payable under the severance agreements following a termination of employment that meets certain requirements. A termination of employment that triggers benefits under the severance agreements will include (i) involuntary termination by us without cause and (ii) for the initial one-year period during which the severance agreement is effective, the voluntary termination by the executive for good reason. “Cause” will exist if the executive commits gross negligence or willful misconduct in connection with his employment, an act of fraud, embezzlement or theft in connection with his employment, intentional wrongful damage to our property, intentional wrongful disclosure of our secret processes or confidential information or an act leading to a conviction of a felony or a misdemeanor involving moral turpitude. “Good reason” will include (but will not be limited to) a material change in the executive’s primary duties, a material change in the executive’s title, a reduction in annual base salary, a reduction in the executive’s annual bonus, relocation of the executive’s place of employment to a location outside of the portion of the metropolitan area of the City of Houston, Texas, that is located within the highway known as “Beltway 8” and failure to provide benefits or a reduction in benefits.

If a named executive officer is entitled to benefits under the severance agreement, the named executive officer would receive the following:

•	Annual base salary and compensation for earned but unused vacation time accrued through the date of termination of employment;

•	Pro rated amount equal to the greater of the executive officer’s (i) target performance bonus for the year of the termination of employment and (ii) performance bonus for the year immediately preceding the year of the termination of employment;

•	Lump sum severance equal to 24 (chief executive officer), 18 (senior vice presidents), or 12 (vice presidents) months’ of the executive’s base salary for the fiscal year in which the termination occurs;

•	Continued health and welfare benefits for 24 (chief executive officer), 18 (senior vice presidents), or 12 (vice presidents) months; and

•	All other perquisites to which the executive is entitled pursuant to the terms of the agreements providing for such perquisites.

With respect to the benefits the named executive officer may receive if he is terminated during the term of the severance agreement, the amount and type of benefits were based on competitive market practices for executives at this level. Executives at this level generally require a longer timeframe to find comparable jobs because fewer jobs at this level exist in the market. In addition, executives often have a large percentage of their personal wealth dependent on the status of their employer, given the requirement to hold a multiple of their salary in stock and the fact that a large part of their compensation is stock-based.

Change in Control Agreements

As described above, benefits are payable under the change in control agreements following both (i) termination of the named executive officer’s employment with us and (ii) a change in control of the Company. Each of the following events generally constitutes a change in control of the Company for purposes of the change in control agreements:

•	Any person or entity acquiring or becoming beneficial owner as defined in SEC regulations of 20% or more of (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company;

•	Generally, our current directors ceasing to constitute a majority of our directors;

•	Consummation of a merger, consolidation, or recapitalization (unless the directors continue to represent a majority of the directors on the board, more than 80% of the pre-spin-off ownership survives, and, in the event of a recapitalization, no person owns 20% or more of (i) the then outstanding shares of our common stock or (ii) the combined voting power of our then outstanding voting securities);

•	The stockholders approve a complete liquidation or dissolution of the Company; or

•	The sale, lease or disposal of substantially all of our assets.

Terminations of employment that meet the termination requirement under the change in control agreements will be similar to but broader than those required under the severance agreements. Good reason under the change in control agreements will include (but will not be limited to):

•	the executive is assigned any duties inconsistent with his position; there is a change in his position, authority, duties or responsibilities; he is removed from, or not re-elected or reappointed to, any duties or position he previously held or was assigned or there is a material diminution in such position, authority, duties or responsibilities;

•	the executive’s annual base salary is reduced;

•	the executive’s annual bonus is reduced below a certain amount;

•	the executive’s principal office is relocated outside of the portion of the metropolitan area of the City of Houston, Texas that is located within the highway known as “Beltway 8”;

•	the executive’s benefits are reduced or terminated

•	any other non-contractual benefits that were provided to the executive or any material fringe benefit is reduced;

•	the executive’s number of paid vacation days is reduced;

•	the executive’s office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) are reduced or moved;

•	the executive is required to perform a majority of his duties outside our principal executive offices for a period of more than 21 consecutive days or for more than 90 days in any calendar year; or

•	any provision of any employment agreement with the executive is breached.

If a named executive officer is entitled to benefits under a change in control agreement, the named executive officer would receive the following:

•	Annual base salary and compensation for earned but unused vacation time accrued through the date of termination of employment;

•	Pro rated amount equal to the greater of the executive officer’s (i) target performance bonus for the year of the termination of employment and (ii) performance bonus for the year immediately preceding the year of the termination of employment;

•	Lump sum severance equal to three times (for the chief executive officer and senior vice presidents) or two times (for vice presidents) the sum of (i) base salary for the year of termination and (ii) the greater of the executive officer’s (x) target performance bonus for the year of the termination of employment and (y) performance bonus for the year immediately preceding the year of the termination of employment;

•	Continued health and welfare benefits for the shorter of (i) three years from the date of termination or (ii) such time as the executive becomes fully employed; and

•	All other perquisites to which the executive is entitled pursuant to the terms of the agreements providing for such perquisites.

If a named executive officer is entitled to benefits under a change in control agreement, the following would occur immediately upon the occurrence of a change in control (regardless of whether the named executive officer’s employment is terminated as a result of the change in control):

•	all options to acquire common stock and all stock appreciation rights pertaining to common stock held by the executive immediately prior to a change in control would become fully exercisable; and

•	all restrictions on any restricted common stock granted to the executive prior to the change in control would be removed and the stock would be freely transferable.

The type and amount of benefits will be determined based on competitive market practices for executives at this level.

As set forth above, a named executive officer is entitled to benefits under either the severance agreement or the change in control agreement; under no circumstances can a named executive officer receive payment under both agreements.

Compensation Tables

Summary Compensation Table

The following table provides information about the compensation of Quanex Corporation’s Chief Executive Officer, its Chief Financial Officer, and the three other most highly compensated individuals who were officers during the fiscal year ending October 31, 2007.

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
		Salary	Awards(1)	Awards(1)	Compensation(2)	Earnings(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Raymond A. Jean	2007	735,417	1,056,193	1,264,651	1,503,050	578,000	125,866	5,263,177
Chairman of the Board, President and Chief Executive Officer
Thomas M. Walker	2007	333,750	96,611	149,894	225,216	116,000	50,390	971,861
Senior Vice President — Finance and Chief Financial Officer
Kevin P. Delaney	2007	243,333	115,790	167,839	340,302	22,000	33,175	922,439
Senior Vice President — General Counsel & Secretary
Brent L. Korb	2007	171,333	46,632	62,204	61,662	4,000	22,662	368,493
Vice President —
Corporate Controller
Paul A. Hammonds	2007	182,333	20,541	63,103	65,621	16,000	20,674	368,272
Vice President — Corporate Development

(1)	These columns show respectively, the dollar amounts for restricted stock and stock options recognized for financial statement reporting purposes with respect to fiscal year 2007 in accordance with FAS 123(R) and thus includes amounts for restricted stock and stock option grants in and prior to fiscal 2007. A discussion of the assumptions used in calculating these values may be found in Note 15 to Quanex Corporation’s audited financial statements on Form 10-K for the year ended October 31, 2007. Expense is recognized over the course of the requisite service period unless the individual is eligible to retire prior to the end of the vesting period. During fiscal 2007, stock options for Mr. Jean, who became eligible to retire in fiscal 2006, are expensed on the date of grant as a result of his retirement eligibility. These amounts reflect Quanex Corporation’s accounting expense for these awards and do not necessarily correspond to the actual value that may be recognized by named executive officers. Please see the “Grants of Plan-Based Awards Table” for information regarding the restricted stock and option awards granted in fiscal 2007.

(2)	Amounts consist of (a) payments for fiscal 2007 performance made in December 2007 for Annual Incentive Awards (AIA), and (b) amounts paid out in December 2007 with respect to Performance Units (PUs) granted in December 2004. These units were paid out in cash based on Quanex Corporation’s performance over the three-year period ended October 31, 2007. The AIA and PU payouts also include the dollar value of the portion of the amounts deferred under Quanex Corporation’s Deferred Compensation (DC) Plan. Under the terms of the DC Plan, participants may elect to defer a portion of their incentive bonus to a mix of cash, or notional common stock units or investment accounts. The amounts paid for the AIA and PUs, along with the respective deferred amounts are as follows:

	Annual Incentive Awards		Performance Unit Payout
	Total	Deferred	Total	Deferred
Name	($)	($)	($)	($)

Jean	661,683	0	841,367	0
Walker	225,216	112,608	0	0
Delaney	164,202	0	176,100	0
Korb	61,662	15,416	0	0
Hammonds	65,621	19,686	0	0

Please see the “Compensation Discussion and Analysis” for a detailed discussion of the performance measures and related outcomes for payments of the awards.

(3)	The amounts in this column are the change in actuarial present value of each individual’s accumulated benefit under all defined benefit pension plans. The change in pension value reflects the difference in the present value of accumulated benefits determined as of October 31, 2006 and October 31, 2007. The key assumptions used to calculate the change in value are shown with the “Pension Benefits Table.” No named executive officer received preferential or above-market earnings on deferred compensation.

(4)	The executives named above receive various perquisites provided by or paid for by Quanex Corporation. These perquisites can include life insurance, financial planning, personal use of automobiles, memberships in social and professional clubs, and gross up payments equal to taxes payable on certain perquisites. Also included are Quanex Corporation contributions under Quanex Corporation’s 401(k) plan, a 20% match under Quanex Corporation’s DC plan, a 15% match under Quanex Corporation’s Employee Stock Purchase Program (ESPP), and dividends on unvested restricted stock. The amounts reported in Other Annual Compensation for the executives named above are:

All Other Compensation

					Life
					Insurance >
					$50,000 and				Unvested
	Life				Financial		Deferred		Restricted
	Insurance >	Financial		Annual Club	Planning		Compensation Plan	ESPP 15%	Stock
	$50,000	Planning	Automobile	Membership	Gross Up	401K Match	Match	Stock Match	Dividends	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

Jean	33,071	10,000	11,824	12,320	24,704	5,625	—	—	28,322	125,866
Walker	11,543	1,750	11,134	2,429	7,625	—	11,261	—	4,648	50,390
Delaney	3,218	357	12,205	3,924	2,050	5,625	—	—	5,796	33,175
Korb	507	—	10,601	—	266	5,481	3,083	540	2,184	22,662
Hammonds	2,749	870	8,178	—	1,181	5,625	787	360	924	20,674

Grants of Plan-Based Awards

The following table discloses the estimated range of payouts that were possible for the fiscal year 2007 Annual Incentive Awards. It also shows the actual number of stock options, restricted stock awards, and Performance Units granted during fiscal 2007. The fair value of these awards is shown, along with the possible range of payouts for the Performance Units.

										All Other			Grant
										Stock	All Other Option		Date
										Awards:	Awards:		Fair
		Number of								Number of	Number of		Value of
		Units Granted								Shares of	Securities	Exercise or Base	Stock and
		Under		Estimated Future Payouts Under						Stock or	Underlying	Price of	Option
		Nonequity		Non-Equity Incentive Plan Awards						Units	Options	Option	Awards
		Incentive		Threshold		Target		Maximum		(3)	(3)	Awards	(4)
Name	Grant Date	Plan (#)		($)		($)		($)		(#)	(#)	($/Sh)	($)

Raymond A. Jean				183,854	(1)	735,417	(1)	1,470,833	(1)
	12/05/06	6,000	(2)	225,000	(2)	600,000	(2)	1,200,000	(2)
	12/05/06									17,500			655,725
	12/05/06										80,600	37.47	995,007
Thomas M. Walker				62,578	(1)	250,312	(1)	500,625	(1)
	12/05/06	1,800	(2)	67,500	(2)	180,000	(2)	360,000	(2)
	12/05/06									5,300			198,591
	12/05/06										25,000	37.47	308,625
Kevin P. Delaney				45,625	(1)	182,500	(1)	365,000	(1)
	12/05/06	1,100	(2)	41,250	(2)	110,000	(2)	220,000	(2)
	12/05/06									3,300			123,651
	12/05/06										15,100	37.47	186,410
Brent L. Korb				17,133	(1)	68,533	(1)	137,066	(1)
	12/05/06	300	(2)	11,250	(2)	30,000	(2)	60,000	(2)
	12/05/06									3,000			112,410
	12/05/06										4,400	37.47	54,318
Paul A. Hammonds				18,233	(1)	72,933	(1)	145,867	(1)
	12/05/06	300	(2)	11,250	(2)	30,000	(2)	60,000	(2)
	12/05/06									900			33,723
	12/05/06										4,100	37.47	50,615

(1)	The amounts shown reflect possible Annual Incentive Award (AIA) payments under the Quanex Corporation 2006 Omnibus Incentive Plan for fiscal year 2007, under which the named executive officers were eligible to receive a cash bonus based on a target percentage of base salary. The amounts actually paid to the named executive officers for 2007 pursuant to this program are reflected in the “Summary Compensation Table” herein. The following table shows the range of ROIC goals set for determining AIA to our executives for fiscal year 2007. We set the target performance level for ROIC at a level that represents a reasonable opportunity of achievement. The target performance level was driven from our business budgeting process, which uses a number of assumptions about the state of our markets and material commodity prices to determine our expected financial performance (including expected sales, expected expenses and other factors). We recognized the volatility in the market through establishing a range of outcomes around the target.

	Return on Invested Capital
Fiscal Year	Threshold	Target	Maximum

2007	11.67%	16.09%	19.57%

For fiscal year 2007, we achieved 15.5% return on invested capital, resulting in a payout of 90% of target. Please see the “Compensation Discussion and Analysis” for more information regarding this program and the related performance measures.

(2)	The amounts shown reflect grants of Performance Units (PUs) under the Quanex Corporation 2006 Omnibus Incentive Plan. The PUs have a three year performance period. The performance period for the PUs granted on December 5, 2006 is November 1, 2006 through October 31, 2009. Please see the “Compensation Discussion and Analysis” for more information regarding the Performance Units and the related performance measures.

(3)	The amounts shown reflect grants of restricted stock awards and stock options made under the Quanex Corporation 2006 Omnibus Incentive Plan in December 2006. The stock options are granted at fair market value based on the closing share price as of the grant date.

(4)	The fair value shown in this column was calculated in accordance with FAS 123(R). A discussion of the assumptions used in calculating these values may be found in Note 15 to Quanex Corporation’s audited financial statements on Form 10-K for the year ended October 31, 2007.

Outstanding Equity Awards

The following table provides information about the outstanding equity awards held by the named executive officers as of October 31, 2007.

Outstanding Equity Awards at October 31, 2007

	Option Awards					Stock Awards
	Number of	Number of						Market Value of
	Securities	Securities				Number of		Shares or
	Underlying	Underlying				Shares or		Units of
	Unexercised	Unexercised		Option		Units of Stock that		Stock that
	Options	Options		Exercise	Option	have not		have not
	(#)	(#)		Price	Expiration	Vested		Vested(6)
Name	Exercisable	Unexercisable		($)	Date	(#)		($)

Raymond A. Jean	—	80,600	(1)	37.47	12/05/16	17,500	(7)	720,825
	20,600	41,200	(3)	40.95	12/01/15	13,500	(8)	556,065
	61,500	30,750	(4)	26.31	12/01/14	19,575	(9)	806,294
	73,575	—		17.60	12/03/13	—		—
	123,750	—		14.22	12/04/12	—		—
Thomas M. Walker	—	25,000	(1)	37.47	12/05/16	5,300	(10)	218,307
	5,000	10,000	(2)	35.93	06/12/16	3,000	(11)	123,570
Kevin P. Delaney	—	15,100	(1)	37.47	12/05/16	3,300	(10)	135,927
	4,500	9,000	(3)	40.95	12/01/15	3,000	(12)	123,570
	12,450	6,225	(4)	26.31	12/01/14	4,050	(9)	166,820
	10,650	—		17.60	12/03/13	—		—
	9,000	—		13.42	07/23/13	—		—
Brent L. Korb	—	4,400	(1)	37.47	12/05/16	3,000	(10)	123,570
	1,300	2,600	(3)	40.95	12/01/15	900	(12)	37,071
	3,500	1,750	(5)	35.38	02/01/15	—		—
	2,250	1,125	(4)	26.31	12/01/14	—		—
	3,375	—		17.40	11/24/13	—		—
Paul A. Hammonds	—	4,100	(1)	37.47	12/05/16	900	(10)	37,071
	1,250	2,500	(3)	40.95	12/01/15	750	(12)	30,893
	7,500	3,750	(4)	26.31	12/01/14	—		—
	4,500	—		17.60	12/03/13	—		—
	3,001	—		13.36	03/10/13	—		—

(1)	Stock options vest annually in equal installments over a three-year period. One-third of stock options vested on December 5, 2007. The remaining two-thirds will vest in equal installments on December 5, 2008 and December 5, 2009.

(2)	Stock options vest annually in equal installments over a three year period. The remaining unexercisable options will vest in equal installments on June 12, 2008 and June 12, 2009.

(3)	Stock options vest annually in equal installments over a three year period. The remaining unexercisable options will vest(ed) in equal installments on December 1, 2007 and December 1, 2008.

(4)	Stock options vest annually in equal installments over a three year period. The final third of stock options vested on December 1, 2007.

(5)	Stock options vest annually in equal installments over a three year period. The final third of stock options vested on February 1, 2008.

(6)	This column shows the total market value of the unvested stock awards as of October 31, 2007, based on the closing price per share of Quanex Corporation’s stock of $41.19 on October 31, 2007.

(7)	Restricted stock vests in full one year from the date of grant. These shares vested on December 5, 2007.

(8)	Restricted stock vests in full two years from the date of grant. These shares vested on December 1, 2007.

(9)	Restricted stock vests in full three years from the date of grant. These shares vested on December 1, 2007.

(10)	Restricted stock vests in full three years from the date of grant. These shares will vest on December 5, 2009.

(11)	Restricted stock vests in full three years from the date of grant. These shares will vest on June 12, 2009.

(12)	Restricted stock vests in full three years from the date of grant. These shares will vest on December 1, 2008.

Option Exercises and Stock Vested in Fiscal 2007

The following table provides information regarding the value realized by the named executive officers upon the vesting of restricted stock awards during the fiscal year ended October 31, 2007. None of the named executive officers exercised stock options during fiscal 2007.

Stock Awards
	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#)	($)

Raymond A. Jean	14,400	523,872
Thomas M. Walker	—	—
Kevin P. Delaney	3,150	114,597
Brent L. Korb	—	—
Paul A. Hammonds	—	—

Pension Benefits

Our named executive officers will be eligible to participate in our Salaried and Nonunion Employee Pension Plan, described below, that is generally available to all our employees. The named executive officers will also be eligible to participate in certain plans, also described below, that will only be available to a select group of management and highly compensated employees. We believe these benefits will be comparable to those provided by our industry peers.

Salaried and Nonunion Employee Pension Plan

We will establish the Salaried and Nonunion Employee Pension Plan (the “Pension Plan”), a noncontributory defined benefit pension plan intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code, for the benefit of substantially all of our employees. With some exceptions, an employee will be eligible to participate in the Pension Plan on the later of (i) the date we adopt the Pension Plan or (ii) the date the employee completes one hour of service for us.

Under the Pension Plan, two main types of benefits will be available to participants, depending upon when they began participating in the Quanex Corporation Salaried Employees’ Pension Plan. Those employees who participated in that plan on or before December 31, 2006 are generally referred to as “Traditional

Participants,” while employees who began participating in that plan after such date are generally referred to as “Cash Balance Participants.” Any employees who begin participating in the Pension Plan after its adoption will be Cash Balance Participants.

Under the Pension Plan, a Traditional Participant will receive a monthly single life annuity, payable following termination of employment at or after age 65, equal to the sum of (i) and (ii), less (iii), where:

(i) is the greater of (x) 1.5% of the Traditional Participant’s average monthly compensation for the five consecutive calendar years that lead to the highest monthly average multiplied by his whole and fractional years of benefit service earned with Quanex Corporation prior to November 1, 1985, or (y) the product of $9.00 and his years of benefit service earned with Quanex Corporation prior to November 1, 1985;

(ii) is the greater of (x) the sum of 1% of the Traditional Member’s average monthly compensation for the five consecutive calendar years that lead to the highest monthly average up to but not in excess of 1/12 of the Traditional Member’s average monthly compensation for Social Security purposes and 1.5% of the Traditional Member’s average monthly compensation for the five consecutive calendar years that lead to the highest monthly average in excess of 1/12 of the Traditional Member’s average monthly compensation for Social Security purposes, the total of which is then multiplied by his whole and fractional years of benefit service earned with Quanex Corporation and us from and after November 1, 1985 or (y) the product of $9.00 and the Traditional Member’s whole and fractional years of benefit service earned with Quanex Corporation and us from and after November 1, 1985; and

(iii) is the Traditional Participant’s monthly accrued benefit under any qualified defined benefit plan maintained at any time by Quanex Corporation to the extent that the Traditional Participant’s service taken into account for benefit accrual purposes under such other plan is taken into account as benefit service under the Pension Plan.

Traditional Participants are eligible for early retirement benefits when they attain age 55 with five years of service. The early retirement benefit is calculated (x) minus (y), where (x) is the sum of items (i) and (ii) immediately above, reduced by 5/9 of 1% for each of the first 60 months that the early retirement benefit payment commencement date precedes the Traditional Participant’s normal retirement date and further reduced by 5/18 of 1% for each of the months in excess of 60 that the payment commencement date precedes the Traditional Participant’s normal retirement date, and (y) is item (iii) immediately above, but determined as if the Traditional Participant’s benefit under such Quanex Corporation qualified defined benefit plan commences to be paid at the same time as the Pension Plan benefit, using the reduction factors used in connection with such Quanex Corporation qualified defined benefit plan. Raymond A. Jean is the only named executive officer currently eligible for retirement benefits under the Pension Plan.

Under the Pension Plan, a Cash Balance Participant receives upon termination of employment with us following at least three years of vesting:

The sum of the notional company contributions accrued under the Pension Plan through the date on which Cash Balance Participant terminates employment with us, where such contribution generally equals 4% of the Cash Balance Participant’s compensation for the applicable year; plus

The sum of the interest credits on those notional company contributions accrued under the Pension Plan through the date on which the Cash Balance Participant terminates employment with us, where such contribution generally equals the interest rate on the 30-year Treasury security for the fifth month prior to the first day of the applicable year.

For purposes of both Traditional Participants’ benefits and Cash Balance Participants’ benefits, the compensation taken into account under the Pension Plan will generally be made up of salary and bonus compensation for the applicable year. In addition, for purposes of both Traditional Participants’ benefits and Cash Balance Participants’ benefits, actuarial equivalence is determined using (i) the mortality table prescribed by IRS Revenue Ruling 2001-62 and (ii) (x) for lump sum payments, an interest rate equal to the annual interest rate on 30-year Treasury securities and (y) for all payment options other than lump sum payments, an interest rate equal to 6% per annum.

Supplemental Employee Retirement Plan

We will provide additional retirement benefits to certain of our named executive officers under the Supplemental Employee Retirement Plan (the “SERP”). Eligibility to participate in the SERP will be determined by the board of directors.

Under the SERP, an eligible participant receives a monthly single life annuity payable at age 65 equal to:

•	2.75% of the highest 36-month average of salary and bonus compensation from the last 60 months of employment,

•	multiplied by the named executive officer’s years of service (but not in excess of 20 years), and

•	reduced by (i) any benefits payable under the Pension Plan and (ii) 50% of the named executive officer’s Social Security benefits adjusted pro rata for years of service not in excess of 20 years.

The named executive officer will be required to remain employed until he or she has accumulated five years of service in order to receive a benefit under the SERP. SERP participants will be eligible for early retirement benefits when they attain age 55 with five years of service. The early retirement benefit is calculated based on average compensation and service at early retirement, and reduced by 5% for each year benefit commencement precedes age 65. Raymond A. Jean is the only named executive officer currently eligible for retirement benefits under the SERP.

Upon a named executive officer’s termination of employment after a change in control, he or she will be eligible to receive a lump sum payment in lieu of any other benefit payable from the SERP. The lump sum is equal to the present value of the SERP life annuity, which is payable immediately without reduction for early payment, based on the named executive officer’s years of service and compensation at date of termination. The SERP will be administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code.

Restoration Plan

We will provide additional retirement benefits to our executive officers who do not participate in the SERP under the Restoration Plan (the “Restoration Plan”). Eligibility to participate in the Restoration Plan will be determined by a committee appointed by the board of directors.

Under the Restoration Plan, an eligible participant will receive a lump sum actuarial equivalent of a monthly benefit for life payable at age 65 equal to:

•	the benefit payable to the named executive officer under the Pension Plan if the compensation taken into account under that plan were not capped at the amount required under Section 401(a)(17) of the Internal Revenue Code,

•	reduced by the benefit payable to the named executive officer under the Pension Plan taking into account only the amount of compensation allowed under Section 401(a)(17) of the Internal Revenue Code.

The specific elements of a named executive officer’s compensation taken into account for purposes of the Restoration Plan are the same as those items of compensation taken into account for purposes of the Pension Plan, described above.

The named executive officer must remain employed until he or she has accumulated five years of service in order to receive a benefit under the Restoration Plan. Restoration Plan participants are eligible for early retirement benefits when they attain age 55 with five years of service. The early retirement benefit is the actuarial equivalent of his lump sum benefit under the Restoration Plan, determined as of his or her early retirement date.

The Restoration Plan will be administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code.

Historical Benefits Tables

The following table discloses the years of credited service of, present single-sum value of the accrued benefits for, and payments during fiscal year 2007 for the named executive officers under the Quanex Corporation Supplemental Retirement Plan (“SERP”), the Quanex Corporation Employees’ Pension Plan (“Qualified Plan”), and the Quanex Corporation Supplemental Salaried Employees’ Pension Plan (“Mirror Plan”).

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)

Raymond A. Jean	SERP(1)	6.687	3,653,000	0
	Qualified Plan(2)		197,000	0
Thomas M. Walker	SERP(1)	1.386	103,000	0
	Qualified Plan(2)		33,000	0
Kevin P. Delaney	SERP(1)	4.333	154,000	0
	Qualified Plan(2)		37,000	0
Brent L. Korb	Mirror Plan(3)	3.936	0	0
	Qualified Plan(2)		17,000	0
Paul A. Hammonds	Mirror Plan(3)	4.642	10,000	0
	Qualified Plan(2)		54,000	0

(1)	The Quanex Corporation Supplemental Retirement Plan (SERP) provides retirement benefits for certain designated management employees in addition to those provided under the Qualified Plan. The purpose of this Plan is to supplement those retirement benefits that a Participant may be entitled to receive as a salaried employee of Quanex Corporation. The SERP pays a retirement benefit to eligible employees following retirement or termination of employment. The benefit formula under the SERP equals: 2.75 percent of Final Average Earnings (defined as the highest 36 months of compensation during the last 60 months preceding retirement or termination) multiplied by Years of Service (not in excess of 20 years), less the sum of (1) the Participant’s Qualified Plan Benefit, and (2) one-half of the Participant’s Social Security Benefit multiplied by a fraction (which shall not exceed one) the numerator of which is the Participant’s number of years of Service and the denominator of which is 20. Definition of “compensation” under this Plan includes W-2 wages modified by excluding reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, welfare benefits, BeneFlex dollars under the Quanex Corporation Medical Reimbursement Plan, and restricted stock awards and stock options; and modified further by including elective contributions under a cafeteria plan maintained by Quanex Corporation that is governed by section 125 of the Code and elective contributions to any plan maintained by Quanex Corporation that contains a qualified cash or deferred arrangement under section 401(k) of the Code.

Vesting in the SERP is based on 5 Years of Service. Early Retirement under the SERP requires a Participant to attain age 55 with 5 Years of Service. However, Mr. Jean is eligible for an immediate late retirement benefit. If the Participant retires prior to age 55, the accrued benefit is reduced 5% for each year (and fractional year) that the Participant’s benefit commencement precedes age 65.

Benefits under the Plan are paid under the following options:

• Single Life Annuity

• 50%, 75%, or 100% Joint & Survivor Annuity

• 10 Year Certain and Life

• Single Lump Sum

The Plan also pays a death benefit to the designated beneficiary if the Participant has retired or terminated employment, but has not commenced payment. In addition, the SERP pays a Disability Benefit. Should a Participant terminate due to disability prior to age 55, after a six-month waiting period, the SERP will pay a

Disability Benefit until age 65 equal to 50 percent of the sum of his monthly Earnings in effect at the date of his Disability and the monthly equivalent of the average of his Incentive Awards for the prior three Plan Years, less the sum of (1) the Participant’s Qualified Plan Benefit; (2) the Participant’s Social Security Benefit; (3) the Participant’s benefit under Quanex Corporation’s group long-term disability insurance plan; (4) the Participant’s benefit under an individual disability policy provided by Quanex Corporation, and; (5)the Participant’s benefit under Quanex Corporation’s wage continuation policy plan. Benefits payable from the Plan are equal to the actuarial equivalent of the accrued benefit at date of distribution employing the Actuarial Equivalent definition from the Qualified Plan. Quanex Corporation has no policy for granting additional service under this plan.

(2)	The Quanex Corporation Employees’ Pension Plan (Qualified Plan) was established to provide retirement income to Quanex Corporation’s non-union employees. It is an ERISA qualified pension plan. The Plan provides retirement income to eligible Participants. The Qualified Plan pays a retirement benefit equal to 1 1/2% of the Traditional Member’s Average Monthly Compensation (high 5 consecutive years of Earnings out of the 10 years preceding termination or retirement) times years and fractional years of Benefit Service earned prior to November 1, 1985 plus the sum of 1% of Average Monthly Compensation up to Social Security Covered Compensation and 1 1/2% of the Traditional Member’s Average Monthly Compensation in excess of Social Security Covered Compensation, the total of which is multiplied by years and fractional years of Benefit Service from on and after November 1, 1985. Compensation is defined as earned income excluding deferred compensation. Compensation is limited by the compensation limits imposed under the Internal Revenue Code. For Cash Balance Participants, the Qualified Plan pays the Account Balance with interest at date of termination. The contribution equals a certain percentage based on location, credited with interest. This Qualified Plan pays a Death Benefit prior to retirement to the spouse, or to the estate, if no spouse. The qualified Plan does not provide for a Disability Retirement. The Qualified Plan requires 5 Years of Vesting Service for Traditional Plan Participants and 3 Years of Service for Cash Balance Participants. Early Retirement under the Plan requires a Participant to have attained age 55 with 5 Years of Service. None of the named executive officers is currently eligible for an early retirement benefit under this plan. However, Mr. Jean is eligible for an immediate late retirement benefit. Benefits commencing prior to age 65 are reduced 5/9ths of 1% for each of the first 60 months, and an additional 5/18ths of 1% for each month in excess of 60 that benefits commence prior to age 65. Quanex Corporation has no policy for granting additional service under this plan.

(3)	The Quanex Corporation Supplemental Salaried Employees’ Pension Plan (the Mirror Plan) was established to provide a retirement pay supplement for a select group of management or highly compensated employees so as to retain their loyalty and to offer a further incentive to them to maintain and increase their standard of performance. The Mirror Plan pays a retirement benefit in the form of a lump sum to eligible employees following retirement or termination of employment. If a Participant terminates employment, an Actuarial Equivalent lump sum of the Participant’s Qualified Plan Benefit that would be payable if the applicable limitation under section 401(a)(17) of the Code for each fiscal year of the Qualified Plan commencing on or after November 1, 1994, was not limited (indexed for increases in the cost of living), less the Participant’s Qualified Plan Benefit. Early Retirement under the Plan requires a Participant to have attained age 55 with 5 Years of Service. None of the named executive officers is currently eligible for an early retirement benefit under this plan. The Mirror Plan requires 5 Years of Service for vesting purposes for Traditional Plan Participants, and three years of Service requirement for Cash Balance Participants. In addition, the Plan also pays a death benefit to the designated beneficiary if the Participant has retired or terminated employment, but has not commenced payment. The Mirror Plan does not provide a Disability Benefit. Quanex Corporation has no policy for granting additional service under this plan.

The following table discloses contributions, earnings and balances to the named executive officers under the Quanex Corporation Deferred Compensation Plan (the “DC Plan”) for the fiscal year ending October 31, 2007.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at Last
	in Last FY(1)	in Last FY(1)	Last FY(2)	Distributions	FYE(3)
Name	($)	($)	($)	($)	($)

Raymond A. Jean	1,716,003	—	332,729	(1,753,926)	1,507,482
Thomas M. Walker	84,890	8,489	9,024	—	102,403
Kevin P. Delaney	159,168	31,834	91,745	—	547,740
Brent L. Korb	56,970	11,394	24,923	—	155,915
Paul A. Hammonds	39,615	7,923	24,902	—	146,811

(1)	Executive contributions are incentive compensation earned for fiscal 2006 performance and deferred in December 2006, when they would have otherwise been paid, during fiscal 2007. The registrant contributions are the associated match of Quanex Corporation for these executive contributions. The full amount shown in the executive contributions and registrant contributions columns for each executive was reported in the Summary Compensation Table included in Quanex Corporation’s 2007 Proxy Statement, with the exception of Mr. Korb, who was not included as an named executive officer in the previous year.

(2)	Aggregate earnings are not included as compensation in the current Summary Compensation Table, and were not included in Quanex Corporation’s 2007 Proxy Statement.

(3)	The aggregate balance is as of 10/31/07, and includes current and previous years’ executive and registrant contributions and the earnings on those contributions, less any withdrawals. In previous years, Quanex Corporation has disclosed annually the executive contributions in its Proxy Statement for the associated year. None of this balance is included as compensation in the Summary Compensation Table.

Qualified Defined Contribution Plans

Salaried and Nonunion Employee 401(k) Plan

The Salaried and Nonunion Employee 401(k) Plan (the “401(k) Plan”) will be a defined contribution plan intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code, for the benefit of substantially all of our employees. An employee will be eligible to participate in the 401(k) Plan on the later of (i) the date we or our affiliate that employs the employee adopt the 401(k) Plan or (ii) the date the employee completes one hour of service for us.

Participants in the 401(k) Plan will be able to contribute from 1% of compensation per payroll period up to a maximum percentage per payroll period to be determined by the benefits committee. In addition, any new participants who do not affirmatively elect otherwise will have 3% of their compensation per payroll period automatically contributed to the 401(k) Plan. To the extent permitted by the committee, participants will also be able make after-tax contributions to the 401(k) Plan.

We will make a matching contribution to each participant’s account equal to 50% of the pre-tax contributions the participant makes to the 401(k) Plan up to 5% of the participant’s eligible compensation. We may, at our discretion, make profit-sharing contributions to the participants’ accounts.

Participants will always be 100% vested in their pre-tax and after-tax contributions to the 401(k) Plan. Company matching and profit-sharing contributions vest 20% per year and are 100% vested after five years. In addition, a participant will be 100% vested in all amounts under the 401(k) Plan in the event of (i) disability prior to termination of employment, (ii) retirement or (iii) death prior to termination of employment.

All distributions from the 401(k) Plan will be made in a single lump sum payment.

Stock Purchase Plans

Employee Stock Purchase Plan

Effective as of the distribution date, we will establish the Employee Stock Purchase Plan (the “Stock Purchase Plan”), which will be designed to provide our eligible employees the opportunity to invest in our common stock through voluntary payroll deductions. In addition, participating employees will receive a percentage match from us, thereby encouraging employees to share in our success and to remain in our service. The Stock Purchase Plan will not be intended to meet the requirements of Section 423 of the Internal Revenue Code.

The Stock Purchase Plan will be administered by a bank or other transfer agent (the “Bank”) to be appointed by us and that may be removed at our election.

Regular full time employees of the Company (or any of our subsidiaries with our consent) will be eligible to participate in the Stock Purchase Plan. Participation in the Stock Purchase Plan will be voluntary.

Contributions to the Stock Purchase Plan

Contributions to the Stock Purchase Plan will consist of employees’ payroll deductions and an amount from us equal to 15% of those deductions. The Bank will establish an account under the Stock Purchase Plan as agent for each eligible employee electing to participate in the Stock Purchase Plan and credit the following sources of cash to each employee’s account for the purchase of full and fractional shares of common stock (“Plan Shares”):

•	such employee’s payroll deductions;

•	such employee’s 15% Company contribution;

•	cash dividends received from us on all shares in such employee’s Stock Purchase Plan account at the time a dividend is paid; and

•	cash resulting from the sale of any (i) rights to purchase additional shares of our stock, convertibles debentures or other securities of ours or (ii) securities of any other issuer.

Participants generally may not add shares of common stock held in their name to their accounts. All shares will be held in the name of the Bank or its nominee as Plan Shares subject to the terms and conditions of the Stock Purchase Plan.

Purchase of Plan Shares

The Bank will apply cash credited to each participant’s account to the purchase of full and fractional Plan Shares and credit such Plan Shares to such participants’ accounts. The price at which the Bank is deemed to have acquired Plan Shares for accounts will be the average price, excluding brokerage and other costs of purchase, of all Plan Shares purchased by the Bank for all participants in the Stock Purchase Plan during the calendar month. The Bank will purchase Plan Shares in negotiated transactions or on any securities exchange where our common stock is traded. The purchases will be on terms as to price, delivery and other matters, and are executed through those brokers or dealers, as the Bank may determine.

Stock Certificates

The Bank will hold the Plan Shares of all participants in its name or in the name of its nominee evidenced by as many or as few certificates as the Bank determines. No certificates representing Plan Shares purchased for participants’ accounts will be issued to any participant unless the participant makes a request in writing or until the participant’s account is terminated and the participant makes the election described below under “Termination and Withdrawal by Participants.” Certificates will not be issued for less than 10 shares unless the participant’s account is terminated.

Voting of Plan Shares

The Bank will vote each participant’s Plan Shares as instructed by the participant on a form to be furnished by and returned to the Bank at least five days (or such shorter period as the law may require) before the meeting at which the Plan Shares are to be voted. The Bank will not vote Plan Shares for which no instructions are received.

Assignment or Sale

Except as otherwise described herein, participants cannot sell, pledge, or otherwise assign or transfer their accounts, any interest in their accounts or any cash or Plan Shares credited to their accounts. Any attempt to do so will be void.

Subject to the restrictions set forth below under “Restrictions on Resale,” each participant may request that the Bank sell:

•	all or part of such participant’s Plan Shares at any time, if the participant is employed by us or in connection with a division or subsidiary of ours immediately before we sell or otherwise dispose of that division or subsidiary and after such sale or other disposition the participant is no longer employed by us or our subsidiary; and

•	all or any part of such participant’s Plan Shares at any time after they have been held in the participant’s account for at least one year.

If a participant elects to sell all of his or her Plan Shares, such participant will be deemed to have terminated participation in the Stock Purchase Plan.

Termination and Withdrawal by a Participant

Participants may terminate their participation in the Stock Purchase Plan at any time by giving proper notice. Upon receipt of such notice, unless the participant has made a contrary election in written response to the Bank’s notice relating to such participant’s account, the Bank will send the participant a certificate or certificates representing the full Plan Shares accumulated in the participant’s account and a check for the net proceeds of any fractional share in the participant’s account. After the participant’s withdrawal, the sale by the participant of any shares of common stock issued to the participant upon such withdrawal is subject to the restrictions below under “Restrictions on Resale.” If a participant elects to terminate his or her participation in the Stock Purchase Plan, he or she may not rejoin the Stock Purchase Plan for a period of six months from the date of termination.

Restrictions on Resale

Our officers, directors and affiliates (as defined by the relevant securities laws) are subject to certain restrictions on resale that apply to sales by (i) the Bank on their behalf of shares of common stock pursuant to the Stock Purchase Plan and (ii) the participant, after he or she withdraws from the Stock Purchase Plan, of shares of common stock issued to the participant upon his or her withdrawal from the Stock Purchase Plan.

Nonqualified Defined Benefit and Other Nonqualified Deferred Compensation Plans

Our directors, executive officers, key management and highly compensated employees are eligible to participate in certain non-tax qualified plans described below. We believe these benefits will be comparable to those provided by our industry peers.

2008 Omnibus Incentive Plan

We recognize the importance of aligning the interests of our employees with those of our stockholders. Effective as of the distribution date, we will establish the 2008 Omnibus Incentive Plan (the “Omnibus Plan”), which will reflect this by providing those persons who have substantial responsibility for the management and growth of the Company and its affiliates with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment or affiliation with us and our affiliates.

The Omnibus Plan will provide for the granting of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units, performance stock awards, performance unit awards, annual incentive awards, other stock-based awards and cash-based awards. Certain awards under the Omnibus Plan may be paid in cash or in our common stock. Eligibility will be determined by the compensation committee, which has exclusive authority to select the participants to whom awards may be granted, and may determine the type, size and terms of each award. The compensation committee will also make all determinations that it decides are necessary or desirable in the interpretation and administration of the Omnibus Plan.

General Terms

At this time, the aggregate number of shares of our common stock to be authorized for grant under the Omnibus Plan will be 2,900,000. Each share of common stock subject to an award counts as one share of common stock against the aggregate number. With respect to full value awards (such as restricted stock awards and performance stock awards), no more than 1,450,000 of the 2,900,000 shares may be used for full value awards. With respect to each type of award based in common stock, the maximum number of shares that may be granted to a participant in the Omnibus Plan during any fiscal year under the Omnibus Plan is set out in the chart below:

Maximum Number of
Shares of Common
Stock That May be
Granted to a Participant
Type of Award	During a Fiscal Year

Option	350,000
SAR	350,000
Performance/Restricted Stock	175,000
Performance Unit payable in Stock	175,000

For performance unit awards payable in cash, a maximum cash value of $2,500,000 will be available to be paid to a participant during a fiscal year. For annual incentive awards, a maximum cash value of $2,500,000 will be available to be paid to a participant during a fiscal year.

Generally, if an award granted under the Omnibus Plan is forfeited or cancelled for any reason or is settled in cash in lieu of common stock, the common stock allocable to the forfeited or cancelled portion of the Award may again be subject to an award granted under the Omnibus Plan. If shares of common stock are delivered to satisfy the exercise price of any option award, those shares will not be added to the aggregate number of shares available under the Omnibus Plan. If any shares are withheld to satisfy tax obligations associated with any award, those shares will count against the aggregate number of shares available under the Omnibus Plan. If any outstanding award is forfeited or cancelled for any reason, or is settled for cash in lieu of shares, the shares allocable to such award will again be subject to an award granted under the Omnibus Plan.

Awards granted under the Omnibus Plan generally will be non-transferable by the holder other than (i) by will, (ii) under the laws of descent and distribution or (iii) to certain types of trusts or family limited partnerships. Generally, the Awards will be exercisable during the holder’s lifetime only by the holder or certain types of trusts or family limited partnerships.

In case of certain corporate acquisitions by us, awards may be granted under the Omnibus Plan in substitution for stock options or other awards held by employees of other entities who are about to become employees of us or our affiliates. The terms and conditions of such substitute awards may vary from the terms and conditions set forth in the Omnibus Plan to such extent as the board may deem appropriate to conform to the provisions of the award for which the substitution is being granted.

The board may establish certain performance goals applicable to performance stock awards, performance unit awards and annual incentive awards granted under the Omnibus Plan.

Options

For options granted under the Omnibus Plan, the compensation committee will specify the option price, size and term, and will further determine the option’s vesting schedule and any exercise restrictions. Other terms and conditions applicable to options may be determined by the compensation committee at the time of grant.

The exercise price for options may be paid (i) by cash, certified check, bank draft or money order, (ii) by means of a cashless exercise or (iii) in any other form of payment which is acceptable to the compensation committee. The compensation committee may also permit a holder to pay the option price and any applicable tax withholding by authorizing the sale or other disposition of all or a portion of the shares of common stock acquired upon exercise of the option and remit to us a sufficient portion of the sale proceeds to pay the option price and applicable tax withholding.

All options granted under the Omnibus Plan will be granted with an exercise price equal to or greater than the fair market value of the common stock at the time the option is granted.

The Omnibus Plan will prohibit any repricing of options after their grant, other than in connection with a stock split or the payment of a stock dividend.

SARs

Subject to the terms and conditions of the Omnibus Plan, a SAR entitles its holder a right to receive a cash amount equal to the excess of (i) the fair market value of one share of our common stock on the date of exercise of the SAR over (ii) the grant price of the SAR. All SARs to be granted under the Omnibus Plan will have a grant price equal to or greater than the fair market value of our common stock at the time the SAR is granted.

The compensation committee may determine the term of any SAR, so long as that term does not exceed 10 years. With respect to exercise of a SAR, the compensation committee, in its sole discretion, may also impose whatever terms and conditions it deems advisable. The compensation committee will also determine the extent to which any holder of a SAR will have the right to exercise the SAR following such holder’s termination of employment or other severance from service with us.

Upon the exercise of a SAR, a holder will be entitled to receive payment in an amount determined by multiplying (i) the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR by (ii) the number of shares of common stock with respect to which the SAR is exercised. At the discretion of the compensation committee, this payment may be in cash, in common stock of equivalent value, in some combination thereof, or in any other manner that may be approved by the compensation committee.

Restricted Stock

The compensation committee may grant restricted stock to any eligible persons selected by it. The amount of an award of restricted stock, and any vesting or transferability provisions relating to such an award, will be determined by the compensation committee in its sole discretion.

Subject to the terms and conditions of the Omnibus Plan, each recipient of a restricted stock award will have the rights of a stockholder of the Company with respect to the shares of restricted stock included in the restricted stock award during any period of restriction established for the restricted stock award. Dividends to be paid with respect to restricted stock (other than dividends paid by means of shares of common stock or rights to acquire shares of common stock) will be paid to the holder of restricted stock currently. Dividends paid in shares of common stock or rights to acquire shares of common stock will be added to and become a part of the holder’s restricted stock.

Restricted Stock Unit Awards

For executive participants, the compensation committee will determine the material terms of restricted stock unit awards, including the vesting schedule, the price (if any) to be paid by the recipient in connection with the award, and any transferability restrictions or other conditions applicable to the award, which may include the attainment of specified performance objectives described below. The nominating and corporate governance committee will determine the material terms of restricted stock unit awards for director participants.

A restricted stock unit award is similar in nature to a restricted stock award except that in the case of a restricted stock unit, no shares of common stock are actually transferred to a holder until a later date as specified in the applicable award agreement. Each restricted stock unit will have a value equal to the fair market value of a share of common stock.

Payment under a restricted stock unit award will be made in either cash or shares of common stock, as specified in the applicable award agreement. Any payment under a restricted stock award will be made either (i) by a date that is no later than two and one-half months after the end of the fiscal year in which the restricted stock unit is no longer subject to a “substantial risk of forfeiture” (as that term is defined in the Omnibus Plan) or (ii) at a time that is permissible under Section 409A of the Internal Revenue Code.

In its discretion, the compensation committee may specify that the holder of a restricted stock unit award is entitled to the payment of dividend equivalents under the award. Other terms and conditions applicable to restricted stock units may be determined by the compensation committee at the time of grant.

Performance Stock Awards and Performance Unit Awards

The compensation committee will determine the material terms of performance awards, including the amount of the award, any vesting or transferability restrictions, and the performance period over which the performance goal of such award shall be measured.

Performance unit awards will be payable in cash or shares of common stock, or a combination of cash and shares of common stock, and may be paid in a lump sum, in installments, or on a deferred basis in accordance with procedures established by the compensation committee. Any payment under a performance unit award will be made either (i) by a date that is no later than two and one-half months after the end of the fiscal year in which the performance unit payment is no longer subject to a “substantial risk of forfeiture” (as that term is defined in the Omnibus Plan) or (ii) at a time that is permissible under Section 409A of the Internal Revenue Code.

Subject to the terms and conditions of the Omnibus Plan, each holder of a performance stock award will have all the rights of a stockholder with respect to the shares of common stock issued to the holder pursuant to the award during any period in which such issued shares are subject to forfeiture and restrictions on transfer. These rights will include the right to vote such shares.

Any performance goal for a particular performance stock award or performance unit award will be established by the compensation committee prior to the earlier of (i) 90 days after the commencement of the period of service to which such performance goal relates or (ii) the lapse of 25% of the period of service. In any event, the performance goal must be established while the outcome is substantially uncertain.

Other terms and conditions applicable to performance awards may be determined by the compensation committee at the time of grant.

Annual Incentive Awards

The compensation committee may grant annual incentive awards to executives who, by the nature and scope of their positions, regularly directly make or influence policy decisions that significantly impact our overall results or success.

Annual incentive awards will be payable in cash. Subject to the terms and provisions of the Omnibus Plan, the compensation committee will determine the material terms of annual incentive awards, including the amount of the award, any vesting or transferability restrictions, and the performance period over which the performance goal of such award shall be measured.

Any performance goal for a particular annual incentive award will be established by the compensation committee prior to the earlier of (i) 90 days after the commencement of the period of service to which such performance goal relates or (ii) the lapse of 25% of the period of service. In any event, the performance goal will be established while the outcome is substantially uncertain.

Other Stock-Based Awards

The compensation committee may also grant other types of equity-based or equity-related awards not otherwise described by the terms and provisions of the Omnibus Plan in such amounts, and subject to such terms and conditions, as the compensation committee shall determine. Such awards may involve the transfer of shares of common stock to holders, or payment in cash or otherwise of amounts based on the value of shares of common stock, and may include awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

Each other stock-based award will be expressed in terms of shares of common stock or units based on shares of common stock, as determined by the compensation committee. The compensation committee also may establish performance goals relating to other stock-based awards. If the compensation committee decides to establish performance goals, the number and/or value of other stock-based awards that will be paid out to the holder will depend on the extent to which the performance goals are met.

Any payment with respect to an other stock-based award will be made in cash or shares of common stock, as determined by the compensation committee.

The compensation committee will determine the extent to which a holder’s rights under an other stock-based award will be affected by the holder’s termination of employment or other severance from service with us. Other terms and conditions applicable to other stock unit awards may be determined by the compensation committee at the time of grant.

Cash-Based Awards

The compensation committee may grant cash-based awards in such amounts and upon such terms as the compensation committee may determine. If the compensation committee exercises its discretion to establish performance goals, the number and/or value of cash based awards that will be paid out to the holder will depend on the extent to which such performance goals are met.

Any payment with respect to a cash-based award will be made in cash.

The compensation committee will determine the extent to which a holder’s rights under a cash-based award will be affected by the holder’s termination of employment or other severance from service with us. Other terms and conditions applicable to cash-based awards may be determined by the compensation committee at the time of grant.

Deferrals

The compensation committee will be allowed to permit a participant to defer the receipt of cash or shares pursuant to any awards under the Omnibus Plan. Any deferral permitted under the Omnibus Plan will be administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code.

Effect of Certain Transactions and Change of Control

The Omnibus Plan will provide that appropriate adjustments may be made to any outstanding award in case of any change in the Company’s outstanding common stock by reason of recapitalization, reorganization, subdivision, merger, consolidation, combination, exchange, stock dividend, or other relevant changes to the

Company’s capital structure. For any award granted under the Omnibus Plan, the compensation committee may specify the effect of a change in control of the Company with respect to that award.

The Omnibus Plan will be administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code.

Management Incentive Plan

The Quanex Building Products Management Incentive Plan (the “MIP”) is a cash incentive program for salaried employees that will link a significant portion of the employee’s compensation to the accomplishment of selected financial and operating objectives. If target performance levels are satisfied, the MIP is intended to provide eligible salaried employees incentive compensation opportunities, which in combination with base salary, has the potential of yielding competitive compensation levels above the market median. Participation in the MIP (specific positions and salaried employees eligible to participate in the Plan as well as levels of participation and payout percentages) will be based on competitive studies and industry specific benchmarks and will generally be extended to regular full-time salaried employees who have completed 90 days of full-time work (regardless of whether the 90 days of work was as an hourly or salaried employee) and who do not participate in any other of the Company’s short-term incentive plans. Regular part-time employees who have completed five years of service will also be eligible. The MIP formula is comprised of two components, financial objectives and operating objectives. The financial objectives under the MIP will be based on achieving a target return on net assets and the operating objectives will be based on achieving critical initiatives that support the Company’s operating plan and key success factors, all as determined by senior management of the Company. The named executive officers do not participate in the MIP.

Deferred Compensation Plan

Effective as of the distribution date, we will establish a Deferred Compensation Plan, which will provide for certain highly compensated management personnel and directors a deferred compensation plan under which they may defer all or a portion of their directors’ fees, compensation under the Omnibus Plan and compensation under the MIP.

Eligibility and Participation

The individuals who will be eligible to participate in the Deferred Compensation Plan will be all participants in the Omnibus Plan, the MIP and/or all of our directors, subject to additional eligibility requirements for participation in the Deferred Compensation Plan as the compensation committee may determine from time to time.

Deferral Elections

A participant may elect, during the designated election periods, (1) the percentage of his bonus awarded to him under the MIP (an “Incentive Bonus”) earned during the applicable year to be deferred under the Deferred Compensation Plan; (2) the percentage of his compensation earned under the Omnibus Plan during the applicable year (“Omnibus Compensation”) to be deferred under the Deferred Compensation Plan; (3) the percentage of his director fees earned during the applicable year to be deferred under the Deferred Compensation Plan; (4) the percentage to be deferred in the form of deemed shares of common stock or other investment funds provided under the Deferred Compensation Plan; (5) the length of the period for deferral; and (6) the form of payment at the end of the period for deferral (either a lump sum, or quarterly or annual installment payments over a period of time of not less than three nor more than 20 years). All elections made are irrevocable, once they are made for a given plan year, except for the election as to how the distribution is to be made or as otherwise permitted under applicable Internal Revenue Service guidance. That election can be changed if the change is made at least 12 months prior to the end of the deferral period, is not effective for at least 12 months and the scheduled payment is no earlier than five years after the date on which the payment would have otherwise have been made or commenced. If the election of the form of distribution is changed and an event causing distribution occurs within one year, the change in election will be ineffective and the original election will remain in effect.

The deferrals in the form of deemed shares of common stock elected by all participants in any plan year will not be allowed to exceed 3% of the shares of common stock outstanding on the first day of the plan year. If the percentage of the Incentive Bonus, Omnibus Compensation and director fees to be elected to be deferred in common stock results in a fractional share, it will be reduced to the next lowest full share and the dollar amount of the fractional share will be deferred in cash.

Company Match

If a participant elects to defer a portion of his Incentive Bonus, Omnibus Compensation or director fees under the Deferred Compensation Plan in the form of deemed shares of our common stock for a period of three full years or more, we will provide a matching award of additional deemed shares of common stock equal to 20% of the amount deferred in the form of deemed shares of our common stock, rounded to the next highest number of full shares.

The Participant’s Account

Under the Deferred Compensation Plan, the committee will establish an account for each participant, which we will maintain. The account will reflect the amount of our obligation to the participant at any given time (comprised of the amount of compensation deferred for the participant under the Deferred Compensation Plan, the Company match, and the amount of income credited on each of these amounts). If the participant elects his deferral to be in the form of deemed shares of our common stock, the number of shares credited to his account as common stock will be the number of full shares of our common stock that could have been purchased with the dollar amount deferred, without taking into account any brokerage fees, taxes or other expenses that might be incurred in such a transaction, based upon the closing quotation on the NYSE on the date the amount would have been paid had it not been deferred, and any additional fractional amount will be credited to the participant’s account in the form of cash. In addition to the option to hold the account as deemed shares of common stock or cash, the participant may choose from a variety of investment choices.

Dividends And Distributions On Our Common Stock.

When dividends or other distributions are declared and paid on our common stock, those dividends and other distributions will be accrued in a participant’s account based upon the shares of common stock deemed credited to the participant’s account. Such amounts credited to a participant’s account will vest at the same time the underlying deemed shares of common stock vest and will be subject to the same forfeiture restrictions. The dividends or other distributions in the form of deemed shares of our common stock will be credited to the account as additional deemed shares of our common stock. The dividends or other distributions or rights in any other form will be credited to the participant’s account in the form of cash. For this purpose, all dividends and distributions not in the form of deemed shares of our common stock or cash will be valued at the fair market value as determined by the compensation committee.

Interest on Cash Balances

Interest will be accrued on the last day of each calendar month on each portion of a participant’s account held in the form of cash (whether resulting from a cash deferral, cash dividends or other cash distributions on common stock or the conversion of a deemed common stock credit in his account to cash) from the later of (a) the time it is credited to his account or (b) the last previous calendar month end, at a rate equal to the rate of interest announced by JPMorgan Chase Bank, N.A., or its successor, if applicable as its prime rate of interest on the last business day preceding the last day of the calendar quarter in which the month falls, divided by four. Interest so accrued on the last day of each calendar month will be credited as cash to the participant’s account and will thereafter accrue interest. Interest will continue to be credited on the cash balance in the participant’s account until the entire cash balance has been distributed.

Common Stock Conversion Election

At any time during a period commencing three years prior to the earliest time a participant could retire under the Pension Plan and ending on the participant’s normal retirement date as established under the Pension Plan, the participant will be allowed to elect a retirement date under the Pension Plan and may elect to have all deemed shares of common stock in his account converted to cash either immediately or in installments. At any time which is at least three years after deemed common stock is credited to a participant’s account, the participant will be allowed to elect to have such deemed common stock converted to cash or other investment options and credited to the participant’s account.

Vesting

All deferrals of the Incentive Bonus, Omnibus Compensation and director fees will be 100% vested at all times, except in event of forfeiture as described below. Company matching contributions and dividends will be 100% vested after the earliest of (i) three years after the applicable deemed share of common stock is credited to the participant’s account, (ii) the participant’s death, (iii) the participant’s termination of employment due to disability or (iv) the participant’s retirement.

If the compensation committee finds that the participant was discharged by us for fraud, embezzlement, theft, commission of a felony, proven dishonesty in the course of his employment by us that damaged us, for disclosing our trade secrets, or for competing directly or indirectly with us at any time during the first two years following his termination of employment, the entire amount credited to his account, exclusive of the total deferrals of the participant, will be forfeited. Notwithstanding the foregoing, such forfeitures will not apply to a participant discharged during the plan year in which a change of control occurs.

Distributions under the Deferred Compensation Plan

Upon a distribution or withdrawal, the balance of all amounts deemed invested in investment funds and the number of deemed shares of common stock credited to the participant and required to be distributed will be distributed in cash, whether the distribution or withdrawal is in a lump sum or in installments. The value per deemed share of common stock will be calculated based on the closing quotation for our common stock on the NYSE on the third business day prior to the date of distribution. Distributions will be made with respect to a participant’s interest in the Deferred Compensation Plan upon the expiration of the term of deferral as was previously elected by the participant or upon the participant’s earlier death or disability. A withdrawal may be made by the participant prior to an event causing distribution, in an amount needed to satisfy an emergency, in certain unforeseeable events of hardship beyond the control of the participant, as approved by the compensation committee.

The Deferred Compensation Plan will be administered in a manner that is intended to comply with Section 409A of the Internal Revenue Code.

OUR RELATIONSHIP WITH QUANEX CORPORATION AFTER THE DISTRIBUTION

Overview

We and Quanex Building Products LLC have entered into a distribution agreement with Quanex Corporation, which contains many of the key provisions related to the separation of the building products businesses from Quanex Corporation and the distribution of limited liability company interests of Quanex Building Products LLC to Quanex Corporation’s common stockholders. The other agreements referenced in the distribution agreement govern certain aspects relating to the separation and various interim and ongoing relationships between Quanex Corporation and us following the distribution and the Quanex Building Products merger. Because we were a wholly-owned subsidiary of Quanex when we entered into these agreements, they were not negotiated at arms’ length and may not reflect terms that would be negotiated between independent parties. These agreements include:

•	the transition services agreement;

•	the tax matters agreement; and

•	the employee matters agreement.

Distribution Agreement

The distribution agreement sets forth our agreements with Quanex Corporation regarding the principal transactions required to effect the transfer of assets and the assumption of liabilities necessary to separate the building products businesses from Quanex Corporation. It also sets forth other agreements governing our relationship after the separation and the Quanex Building Products merger. The following summary of the distribution agreement is qualified in its entirety by reference to the complete text of the distribution agreement, which is incorporated by reference into this document and attached as an exhibit to the Form 8-K filed by Quanex Corporation with the SEC on December 24, 2007. We encourage you to read the distribution agreement in its entirety for a more complete description of the terms and conditions of the distribution agreement.

Transfer of the Building Products Businesses

To effect the separation, Quanex Corporation has transferred to Quanex Building Products LLC the assets related to its building products businesses, as described in this information statement. We, Quanex Building Products LLC or our subsidiaries have assumed and agreed to perform, discharge and fulfill the liabilities related to the building products businesses (which, in the case of tax liabilities, will be governed by the tax matters agreement described below). We, Quanex Building Products LLC and Quanex Corporation have agreed to use our commercially reasonable efforts to amend all contractual arrangements that relate predominantly or solely to either of our businesses.

The Distribution

Overview.  The distribution agreement also governs the rights and obligations of Quanex Corporation, Quanex Building Products LLC and our company regarding the distribution by Quanex Corporation to its common stockholders of the interests of Quanex Building Products LLC held by Quanex Corporation, which is also referred to in this information statement as the “distribution.”

Quanex Corporation has instructed Wells Fargo to allocate in the distribution to each holder of Quanex Corporation common stock one unit of Quanex Building Products LLC for every share of Quanex Corporation common stock held by such stockholder on the record date. Wells Fargo will hold a certificate representing all of the units allocated to holders of Quanex Corporation common stock. Immediately following the distribution, Quanex Building Products LLC and Quanex Building Products Corporation will effect the merger of those two entities. As a result of the merger, the holders of units of Quanex Building Products LLC will receive one share of Quanex Building Products Corporation common stock for each unit of Quanex Building Products LLC allocated to them in the distribution.

Termination and Amendment of the Agreement.  The distribution agreement may be amended at any time by the written agreement of all the parties to the distribution agreement. The distribution agreement may be terminated by Quanex Corporation at its discretion.

Access to Information

The distribution agreement requires Quanex Corporation to deliver to Quanex Building Products LLC (if prior to the Quanex Building Products merger) or us (if after the Quanex Building Products merger), on or prior to the distribution date, all corporate books and records of Quanex Building Products LLC, Quanex Building Products Corporation and the building products subsidiaries in its possession and complete and accurate copies of all relevant portions of all corporate books and records of Quanex Corporation and its subsidiaries relating directly and predominantly to the building products businesses. The distribution agreement also provides for the mutual sharing of information between us and Quanex Corporation in order to comply with audit, accounting, regulatory, claims and litigation purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

Survival and Indemnification

Except as provided otherwise under the distribution agreement, the other transaction documents and certain other specified liabilities, we will indemnify Quanex Corporation and each of its affiliates from all indemnifiable losses arising out of or due to our failure or the failure of any of our subsidiaries (i) to pay or satisfy any liabilities relating to the building products businesses whether such indemnifiable losses are asserted, before, on or after the distribution date, (ii) to cause the termination or substitution of obligations or liens required to occur by the distribution date or (iii) to perform any of our obligations under the Agreement.

Except as provided otherwise under the distribution agreement and the other transaction documents, Quanex Corporation will indemnify us and each of our affiliates from all indemnifiable losses arising out of or due to the failure of Quanex Corporation or any of its subsidiaries (i) to pay or satisfy any of its liabilities, whether such indemnifiable losses are asserted before, on or after the distribution date, (ii) to transfer to us and our subsidiaries all of the assets relating to the building products businesses, (iii) to cause the termination or substitution of obligations or liens required to occur by the distribution date or (iv) to perform any of its obligations under the distribution agreement.

Our obligations and those of Quanex Corporation will survive the sale or other transfer by Quanex Corporation of any of its assets or business or the assignment by it of any of its liabilities, with respect to any indemnifiable loss of the other related to such assets, business or liabilities.

The distribution agreement also specifies procedures with respect to claims subject to indemnification and related matters.

Expenses of the Distribution

We and Quanex Corporation have agreed to divide evenly between us all costs and expenses incurred in connection with the distribution agreement and the distribution, including costs and expenses attributable to the separation of the assets relating to the building products businesses. Quanex Corporation has allocated to us a monthly amount of $640,000, representing our share of the corporate overhead expenses incurred by Quanex Corporation for the period from November 1, 2007 to the distribution date.

Insurance Matters

Until the distribution date, Quanex Corporation agreed to allow us to participate in its directors and officers insurance program and, subject to insurance market conditions and other factors beyond Quanex Corporation’s control, to maintain for our company and its subsidiaries other policies of insurance that are comparable to those maintained generally for Quanex Corporation and its subsidiaries. On and after the distribution date, we and our subsidiaries will have no rights to any of the Quanex Corporation insurance policies and programs, except that Quanex Corporation will use its commercially reasonable efforts to assist us in asserting and prosecuting certain claims relating to the building products businesses arising prior to the distribution date in certain circumstances.

Conversion of Quanex Corporation’s Convertible Senior Debentures

Quanex Corporation has agreed to be responsible for up to $275 million in costs related to the anticipated conversion of the Quanex Corporation Convertible Senior Debentures. If such conversion costs do not exceed $275 million, Quanex Corporation will pay us the difference between $275 million and the conversion costs. If the conversion costs exceed $275 million, we have agreed to pay Quanex Corporation the amount by which the conversion costs exceed $275 million.

Other Provisions

The distribution agreement also contains covenants between us and Quanex Corporation with respect to the following:

•	confidentiality of our and Quanex Corporation’s information;

•	the termination of any intercompany agreements between us and Quanex Corporation as of the close of business on the day prior to the distribution date;

•	cooperation between us and Quanex Corporation with respect to the preparation and filing of any governmental report or other governmental filing contemplated by the distribution agreement or the conduct of any other governmental proceeding relating to our respective businesses or the relationships between us and our affiliates; and

•	litigation cooperation between us and Quanex Corporation.

Transition Services Agreement

Quanex Building Products LLC entered into a transition services agreement with Quanex Corporation to provide each other certain transitional administrative and support services and other assistance substantially consistent with the services provided before the distribution. Following the Quanex Building Products merger, we will succeed to all of the rights, interests and obligations of Quanex Building Products LLC under the transition services agreement by operation of law. The following summary of the transition services agreement is qualified in its entirety by reference to the complete text of the transition services agreement, which is incorporated by reference into this document and attached as an exhibit to the Form 8-K filed by Quanex Corporation with the SEC on December 24, 2007. We encourage you to read the transition services agreement in its entirety for a more complete description of the terms and conditions of the transition services agreement.

Quanex Corporation will provide services to us, including, but not limited to, pension administration and related services, as such services may reasonably be necessary in connection with the transition of the building products business from Quanex Corporation to us.

We will provide services to Quanex Corporation, including, but not limited to, benefit administration services, salary administration services, transitional legal services, accounting services, tax return preparation, tax consulting and related services, as such services may reasonably be necessary in connection with the acquisition by Gerdau S.A. of Quanex Corporation’s vehicular products business in the Quanex/Gerdau merger.

The fees to be paid for the services will be determined by the parties based on market rates for such services and shall be paid within fifteen days after receipt of an invoice from the other party for services performed in the immediately preceding calendar month. Additional services may be added upon agreement of the parties, and any service may be terminated without impacting the provision of any other services. On a monthly basis, the parties will review the services to determine whether they will remain at the same level or decrease for the following month. Either party may choose to reduce or terminate a service upon the giving of 30 days’ prior written notice to the other party. Unless sooner terminated, the agreement will terminate on the last day of the twelfth month following the month in which the distribution date occurs.

The charges for the transition services generally are intended to reasonably cover each party’s costs in providing the services and to be competitive with the amount charged by third parties for similar services.

Under the terms of the transition services agreement, neither party will be liable to the other for or in connection with any services rendered pursuant to the agreement or for any actions or inactions taken by such party in connection with the provision of services, except for the failure to comply with the confidentiality provisions in the agreement and for such party’s own fraud, negligence or willful misconduct. However, each party will be liable for, and will indemnify the other party for, liabilities resulting from (a) its gross negligence or willful misconduct, (b) the presence of any of its employees or agents on the other party’s premises, (c) the negligent act or omission of such party or its employees or agents or (d) its failure to comply with the provisions of the distribution agreement.

Tax Matters Agreement

We currently are included in the U.S. federal consolidated income tax return filed by Quanex Corporation. To govern the respective rights, responsibilities and obligations of Quanex Corporation and us with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, non-income taxes and preparing and filing tax returns for periods (or portions thereof) ending on or before October 31, 2007, we, Quanex Building Products LLC and Quanex Corporation have entered into a tax matters agreement. The following summary of the tax matters agreement is qualified in its entirety by reference to the complete text of the tax matters agreement, which is incorporated by reference into this document and attached as an exhibit to the Form 8-K filed by Quanex Corporation with the SEC on December 24, 2007. We encourage you to read the tax matters agreement in its entirety for a more complete description of the terms and conditions of the tax matters agreement.

Preparing and Filing Tax Returns

Under the tax matters agreement, Quanex Corporation will have the right and obligation to prepare and file all tax returns that it or its subsidiaries (other than its subsidiaries that operate the building products businesses) are responsible for filing under applicable tax law. We will have the right and obligation to prepare and file all tax returns that we or the subsidiaries that operate the building products businesses are responsible for filing under applicable tax law. Each party is required to provide information to and to cooperate with the other party in the preparation and filing of these tax returns.

Allocation of Tax Liability

With respect to tax liabilities for periods (or portions thereof) ending on or before October 31, 2007, the tax matters agreement provides that Quanex Corporation will be responsible for, and will indemnify us against, any and all federal, state and foreign taxes (including estimated taxes) imposed on or attributable to the building products businesses. We will be responsible for, and will indemnify Quanex Corporation against, any and all federal, state and foreign taxes (including estimated taxes) imposed on or attributable to the building products businesses for periods (or portions thereof) beginning after October 31, 2007.

Under the tax matters agreement, all tax deductions attributable to Quanex Corporation equity grants, including restricted stock and stock options, will be allocated to Quanex Corporation. In the event Quanex Corporation is not entitled to take such tax deductions under applicable tax law, we will pay Quanex Corporation an amount equal to the lost tax benefit, which is determined by assuming a 36% tax rate, and we will be entitled to take the tax deductions.

Distribution

The spin-off will be taxable to Quanex Corporation, and Quanex Corporation will be responsible for, and will indemnify us against, the resulting taxes, including all taxes imposed as a result of restructuring and transferring the building products businesses in connection with the spin-off, in an aggregate amount not to exceed $85 million. In the event the resulting taxes aggregate less than $85 million, Quanex Corporation will pay us that difference. We will pay Quanex Corporation for any such taxes in excess of $85 million.

Tax Contests

Each party will generally have the right to control any audit or tax controversy relating to any tax return it has the right to prepare and file. We will have the right to control any audit or tax controversy relating to the distribution and restructuring taxes.

Employee Matters Agreement

We and Quanex Building Products LLC have entered into an employee matters agreement with Quanex Corporation covering a wide range of compensation and employee benefit issues. The following summary of the employee matters agreement is qualified in its entirety by reference to the complete text of the employee matters agreement, which is incorporated by reference into this document and attached as an exhibit to the Form 8-K filed by Quanex Corporation with the SEC on December 24, 2007. We encourage you to read the employee matters agreement in its entirety for a more complete description of the terms and conditions of the employee matters agreement.

Treatment of Employees and Plans in General

In general, after the spin-off and the Quanex Building Products merger, we will take over responsibility for all obligations and liabilities relating to our current and former employees and their dependents to the extent we were not already responsible before the spin-off. We will assume the existing collective bargaining agreements covering our employees, who are employees of the building products businesses on or after the distribution date. Our participation in the Quanex Corporation employee plans and employee programs will end at the time of the spin-off and, with certain exceptions, we will adopt similar, stand-alone plans and programs for our employees in order to maintain continuity after the spin-off. Our plans will provide a comprehensive array of retirement savings opportunities, welfare benefits (for example, group health, life and disability benefits), incentive compensation opportunities, flex plan and numerous other benefits and opportunities. Our plans will recognize and give full credit to our current employees for their service with Quanex Corporation and its subsidiaries before the spin-off. In addition, we agree, for a period of two years after the distribution date, not to directly or indirectly solicit or hire any person, who is employed by Quanex Corporation on the distribution date and who does not become one of our employees in connection with the distribution.

Qualified Defined Benefit and Contribution Plans

We will establish an IRS qualified defined benefit pension plan for our employees, and will assume all liabilities under the Quanex Corporation Employees’ Pension Plan relating to our employees. We also will establish an IRS qualified defined contribution plan for our employees who were participants in the Quanex Corporation Employees’ 401(k) Savings Plan, and assume sponsorship of the Quanex Corporation Savings Plan for Hourly Employees. Quanex Corporation will terminate its participation in the Savings Plan for Hourly Employees. The transaction will not affect vesting or benefit accrual under the plans.

Nonqualified Retirement Plans

We will establish a deferred compensation plan substantially identical to the Quanex Corporation Deferred Compensation Plan for our employees, and we will assume all liabilities under the Quanex Corporation Deferred Compensation Plan with respect to all our employees and directors. A portion of the rabbi trust used to fund the plan will be transferred to us to fund the new plan. Each unit invested in Quanex Corporation common stock under the Quanex Corporation Deferred Compensation Plan or the Quanex Building Products Corporation Deferred Compensation Plan will be liquidated for an amount equal to the sum of $39.20 and the closing price of our common stock on the distribution date. Participants who are not 100% vested will become 100% vested.

We will establish non-qualified pension plans substantially identical to the Quanex Corporation Supplemental Salaried Employees’ Pension Plan and the Quanex Corporation Supplemental Benefit Plan, which will assume all liabilities under the respective plans, with respect to all our employees. The establishment of the

Quanex Building Products Corporation Restoration Plan and Quanex Building Products Corporation Supplemental Employee Retirement Plan will not affect vesting, accrual or payment of benefits to any participants under these plans. Insurance policies on our employees held in the rabbi trust used to fund the plan will be transferred to us to fund the new plan.

The Quanex Corporation Director Plan will terminate and Quanex Corporation will distribute to each participant a lump-sum payment, reduced for early payment.

Change in Control Payments

Quanex Corporation has agreed to be responsible for up to $2.8 million in costs related to any change in control payments. If such change in control payments do not exceed $2.8 million, Quanex Corporation will pay us the difference between $2.8 million and the change in control payments. If the change in control payments exceed $2.8 million, we have agreed to pay Quanex Corporation the amount by which the change in control payments exceed $2.8 million. The $2.8 million of change in control payments is based on management estimates of the payments that would likely be made upon the closing of the transactions, including estimates for the termination of the Quanex Corporation Director Plan, the termination of Quanex Corporation restricted stock units, and accelerated annual and long term incentive payments to Quanex Corporation officers contemplated in the respective agreements.

Stock Option True-Up of Payments

Quanex Corporation has agreed to be responsible for up to $40.6 million in costs related to the cashing out and cancelling of options to acquire Quanex Corporation stock. If such option cancellation payments do not exceed $40.6 million, Quanex Corporation will pay us the difference between $40.6 million and the option cancellation payments. If the option cancellation payments exceed $40.6 million, we have agreed to pay Quanex Corporation the amount by which the option cancellation payments exceed $40.6 million. The $40.6 million of option cancellation payments is based on management estimates of the payments that would likely be made upon the closing of the transactions, based on the amount of stock options outstanding at the time multiplied by an assumed settlement price less the respective exercise price of each option. The assumed settlement price was the $39.20 per share amount to be received as part of the merger consideration plus $16.80 estimated stock price for Quanex Building Products Corporation on the distribution date.

Use of Quanex Corporation’s Name and Mark

After the distribution date, we will continue to own all rights in the “Quanex” name and logo. Quanex Corporation will be required to remove the “Quanex” name from the names of its subsidiaries and stop using the “Quanex” name and logo shortly after the distribution date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Quanex Building Products LLC beneficially and of record holds, and will hold before the spin-off, all of the outstanding shares of our common stock. Holders of Quanex Corporation common stock, including our directors and executive officers (see “Management — Stock Ownership of Directors and Executive Officers”), will, as a result of the spin-off and the Quanex Building Products merger, receive shares of our common stock for shares of Quanex Corporation common stock held by them.

The following table provides, as of February 29, 2008, information with respect to the anticipated beneficial ownership of our common stock by (1) each of our stockholders who we believe will be a beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors, (3) each named executive officer and (4) all of our executive officers and directors as a group. The share amounts listed below include securities that are beneficially owned by virtue of the fact that the holder has the right to acquire beneficial ownership of such security within 60 days, in accordance with Section 13d-3(d) of the Exchange Act.

	Shares to
Name of Beneficial Owner	be Owned	Percent(1)

Beneficial Owners of More than 5% of Our Common Stock
Lord Abbett & Co	6,543,547	17.44%
90 Hudson Street
Jersey City, NJ 07302
Artisan Partners Limited	2,453,508	6.54%
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202
Barclays Global Investors	1,974,367	5.30%
45 Fremont Street
San Francisco, CA 94105
Directors and Executive Officers
Raymond A. Jean	291,442	0.78%
Joseph J. Ross	16,273	0.04%
Richard L. Wellek	12,898	0.03%
Donald G. Barger, Jr.	14,107	0.04%
Susan F. Davis	35,182	0.09%
Joseph D. Rupp	10,000	0.03%
Thomas M. Walker	47,291	0.13%
Kevin P. Delaney	47,911	0.13%
Paul A. Hammonds	16,681	0.04%
Brent L. Korb	19,696	0.05%
All Directors and Executive Officers as a Group(2)	524,541	1.40%

(1)	Represents the percentage of our outstanding common stock. Does not represent the voting percentage represented by such shares.

(2)	Includes owned or credited shares totaling 13,060 for Mr. Mannion.

DESCRIPTION OF OUR CAPITAL STOCK

Below we have provided a summary description of our capital stock. This description is not complete. You should read the full text of our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this information statement is a part, as well as the provisions of applicable Delaware law.

General

Our authorized capital stock consists of 125,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, no par value. Immediately following the distribution and the Quanex Building Products merger, there will be approximately           shares of common stock outstanding.

Common Stock

Each share of our common stock entitles its holder to one vote on all matters on which holders are permitted to vote. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose. Upon liquidation, subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock will be entitled to a pro rata share in any distribution to stockholders. The holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue our preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of our company without further action by our stockholders.

At the closing of the distribution, no shares of our preferred stock will be outstanding. We have no present plans to issue any additional shares of our preferred stock.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law

Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Election and Removal of Directors

Our certificate of incorporation provides that our board of directors is divided into three classes. The term of the first class of directors expired at our 2008 annual meeting of stockholders, the term of the second class of directors expires at our 2009 annual meeting of stockholders and the term of the third class of directors expires at our 2010 annual meeting of stockholders. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our directors. We expect that the 2008 annual meeting for election will occur prior to the distribution and that the Class I directors will be elected to a term that ends at our 2011 annual meeting.

Our certificate of incorporation requires that directors may only be removed for cause and only by the affirmative vote of not less than a majority of votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Size of Board and Vacancies

Our certificate of incorporation provides that the number of directors on our board of directors will be fixed exclusively by our board of directors and shall not be less than three. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.

Stockholder Action by Written Consent; Calling of Special Meeting

Our certificate of incorporation provides that except for any action which may be taken solely upon the vote or consent of holders of our preferred stock or any series thereof, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting, unless the unanimous written consent of the stockholders is obtained. Except as otherwise required by law or provided by the resolution or resolutions adopted by our board of directors designating the rights, powers and preferences of any preferred stock, special meetings of our stockholders may be called only by the chairman of our board of directors or our president or by our secretary upon the written request of a majority of our entire board of directors. No business other than that stated in the notice of the special meeting shall be transacted at any special meeting.

Amendments to our Bylaws

Our certificate of incorporation and bylaws provide that our bylaws may only be amended by the vote of a majority of our entire board of directors or by the vote of holders of 80% of the voting power of the outstanding capital stock entitled to vote generally in the election of our board of directors.

Amendment of Certain Certificate of Incorporation Provisions

Our certificate of incorporation provides that the provisions of our certificate of incorporation relating to composition of our board of directors, supermajority requirements for certain business combination transactions, amendment of bylaws, stockholder action (and any provision relating to the amendment of any of these provisions) may only be amended by at least 80% of the voting power of the outstanding capital stock entitled to vote generally in the election of our board of directors. Our certificate of incorporation provides that any other provision of our certificate of incorporation may only be amended by the vote of a majority of the voting power of the outstanding capital stock entitled to vote generally in the election of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

In general, for nominations to be properly brought before an annual meeting by a stockholder, the stockholder must give notice in writing to our secretary 90 to 180 days before the first anniversary of the preceding year’s annual meeting. The stockholder’s notice must include for each proposed nominee (i) the stockholder’s name and address, (ii) a representation that the stockholder is a holder of record of our common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (iv) all required information under the Exchange Act, and (vii) the proposed nominee’s written consent to serve as a director if elected.

In general, for business to be properly brought before an annual meeting by a stockholder, the stockholder must give notice in writing to our secretary 60 to 180 days before the first anniversary date of the preceding year’s annual meeting. The stockholder’s notice must include for each matter he proposes to bring before the annual meeting (i) a brief description of the business, (ii) the stockholder’s name and address, (iii) the class and number of shares of our common stock which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business. In addition, if the stockholder’s ownership of shares of our common stock, as set forth in the notice, is solely beneficial, documentary evidence of such ownership must accompany the notice.

Only such persons who are nominated in accordance with the procedures set forth in our bylaws shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in our bylaws. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in our bylaws and, if any proposed nomination or business is not in compliance with our bylaws, to declare that such defective proposal or nomination shall be disregarded.

Delaware Anti-Takeover Law

Our certificate of incorporation and the Delaware General Corporation Law (the “DGCL”) contain provisions that may delay or prevent an attempt by a third party to acquire control of us. These provisions include the requirements of Section 203 of the DGCL. In general, Section 203 prohibits, for a period of three years, designated types of business combinations, including mergers, between us and any third party that owns 15% or more of our common stock. This provision does not apply if:

•	our board of directors approves of the transaction before the third party acquires 15% of our stock;

•	the third party acquires at least 85% of our stock at the time its ownership goes past the 15% level; or

•	our board of directors and two-thirds of the shares of our common stock not held by the third party vote in favor of the transaction.

In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. This may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

No Cumulative Voting

Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our company.

Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is, or is threatened to be made, a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Certificate of Incorporation eliminates the personal monetary liability of a director to us and our stockholders for breach of his fiduciary duty of care as a director to the extent currently allowed under the DGCL. Article Seventeenth of our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) based on the payment of an improper dividend or an improper repurchase of our stock under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Our Bylaws provide for indemnification by us of our officers and directors to the fullest extent authorized by the DGCL. This right to indemnification under our Bylaws is a contract right, and requires us to provide for the payment of expenses in advance of the final disposition of any suit or proceeding brought against our director or officer in his official capacity as such, provided that such director or officer delivers to us an undertaking to repay any amounts advanced if it is ultimately determined that such director or officer is not entitled to indemnification. We also maintains a directors’ and officers’ liability insurance policy.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo.

New York Stock Exchange Listing

Our common stock will be listed on the NYSE under the symbol “NX.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the spin-off, the Quanex/Gerdau merger, and the Quanex Building Products merger that may be relevant to Quanex Corporation stockholders who hold shares of Quanex Corporation common stock as a capital asset for U.S. federal income tax purposes (generally, assets held for investment) and who or that are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents);

•	a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion is addressed only to those Quanex Corporation stockholders who exchange shares of Quanex Corporation common stock for cash in the Quanex/Gerdau merger and receive shares of our common stock in the Quanex Building Products merger.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, court decisions, published rulings of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this information statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to Quanex Corporation stockholders in light of their particular circumstances or to Quanex Corporation stockholders who may be subject to special treatment under U.S. federal income tax laws, such as tax exempt organizations, foreign persons or entities, S corporations or other pass-through entities, financial institutions, insurance companies, broker-dealers, persons who hold Quanex Corporation shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of shares of Quanex Corporation common stock and one or more investments, persons whose “functional currency” (as defined in the Code) is not the U.S. dollar, persons who exercise appraisal rights, and persons who acquired shares of Quanex Corporation common stock in compensatory transactions. Further, this discussion does not address any aspect of state, local, or foreign taxation.

We have not sought nor obtained an opinion of counsel or any advance tax ruling from the IRS regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a Quanex Corporation stockholder would ultimately prevail in a final determination by a court. Quanex Corporation stockholders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the spin-off, the Quanex/Gerdau merger, and the Quanex Building Products merger, as well as the effects of state, local, and foreign tax laws.

If a partnership (or other entity classified as a partnership for U.S. federal tax purposes) is a beneficial owner of shares of Quanex Corporation common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Quanex Corporation stockholders that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the spin-off, the Quanex/Gerdau merger, and the Quanex Building Products merger to them.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE SPIN-OFF, THE QUANEX/GERDAU MERGER, AND THE QUANEX BUILDING PRODUCTS MERGER TO YOU. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL, AND FOREIGN TAX

CONSEQUENCES OF THE SPIN-OFF, THE QUANEX/GERDAU MERGER, AND THE QUANEX BUILDING PRODUCTS MERGER IN LIGHT OF YOUR OWN SITUATION.

Tax Consequences of the Spin-Off, the Quanex/Gerdau merger, and the Quanex Building Products Merger to Quanex Corporation Stockholders

We believe, and the parties to the Quanex/Gerdau merger agreement intend, that for U.S. federal income tax purposes the spin-off and the Quanex/Gerdau merger will constitute a single integrated transaction with respect to the Quanex Corporation stockholders in which the spin-off will be treated as a redemption of shares of Quanex Corporation common stock in connection with the complete termination of Quanex Corporation stockholders interests in Quanex Corporation. Quanex Corporation will treat and report the spin-off and the Quanex/Gerdau merger in a manner consistent with such characterization. Under such characterization, Quanex Corporation stockholders should generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of the amount of cash received in the Quanex/Gerdau merger and the fair market value, determined when the spin-off occurs, of the property received in the spin-off, and (ii) such Quanex Corporation stockholder’s adjusted tax basis in his shares of Quanex Corporation common stock immediately prior to the spin-off.

The deduction of any recognized loss may be delayed or otherwise adversely affected by certain loss limitation rules. Any such gain or loss will generally be long-term capital gain or loss if the Quanex Corporation stockholder’s holding period in the shares of Quanex Corporation common stock immediately prior to the spin-off is more than one year. The amount and character of gain or loss must be calculated separately for each identifiable block of shares of Quanex Corporation common stock surrendered. Each Quanex Corporation stockholder is urged to consult his tax advisor regarding the manner in which gain or loss should be calculated as a result of the spin-off and the Quanex/Gerdau merger.

Although we believe the foregoing treatment correctly characterizes the transaction for U.S. federal income tax purposes, there is no direct authority on point, and the IRS could challenge the treatment of the spin-off and the Quanex/Gerdau merger as a single integrated transaction for U.S. federal income tax purposes. Such a challenge, if successful, could result in Quanex Corporation stockholders being treated as receiving a “dividend” distribution in the spin-off in respect of their shares of Quanex Corporation common stock and as selling, in a separate transaction, their shares of Quanex Corporation common stock in the Quanex/Gerdau merger immediately after the spin-off. Under such characterization, the fair market value of the property treated as received by a Quanex Corporation stockholder in the spin-off would generally (i) be treated as a dividend to the Quanex Corporation stockholder to the extent of Quanex Corporation’s current or accumulated earnings and profits, (ii) to the extent such amount exceeded Quanex Corporation’s earnings and profits, it would be applied to reduce, but not below zero, each Quanex Corporation stockholder’s adjusted basis in such Quanex Corporation stockholder’s shares of Quanex Corporation common stock, and (iii) to the extent such amount exceeded the sum of the amounts described in (i) and (ii), would be taxable as capital gain to each Quanex Corporation stockholder. It is not clear whether corporations would be entitled to a “dividends received deduction” or whether individuals would be entitled to preferential rates with respect to “qualified dividend income.” In the Quanex/Gerdau merger, each Quanex Corporation stockholder would generally recognize gain or loss in an amount equal to the difference between the amount of cash received and such Quanex Corporation stockholder’s adjusted basis in the shares of Quanex Corporation common stock immediately prior to the Quanex/Gerdau merger, taking into account the effect of the spin-off on such adjusted basis as described above. Quanex Corporation stockholders should consult their tax advisors with respect to the tax consequences of the spin-off and the Quanex/Gerdau merger.

We do not expect that the Quanex Building Products merger will be a taxable transaction to Quanex Building Products LLC or the Quanex Corporation stockholders for U.S. federal income tax purposes, and therefore, we do not expect that a Quanex Corporation stockholder will recognize any gain or loss in the Quanex Building Products merger. However, even if the Quanex Building Products merger were a taxable transaction, we expect that the fair market value, determined when the spin-off occurs, of the property received in the spin-off by the Quanex Corporation stockholders will equal the fair market value of the shares of our stock received by the Quanex Corporation stockholders in the Quanex Building Products merger, and as a result, there would be no gain or loss to recognize in the Quanex Building Products merger even if it were a taxable transaction. We expect that a Quanex Corporation stockholder will, immediately following the Quanex Building Products merger, have an aggregate adjusted tax basis in his shares of Quanex Building Products Corporation common stock received in the Quanex Building Products merger equal to the fair market value of such shares, and his holding period in such shares will begin on the day following the spin-off and the Quanex Building Products merger. Quanex Corporation stockholders should consult their tax advisors with respect to the tax consequences of the Quanex Building Products merger.

Information Reporting and Backup Withholding

Under U.S. federal income tax laws, the exchange agent will generally be required to report to a Quanex Corporation stockholder and to the IRS any reportable payments made to such Quanex Corporation stockholder in the spin-off, the Quanex/Gerdau merger, and the Quanex Building Products merger. Additionally, a Quanex Corporation stockholder may be subject to a backup withholding tax, unless the Quanex Corporation stockholder provides the exchange agent with his correct taxpayer identification number, which in the case of an individual is his social security number, or, in the alternative, establishes a basis for exemption from backup withholding. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a Quanex Corporation stockholder will be subject to backup withholding (which will be satisfied out of any cash paid to such Quanex Corporation stockholder in the Quanex/Gerdau merger) on any reportable payment. To prevent backup withholding, each Quanex Corporation stockholder must complete the IRS Form W-9 or a substitute Form W-9 which will be provided by the exchange agent with the transmittal letter. Any amounts withheld under the backup withholding rules from a payment to a Quanex Corporation stockholder will be allowed as a credit against his U.S. federal income tax liability and may entitle him to a refund, if the required information is furnished to the IRS.

The foregoing discussion is for general information only and is not intended to be legal or tax advice to any particular Quanex Corporation stockholder. Tax matters regarding the spin-off, the Quanex/Gerdau merger, and the Quanex Building Products merger are very complicated, and the tax consequences of the spin-off, the Quanex/Gerdau merger, and the Quanex Building Products merger to any particular Quanex Corporation stockholder will depend on that stockholder’s particular situation. Quanex Corporation stockholders should consult their own tax advisor to determine the specific tax consequences of the spin-off, the Quanex/Gerdau merger, and the Quanex Building Products merger, including tax return reporting requirements, the applicability of U.S. federal, state, local, and foreign tax laws, and the effect of any proposed change in the tax laws to them.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 under the Exchange Act with respect to the common stock being issued. This information statement, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our common stock, reference is made to the registration statement. Statements contained in this information statement as to the contents of any contract or other document are not necessarily complete. We are not currently subject to the informational requirements of the Exchange Act. As a result of the issuance of the shares of our common stock, we will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

As a result of the distribution and the Quanex Building Products merger, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

No person is authorized to give any information or to make any representations with respect to the matters described in this information statement other than those contained in this information statement or in the documents incorporated by reference in this information statement and, if given or made, such information or representation must not be relied upon as having been authorized by us or Quanex Corporation. Neither the delivery of this information statement nor consummation of the spin-off and the Quanex Building Products merger contemplated hereby shall, under any circumstances, create any implication that there has been no change in our affairs or those of Quanex Corporation since the date of this information statement, or that the information in this information statement is correct as of any time after its date.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF QUANEX CORPORATION
(ACCOUNTING PREDECESSOR TO QUANEX BUILDING PRODUCTS CORPORATION)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Quanex Corporation
Houston, TX

We have audited the accompanying consolidated balance sheets of Quanex Corporation and subsidiaries (the “Company”) as of October 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended October 31, 2007. Our audits also included the financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of October 31, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 14, 2007 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Houston, TX
December 14, 2007

QUANEX CORPORATION

CONSOLIDATED BALANCE SHEETS

	October 31,
	2007	2006
	(In thousands, except share data)

ASSETS
Current assets:
Cash and equivalents	$172,838	$105,708
Short-term investments	44,750	—
Accounts receivable, net of allowance of $4,261 and $4,180	189,754	184,311
Inventories	152,185	142,788
Deferred income taxes	11,904	12,218
Prepaid and other current assets	5,066	5,584

Total current assets	576,497	450,609

Property, plant and equipment, net	426,032	432,058
Goodwill	203,065	196,350
Cash surrender value insurance policies	29,934	29,108
Intangible assets, net	85,514	75,285
Other assets	13,780	18,742

Total assets	$1,334,822	$1,202,152

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$149,512	$137,564
Accrued liabilities	58,896	54,943
Income taxes payable	14,431	13,185
Current maturities of long-term debt	126,464	2,721

Total current liabilities	349,303	208,413

Long-term debt	2,551	130,680
Deferred pension obligation	4,093	1,115
Deferred postretirement welfare benefits	6,745	7,300
Deferred income taxes	60,233	66,189
Non-current environmental reserves	12,738	14,186
Other liabilities	16,010	15,754

Total liabilities	451,673	443,637

Commitments and contingencies
Stockholders’ equity:
Preferred stock, no par value, shares authorized 1,000,000; issued and outstanding — none	—	—
Common stock, $0.50 par value, shares authorized 100,000,000 and 50,000,000; issued 38,301,033 and 38,319,960, respectively	19,151	19,160
Additional paid-in-capital	214,239	208,714
Retained earnings	690,328	579,753
Accumulated other comprehensive income (loss)	(1,534)	(1,736)

	922,184	805,891
Less treasury stock, at cost, 981,117 and 1,200,617 shares, respectively	(37,287)	(45,628)
Less common stock held by Rabbi Trust — 130,329 shares	(1,748)	(1,748)

Total stockholders’ equity	883,149	758,515

Total liabilities and stockholders’ equity	$1,334,822	$1,202,152

See notes to consolidated financial statements.

QUANEX CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended October 31,
	2007	2006	2005
	(In thousands, except per share amounts)

Net sales	$2,049,021	$2,032,572	$1,969,007
Cost and expenses:
Cost of sales (exclusive of items shown separately below)	1,671,052	1,617,399	1,512,980
Selling, general and administrative	97,989	92,705	97,851
Depreciation and amortization	77,040	71,074	65,401

Operating income	202,940	251,394	292,775
Interest expense	(4,054)	(4,818)	(9,300)
Other, net	8,178	4,240	151

Income from continuing operations before income taxes	207,064	250,816	283,626
Income tax expense	(72,442)	(90,503)	(106,393)

Income from continuing operations	134,622	160,313	177,233
Income (loss) from discontinued operations, net of taxes	—	(130)	(22,073)

Net income	$134,622	$160,183	$155,160

Basic earnings per common share:
Earnings from continuing operations	$3.64	$4.28	$4.69
Income (loss) from discontinued operations	—	(0.01)	(0.58)

Basic earnings per share	$3.64	$4.27	$4.11

Diluted earning per common share:
Earnings from continuing operations	$3.41	$4.09	$4.50
Income (loss) from discontinued operations	—	(0.01)	(0.55)

Diluted earnings per share	$3.41	$4.08	$3.95

Weighted average common shares outstanding:
Basic	36,982	37,479	37,772
Diluted	39,509	39,708	39,809

See notes to consolidated financial statements.

QUANEX CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated Other
					Comprehensive Income
			Additional		Pension &		Treasury	Total
Years Ended October 31,	Comprehensive	Common	Paid-in	Retained	Postretirement		Stock &	Stockholders’
2007, 2006 and 2005	Income	Stock	Capital	Earnings	Benefit Related	Other	Other	Equity
	(In thousands, except share data)

Balance at October 31, 2004		$18,730	$181,269	$307,754	$(4,519)	$56	$(2,583)	$500,707
Comprehensive income:
Net income	$155,160			155,160				155,160
Adjustment for minimum pension liability (net of taxes of $778)	1,218				1,218			1,218
Foreign currency translation adjustment	28					28		28

Total comprehensive income	$156,406
Common dividends ($0.37 per share)				(14,296)				(14,296)
Stock options exercised		337	8,171					8,508
Stock-based compensation tax benefit			5,787					5,787
Other		25	3,106	(2,948)			(553)	(370)

Balance at October 31, 2005		$19,092	$198,333	$445,670	$(3,301)	$84	$(3,136)	$656,742
Comprehensive income:
Net income	$160,183			160,183				160,183
Adjustment for minimum pension liability (net of taxes of $913)	1,428				1,428			1,428
Foreign currency translation adjustment	53					53		53

Total comprehensive income	$161,664
Common dividends ($0.48 per share)				(18,362)				(18,362)
Treasury shares purchased, at cost							(58,326)	(58,326)
Stock -based compensation activity:
Stock-based compensation earned		(9)	5,157					5,148
Stock options exercised		54	1,785	(7,742)			12,597	6,694
Restricted stock awards		15	(116)				101	—
Stock-based compensation tax benefit			4,955					4,955
Reclassification of unearned compensation for restricted stock			(1,388)				1,388	—
Other		8	(12)	4				—

Balance at October 31, 2006		$19,160	$208,714	$579,753	$(1,873)	$137	$(47,376)	$758,515
Net income	$134,622			134,622				134,622
Adjustment for minimum pension liability (net of taxes of $1,198)	1,873				1,873			1,873
Foreign currency translation adjustment	273					273		273

Total comprehensive income	$136,768
Common dividends ($0.56 per share)				(20,776)				(20,776)
Stock-based compensation activity:
Stock-based compensation earned			5,880					5,880
Stock options exercised			(2)	(3,128)			6,713	3,583
Restricted stock awards			(1,607)	(21)			1,628	—
Stock-based compensation tax benefit			1,663					1,663
Adjustment to initially apply SFAS 158 (net of taxes of $1,167)					(1,944)			(1,944)
Other		(9)	(409)	(122)				(540)

Balance at October 31, 2007		$19,151	$214,239	$690,328	$(1,944)	$410	$(39,035)	$883,149

See notes to consolidated financial statements.

QUANEX CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)

	Years Ended October 31, 2007, 2006 and 2005
		Common Shares
	Preferred			Rabbi	Net
	Shares Issued	Issued	Treasury	Trust	Outstanding

Balance at October 31, 2004	—	37,464,441	—	(130,813)	37,333,628
Stock options exercised		688,354		—	688,354
Stock issued — compensation plans		47,687		—	47,687
Stock — other		(1,799)		—	(1,799)
Rabbi Trust		(484)		484	—

Balance at October 31, 2005	—	38,198,199	—	(130,329)	38,067,870
Treasury shares purchased		—	(1,573,950)	—	(1,573,950)
Stock options exercised		110,589	370,333	—	480,922
Restricted stock awards		30,885	3,000	—	33,885
Forfeiture of restricted stock		(18,000)	—	—	(18,000)
Other		(1,713)	—	—	(1,713)

Balance at October 31, 2006	—	38,319,960	(1,200,617)	(130,329)	36,989,014
Stock options exercised		—	176,650	—	176,650
Restricted stock awards		—	42,850	—	42,850
Cancellation of restricted stock		(18,927)	—	—	(18,927)

Balance at October 31, 2007		38,301,033	(981,117)	(130,329)	37,189,587

See notes to consolidated financial statements.

QUANEX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

	Years Ended October 31,
	2007	2006	2005
	(In thousands)

Operating Activities:
Net income	$134,622	$160,183	$155,160
Loss (income) from discontinued operations	—	130	22,073
Adjustments to reconcile net income to cash provided by operating activities from continuing operations:
Depreciation and amortization	77,308	71,657	65,987
Deferred income taxes	(5,922)	7,084	(438)
Stock-based compensation	6,036	5,298	946
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease (increase) in accounts and notes receivable	(1,747)	(32,229)	32,165
Decrease (increase) in inventory	(7,828)	(9,753)	(8,847)
Increase (decrease) in accounts payable	13,685	8,326	(43,696)
Increase (decrease) in accrued liabilities	(533)	(8,059)	(419)
Increase (decrease) in income taxes payable	455	(736)	19,624
Increase (decrease) in deferred pension and postretirement benefits	8,035	(10,524)	3,015
Other, net	(37)	(390)	4,825

Cash provided by (used for) operating activities from continuing operations	224,074	190,987	250,395
Cash provided by (used for) operating activities from discontinued operations	—	(716)	(1,275)

Cash provided by (used for) operating activities	224,074	190,271	249,120

Investing Activities:
Purchase of short-term investments	(106,114)	—	—
Proceeds from sales of short-term investments	61,150	—	—
Acquisitions, net of cash acquired	(58,493)	—	(200,550)
Proceeds from sale of discontinued operations	—	5,683	11,710
Capital expenditures, net of retirements	(34,396)	(72,262)	(50,792)
Retired executive life insurance proceeds	249	461	—
Other, net	630	593	(46)

Cash provided by (used for) investing activities from continuing operations	(136,974)	(65,525)	(239,678)
Cash provided by (used for) investing activities from discontinued operations	—	(14)	(1,059)

Cash provided by (used for) investing activities	(136,974)	(65,539)	(240,737)

Financing Activities:
Bank borrowings (repayments), net	(4,386)	(2,519)	(180)
Common stock dividends paid	(20,776)	(18,362)	(14,296)
Issuance of common stock from option exercises, including related tax benefits	5,045	11,094	14,295
Purchase of treasury stock	—	(58,326)	—
Other, net	(11)	(547)	(70)

Cash provided by (used for) financing activities from continuing operations	(20,128)	(68,660)	(251)
Cash provided by (used for) financing activities from discontinued operations	—	(56)	(211)

Cash provided by (used for) financing activities	(20,128)	(68,716)	(462)

Effect of exchange rate changes on cash and equivalents	158	11	17
Increase (decrease) in cash and equivalents	67,130	56,027	7,938
Cash and equivalents at beginning of period	105,708	49,681	41,743

Cash and equivalents at end of period	$172,838	$105,708	$49,681

See notes to consolidated financial statements.

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Significant Accounting Policies

The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Estimates and assumptions about future events and their effects cannot be perceived with certainty. Estimates may change as new events occur, as more experience is acquired, as additional information becomes available and as the Company’s operating environment changes. Actual results could differ from estimates.

On November 19, 2007, the Company announced that its Board of Directors unanimously approved a merger of Quanex, consisting principally of the Vehicular Products business and all non-Building Products related corporate accounts, with a wholly-owned subsidiary of Gerdau S.A. in exchange for $39.20 per share in cash. Quanex entered into a definitive agreement with Gerdau S.A. with respect to the merger on November 18, 2007. In connection with the merger, the Company will spin-off its Building Products business to its shareholders as a stand alone company called Quanex Building Products in a taxable distribution. All Quanex shareholders of record will receive one share of Quanex Building Products’ stock for each share of Quanex stock.

The merger of Quanex with a wholly-owned subsidiary of Gerdau S.A. (Gerdau) remains subject to approval by Quanex shareholders, clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Exon-Florio Amendment to the Defense Production Act, completion of the spin-off and other customary closing conditions. The spin and merger are expected to be completed by the end of the first quarter of calendar 2008. Until then, Quanex expects to continue to pay a regular, quarterly cash dividend on its outstanding common stock. The proposed Building Products spin-off is expected to be consummated immediately prior to completion of the Quanex Corporation/Gerdau merger and is structured as a taxable distribution at the corporate level.

The Company expects Quanex Building Products to report as discontinued operations for financial reporting purposes the Company’s Vehicular Products and non-Building Products related corporate accounts following the completion of the spin-off and merger. Notwithstanding the legal form of the proposed transactions to spin-off the Building Products business and merge what remains of Quanex Corporation with Gerdau, because of the substance of the transactions, Quanex Building Products is anticipated to be the divesting entity and treated as the “accounting successor” to Quanex Corporation for financial reporting purposes in accordance with Emerging Issues Task Force (EITF) Issue No. 02-11, “Accounting for Reverse Spinoffs” (EITF 02-11). Effective with the spin-off, Quanex Building Products is expected to report the historical consolidated results of operations (subject to certain adjustments) of Vehicular Products and non-Building Products related corporate items in discontinued operations in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). Pursuant to SFAS 144, this presentation is not permitted until the accounting period in which spin-off occurs.

Unless otherwise noted, the information included in this Annual Report on Form 10-K relates to Quanex Corporation without giving effect to the proposed spin-off and merger.

The following are significant accounting policies used in the preparation of the Company’s consolidated financial statements as well as the significant judgments and uncertainties affecting the application of these policies.

Nature and Scope of Operations

Quanex has three reportable segments covering two customer-focused markets; the vehicular products and building products markets. The Company manufactures engineered carbon and alloy steel bars, aluminum flat-rolled products, flexible insulating glass spacer systems, extruded profiles and precision-formed metal and wood products which primarily serve the North American vehicular products and building products markets.

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s manufacturing operations are conducted in the United States. See Note 12, Industry Segment Information.

Revenue Recognition and Allowance for Doubtful Accounts

The Company recognizes revenue when the products are shipped and the title and risk of ownership pass to the customer. Selling prices are fixed based on purchase orders or contractual agreements. Sales allowances and customer incentives are treated as reductions to sales and are provided for based on historical experience and current estimates. Inherent in the Company’s revenue recognition policy is the determination of collectbility. This requires management to make frequent judgments and estimates in order to determine the appropriate amount of allowance needed for doubtful accounts. The Company’s allowance for doubtful accounts is estimated to cover the risk of loss related to accounts receivable. This allowance is maintained at a level the Company considers appropriate based on historical and other factors that affect collectibility. These factors include historical trends of write-offs, recoveries and credit losses, the careful monitoring of portfolio credit quality, and projected economic and market conditions. Different assumptions or changes in economic circumstances could result in changes to the allowance.

Inventory

The Company records inventory valued at the lower of cost or market value. Inventories are valued using both the first-in first-out (FIFO) and last-in first-out (LIFO) methods. The Company adopted the dollar-value link chain LIFO method in fiscal 1973 and the LIFO reserve is calculated on a consolidated basis in a single consolidated pool. Since then, acquisitions were integrated into the Company’s operations with some valuing inventories on a LIFO basis and others on a FIFO basis. Inventory quantities are regularly reviewed and provisions for excess or obsolete inventory are recorded primarily based on the Company’s forecast of future demand and market conditions. Significant unanticipated changes to the Company’s forecasts could require a change in the provision for excess or obsolete inventory.

Environmental Contingencies

Quanex is subject to extensive laws and regulations concerning the discharge of materials into the environment and the remediation of chemical contamination. To satisfy such requirements, Quanex must make capital and other expenditures on an ongoing basis. The Company accrues its best estimates of its remediation obligations and adjusts such accruals as further information Operator: and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies, and regulatory approvals. In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. When environmental laws might be deemed to impose joint and several liability for the costs of responding to contamination, the Company accrues its allocable share of liability taking into account the number of parties participating, their ability to pay their shares, the volumes and nature of the wastes involved, the nature of anticipated response actions, and the nature of the Company’s alleged connections. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. Unanticipated changes in circumstances and/or legal requirements could result in expenses being incurred in future periods in addition to an increase in actual cash required to remediate contamination for which the Company is responsible.

Asset Retirement Obligations

Asset retirement obligations represent legal obligations associated with the retirement of tangible long-lived assets that result from the normal operation of the long-lived asset. The costs associated with such legal obligations are accounted for under the provisions of SFAS No. 143, “Accounting for Asset Retirement

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Obligations” (SFAS 143) and FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47). The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. The fair value of such obligations is based upon the present value of the future cash flows expected to be incurred to satisfy the obligation. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Company will recognize a gain or loss for any difference between the settlement amount and the liability recorded. When certain legal obligations are identified with indeterminate settlement dates, the fair value of these obligations can not be reasonably estimated and accordingly a liability is not recognized. When a date or range of dates can reasonably be estimated for the retirement of that asset, the Company will estimate the cost of performing the retirement activities and record a liability for the fair value of that cost using established present value techniques.

Long-Lived Assets

Property, Plant and Equipment and Intangibles

The Company makes judgments and estimates in conjunction with the carrying value of property, plant and equipment, other intangibles, and other assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. Additionally, carrying values of these assets are reviewed for impairment whenever events or changes in circumstances indicate that carrying value may not be recoverable. The Company determines that the carrying amount is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment charge is recorded in the period in which such review is performed. The Company measures the impairment loss as the amount by which the carrying amount of the long-lived asset exceeds its fair value as determined by quoted market prices in active markets or by discounted cash flows. This requires the Company to make long-term forecasts of its future revenues and costs related to the assets subject to review. Forecasts require assumptions about demand for the Company’s products and future market conditions. Future events and unanticipated changes to assumptions could require a provision for impairment in a future period.

Property, plant and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of certain categories are as follows:

Years

Land improvements	10 to 20
Buildings	25 to 40
Building improvements	10
Leasehold improvements	Over lease term
Machinery and equipment	3 to 12

Goodwill

The purchase method of accounting for business combinations requires the Company to make use of estimates and judgments to allocate the purchase price paid for acquisitions to the fair value of the net tangible and identifiable intangible assets. The Company performs a goodwill impairment test annually as of August 31. In addition, goodwill would be tested more frequently if changes in circumstances or the occurrence of events indicates that a potential impairment exists. The Company tests for impairment of its goodwill using a two-step approach as prescribed in SFAS 142. The first step of the Company’s goodwill impairment test compares the fair value of each reporting unit with its carrying value including assigned goodwill. The second step of the Company’s goodwill impairment test is required only in situations where the carrying value of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reporting unit exceeds its fair value as determined in the first step. In such instances, the Company compares the implied fair value of goodwill to its carrying value. The implied fair value of goodwill is determined by allocating the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is recorded to the extent that the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill. The Company primarily uses the present value of future cash flows to determine fair value and validates the result against the market approach. Future cash flows are typically based upon appropriate future periods for the businesses and an estimated residual value. Management judgment is required in the estimation of future operating results and to determine the appropriate residual values. The residual values are determined by reference to an exchange transaction in an existing market for that asset. Future operating results and residual values could reasonably differ from the estimates and could require a provision for impairment in a future period.

Income Taxes

The Company records the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and the amounts reported in the Company’s consolidated balance sheet, as well as operating loss and tax credit carry forwards. The carrying value of the net deferred tax liability reflects the Company’s assumption that the Company will be able to generate sufficient future taxable income in certain jurisdictions to realize its deferred tax assets. If the estimates and assumptions change in the future, Operator: the Company may be required to record a valuation allowance against a portion of its deferred tax assets. This could result in additional income tax expense in a future period in the consolidated statement of income.

Insurance

The Company manages its costs of group medical, property, casualty and other liability exposures through a combination of retentions and insurance coverage with third party carriers. Liabilities associated with the Company’s portion of these exposures are estimated in part by considering historical claims experience, severity factors and other assumptions. Projections of future loss expenses are inherently uncertain because of the random nature of insurance claims occurrences and could be significantly affected if future occurrences and claims differ from these assumptions and historical trends.

Stock — Based Compensation

The Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R) on November 1, 2005 using the modified prospective transition method. Under SFAS No. 123R, the Company determines the fair value of share awards on the date of grant using the Black-Scholes valuation model. The Company recognizes the fair value as compensation expense on a straight-line basis over the requisite service period of the award based on awards ultimately expected to vest. Under SFAS 123R, the Company amortizes new option grants to retirement-eligible employees immediately upon grant, consistent with the retirement vesting acceleration provisions of these grants. For employees near retirement age, the Company amortizes such grants over the period from the grant date to the retirement date if such period is shorter than the standard vesting schedule. In accordance with SFAS 123R, the Consolidated Statements of Cash Flow report the excess tax benefits from the stock-based compensation as financing cash inflows. See Note 15 for additional information related to the Company’s stock-based compensation.

Retirement and Pension Plans

The Company sponsors a number of defined benefit pension plans and an unfunded postretirement plan that provides health care and life insurance benefits for eligible retirees and dependents. The measurement of

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liabilities related to these plans is based on management’s assumptions related to future events, including expected return on plan assets, rate of compensation increases and health care cost trend rates. The discount rate, which is determined using a model that matches corporate bond securities, is applied against the projected pension and postretirement disbursements. Actual pension plan asset investment performance will either reduce or increase unamortized pension losses at the end of any fiscal year, which ultimately affects future pension costs.

Treasury Stock

The Company records treasury stock purchases under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock. The Company uses a moving average method on the subsequent reissuance of shares, and any resulting proceeds in excess of cost are credited to additional paid in capital while any deficiency is charged to retained earnings.

Discontinued Operations

In accordance with SFAS 144, components of the Company that are to be spun-off will not be reported as discontinued operations until the date of the separation. Also in accordance with SFAS 144, the Company presents the results of operations, financial position and cash flows of operations that have either been sold or that meet the criteria for “held for sale accounting” as discontinued operations. At the time an operation qualifies for held for sale accounting, the operation is evaluated to determine whether or not the carrying value exceeds its fair value less cost to sell. Any loss as a result of carrying value in excess of fair value less cost to sell is recorded in the period the operation meets held for sale accounting. Management judgment is required to (1) assess the criteria required to meet held for sale accounting, and (2) estimate fair value. Changes to the operation could cause it to no longer Operator: qualify for held for sale accounting and changes to fair value could result in an increase or decrease to previously recognized losses.

Principles of Consolidation

The consolidated financial statements include the accounts of Quanex and its subsidiaries, all of which are wholly owned. All intercompany balances and transactions have been eliminated in consolidation.

Earnings per Share Data

Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Statements of Cash Flows

The Company generally considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Similar investments with original maturities beyond three months are considered short-term investments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental cash flow information is as follows:

	Years Ended October 31,
	2007	2006	2005
	(In thousands)

Cash paid for interest	$3,767	$4,458	$8,848
Cash paid for income taxes	75,295	79,796	77,248
Cash received for income tax refunds	$14	$—	$219

New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 141R (revised 2007), “Business Combinations” (SFAS 141R). SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R also establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (b) improves the completeness of the information reported about a business combination by changing the requirements for recognizing assets acquired and liabilities assumed arising from contingencies; (c) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (d) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (for acquisitions closed on or after November 1, 2009 for the Company). Early application is not permitted. While the Company has not yet evaluated SFAS 141R for the impact, if any, the statement will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions closed after October 31, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (SFAS 160). SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements and establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 (as of November 1, 2009 for the Company). The Company has not yet determined the impact, if any, that SFAS 160 will have on its consolidated financial

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (SFAS 159). This standard provides companies with an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently measured at fair value. A company will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007 (as of November 1, 2008 for the Company). The Company is currently assessing the impact of applying SFAS 159’s elective fair value option on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS 158), which requires recognition of the funded status of a benefit plan in the balance sheet. The funded

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

status is measured as the difference between the fair market value of the plan assets and the benefit obligation. For a defined benefit pension plan, the benefit obligation is the projected benefit obligation; for any other defined benefit postretirement plan, such as a retiree health care plan, the benefit obligation is the accumulated postretirement benefit obligation. Any overfunded status should be recognized as an asset and any underfunded status should be recognized as a liability. As part of the initial recognition of the funded status, any transitional asset/(liability), prior service cost (credit) or actuarial (gain)/loss that has not yet been recognized as a component of net periodic cost should be recognized in the accumulated other comprehensive loss section of the Consolidated Statements of Stockholders’ Equity, net of tax. Accumulated other comprehensive income will be adjusted as these amounts are subsequently recognized as a component of net periodic benefit costs in future periods. The method of calculating net periodic benefit cost under SFAS 158 is the same as under existing practices. SFAS 158 prescribes additional disclosure requirements including the classification of the current and noncurrent components of plan liabilities, as well as the disclosure of amounts included in Accumulated Other Comprehensive Income that will be recognized as a component of net periodic benefit cost in the following year. The recognition of the funded status and disclosure elements of SFAS 158 are effective for fiscal years ending after December 15, 2006 (as of October 31, 2007 for the Company). Retrospective application of SFAS 158 is not permitted. The initial incremental recognition of the funded status under SFAS 158 reflected upon adoption in the Accumulated Other Comprehensive Income section of Stockholders’ Equity was an after-tax charge to equity of $1.9 million. SFAS 158 also requires the consistent measurement of plan assets and benefit obligations as of the date of the fiscal year-end. This measurement date element will be effective for fiscal years ending after December 15, 2008 (as of October 31, 2009 for the Company), but will not have an impact on the Company as the Company already measures the plan assets and obligations as of the end of its fiscal year. The impact of adopting the provisions of SFAS 158 on the components of the Consolidated Balance Sheet as of October 31, 2007 are as follows:

	October 31, 2007	SFAS 158	October 31, 2007
	Prior to	Adjustmet	After
	Application of	Increase	Application of
	SFAS 158	(Decrease)	SFAS 158
	(In thousands)

Other assets	$15,213	$(1,433)	$13,780
Total assets	1,336,255	(1,433)	1,334,822
Accrued liabilities	$58,323	$573	$58,896
Deferred pension obligation	2,361	1,732	4,093
Deferred postretirement welfare benefits	7,372	(627)	6,745
Deferred income taxes	61,400	(1,167)	60,233
Accumulated other comprehensive income (loss)	410	(1,944)	(1,534)
Total liabilities and stockholders’ equity	1,336,255	(1,433)	1,334,822

See Note 11 of this Item 8 for additional pension and postretirement benefit information.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007 (as of November 1, 2008 for the Company). The Company is currently evaluating the impact of adopting SFAS 157 on its consolidated financial statements.

In September 2006, the FASB ratified the EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance — Determining the Amount that Could be Realized in Accordance with FASB Technical Bulletin 85-4” (EITF 06-5). The EITF concluded that a policyholder should consider any additional amounts included in the contractual terms of the life insurance policy in determining the “amount that could be realized

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

under the insurance contract”. For group policies with multiple certificates or multiple policies with a group rider, the EITF also tentatively concluded that the amount that could be realized should be determined at the individual policy or certificate level (i.e., amounts that would be realized only upon surrendering all of the policies or certificates would not be included when measuring the assets). The provisions of EITF 06-5 are effective for fiscal years beginning after December 15, 2006 (as of November 1, 2007 for the Company). The Company is currently evaluating the impact of adopting EITF 06-5 on its consolidated financial statements.

In September 2006, the FASB issued FASB Staff Position (FSP) No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (FSP AUG AIR-1) which is effective for fiscal years beginning after December 15, 2006 (as of November 1, 2007 for the Company). FSP AUG AIR-1 prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The Company is continuing to assess FSP AUG AIR-1; however, a preliminary review indicates that the adoption will not have a material impact on the Company’s annual consolidated financial statements.

In September 2006, the SEC released SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The Company had to apply the guidance of SAB 108 in connection with the preparation of its annual financial statements for the year ending October 31, 2007. The Company did not have any impact to its consolidated financial statements upon adoption of SAB 108.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48) which is an BLA99999T interpretation of FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its consolidated financial statements uncertain tax positions that the company has taken or expects to take on a tax return. Under this new guidance, the consolidated financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant Operator: facts, but without considering the time value of money. This guidance also revises disclosure requirements and introduces a prescriptive annual, tabular roll-forward of unrecognized tax benefits. FIN 48 is effective for annual periods beginning after December 15, 2006 (as of November 1, 2007 for the Company). The cumulative effect of adopting FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Company is continuing to evaluate the impact of FIN 48 on its consolidated financial statements; however a preliminary evaluation indicates that the Company does not expect to record an additional liability in excess of $2.0 million through the Consolidated Statements of Stockholders’ Equity in the first quarter of fiscal 2008.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (SFAS 154), which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005 (as of November 1, 2006 for the Company) and requires retrospective application to prior period financial statements of voluntary changes in accounting principles, unless it is impractical to determine either the period-specific effects or the cumulative effect of the change. The impact of SFAS 154 will depend on the nature and extent of voluntary accounting changes or error corrections, if any, after the effective date. The adoption of SFAS 154 did not have a material impact on the Company’s consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Short-term Investments

As of October 31, 2007, the Company has $44.8 million of short-term investments, including $40.0 million of auction rate securities and $4.8 million of commercial paper.

In the first quarter of fiscal 2007, the Company began investing in auction rate securities, which are highly liquid, variable-rate debt securities. While the underlying security has a long-term maturity, the interest rate is reset through an auction process, typically held every 7, 28 or 35 days, creating short-term liquidity. The securities trade at par, and interest is paid at the end of each auction period. The Company limits its investments in auction rate securities to securities that carry a AAA (or equivalent) rating from a recognized rating agency and limits the amount of credit exposure to any one issuer. The auction rate securities are recorded at cost, which approximates fair value due to their variable interest rates that are reset within a period of less than 35 days. During fiscal year 2007, the Company purchased $101.1 million of auction rate securities and sold $61.2 million of securities. Quanex’s $40.0 million investment in auction rate securities as of October 31, 2007 are AAA-rated and are backed by guaranteed student loans. The weighted average interest rate of the auction rate securities as of October 31, 2007 was 5.9%.

The Company’s commercial paper investment had a scheduled maturity in September 2007. The Company wrote down this investment to an estimated fair value of $4.8 million as of October 31, 2007 and recorded a $0.2 million impairment charge in Other, net during the fourth fiscal quarter of 2007.

The investments are classified as available-for-sale and are reported as current assets. The Company expects its short-term investments to be sold or settled within one year, regardless of legal maturity date.

3.	Acquisitions

On February 1, 2007, Quanex purchased the assets of Atmosphere Annealing, Inc. (AAI) for $58.5 million. AAI was integrated into the Company’s Vehicular Products segment. During the first quarter of fiscal 2005, the Company acquired the stock of Mikron Industries, Inc. (Mikron). The Company accounted for these acquisitions under the purchase method of accounting in accordance with SFAS No. 141 “Business Combinations” (SFAS 141). Accordingly, the estimated fair value of assets acquired and liabilities assumed in the acquisition and the results of operations were included in the Company’s consolidated financial statements as of the respective Operator: effective dates of the acquisitions.

Below is a discussion of material acquisitions. For additional information on the goodwill and intangible assets acquired in conjunction with the AAI acquisition in fiscal 2007, see Note 4 of this Item 8.

Fiscal 2005 Acquisitions

On December 9, 2004, the Company completed the acquisition of all of the outstanding stock, through a subsidiary merger, of Mikron, a privately-held Washington corporation. Mikron, an industry-leading manufacturer of engineered vinyl and thermoplastic alloy composite (MikronWoodtm) window components, window coverings and door components, serves the residential building and remodeling markets. Headquartered in the Seattle suburb of Kent, WA, Mikron operates modern and highly automated extrusion facilities located in the Kent area; Winnebago, IL; and Richmond, KY.

Mikron has been integrated into the Engineered Building Products segment. As consideration for the acquisition of all of the outstanding capital stock of Mikron, the Company paid $198.3 million in cash, net of a working capital adjustment of $(0.3) million and a purchase price adjustment of $0.4 million, and assumed $7.2 million of debt. The Company also incurred $0.7 million in transaction fees, including legal, valuation and accounting fees.

During the third quarter of fiscal 2005, a wholly owned subsidiary of Mikron entered into an agreement that resulted in it increasing its interest from 7.6% to 49.0% in a developing enterprise focused on the

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

development of equipment used to manufacture vinyl windows. The increase to 49.0% ownership resulted from the reclassification of a loan receivable to an equity interest. As the loan receivable was valued at zero by Mikron prior to acquisition and by Quanex as part of the purchase price allocation, the Company continues to value the converted investment at zero as of October 31, 2007. The Company believes that the possibility of recovering anything from this equity investment in its current structure is remote.

The following table provides unaudited proforma results of operations for the twelve months ended October 31, 2005, as if Mikron had been acquired as of the beginning of fiscal year 2005. The proforma results include certain adjustments including estimated interest expense impact from the funding of the acquisition, estimated depreciation and amortization of fixed and identifiable intangible assets and estimated income taxes based upon the effective tax rate for each period. However, the proforma results presented do not include any anticipated cost savings or other synergies related to the acquisition. Accordingly, such amounts are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the dates indicated or that may result in the future.

(In thousands,
except per
share amounts)

Proforma Fiscal Year Ended October 31, 2005
Net sales	$1,991,574
Net income	154,780
Diluted earnings per common share	$3.93

4.	Goodwill and Acquired Intangible Assets

Under SFAS 142, goodwill is no longer amortized, but is reviewed for impairment annually or more frequently if certain indicators arise. The Company performs an annual impairment test as of August 31 each year or more frequently if certain indicators arise. The August 31, 2007 and 2006 reviews of goodwill indicated that goodwill was not impaired. The August 31, 2005 impairment test revealed an impairment of the Company’s Temroc business; as Temroc was sold in January 2006, see Note 19 “Discontinued Operations” for further discussion of this impairment.

The changes in the carrying amount of goodwill for the two years ended October 31, 2007 are as follows (in thousands):

			Aluminum
		Engineered	Sheet
	Vehicular	Building	Building
	Products	Products	Products	Consolidated

Balance at October 31, 2005	$—	$175,952	$20,389	$196,341
Effect of foreign currency	—	9	—	9

Balance at October 31, 2006	$—	$175,961	$20,389	$196,350
Acquisitions	6,680	—	—	6,680
Effect of foreign currency	—	35	—	35

Balance at October 31, 2007	$6,680	$175,996	$20,389	$203,065

On February 1, 2007, Quanex purchased the assets of AAI resulting in the addition of $6.7 million of goodwill, all of which is expected to be deductible for tax purposes.

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Intangible assets consist of the following (in thousands):

	As of October 31, 2007		As of October 31, 2006
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Amortized intangible assets:
Patents	$25,877	$11,087	$25,877	$7,618
Trademarks and trade names	38,230	5,409	37,930	3,705
Customer relationships	40,991	5,663	23,691	3,453
Non-compete agreements	—	—	250	237
Other intangibles	1,601	1,226	1,201	851

Total	$106,699	$23,385	$88,949	$15,864

Intangible assets not subject to amortization:
Trade name	$2,200		$2,200

Trade names and customer relationships as of October 31, 2007 include $0.3 million and $17.3 million, respectively, of gross carrying amount related to the acquisition of AAI during the second quarter of 2007. The intangible assets are being amortized over the period they are expected to contribute to the future cash flows of the Company; specifically, the AAI trade name and customer relationships are being amortized over an estimated useful life of 20 years. No residual value is estimated for the intangible assets.

The aggregate amortization expense for intangibles for the years ended October 31, 2007, 2006, and 2005 is $7.8 million, $7.1 million and $6.7 million, respectively. Estimated amortization expense for the next five years for existing intangibles, including AAI intangible assets, follows (in thousands):

Estimated
Fiscal Years Ending October 31,	Amortization

2008	$6,737
2009	4,850
2010	4,772
2011	4,697
2012	$4,672

5.	Earnings per Share

The computational components of basic and diluted earnings per share from continuing operations are as follows (shares and dollars in thousands except per share amounts):

	For the Year Ended October 31, 2007
	Numerator	Denominator	Per Share
	(Income)	(Shares)	Amount

Basic earnings per share	$134,622	36,982	$3.64

Effect of dilutive securities:
Common stock equivalents arising from settlement of contingent convertible debentures	—	1,960
Common stock equivalents arising from stock options	—	377
Restricted stock	—	60
Common stock held by rabbi trust	—	130

Diluted earnings per share	$134,622	39,509	$3.41

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended October 31, 2006
	Numerator	Denominator	Per Share
	(Income)	(Shares)	Amount

Basic earnings per share	$160,313	37,479	$4.28

Effect of dilutive securities:
Common stock equivalents arising from settlement of contingent convertible debentures	1,969	1,642
Common stock equivalents arising from stock options	—	396
Restricted stock	—	61
Common stock held by rabbi trust	—	130

Diluted earnings per share	$162,282	39,708	$4.09

	For the Year Ended October 31, 2005
	Numerator	Denominator	Per Share
	(Income)	(Shares)	Amount

Basic earnings per share	$177,233	37,772	$4.69

Effect of dilutive securities:
Common stock equivalents arising from settlement of contingent convertible debentures	1,953	1,326
Common stock equivalents arising from stock options	—	566
Restricted stock	—	15
Common stock held by rabbi trust	—	130

Diluted earnings per share	$179,186	39,809	$4.50

The computation of diluted earnings per share excludes outstanding options in periods where inclusion of such options would be anti-dilutive in the periods presented. Options to purchase 0.3 million shares of common stock were outstanding as of October 31, 2006 but were not included in the computation of diluted earnings per share for the year ended October 31, 2006 as the options’ exercise price was greater than the average market price of the common stock during those periods. All options were dilutive for fiscal 2007.

On January 26, 2005, the Company announced that it had irrevocably elected to settle the principal amount of the Debentures in cash when they become convertible and are surrendered by the holders thereof. The Company retains its option to satisfy any premium obligation (stock price in excess of conversion price) with either shares, cash or a combination of shares and cash. As a result of the Company’s election, diluted earnings per share include only the amount of shares it would take to satisfy the premium obligation, assuming that all of the Debentures were surrendered. For calculation purposes, the average closing price of the Company’s common stock for each of the periods presented is used as the basis for determining dilution. See Note 10 for additional discussion of the Debentures.

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Inventories

Inventories consist of the following:

	October 31,
	2007	2006
	(In thousands)

Raw materials	$35,271	$32,050
Finished goods and work in process	94,510	93,258

	129,781	125,308
Supplies and other	22,404	17,480

Total	$152,185	$142,788

The values of inventories are based on the following accounting methods:

	October 31,
	2007	2006
	(In thousands)

LIFO	$53,543	$59,510
FIFO	98,642	83,278

Total	$152,185	$142,788

With respect to inventories valued using the LIFO method, replacement cost exceeded the LIFO value by approximately $57.3 million and $47.4 million at October 31, 2007 and 2006, respectively. During fiscal 2007 and fiscal 2006, there were LIFO liquidations that resulted in a reduction of the LIFO reserve (credit to cost of sales) of approximately $1.6 million and $0.8 million, respectively. The LIFO liquidations, which are included in the LIFO reserve amounts ($57.3 million in 2007 and $47.4 million in 2006), reduced the amount of expense recognized in the respective years compared to what would have been recognized had there been no liquidations.

LIFO reserve adjustments are treated as corporate expenses as this matches how management reviews the businesses. The LIFO reserve adjustments are calculated on a consolidated basis in a single consolidated pool using the dollar-value link chain method. Upon completion of the consolidated calculation, the resulting reserve that is recorded to reflect inventories at their LIFO values is not allocated to the segments. Management believes LIFO reserves to be a corporate item and thus performs all reviews of segment operations on a FIFO basis.

Since the adoption of LIFO inventory valuation in 1973, the Company has completed multiple acquisitions. The acquisitions were integrated into the Company’s operations with some valuing inventory on a LIFO basis and others on a FIFO basis. The selection of the inventory valuation treatment of each acquisition depends on the facts and circumstances that existed at the time of the acquisition, including expected inventory levels and pricing expected in the foreseeable future; this evaluation is applied on each transaction individually. As discussed above, management reviews all of the businesses on a FIFO basis for comparability, with the LIFO reserve treated as a corporate item.

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Property, Plant and Equipment

Property, plant and equipment consist of the following:

	October 31,
	2007	2006
	(In thousands)

Land and land improvements	$28,296	$27,463
Buildings and building improvements	169,346	158,655
Machinery and equipment	872,559	821,366

Depreciable property, plant and equipment	1,070,201	1,007,484
Construction in progress	15,368	32,733

	1,085,569	1,040,217
Less: accumulated depreciation and amortization	(659,537)	(608,159)

Property, plant and equipment, net	$426,032	$432,058

The Company had commitments for the purchase or construction of capital assets amounting to approximately $12.7 million at October 31, 2007.

8.	Accrued Liabilities

Accrued liabilities consist of the following:

	October 31,
	2007	2006
	(In thousands)

Payroll, payroll taxes and employee benefits	$25,605	$27,718
Accrued insurance and workers compensation	7,601	6,103
Sales allowances	5,867	7,835
Environmental	2,894	2,591
Deferred compensation and non-employee director retirement	717	420
Pension and postretirement	573	92
Other	15,639	10,184

Accrued liabilities	$58,896	$54,943

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Income Taxes

Income taxes are provided on taxable income at the statutory rates applicable to such income.

Income tax expense (benefit) consists of the following:

	Years Ended October 31,
	2007	2006	2005
	(In thousands)

Current:
Federal	$71,045	$76,140	$100,679
State	7,190	7,194	6,033
Foreign	129	85	119

	78,364	83,419	106,831
Deferred:	(5,922)	7,084	(438)

Income tax expense	72,442	90,503	106,393
Income taxes from discontinued operations	—	(44)	(1,066)

	$72,442	$90,459	$105,327

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s net deferred tax liability are as follows:

	October 31,
	2007	2006
	(In thousands)

Deferred tax liabilities:
Property, plant and equipment	$46,640	$50,107
Intangibles	22,720	20,524
Contingent interest	5,440	5,867

	74,800	76,498

Deferred tax assets:
Postretirement benefit obligation	(2,746)	(3,104)
Other employee benefit obligations	(14,524)	(9,594)
Environmental accruals	(3,883)	(4,253)
Inventory	(618)	(1,168)
Capital loss carryforward	(4,870)	(5,119)
Other	(4,700)	(4,408)

	(31,341)	(27,646)
Valuation allowance	4,870	5,119

	(26,471)	(22,527)

Net deferred tax liability	$48,329	$53,971

Deferred income tax liabilities, non-current	$60,233	$66,189
Deferred income tax assets, current	(11,904)	(12,218)

Net deferred tax liability	$48,329	$53,971

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The sale of the stock of Temroc in January 2006 generated a capital loss carryforward which will expire in 2011. A corresponding valuation allowance was established in 2006 based on management’s assessment that the capital loss will not be realized in the foreseeable future.

Income tax expense differs from the amount computed by applying the statutory federal income tax rate to income from continuing operations before income taxes for the following reasons:

	Years Ended October 31,
	2007	2006	2005
	(In thousands)

Income tax expense at statutory tax rate	$72,472	$87,786	$99,269
Increase (decrease) in taxes resulting from:
State income taxes, net of federal effect	4,625	5,054	6,889
U.S. tax benefit for manufacturing	(2,032)	(2,415)	—
Change in deferred tax rate	(2,459)	—	—
Other items, net	(164)	78	235

	$72,442	$90,503	$106,393

Effective Tax Rate	35.0%	36.1%	37.5%

The change in the deferred tax rate is the result of an overall review of the rate given the changes in state income tax laws. The Internal Revenue Service completed an audit of the 2004 tax year with no material adjustments proposed. The Company has a case in Tax Court regarding the disallowance of a capital loss realized in 1997 and 1998. Adequate provision has been made for this contingency and the Company believes the outcome of the case will not have a material adverse impact on its financial position or results of operations. See Note 18 for further explanation.

10.	Long-Term Debt and Financing Arrangements

Long-term debt consists of the following:

	October 31,
	2007	2006
	(In thousands)

Credit Facility	$—	$—
2.50% Convertible Senior Debentures due 2034	125,000	125,000
City of Richmond, Kentucky Industrial Building Revenue Bonds	2,500	5,000
6.50% City of Huntington, Indiana Economic Development Revenue Bonds principle due 2010	—	1,665
Scott County, Iowa Industrial Waste Recycling Revenue Bonds	1,400	1,600
Capital lease obligations and other	115	136

Total debt	$129,015	$133,401
Less maturities due within one year included in current liabilities	126,464	2,721

Long-term debt	$2,551	$130,680

Credit Facility

The Company’s $350.0 million Senior Unsecured Revolving Credit Facility (the Credit Facility) was executed on September 29, 2006 and replaced the Company’s $310.0 million Revolving Credit Agreement. The Credit Facility has a five-year term and is unsecured. The Company recorded a $0.2 million loss in 2006

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

on early termination of the previous Revolving Credit Agreement due to recognition of the remaining unamortized financing costs.

The Credit Facility expires September 29, 2011 and provides for up to $50.0 million for standby letters of credit, limited to the undrawn amount available under the Credit Facility. Borrowings under the Credit Facility bear interest at LIBOR based on a combined leverage and ratings grid. The Credit Facility may be increased by an additional $100.0 million in the aggregate prior to maturity, subject to the receipt of additional commitments and the absence of any continuing defaults.

Proceeds from the Credit Facility may be used to provide availability for working capital, capital expenditures, permitted acquisitions and general corporate purposes. Historically, the Company used the former bank agreement to provide initial funding for acquisitions, including Mikron in fiscal 2005.

The Credit Facility includes two primary financial covenants including a maximum leverage test and minimum interest coverage test. Additionally, there are certain limitations on additional indebtedness, asset or equity sales, and acquisitions. Distributions are permitted so long as after giving effect to such dividend or stock repurchase, there is no event of default. As of October 31, 2007, the Company was in compliance with all current Credit Facility covenants. The Company had no borrowings under the Credit Facility as of October 31, 2007 or October 31, 2006. The aggregate availability under the Credit Facility was $339.2 million at October 31, 2007, which is net of $10.8 million of outstanding letters of credit.

Convertible Senior Debentures

On May 5, 2004, the Company issued $125.0 million of the Convertible Senior Debentures (the Debentures) in a private placement offering. The Debentures were subsequently registered in October 2004 pursuant to the registration rights agreement entered into in connection with the offering. In November 2006, the Company filed a post-effective amendment to deregister all unsold securities under the registration statement as the Company’s obligation to maintain the effectiveness of such registration statement has expired; the SEC declared this post-effective amendment effective on November 22, 2006. The net proceeds from the offering, totaling approximately $122.0 million, were used to repay a portion of the amounts outstanding under the former credit facility. The Debentures are general unsecured senior obligations, ranking equally in right of payment with all existing and future unsecured senior indebtedness, and senior in right of payment to any existing and future subordinated indebtedness. The Debentures are effectively subordinated to all senior secured indebtedness and all indebtedness and liabilities of subsidiaries, including trade creditors.

The Debentures are convertible into shares of Quanex common stock, upon the occurrence of certain events, at an adjusted conversion rate of 39.2978 shares of common stock per $1,000 principal amount of notes. This conversion rate is equivalent to an adjusted conversion price of $25.45 per share of common stock, subject to adjustment in some events such as a common stock dividend or an increase in the cash dividend. Adjustments to the conversion rate are made when the cumulative adjustments exceed 1% of the conversion rate. After the scheduled dividend payment in December 2007, the cumulative adjustments are expected to exceed 1% which will lead to the conversion rate increasing by slightly more than 1%. In January 2005, the Company announced that it had irrevocably elected to settle the principal amount of the Debentures in cash when they become convertible and are surrendered by the holders thereof. The Company retains its option to satisfy any excess conversion obligation (stock price in excess of conversion price) with either shares, cash or a combination of shares and cash. Based on the provisions of EITF Issue No. 01-6 “The Meaning of Indexed to a Company’s Own Stock” and EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock”, the conversion feature of the Debenture is not subject to the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) and accordingly has not been bifurcated and accounted for separately as a derivative under SFAS 133.

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Debentures are only convertible under certain circumstances, including: (i) during any fiscal quarter if the closing price of the Company’s common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the previous fiscal quarter is more than 120% of the conversion price per share of the Company’s common stock on such last trading day; (ii) if the Company calls the Debentures for redemption; or (iii) upon the occurrence of certain corporate transactions, as defined. Upon conversion, the Company has the right to deliver common stock, cash or a combination of cash and common stock. The Company may redeem some or all of the Debentures for cash any time on or after May 15, 2011 at the Debentures’ full principal amount plus accrued and unpaid interest, if any. Holders of the Debentures may require the Company to purchase, in cash, all or a portion of the Debentures on May 15, 2011, 2014, 2019, 2024 and 2029, or upon a fundamental change, as defined, at the Debentures’ full principal amount plus accrued and unpaid interest, if any. Excluding the first fiscal quarter of fiscal 2007, the Debentures have been convertible effective May 1, 2005 and continue to be convertible though the quarter ending January 31, 2008, as the closing price of the Company’s common stock exceeded the contingent conversion price during the applicable periods as described in (i) above. The Company has classified the Debentures as current as of October 31, 2007 as it is reasonably expected that the Debentures will be settled within twelve months.

Other Debt Instruments

The City of Richmond, Kentucky Industrial Building Revenue Bonds were obtained as part of the acquisition of Mikron. These bonds are due in annual installments through October 2020. Interest is payable monthly at a variable rate. The average rate during fiscal 2007 and fiscal 2006 was 3.7% and 3.4%, respectively. These bonds are secured by the land, building and certain equipment of the Mikron East facility located in Richmond, Kentucky. In addition, a $2.5 million letter of credit under the Credit Facility serves as a conduit for making the scheduled payments.

In June 1999, the Company borrowed $3.0 million through Scott County, Iowa Variable Rate Demand Industrial Waste Recycling Revenue Bonds Series 1999. The bonds require 15 annual principal payments of $200,000 beginning on July 1, 2000. The variable interest rate is established by the remarketing agent based on the lowest weekly rate of interest that would permit the sale of the bonds at par, on the basis of prevailing financial market conditions. Interest is payable on the first business day of each calendar month. Interest rates on these bonds during fiscal 2007 have ranged from 3.4% to 4.1%. These bonds are secured by a Letter of Credit.

The Company’s 6.50% City of Huntington, Indiana Economic Development Revenue Bonds were scheduled to mature in August 2010. On August 1, 2007, the Company elected to prepay these bonds without penalty as permitted by the indenture. Principal at payoff was $1.7 million.

Additional Debt Disclosures

The Company’s consolidated debt had a weighted average interest rate of 2.5% and 2.6% as of October 31, 2007 and October 31, 2006, respectively. Approximately 97% and 95% of the total debt had a fixed interest rate at October 31, 2007 and 2006, respectively. As of October 31, 2007, the Company has $13.2 million in letters of credit and corporate guarantees, of which $10.8 million in letters of credit fall under the Credit Facility sublimit.

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Aggregate maturities of long-term debt at October 31, 2007, are as follows (in thousands):

2008	$126,464
2009	363
2010	312
2011	311
2012	310
Thereafter	1,255

Total	$129,015

11.	Pension Plans and Other Postretirement Benefits

The Company has a number of retirement plans covering substantially all employees. The Company provides both defined benefit and defined contribution plans. In general, the plant or location of his/her employment determines an employee’s coverage for retirement benefits.

On October 31, 2007, the Company adopted the recognition and disclosure provisions of SFAS 158. See Note 1 for additional information regarding the impact of the adoption of SFAS 158.

Defined Benefit Plans

The Company has non-contributory, single employer defined benefit pension plans that cover substantially all non-union employees and union employees in Vehicular Products. For participants prior to January 1, 2007, these defined benefit pension plans pay benefits to employees at retirement using formulas based upon years of service and either compensation rates near retirement or a flat dollar multiplier, as applicable.

Effective January 1, 2007, the Company amended one of its defined benefit pension plans to reflect a new cash balance formula for all new salaried employees hired on or after January 1, 2007 and for any non-union employees who were not participating in a defined benefit plan prior to January 1, 2007. All new salaried employees and many of the employees converted from other defined contribution plans are eligible to receive credits equivalent to 4% of their annual eligible wages, while some of the employees involved in the conversion were “grandfathered” and are eligible to receive credits ranging up to 6.5% based upon the amount they received prior to the conversion. Additionally, every year the participants will receive an interest related credit on their respective balance equivalent to the prevailing 30-year Treasury rate. As previously discussed, benefits for participants in this plan prior to January 1, 2007 are based on a more traditional formula for retirement benefits.

The Company also provides certain healthcare and life insurance benefits for eligible retired employees employed prior to January 1, 1993. Certain employees may become eligible for those benefits if they reach normal retirement age while working for the Company. The Company continues to fund benefit costs on a pay-as-you-go basis. For fiscal year 2007, the Company made benefit payments totaling $0.4 million, compared to $0.6 million and $0.7 million in fiscal 2006 and 2005, respectively.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was signed into law on December 8, 2003. This Act introduces a Medicare prescription-drug benefit beginning in 2006 as well as a federal subsidy to sponsors of retiree health care plans that provide a benefit at least “actuarially equivalent” to the Medicare benefit. Management has concluded that the Company’s plans are at least “actuarially equivalent” to the Medicare benefit. The Company has not included the federal subsidy from the Act for those eligible. The impact to net periodic benefit cost and to benefits paid did not have a material impact on the consolidated financial statements.

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Funded Status and Net Periodic Benefit Cost

The funded status of the defined benefit pension plans and other retiree benefit plans at the respective year-ends was as follows:

	Pension Benefits		Postretirement Benefits
	October 31,
	2007	2006	2007	2006
	(In thousands)

Change in Benefit Obligation
Benefit obligation at beginning of year(1)	$75,543	$69,593	$7,724	$8,099
Service cost	8,082	4,855	67	79
Interest cost	4,489	4,073	425	416
Amendments	—	—	(49)	—
Actuarial loss (gain)	(4,660)	(862)	(494)	(250)
Benefits paid	(1,621)	(1,416)	(355)	(620)
Administrative expenses	(994)	(700)	—	—

Benefit obligation at end of year(1)	$80,839	$75,543	$7,318	$7,724

Change in Plan Assets
Fair value of plan assets at beginning of year	$69,432	$47,394
Actual return on plan assets	10,475	8,197
Employer contributions	508	15,957
Benefits paid	(1,621)	(1,416)
Administrative expenses	(994)	(700)

Fair value of plan assets at end of year	$77,800	$69,432

Funded Status	$(3,039)	$(6,111)	$(7,318)	$(7,724)

(1)	For the pension benefit plans, the benefit obligation is the projected benefit obligation. For other retiree benefit plans, the benefit obligation is the accumulated postretirement benefit obligation.

	Pension Benefits		Postretirement Benefits
	October 31,
	2007	2006	2007	2006
	(In thousands)

Reconciliation of Funded Status
Funded status at end of year	$(3,039)	$(6,111)	$(7,318)	$(7,724)
Unrecognized prior service cost (credit)	n/a	1,178	n/a	(363)
Unrecognized net actuarial loss (gain)	n/a	11,856	n/a	787

Net amount recognized	$(3,039)	$6,923	$(7,318)	$(7,300)

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Pension Benefits		Postretirement Benefits
	October 31,
	2007	2006	2007	2006
	(In thousands)

Amounts Recognized in the Consolidated Balance Sheet:
Other assets	$1,054	$5,059	$—	$—
Accrued liabilities	—	(92)	(573)	—
Pension obligation/postretirement benefit	(4,093)	(1,115)	(6,745)	(7,300)
Minimum pension liability	—	3,071	—	—

Net amount recognized	$(3,039)	$6,923	$(7,318)	$(7,300)
Amounts Recognized in Accumulated Other Comprehensive Income (pretax):
Net actuarial (gain) loss	$2,187	n/a	$293	n/a
Net prior service cost (credit)	978	n/a	(347)	n/a
Net transition obligation (asset)	—	n/a	—	n/a

Total	$3,165	n/a	$(54)	n/a

The accumulated benefit obligation is the present value of pension benefits (whether vested or unvested) attributed to employee service rendered before the measurement date and based on employee service and compensation prior to that date. The accumulated benefit obligation differs from the projected benefit obligation in that it includes no assumption about future compensation levels. The accumulated benefit obligations of the Company’s pension plans as of the measurement dates in 2007 and 2006 were $70.1 million and $65.3 million, respectively. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were:

	October 31,
	2007	2006
	(In thousands)

Projected benefit obligation	$1,783	$20,436
Accumulated benefit obligation	1,783	20,436
Fair value of plan assets	1,655	19,314

Components of the net periodic benefit cost were as follows:

	Pension Benefits			Postretirement Benefits
	October 31,
	2007	2006	2005	2007	2006	2005
	(In thousands)

Service cost	$8,082	$4,855	$4,439	$67	$79	$84
Interest cost	4,489	4,073	3,645	425	416	429
Expected return on plan assets	(5,826)	(4,436)	(3,669)	—	—	—
Amortization of unrecognized transition asset	—	—	(50)	—	(58)	(58)
Amortization of unrecognized prior service cost	201	200	201	(65)	—	—
Amortization of unrecognized net loss	359	960	946	—	—	—

Net periodic benefit cost	$7,305	$5,652	$5,512	$427	$437	$455

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amount of prior service cost and net actuarial gain for the defined benefit pension plans that is expected to be amortized from accumulated other comprehensive income and reported as a component of net periodic benefit cost during fiscal 2008 is $199 thousand and $9 thousand, respectively. The amount of prior service cost for the other retiree benefit plans that is expected to be amortized from accumulated other comprehensive income and reported as a component of net periodic benefit cost during fiscal 2008 is $67 thousand.

Measurement Date and Assumptions

The Company uses an October 31 measurement date for its defined benefit plans. The Company determines its actuarial assumptions on an annual basis. The assumptions for the pension benefit and postretirement benefits calculations, as well as assumed health care cost trend rates, for the years ended October 31, are as follows:

	Pension Benefits			Postretirement Benefits
	October 31,
	2007	2006	2005	2007	2006	2005

Weighted average assumptions to determine benefit obligation at year- end:
Discount rate	6.40%	5.98%	5.75%	6.40%	5.98%	5.75%
Rate of compensation increase	4.00%	4.00%	4.00%	n/a	n/a	n/a
Weighted average assumptions to determine net periodic benefit costs:
Discount rate	5.98%	5.75%	5.75%	5.98%	5.98%	5.75%
Expected return on plan assets	8.50%	8.50%	8.50%	n/a	n/a	n/a
Rate of compensation increase	4.00%	4.00%	4.00%	n/a	n/a	n/a
Health care cost trend rate assumed for next year	n/a	n/a	n/a	7.9%	9.0%	10.0%
Ultimate trend rate	n/a	n/a	n/a	4.5%	4.5%	5.0%
Year rate reaches ultimate trend rate	n/a	n/a	n/a	2011	2011	2011

The discount rate is used to calculate the present value of the projected benefit obligation for pension benefits and the accumulated postretirement benefit obligation for postretirement benefits. The rates are determined based on high-quality fixed income securities that match the duration of expected benefit payments. The company uses a portfolio of high quality corporate bonds (i.e. rated Aa- or better) that match the duration of the expected benefit payments to establish the discount rate for this assumption.

The expected return on plan assets is used to determine net periodic pension expense. The rate of return assumptions are based on projected long-term market returns for the various asset classes in which the plans are invested, weighted by the target asset allocations. The return assumption is reviewed annually.

The rate of compensation increase represents the long-term assumption for expected increases to salaries.

The health care cost trend rate represents the Company’s expected annual rates of change in the cost of health care benefits. The trend rate noted above represents a forward projection of health care costs as of the measurement date. Our projection for fiscal year 2008 is an increase in health care costs of 7.9%. For measurement purposes, the annual increase in health care costs was assumed to decrease gradually to 4.5% percent by fiscal year 2011 and remain at that level thereafter.

Postretirement plan assumptions reflect our historical experience and our best judgments regarding future expectations. Assumed health care cost trend rates could have an effect on the amounts reported for post

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

retirement benefit plans. A one-percentage point change in assumed health care cost trend rates would have the following effects as of October 31, 2007:

	One	One
	Percent	Percent
	Increase	Decrease
	(In thousands)

Effect on total service and interest cost components	$9	$(8)
Effect on postretirement benefit obligation	164	(149)

Plan Assets

The Company’s target allocation for the year ending October 31, 2007 and actual asset allocation by asset category as of October 31, 2007 and 2006 are as follows:

		Actual Allocation at
	Target	October 31,
	Allocation	2007	2006

Equity securities	70.0%	70.0%	70.5%
Debt securities	30.0%	30.0%	29.5%

The Company’s investment objective for defined benefit plan assets is to meet the plans’ benefit obligations, while minimizing the potential for future required Company plan contributions. The investment strategies focus on asset class diversification, liquidity to meet benefit payments and an appropriate balance of long-term investment return and risk. Target ranges for asset allocations are determined by matching the actuarial projections of the plans’ future liabilities and benefit payments with expected long-term rates of return on the assets, taking into account investment return volatility and correlations across asset classes. Plan assets are diversified across several investment managers and are generally invested in liquid funds that are selected to track broad market equity and bond indices. Investment risk is carefully controlled with plan assets rebalanced to target allocations on a periodic basis and continual monitoring of investment managers performance relative to the investment guidelines established with each investment manager.

Expected Benefit Payments and Funding

The Company’s pension funding policy is generally to make the minimum annual contributions required by applicable regulations. In fiscal 2007, the Company made voluntary pension contributions in excess of the minimum contribution totaling $0.3 million towards the 2006 plan year. In fiscal 2006, the Company made voluntary pension contributions in excess of the minimum contribution totaling $13.0 million towards the 2005 plan year. After taking into account recent voluntary contributions, the minimum pension contribution required to be made during fiscal 2008 for the 2007 plan year is $9.0 thousand.

Management’s best estimate of its cash requirements for the pension benefit plans and postretirement benefit plans for the year ending October 31, 2008 is $0.4 million and $0.6 million, respectively. For the pension benefit plans, this is comprised of expected contributions to the plan, whereas for postretirement benefit plans, this is comprised of expected contributions that will be used directly for benefit payments. Expected contributions are dependent on many variables, including the variability of the market value of the assets as compared to the obligation and other market or regulatory conditions. In addition, the Company takes into consideration its business investment opportunities and resulting cash requirements. Accordingly, actual funding may differ greatly from current estimates.

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total benefit payments expected to be paid to participants, which include payments funded from the Company’s assets, as discussed above, as well as payments paid from the plans are as follows:

	Pension	Postretirement
Years Ended October 31,	Benefits	Benefits
	(In thousands)

Expected Benefit Payments
2008	$2,104	$573
2009	2,690	590
2010	3,320	589
2011	4,000	597
2012	4,732	609
2013 — 2017	$35,646	$3,019

Defined Contribution Plans

The Company also has defined contribution plans to which both employees and the Company make contributions. The Company contributed approximately $5.0 million, $6.2 million and $6.4 million to these plans in fiscal 2007, 2006 and 2005, respectively. At October 31, 2007, assets of the defined contribution plans included shares of the Company’s common stock with a market value of approximately $18.1 million, which represented approximately 6.9% of the total fair market value of the assets in the Company’s defined contribution plans.

Other

Quanex has a Supplemental Benefit Plan covering certain key officers of the Company. Earned vested benefits under the Supplemental Benefit Plan were approximately $4.2 million, $4.5 million and $1.4 million at October 31, 2007, 2006 and 2005, respectively. The Company intends to fund these benefits with life insurance policies valued at $29.9 million as of October 31, 2007. The Company also has a non-qualified Deferred Compensation Plan covering members of the Board of Directors and certain key employees of the Company. Earned vested benefits under the Deferred Compensation Plan were approximately $6.8 million, $6.0 million and $7.8 million at October 31, 2007, 2006 and 2005, respectively.

12.	Industry Segment Information

Business segments are reported in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS 131). SFAS 131 requires the Company to disclose certain information about its operating segments where operating segments are defined as “components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (CODM) in deciding how to allocate resources and in assessing performance.” Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

Quanex has three reportable segments covering two customer-focused markets; the vehicular products and building products markets. The Company’s reportable segments are Vehicular Products, Engineered Building Products, and Aluminum Sheet Building Products. The Vehicular Products segment produces engineered steel bars for the light vehicle, heavy duty truck, agricultural, defense, capital goods, recreational and energy markets. The Vehicular Products segment’s primary market drivers are North American light vehicle builds and, to a lesser extent, heavy duty truck builds. The Engineered Building Products segment produces engineered products and components serving the window and door industry, while the Aluminum Sheet Building Products segment produces mill finished and coated aluminum sheet serving the broader building

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

products markets. The main market drivers of the building products focused segments are residential housing starts and remodeling expenditures.

For financial reporting purposes three of the Company’s five operating divisions, Homeshield, Truseal and Mikron, have been aggregated into the Engineered Building Products reportable segment. The remaining two divisions, MACSTEEL and Nichols Aluminum, are reported as separate reportable segments. The financial performance of the operations is based upon operating income.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies, with the exception of the inventory valuation method. The Company measures its inventory at the segment level on a FIFO basis, however at the consolidated Company level, nearly half of the inventory is measured on a LIFO basis. The LIFO reserve is computed on a consolidated basis as a single pool and is thus treated as a corporate expense. See Note 6 to the financial statements for more information. LIFO inventory adjustments along with corporate office charges and intersegment eliminations are reported as Corporate, Intersegment Eliminations or Other. The Company accounts for intersegment sales and transfers as though the sales or transfers were to third parties, that is, at current market prices. Corporate assets primarily include cash and equivalents and cash surrender value of Date: 14-DEC-2007 15:47:48.35 life insurance policies partially offset by the Company’s consolidated LIFO inventory reserve.

For the years ended October 31, 2007, 2006 and 2005, no one customer represented 10% or more of the consolidated net sales of the Company. Following is selected segment information.

	For the Years Ended October 31,
	2007(3)	2006(3)	2005(3)
	(In thousands)

Net Sales:
Vehicular Products(1)	$1,085,047	$988,799	$1,017,188
Engineered Building Products(2)	457,764	524,625	487,578
Aluminum Sheet Building Products	524,215	539,773	484,112
Intersegment Eliminations	(18,005)	(20,625)	(19,871)

Consolidated	$2,049,021	$2,032,572	$1,969,007

Depreciation and Amortization:
Vehicular Products(1)	$39,049	$34,075	$32,700
Engineered Building Products(2)	27,922	26,927	22,429
Aluminum Sheet Building Products	9,829	9,796	10,028
Corporate	240	276	244

Consolidated	$77,040	$71,074	$65,401

Operating Income (Loss):
Vehicular Products(1)	$132,723	$154,571	$190,667
Engineered Building Products(2)	43,814	52,540	59,207
Aluminum Sheet Building Products	65,732	82,177	72,225
Corporate & Other	(39,329)	(37,894)	(29,324)

Consolidated	$202,940	$251,394	$292,775

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Years Ended October 31,
	2007(3)	2006(3)	2005(3)
	(In thousands)

Capital Expenditures:
Vehicular Products(1)	$18,467	$45,189	$22,704
Engineered Building Products(2)	9,816	20,980	20,867
Aluminum Sheet Building Products	6,102	5,971	6,944
Corporate & Other	11	122	277

Consolidated	$34,396	$72,262	$50,792

Identifiable Assets:
Vehicular Products(1)	$533,641	$473,133	$425,536
Engineered Building Products(2)	444,677	464,605	468,737
Aluminum Sheet Building Products	162,139	169,253	162,131
Corporate, Intersegment Eliminations & Other	194,365	95,161	47,024
Discontinued Operations(3)	—	—	11,350

Consolidated	$1,334,822	$1,202,152	$1,114,778

(1)	Fiscal 2007 includes MACSTEEL Atmosphere Annealing as of February 1, 2007.

(2)	Fiscal 2005 includes Mikron as of December 9, 2004.

(3)	Temroc, Piper Impact and Nichols Aluminum — Golden are included in discontinued operations for all periods.

Net Sales by Product Information

Reportable segment net sales separately reflect revenues for each group of similar products and services. The Vehicular Products segment sells engineered steel bars, while the Engineered Building Products segment sells window and door components and the Aluminum Sheet Building Products segment sells aluminum mill sheet products.

Geographic Information

Operations of the Company and all identifiable assets are located in the United States. Net sales by geographic region are attributed to countries based on the location of the customer and are as follows:

	Years Ended October 31,
	2007	2006	2005
	(In thousands)

Net Sales
United States	$1,871,299	$1,898,447	$1,867,648

Mexico	72,212	58,481	44,097
Canada	91,485	65,701	45,652
Asian countries	7,874	6,084	5,026
European countries	4,638	2,367	5,604
Other foreign countries	1,513	1,492	980

Total foreign	177,722	134,125	101,359

Total net sales	$2,049,021	$2,032,572	$1,969,007

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Stockholders’ Equity

The Company’s authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.50 per share, and 1,000,000 shares of Preferred Stock, no par value, as of October 31, 2007. As of October 31, 2007 and 2006, there were no shares of Preferred Stock issued or outstanding.

The Company has Preferred Stock Purchase Rights (the Rights) pursuant to the Third Amended and Restated Rights Agreement (the Rights Agreement) effective October 18, 2004. The Rights were originally authorized and distributed by the Company’s Board of Directors in 1986. The Rights Agreement is intended to assure that all shareholders would receive fair treatment in the event of a proposed takeover of the Company and to further protect shareholders by providing the Board of Directors of the Company with needed flexibility in responding to abusive takeover tactics. The Rights Agreement originally provided for one Right (subject to adjustment for certain events) on each outstanding share of the Company’s common stock. Each Right represents the right to purchase a certain amount of shares of Series A Junior Participating Preferred Stock (Preferred Stock) of the Company. The number of Rights associated with each share of common stock outstanding is adjusted in certain events such as the Company declaring a common stock dividend, subdividing or combining the common stock, or issuing any shares of its capital stock in a reclassification of the outstanding common stock.

Each outstanding share of the Company’s common stock is associated with 4/9th (or approximately 44%) of a Right. Each Right, when exercisable, entitles the holder to purchase 1/1,000th of a share of Preferred Stock at an exercise price of $90. This is equivalent to each outstanding share of the Company’s common stock being associated with the purchase of 1/2,250th of a share of Preferred Stock at an exercise price of $90. Each 1/1,000th of a share of Preferred Stock will be entitled to a dividend equal to the greater of $.01 or the dividend declared on each share of common stock, and will be entitled to 1/1,000th of a vote, voting together with the shares of common stock. The Rights will be exercisable only if, without the Company’s prior consent, a person or group of persons acquires or announces the intention to acquire 20% or more of the Company’s common stock. If the Company is acquired through a merger or other business combination transaction, each Right will entitle the holder to purchase $180 worth of the surviving company’s common stock for $90. Additionally, if someone acquires 20% or more of the Company’s common stock, each Right not owned by the 20% or greater shareholder would permit the holder to purchase $180 worth of the Company’s common stock for $90. The Rights are redeemable, at the option of the Company, at $.02 per Right at any time until ten days after someone acquires 20% or more of the common stock in lieu of a purchase of Preferred Stock. The Rights expire April 15, 2009.

The Board adopted a resolution on November 18, 2007 to provide that the transactions contemplated by the Gerdau Merger Agreement would not trigger the issuance of the Rights as described above. Furthermore, the Rights Agreement will terminate and the rights will expire immediately before the closing of the Gerdau Merger.

As a result of the Rights distribution, 150,000 of the 1,000,000 shares of authorized Preferred Stock have been reserved for issuance as Series A Junior Participating Preferred Stock.

14.	Stock Repurchase Program and Treasury Stock

On December 5, 2002, the Board of Directors approved a program to purchase up to a total of 2.25 million shares of its common stock in the open market or in privately negotiated transactions. On August 26, 2004, after the Company repurchased 986,850 shares during fiscal 2003, the Board of Directors authorized the Company to reload its stock buyback program, increasing the existing authorization back up to 2.25 million shares. By October 31, 2004, all of the shares in treasury stock were used through stock option exercises and other compensation plans. There were no treasury shares purchased during fiscal 2004 and 2005 and at October 31, 2004 and 2005, there were no shares in treasury stock.

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On August 24, 2006, the Board of Directors approved an additional increase of 2.0 million shares to the existing program. The Company purchased 1,573,950 treasury shares for $58.3 million in fiscal 2006. During fiscal year 2006 and 2007, the number of shares in treasury was reduced to 1,200,617 and 981,117, respectively, primarily as a result of stock option exercises. As of October 31, 2007, the remaining shares authorized for repurchase in the program was 2,676,050.

15.	Stock-Based Compensation

In the first quarter of fiscal 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R requires the Company to measure all employee stock-based compensation awards using a fair value method and record such expense in the consolidated financial statements beginning as of November 1, 2005.

The Company has stock option, restricted stock, and restricted stock unit (RSU) plans which provide for the granting of stock options, common shares or RSUs to key employees and non-employee directors. The Company’s practice is to grant options and restricted stock or RSUs to directors on October 31st of each year, with an additional grant of options to each director on the date of his or her first anniversary of service. Additionally, the Company’s practice is to grant options and restricted stock to employees at the Company’s December board meeting and occasionally to key employees on their respective dates of hire. The exercise price of the option awards is equal to the closing market price on these pre-determined dates. The following table shows a summary of information with respect to stock option, restricted stock, and RSU compensation for 2007 and 2006 and restricted stock compensation for 2005, which are included in the consolidated statements of income for those respective periods:

	Years Ended October 31,
	2007	2006	2005
	(In thousands)

Total pretax stock-based compensation expense included in net income	$6,036	$5,298	$946
Income tax benefit related to stock-based compensation included in net income	$2,257	$1,960	$355

The Company has not capitalized any stock-based compensation cost as part of inventory or fixed assets during the fiscal years 2007, 2006, and 2005. Cash received from option exercises for the years ended October 31, 2007, 2006 and 2005 was $3.6 million, $6.7 million and $8.5 million, respectively. The actual tax benefit realized for the tax deductions from option exercises and lapses on restricted stock totaled $1.6 million, $5.0 million and $5.8 million for years ended October 31, 2007, 2006 and 2005, respectively.

The Company generally issues shares from treasury, if available, to satisfy stock option exercises. If there are no shares in treasury, the Company issues additional shares of common stock.

Restricted Stock Plans

Under the Company’s restricted stock plans, common stock may be awarded to key employees, officers and non-employee directors. The recipient is entitled to all of the rights of a shareholder, except that during the forfeiture period the shares are nontransferable. The awards vest over a specified time period, but typically either immediately vest or cliff vest over a three-year period with service as the vesting condition. Upon issuance of stock under the plan, fair value is measured by the grant date price of the Company’s shares. This fair value is then expensed over the restricted period with a corresponding increase to additional

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

paid-in-capital. A summary of non-vested restricted shares at October 31, 2007, and changes during the year ended October 31, 2007, is presented below:

		Weighted-
		Average Grant-
		Date Fair Value
	Shares	per Share

Nonvested at October 31, 2006	124,785	$27.71
Granted	42,850	37.55
Vested	(54,225)	22.98
Forfeited	—	—

Nonvested at October 31, 2007	113,410	$34.33

The weighted-average grant-date fair value of restricted stock granted during the years ended October 31, 2007, 2006 and 2005 Operator: was $37.55, $40.50 and $27.33, respectively. The total fair value of restricted stock vested during the years ended October 31, 2007, 2006 and 2005 was $1.2 million, $0.1 million and $0.4 million, respectively. Total unrecognized compensation cost related to unamortized restricted stock awards was $1.0 million as of October 31, 2007. That cost is expected to be recognized over a weighted-average period of 1.7 years.

Valuation of Stock Options under SFAS 123R

Under SFAS 123R, the Company continues to use the Black-Scholes-Merton option-pricing model to estimate the fair value of its stock options. However, the Company has applied the expanded guidance under SFAS 123R and SAB 107 for the development of its assumptions used as inputs for the Black-Scholes-Merton option pricing model for grants beginning November 1, 2005. Expected volatility is determined using historical volatilities based on historical stock prices for a period that matches the expected term. The expected volatility assumption is adjusted if future volatility is expected to vary from historical experience. The expected term of options represents the period of time that options granted are expected to be outstanding and falls between the option’s vesting and contractual expiration dates. The expected term assumption is developed by using historical exercise data adjusted as appropriate for future expectations. Separate groups of employees that have similar historical exercise behavior are considered separately. Accordingly, the expected term range given below results from certain groups of employees exhibiting different behavior. The risk-free rate is based on the yield at the date of grant of a zero-coupon U.S. Treasury bond whose maturity period equals the option’s expected term. The fair value of each option was estimated on the date of grant. The following is a summary of valuation assumptions for grants during the years ended October 31, 2007, 2006 and 2005:

	Grants During the Years Ended October 31
	2007	2006	2005
Valuation Assumptions	(SFAS 123R)	(SFAS 123R)	(SFAS 123)

Weighted-average expected volatility	36.5%	35.0%	35.2%
Expected term (in years)	4.9-5.1	4.8-5.2	5.0
Risk-free interest rate	4.4%	4.5%	3.5%
Expected dividend yield over expected term	1.75%	2.0%	1.5%

The weighted-average grant-date fair value of options granted during the years ended October 31, 2007, 2006 and 2005 was $12.52, $12.56 and $8.57, respectively. The increase in per share fair value of the options in 2006 compared to 2005 was primarily related to the increase in the Company’s stock price on the date of grant to an average price of approximately $40 per share in fiscal 2006 from $27 per share in fiscal 2005.

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Proforma Effect Prior to the Adoption of SFAS 123R

The following table presents the proforma effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation prior to the adoption of SFAS 123R during the year ending October 31, 2005 (in thousands except per share amounts).

2005

Net income, as reported	$155,160
Add: Restricted stock compensation, net of forfeitures included in reported net income, net of tax	591
Deduct: Total stock-based employee compensation (restricted stock amortization and stock option expense determined under SFAS 123 fair value based method), net of related tax effects	(2,782)

Pro forma net income	$152,969

Earnings per common share:
Basic as reported	$4.11
Basic pro forma	$4.05
Diluted as reported	$3.95
Diluted pro forma	$3.90

Disclosures for the year ended October 31, 2007 and 2006 are not presented as the amounts are recognized in the consolidated financial statements.

2006 Omnibus Incentive Plan

At the Company’s annual meeting in February 2006, the Company’s stockholders approved the Quanex Corporation 2006 Omnibus Incentive Plan (the 2006 Plan). The 2006 Plan provides for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock awards, performance unit awards, annual incentive awards, other stock-based awards and cash-based awards. The 2006 Plan is administered by the Compensation Committee of the Board and allows for immediate, graded or cliff vesting options, but options must be exercised no later than ten years from the date of grant. The aggregate number of shares of common stock authorized for grant under the 2006 Plan is 2,625,000. Any officer, key employee and / or non-employee director of the Company or any of its affiliates is eligible for awards under the 2006 Plan. The initial awards granted under the 2006 Plan were during the third fiscal quarter of 2006; service is the vesting condition.

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of stock option activity under the 2006 Plan during the year ended October 31, 2007 is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise Price	Contractual	Intrinsic Value
	Shares	per Share	Term (In Years)	(000’s)

Outstanding at October 31, 2006	46,578	$34.83
Granted	292,890	37.70
Exercised	(3,837)	34.19
Cancelled	(7,050)	37.47
Expired	—	—

Outstanding at October 31, 2007	328,581	$37.34	9.0	$1,264

Vested or expected to vest at October 31, 2007	300,748	$37.32	9.0	$1,163

Exercisable at October 31, 2007	37,875	$36.54	8.6	$176

The total intrinsic value of options (the amount by which the market price of the stock on the date of exercise exceeded the exercise price of the option) exercised during the year ended October 31, 2007 was $0.1 million. No options were exercised during fiscal year 2006.

A summary of the nonvested stock option shares under the 2006 Plan during the year ended October 31, 2007 is presented below:

		Weighted-
		Average Grant-
		Date Fair Value
	Shares	per Share

Nonvested at October 31, 2006	26,250	$11.54
Granted	292,890	$12.52
Vested	(21,384)	$12.65
Forfeited	(7,050)	$12.56

Nonvested at October 31, 2007	290,706	$12.42

Total unrecognized compensation cost related to stock options granted under this plan was $1.3 million as of October 31, 2007. That cost is expected to be recognized over a weighted-average period of 2.1 years. The total fair value of shares vested during the years ended October 31, 2007 and 2006 was $0.3 million and $0.2 million, respectively.

Key Employee and Non-Employee Director Stock Option Plans

The Company’s 1996 Employee Stock Option and Restricted Stock Plan (the 1996 Plan) and 1997 Key Employee Stock Plan (the 1997 Plan) provide for the granting of options to employees and non-employee directors of up to an aggregate of 6,637,500 common shares. Unless otherwise provided by the Board of Directors at the time of grant, options become exercisable in one-third increments maturing cumulatively on each of the first through third anniversaries of the date of grant and must be exercised no later than ten years from the date of grant. The 1996 Plan expired as of December 31, 2005, and the 1997 Plan was terminated effective December 31, 2005.

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of stock option activity under the 1996 Plan and the 1997 Plan during the year ended October 31, 2007 is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise Price	Contractual	Intrinsic Value
	Shares	Per Share	Term (In Years)	(000’s)

Outstanding at October 31, 2006	1,211,883	$24.71
Granted	—	—
Exercised	(150,313)	21.35
Cancelled	(7,876)	38.91
Expired	—	—

Outstanding at October 31, 2007	1,053,694	$25.08	6.1	$16,971

Vested or expected to vest at October 31, 2007	1,025,217	$24.84	6.0	$16,762

Exercisable at October 31, 2007	766,820	$21.79	5.8	$14,874

The total intrinsic value of options exercised during the years ended October 31, 2007, 2006 and 2005 was $3.7 million, $11.6 million and $15.7 million, respectively.

A summary of the nonvested stock option shares under the 1996 Plan and the 1997 Plan during the year ended October 31, 2007 is presented below:

		Weighted-
		Average Grant-
		Date Fair Value
	Shares	per Share

Nonvested at October 31, 2006	637,549	$9.59
Granted	—	—
Vested	(342,249)	8.64
Forfeited	(8,426)	11.63

Nonvested at October 31, 2007	286,874	$10.67

Total unrecognized compensation cost related to stock options granted under these plans was $0.6 million as of October 31, 2007. That cost is expected to be recognized over a weighted-average period of 0.9 years. The total fair value of shares vested during the years ended October 31, 2007, 2006 and 2005 was $3.0 million, $3.4 million and $2.5 million, respectively.

Non-Employee Director Plans

The Company has various non-employee Director Plans, which are described below:

1989 Non-Employee Directors Stock Option Plan

The Company’s 1989 Non-Employee Directors Stock Option Plan provides for the granting of stock options to non-employee Directors to purchase up to an aggregate of 472,500 shares of common stock. Options become exercisable at any time commencing six months after the grant and must be exercised no later than ten years from the date of grant. No option may be granted under the plan after December 5, 1999.

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of stock option activity under this plan during the year ended October 31, 2007 is presented below:

Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise Price	Contractual	Intrinsic Value
	Shares	per Share	Term (In Years)	(000’s)

Outstanding at October 31, 2006	4,500	$9.64
Granted	—	—
Exercised	(4,500)	9.64
Cancelled/Expired	—	—

Outstanding at October 31, 2007	—	$—	—	—

Vested or expected to vest at October 31, 2007	—	$—	—	—

Exercisable at October 31, 2007	—	$—	—	—

The total intrinsic value of options exercised during the years ended October 31, 2007, 2006 and 2005 was $0.2 million, $1.2 million and $0.4 million, respectively.

All stock option shares under this plan were vested as of the beginning of the reporting period. Accordingly, there is no unrecognized compensation cost related to stock options granted under this plan.

1997 Non-Employee Director Stock Option Plan

The Company’s 1997 Non-Employee Director Stock Option Plan provided for the granting of stock options to non-employee Directors to purchase up to an aggregate of 900,000 shares of common stock. Options granted under this plan generally became exercisable immediately or became exercisable in one-third increments maturing cumulatively on each of the first through third anniversaries of the date of grant. Options generally must be exercised no later than ten years from the date of grant. On December 5, 2002, the Company elected to terminate future grants of options under this plan.

A summary of stock option activity under this plan during the year ended October 31, 2007 is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise Price	Contractual	Intrinsic Value
	Shares	per Share	Term (In Years)	(000’s)

Outstanding at October 31, 2006	63,000	$13.36
Granted	—	—
Exercised	(18,000)	11.06
Cancelled/Expired	—	—

Outstanding at October 31, 2007	45,000	$14.29	4.0	$1,211

Vested or expected to vest at October 31, 2007	45,000	$14.29	4.0	$1,211

Exercisable at October 31, 2007	45,000	$14.29	4.0	$1,211

The total intrinsic value of options exercised during the years ended October 31, 2007, 2006 and 2005 was $0.7 million, $0.3 million and $0.4 million, respectively.

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

All stock options under this plan were vested as of October 31, 2005. Accordingly, there is no unrecognized compensation cost related to stock options granted under this plan. The total fair value of shares vested during the years ended October 31, 2005 was $26 thousand.

Restricted Stock Units

Restricted stock units (RSUs) were first awarded for the scheduled October 31, 2006 grant to non-employee directors in lieu of restricted stock. The RSUs were granted under the 2006 Plan. RSUs are not considered to be outstanding shares of common stock and do not have voting rights. Holders of RSUs receive cash for an equivalent amount of cash dividends paid on the underlying common stock. Upon the earlier of the date the individual ceases to be a board member or a change of control, each RSU is payable in cash in an amount equal to the market value of one share of the Company’s common stock. Accordingly, the RSU liability will be adjusted to fair market value at each reporting date. The Company granted 3,035 and 4,476 RSU awards in 2007 and 2006, respectively. The fair market value per share of such awards was $41.19 and $33.51 as of October 31, 2007 and 2006, respectively, and the aggregate amount charged to expense with respect to these awards was $0.2 million and $0.1 million in fiscal 2007 and 2006, respectively. The number of RSU awards outstanding as of October 31, 2007 and 2006 was 6,019 and 4,476, respectively.

16.	Fair Value of Financial Instruments

The fair values of the Company’s financial assets approximate the carrying values reported on the consolidated balance sheet. The estimated fair value of the Company’s long-term debt was $216.1 million and $223.1 million as compared to the carrying amounts of $129.0 million and $133.4 million, as of October 31, 2007 and 2006, respectively. The fair value over carrying amounts primarily relates to the Company’s Debentures discussed in Note 10. The fair value of long-term debt was based on quotes from an industry pricing service or recent transactions.

17.	Commitments

Quanex has operating leases for certain real estate and equipment. Rental expense for the years ended October 31, 2007, 2006, and 2005 was $7.6 million, $7.6 million, and $4.7 million, respectively.

Quanex is a party to non-cancelable purchase obligations primarily for natural gas and aluminum scrap used in the manufacturing process. Amounts purchased under these purchase obligations for the years ended October 31, 2007, 2006 and 2005 were $19.0 million, $21.5 million and $16.7 million, respectively.

Future minimum payments as of October 31, 2007, by year and in the aggregate under operating leases having original non-cancelable lease terms in excess of one year and estimated non-cancellable purchase obligations with remaining terms in excess of a year as of October 31, 2007, by year and in the aggregate were as follows (in thousands):

	Operating	Purchase
	Leases	Obligations

2008	$7,723	$2,873
2009	6,045	771
2010	3,769	279
2011	1,702	—
2012	1,261	—
Thereafter	5,105	—

Total	$25,605	$3,923

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Contingencies

Environmental

Quanex is subject to extensive laws and regulations concerning the discharge of materials into the environment and the remediation of chemical contamination. To satisfy such requirements, Quanex must make capital and other expenditures on an ongoing basis. The Company accrues its best estimates of its remediation obligations and adjusts such accruals as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies, and regulatory approvals. In accruing for environmental remediation liabilities, costs of future expenditures are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. When environmental laws might be deemed to impose joint and several liability for the costs of responding to contamination, the Company accrues its allocable share of liability taking into account the number of parties participating, their ability to pay their shares, the volumes and nature of the wastes involved, the nature of anticipated response actions, and the nature of the Company’s alleged connections. The cost of environmental matters has not had a material adverse effect on Quanex’s operations or financial condition in the past, and management is not aware of any existing conditions that it currently believes are likely to have a material adverse effect on Quanex’s operations, financial condition or cash flows.

Total environmental reserves and corresponding recoveries for Quanex’s current plants, former operating locations, and disposal facilities were as follows:

	October 31,	October 31,
	2007	2006
	(In thousands)

Current(1)	$2,894	$2,591
Non-current	12,738	14,186

Total environmental reserves	$15,632	$16,777

Receivable for recovery of remediation costs(2)	$5,591	$7,192

(1)	Reported in Accrued liabilities on the Consolidated Balance Sheets

(2)	Reported in Prepaid and other current assets and Other assets on the Consolidated Balance Sheets

Approximately $3.4 million of the October 31, 2007 reserve represents administrative costs; the balance represents estimated costs for investigation, studies, cleanup, and treatment. As discussed below, the reserve includes net present values for certain fixed and reliably determinable components of the Company’s remediation liabilities. Without such discounting, the Company’s estimate of its environmental liabilities as of October 31, 2007 and October 31, 2006 would be $17.1 million and $18.6 million, respectively. An associated $5.6 million and $7.2 million undiscounted recovery from indemnitors of remediation costs at one plant site is recorded as of October 31, 2007 and 2006, respectively. The change in the environmental reserve during fiscal 2007 primarily consisted of cash payments for existing environmental matters.

The Company’s Nichols Aluminum-Alabama, Inc. (NAA) subsidiary operates a plant in Decatur, Alabama that is subject to an Alabama Hazardous Wastes Management and Minimization Act Post-Closure Permit. Among other things, the permit requires NAA to remediate, as directed by the state, historical environmental releases of wastes and waste constituents. Consistent with the permit, NAA has undertaken various studies of site conditions and, during the first quarter 2006, started a phased program to treat in place free product petroleum that had been released to soil and groundwater. Based on its studies to date, which remain ongoing, the Company’s remediation reserve at NAA’s Decatur plant is $5.7 million or approximately 37% of the Company’s total environmental reserve. NAA was acquired through a stock purchase in which the sellers

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agreed to indemnify Quanex and NAA for environmental matters related to the business and based on conditions initially created or events initially occurring prior to the acquisition. Environmental conditions are presumed to relate to the period prior to the acquisition unless proved to relate to releases occurring entirely after closing. The limit on indemnification is $21.5 million excluding legal fees. In accordance with the indemnification, the indemnitors paid the first $1.5 million of response costs and have been paying 90% of ongoing costs. Based on its experience to date, its estimated cleanup costs going forward, and costs incurred to date as of October 31, 2007, the Company expects to recover from the sellers’ shareholders an additional $5.6 million. Of that, $5.2 million is recorded in Other assets, and the balance is reflected in Prepaid and other current assets.

The Company’s reserve for its MACSTEEL plant in Jackson, Michigan is $5.9 million or 38% of the Company’s total environmental reserve. During fiscal 2006, the Company completed studies supporting selection of an interim remedy to address the impact on groundwater of a historical plant landfill and slag cooling and sorting operation. Based on those studies, in January 2007, the Company held a meeting with the Michigan Department of Environmental Quality to present the interim response remedy of a hydraulic barrier (sheet pile) and groundwater extraction and treatment system to prevent impacted groundwater migration. Installation of this interim response remedy began in August 2007 and is scheduled to be completed by the end of this calendar year. The primary component of the reserve is for the estimated cost of operating the groundwater extraction and treatment system for the interim remedy over the next 9 years. The Company has estimated the annual cost of operating the system to be approximately $0.5 million. These operating costs and certain other components of the Jackson reserve have been discounted utilizing a discount rate of 4.5% and an estimated inflation rate of 2.0%. Without discounting, the Company’s estimate of its Jackson remediation liability as of October 31, 2007 would be $6.5 million. In addition to the $5.9 million reserve, the Company anticipates incurring a total capital cost of $4.4 million to construct the sheet pile wall and install the groundwater extraction and treatment system, of which $1.3 million has been spent through October 31, 2007. Depending on the effectiveness of the interim remedy, the results of future operations, and regulatory concurrences, the Company may incur additional costs to implement a final site remedy and may pay costs beyond the nine-year time period currently projected for operation of the interim remedy.

Approximately 18% or $2.8 million of the Company’s total environmental reserve is currently allocated to cleanup work related to Piper Impact. In the fourth fiscal quarter of 2005, the Company sold the location on Highway 15 in New Albany where Piper Impact previously had operated a plant (the Highway 15 location), but as part of the sale retained environmental liability for pre-closing contamination there. The Company voluntarily implemented a state-approved remedial action plan at the Highway 15 location that includes natural attenuation together with a groundwater collection and treatment system. The Company has estimated the annual cost of operating the existing system to be approximately $0.1 million and has assumed that the existing system will continue to be effective. The primary component of the reserve is the estimated operational cost over the next 27 years, which was discounted to a net present value using a discount rate of 4.7% and an estimated inflation rate of 2.0%. The aggregate undiscounted amount of the Piper Impact remediation costs as of October 31, 2007 is $3.6 million. The Company continues to monitor conditions at the Highway 15 location and to evaluate performance of the remedy.

The final remediation costs and the timing of the expenditures at the NAA plant, Jackson plant, Highway 15 location and other sites for which the Company has remediation obligations will depend upon such factors as the nature and extent of contamination, the cleanup technologies employed, the effectiveness of the cleanup measures that are employed, and regulatory concurrences. While actual remediation costs therefore may be more or less than amounts accrued, the Company believes it has established adequate reserves for all probable and reasonably estimable remediation liabilities. It is not possible at this point to reasonably estimate the amount of any obligation for remediation in excess of current accruals because of uncertainties as to the extent of environmental impact, cleanup technologies, and concurrence of governmental authorities. The Company

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

currently expects to pay the accrued remediation reserve through at least fiscal 2034, although some of the same factors discussed earlier could accelerate or extend the timing.

Tax Liability

The Company has a case in Tax Court regarding the disallowance of a capital loss realized in 1997 and 1998. The Company has reserves for income tax contingencies primarily associated with this tax case as of October 31, 2007 and 2006 of $16.1 million and $13.5 million, respectively. These reserves are reported in Income taxes payable on the Consolidated Balance Sheets. Adequate provision has been made for this contingency and the Company believes the outcome of the case will not have a material impact on its financial position or results of operations.

Asset Retirement Obligations

The Company has conditional asset retirement obligations with respect to certain Vehicular Products facilities that are expected to be incurred at such time that those facilities are decommissioned. Those facilities can be used for extended and indeterminate periods of time as long as they are properly maintained and/or upgraded. It is the Company’s practice and current intent to maintain these facilities and continue making improvements to them based on technological advances. As a result, the Company believes that the asset retirement obligations have indeterminate settlement dates because dates or ranges of dates upon which the Company would retire these assets cannot reasonably be estimated at this time. Therefore, the Company cannot reasonably estimate the fair value of these liabilities. The Company will recognize these conditional asset retirement obligations in the periods in which sufficient information becomes available to reasonably estimate their fair value using established present value techniques.

The Company has asset retirement obligations at the Engineered Building Products leased facilities due to leasehold improvements constructed for our manufacturing processes. Upon lease termination, the Company may be required to remove the leasehold improvements per the lease agreements. As of October 31, 2007 and 2006 the Company has asset retirement obligations for these leasehold improvements of $0.7 million and $0.8 million, respectively, which is included in Other liabilities on the Company’s balance sheet.

Other

From time to time, the Company and its subsidiaries are involved in various litigation matters arising in the ordinary course of their business. Although the ultimate resolution and impact of such litigation on the Company is not presently determinable, the Company’s management believes that the eventual outcome of such litigation will not have a material adverse effect on the overall financial condition, results of operations or cash flows of the Company.

19.	Discontinued Operations

In accordance with SFAS 144, the results of operations, financial position and cash flows of Temroc, Piper Impact and Nichols Aluminum — Golden have been reflected in the consolidated financial statements and notes as a discontinued operation for all periods presented. Temroc was sold on January 27, 2006, while Piper Impact was sold on January 25, 2005 and Nichols Aluminum-Golden was sold on September 30, 2004.

The Company classified Temroc as held for sale during the fourth quarter of fiscal year 2005. Historically, Temroc had been reported in the Vehicular Products segment. The August 31, 2005 annual impairment test revealed that the carrying value of the Company’s Temroc business exceeded its fair value and resulted in an $11.4 million impairment loss of Temroc’s goodwill. The Company primarily used the present value of future cash flows to determine the fair value and validated the result against the market approach. The fiscal 2005 impairment loss resulted mostly due to a change in management’s expectations of projected cash flows, but

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

was also impacted by an increase in the discount rate. The projected cash flows used in the 2005 evaluation reflected lower margin business from a change in the overall product mix. Later in the fourth quarter of fiscal 2005, Temroc met the held for sale criteria. Accordingly, an additional impairment loss of $1.7 million was recorded to write-down Temroc to its fair value less cost to sell as of October 31, 2005. Considering both the annual impairment testing and the classification of Temroc as held for sale, the Company recorded a total Temroc loss of $13.1 million during the fourth quarter of 2005.

There were no assets or liabilities of discontinued operations as of October 31, 2007 or October 31, 2006.

Operating results of the discontinued operations were as follows:

	2007	2006	2005
	(In thousands)

Net sales	$—	$5,230	$27,871

Income (Loss) from discontinued operations	—	(113)	(16,602)
Loss on sale of discontinued operations	—	(61)	(6,537)
Income tax benefit (expense)	—	44	1,066

Income (loss) from discontinued operations, net of taxes	$—	$(130)	$(22,073)

Temroc was sold in January 2006 and the working capital-based purchase price adjustment was settled in the third quarter of fiscal 2006. The sale of Temroc resulted in the disposition of the $0.4 million remaining Temroc goodwill and resulted in only an additional $61 thousand loss recorded in fiscal 2006.

The $22.1 million loss from discontinued operations for the fiscal year 2005 includes the $13.1 million Temroc non-cash impairment losses discussed above, $3.9 million after-tax loss on sale of Piper Impact, $1.9 million after-tax operating loss at Piper Impact and a $2.9 million after-tax loss related to the sale of Nichols Aluminum-Golden.

QUANEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Quarterly Results of Operations (Unaudited)

The following sets forth the selected quarterly information for the years ended October 31, 2007 and 2006.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(In thousands except per share amounts)

2007:
Net sales	$417,641	$519,438	$554,084	$557,858
Cost of sales(1)	342,565	424,457	452,167	451,863
Depreciation and amortization(2)	16,993	17,279	16,012	18,145
Operating income	30,381	50,542	59,162	62,855
Net income	20,045	32,800	40,219	41,558
Earnings per share:
Basic earnings from continuing operations	$0.54	$0.89	$1.09	$1.12
Basic earnings	0.54	0.89	1.09	1.12
Diluted earnings from continuing operations	0.53	0.84	1.02	1.05
Diluted earnings	0.53	0.84	1.02	1.05
2006:
Net sales	$444,569	$507,236	$553,047	$527,720
Cost of sales(1)	352,084	396,541	442,789	425,985
Depreciation and amortization(2)	15,354	15,876	15,260	16,490
Operating income	54,224	68,845	69,027	59,298
Net income	33,025	42,850	45,133	39,175
Earnings per share:
Basic earnings from continuing operations	$0.88	$1.14	$1.20	$1.06
Basic earnings	0.87	1.14	1.20	1.06
Diluted earnings from continuing operations	0.85	1.07	1.14	1.03
Diluted earnings	0.84	1.07	1.14	1.03

(1)	Cost of sales excludes depreciation and amortization shown separately.

(2)	Depreciation and amortization represent depreciation and amortization directly associated with or allocated to products sold and services rendered and excludes corporate depreciation and amortization.

QUANEX CORPORATION
SUPPLEMENTARY FINANCIAL DATA
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Charged
	Balance at	(Credited) to			Balance at
	Beginning	Costs &			End
Description	of Year	Expenses	Write-offs	Other(1)	of Year
	(In thousands)

Allowance for doubtful accounts:
Year ended October 31, 2007	$4,180	$1,146	$(1,307)	$242	$4,261
Year ended October 31, 2006	7,609	541	(4,265)	295	4,180
Year ended October 31, 2005	6,817	4,225	(3,488)	55	7,609

Inventory reserves (primarily LIFO):
Year ended October 31, 2007	$48,373	$10,463	$(451)	$60	$58,445
Year ended October 31, 2006	35,352	13,502	(456)	(25)	48,373
Year ended October 31, 2005	35,655	(191)	(362)	250	35,352

Deferred tax valuation allowance:
Year ended October 31, 2007	$5,119	$—	$—	$(249)	$4,870
Year ended October 31, 2006	—	—	—	5,119	5,119
Year ended October 31, 2005	—	—	—	—	—

(1)	In fiscal 2006 a valuation allowance was established to correspond to an offsetting deferred tax asset for a capital loss carryforward, also created in fiscal 2006.

QUANEX CORPORATION

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	January 31,	October 31,
	2008	2007
	(In thousands except share data)

ASSETS
Current assets:
Cash and equivalents	$210,274	$172,838
Short-term investments	4,750	44,750
Accounts and notes receivable, net of allowance of $4,237 and $4,261	172,769	189,754
Inventories, net	169,454	152,185
Deferred income taxes	11,896	11,904
Prepaid and other current assets	5,021	5,066

Total current assets	574,164	576,497

Property, plant and equipment, net	416,244	426,032
Goodwill	203,052	203,065
Cash surrender value insurance policies	30,038	29,934
Intangible assets, net	83,537	85,514
Other assets	13,005	13,780

Total assets	$1,320,040	$1,334,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$147,723	$149,512
Accrued liabilities	43,476	58,896
Income taxes payable	5,968	14,431
Current maturities of long-term debt	117,063	126,464

Total current liabilities	314,230	349,303

Long-term debt	2,538	2,551
Deferred pension obligation	5,861	4,093
Deferred postretirement welfare benefits	6,739	6,745
Deferred income taxes	55,434	60,233
Non-current environmental reserves	11,958	12,738
Other liabilities	36,132	16,010

Total liabilities	432,892	451,673

Stockholders’ equity:
Preferred stock, no par value, shares authorized 1,000,000; issued and outstanding none	—	—
Common stock, $0.50 par value, shares authorized 100,000,000; issued 38,276,469 and 38,301,033	19,138	19,151
Additional paid-in-capital	215,706	214,239
Retained earnings	688,135	690,328
Accumulated other comprehensive income (loss)	(1,636)	(1,534)

	921,343	922,184
Less treasury stock, at cost, 853,762 and 981,117 shares	(32,447)	(37,287)
Less common stock held by Rabbi Trust, 130,329 shares	(1,748)	(1,748)

Total stockholders’ equity	887,148	883,149

Total liabilities and stockholders’ equity	$1,320,040	$1,334,822

The accompanying notes are an integral part of the financial statements.

QUANEX CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended January 31,
	2008	2007
	(In thousands, except per share amounts)

Net sales	$447,552	$417,641
Cost and expenses:
Cost of sales (exclusive of items shown separately below)	378,561	341,614
Selling, general and administrative expense	30,320	25,699
Depreciation and amortization	18,919	18,996

Operating income	19,752	31,332
Interest expense	(929)	(1,035)
Other, net	(6,872)	1,974

Income before income taxes	11,951	32,271
Income tax expense	(8,867)	(11,617)

Net income	$3,084	$20,654

Earnings per common share:
Basic	$0.08	$0.56
Diluted	$0.08	$0.55
Weighted-average common shares outstanding:
Basic	37,166	36,897
Diluted	40,168	38,809
Cash dividends declared per share	$0.1400	$0.1400

The accompanying notes are an integral part of the financial statements.

QUANEX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Three Months Ended January 31,
	2008	2007
	(In thousands)

Operating activities:
Net income	$3,084	$20,654
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	18,986	19,063
Loss on early extinguishment of debentures	9,683	—
Deferred income taxes	(1,067)	(1,186)
Stock-based compensation	932	2,643
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Decrease (increase) in accounts and notes receivable	17,042	24,216
Decrease (increase) in inventory	(17,303)	3,328
Increase (decrease) in accounts payable	(1,788)	(2,055)
Increase (decrease) in accrued liabilities	(16,888)	(11,183)
Increase (decrease) in income taxes payable	8,295	8,191
Increase (decrease) in deferred pension and postretirement benefits	2,003	1,630
Other, net	1,091	553

Cash provided by (used for) operating activities	24,070	65,854

Investing activities:
Purchases of short-term investments	—	(40,000)
Proceeds from sales of short-term investments	40,000	—
Capital expenditures, net of retirements	(7,155)	(9,613)
Other, net	92	(173)

Cash provided by (used for) investing activities	32,937	(49,786)

Financing activities:
Early extinguishments of debentures	(18,825)	—
Repayments of long-term debt	(14)	(21)
Common stock dividends paid	(5,213)	(5,210)
Issuance of common stock from option exercises, including related tax benefits	4,536	997
Other, net	—	(11)

Cash provided by (used for) financing activities	(19,516)	(4,245)

Effect of exchange rate changes on cash equivalents	(55)	(26)
Increase (decrease) in cash and equivalents	37,436	11,797
Cash and equivalents at beginning of period	172,838	105,708

Cash and equivalents at end of period	$210,274	$117,505

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$1,685	$1,707
Cash paid during the period for income taxes	$374	$4,264

The accompanying notes are an integral part of the financial statements.

QUANEX CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Unaudited)

				Accumulated
		Additional		Other	Treasury	Total
	Common	Paid-in	Retained	Comprehensive	Stock &	Stockholders’
Three Months Ended January 31, 2008	Stock	Capital	Earnings	Income (Loss)	Other	Equity
	(In thousands, except per share amounts)

Balance at October 31, 2007	$19,151	$214,239	$690,328	$(1,534)	$(39,035)	$883,149
Net income			3,084			3,084
Common dividends ($0.14 per share)			(5,213)			(5,213)
Stock-based compensation activity:
Stock-based compensation earned		864				864
Stock options exercised			(1,568)		4,840	3,272
Stock-based compensation tax benefit		1,385				1,385
Cumulative effect of adopting FIN 48			1,948			1,948
Other	(13)	(782)	(444)	(102)		(1,341)

Balance at January 31, 2008	$19,138	$215,706	$688,135	$(1,636)	$(34,195)	$887,148

The accompanying notes are an integral part of the financial statements.

QUANEX CORPORATION

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business and Basis of Presentation

Quanex was organized in 1927 as a Michigan corporation under the name Michigan Seamless Tube Company. Quanex reincorporated in Delaware in 1968 under the same name and then changed its name to Quanex Corporation in 1977. References made to the “Company” or “Quanex” include Quanex Corporation and its subsidiaries unless the context indicates otherwise.

The Company’s businesses are focused on two end markets, vehicular products and building products, and are managed on a decentralized basis. The businesses are presented as three reportable segments: Vehicular Products, Engineered Building Products and Aluminum Sheet Building Products. Quanex believes it is a technological leader in the production of engineered carbon and alloy steel bars, heat treated bars, aluminum flat-rolled products, flexible insulating glass spacer systems, extruded profiles, and precision-formed metal and wood products which primarily serve the North American vehicular products and building products markets. The Company uses state-of-the-art manufacturing technologies, low-cost production processes, and engineering and metallurgical expertise to provide customers with specialized products for specific applications.

The interim unaudited consolidated financial statements of Quanex Corporation and its subsidiaries (Quanex or the Company) include all adjustments, which, in the opinion of management, are necessary for a fair presentation of the Company’s financial position and results of operations. All such adjustments are of a normal recurring nature. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X.

On February 1, 2007, Quanex purchased the assets of Atmosphere Annealing, Inc. (AAI) which has been integrated into the Company’s Vehicular Products segment.

On November 19, 2007, the Company announced that its Board of Directors unanimously approved a merger of Quanex, consisting principally of the Vehicular Products business and all non-Building Products related corporate accounts, with a wholly-owned subsidiary of Gerdau S.A. (Gerdau) in exchange for $39.20 per share in cash. Quanex entered into a definitive agreement with Gerdau. with respect to the merger on November 18, 2007. In connection with the merger, the Company will spin-off its Building Products business to its shareholders as a stand alone company called Quanex Building Products in a taxable distribution. All Quanex shareholders of record will receive one share of Quanex Building Products’ stock for each share of Quanex stock.

The merger of Quanex with a wholly-owned subsidiary of Gerdau remains subject to approval by Quanex shareholders, completion of the spin-off and other customary closing conditions. The spin and merger are expected to be completed by the end of the first quarter of calendar 2008. Until then, Quanex expects to continue to pay a regular, quarterly cash dividend on its outstanding common stock. The proposed Building Products spin-off is expected to be consummated immediately prior to completion of the Quanex Corporation/Gerdau merger and is structured as a taxable distribution at the corporate level.

The Company expects Quanex Building Products to report as discontinued operations for financial reporting purposes the Company’s Vehicular Products and non-Building Products related corporate accounts following the completion of the spin-off and merger. Notwithstanding the legal form of the proposed transactions to spin-off the Building Products business and merge what remains of Quanex Corporation with Gerdau, because of the substance of the transactions, Quanex Building Products is anticipated to be the divesting entity and treated as the “accounting successor” to Quanex Corporation for financial reporting purposes in accordance with Emerging Issues Task Force (EITF) Issue No. 02-11, “Accounting for Reverse Spinoffs” (EITF 02-11). Effective with the spin-off, Quanex Building Products is expected to report the historical consolidated results of operations (subject to certain adjustments) of Vehicular Products and non-Building Products related corporate items in discontinued operations in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 144, “Accounting for the Impairment or Disposal of

QUANEX CORPORATION

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-Lived Assets” (SFAS 144). Pursuant to SFAS 144, this presentation is not permitted until the accounting period in which the spin-off occurs.

Unless otherwise noted, the information included in this Quarterly Report on Form 10-Q relates to Quanex Corporation without giving effect to the proposed spin-off and merger.

2.	New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 141R (revised 2007), “Business Combinations” (SFAS 141R). This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. This statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (for acquisitions closed on or after November 1, 2009 for the Company). Early application is not permitted. While the Company has not yet evaluated SFAS 141R for the impact, if any, the statement will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions closed after October 31, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (SFAS 160). SFAS No. 160 addresses the accounting and reporting framework for minority interests by a parent company. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 (as of November 1, 2009 for the Company). The Company has not yet determined the impact, if any, that SFAS 160 will have on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (SFAS 159). This standard provides companies with an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently measured at fair value. A company will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007 (as of November 1, 2008 for the Company). The Company is currently assessing the impact of applying SFAS 159’s elective fair value option on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS 158), which prescribes recognition of the funded status of a benefit plan in the balance sheet and additional disclosure requirements. The funded status is measured as the difference between the fair market value of the plan assets and the benefit obligation. The recognition of the funded status and disclosure elements of SFAS 158 were effective for fiscal years ending after December 15, 2006 and, accordingly, were adopted by the Company as of October 31, 2007. SFAS 158 also requires the consistent measurement of plan assets and benefit obligations as of the date of the fiscal year-end. This measurement date element will be effective for fiscal years ending after December 15, 2008 (as of October 31, 2009 for the Company), but will not have an impact on the Company as the Company already measures the plan assets and obligations as of the end of its fiscal year.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of this standard

QUANEX CORPORATION

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

apply to other accounting pronouncements that require or permit fair value measurements. SFAS 157, as it relates to financial assets and financial liabilities, becomes effective for fiscal years beginning after November 15, 2007 (as of November 1, 2008 for the Company). On February 12, 2008, the FASB issued FSP No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on at least an annual basis, until fiscal years beginning after November 15, 2008) as of November 1, 2009 for the Company). Upon adoption, the provisions of SFAS 157 are to be applied prospectively with limited exceptions. The Company is currently evaluating the impact of adopting SFAS 157 on its consolidated financial statements.

In September 2006, the FASB ratified the EITF Issue No. 06-5, “Accounting for Purchases of Life Insurance — Determining the Amount that Could be Realized in Accordance with FASB Technical Bulletin 85-4” (EITF 06-5). The EITF concluded that a policyholder should consider any additional amounts included in the contractual terms of the life insurance policy in determining the “amount that could be realized under the insurance contract”. For group policies with multiple certificates or multiple policies with a group rider, the EITF also tentatively concluded that the amount that could be realized should be determined at the individual policy or certificate level (i.e., amounts that would be realized only upon surrendering all of the policies or certificates would not be included when measuring the assets). The provisions of EITF 06-5 were effective for fiscal years beginning after December 15, 2006 (as of November 1, 2007 for the Company). The adoption of EITF 06-5 did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued FASB Staff Position (FSP) No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (FSP AUG AIR-1) which is effective for fiscal years beginning after December 15, 2006 (as of November 1, 2007 for the Company). FSP AUG AIR-1 prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The Company has adopted the direct expensing method, under which the costs of planned major maintenance activities are expensed in the period in which the costs are incurred. The condensed consolidated financial statements for January 31, 2007 have been adjusted to apply the new method retrospectively. The application of FSP AUG AIR-1 will effect our fiscal 2007 interim period reporting but will not result in a cumulative effect adjustment to our annual consolidated financial statements. Additionally, the application of FSP AUG AIR-1 only impacted the Vehicular Products Segment. The following tables illustrate the affect of applying the direct expensing method on individual line items in the condensed consolidated financial statements:

	Before		After
	Application of		Application of
Condensed Consolidated Statement of Income for the Three Months Ended January 31, 2007	FSP AUG AIR-1	Adjustment	FSP AUG AIR-1
	(In thousands, except per share data)

Net sales	$417,641	$—	$417,641
Cost of sales	342,565	(951)	341,614
Operating income	30,381	951	31,332
Income tax expense	(11,275)	(342)	(11,617)
Net income	20,045	609	20,654

Basic earnings per common share	$0.54	$0.02	$0.56
Diluted earnings per common share	$0.53	$0.02	$0.55

The effect of applying the direct expensing method retrospectively will result in an increase in net income of $0.6 million, or $0.02 per basic and diluted share, for the three months ended January 31, 2007. The adoption of FSP AUG AIR-1 will not have an impact on full year net income or full year earnings per share for fiscal year 2007.

QUANEX CORPORATION

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48) which is an interpretation of FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 provides guidance for the recognition, derecognition and measurement in financial statements of tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns. FIN 48 requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than fifty percent likely of being realized upon ultimate settlement. FIN 48 also provides guidance for classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 requires that a liability created for unrecognized tax benefits shall be presented as a liability and not combined with deferred tax liabilities or assets. FIN 48 permits an entity to recognize interest related to tax uncertainties as either income taxes or interest expense. FIN 48 also permits an entity to recognize penalties related to tax uncertainties as either income tax expense or within other expense classifications. FIN 48 was effective for annual periods beginning after December 15, 2006, and the Company adopted FIN 48 effective November 1, 2007. Consistent with its past practice, the Company continues to recognize interest and penalties as income tax expense. Upon adoption, the Company recorded the cumulative effect of the change in accounting principle of $1.9 million as an increase to retained earnings. The impact of the adoption is more fully disclosed in Note 13.

3.	Short-term Investments

Short-term investments consist of the following:

	January 31,	October 31,
	2008	2007
	(In thousands)

Auction rate securities	$—	$40,000
Commercial paper	4,750	4,750

Total	$4,750	$44,750

In the first quarter of fiscal 2007, the Company began investing in auction rate securities, which are highly liquid, variable-rate debt securities. While the underlying security has a long-term maturity, the interest rate is reset through an auction process, typically held every 7, 28 or 35 days, creating short-term liquidity. The securities trade at par, and interest is paid at the end of each auction period. The Company limits its investments in auction rate securities to securities that carry a AAA (or equivalent) rating from a recognized rating agency and limits the amount of credit exposure to any one issuer. The investments are classified as available-for-sale and are reported as current assets. The Company expects its short-term investments to be sold within one year, regardless of legal maturity date. The auction rate securities are recorded at cost, which approximate fair value due to their variable interest rates that are reset within a period of less than 35 days. During the three months ended January 31, 2008, the Company sold its remaining $40.0 million of auction rate securities and did not make any purchases. During the three months ended January 31, 2007, the Company purchased $40.0 million of auction rate securities. Quanex’s investment in auction rate securities was zero as of January 31, 2008.

The Company’s commercial paper investment had a scheduled maturity in September 2007. During the fourth fiscal quarter of 2007, the Company wrote down this investment from $5.0 million to an estimated fair value of $4.8 million.

QUANEX CORPORATION

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Acquired Intangible Assets

Intangible assets consist of the following (in thousands):

	As of January 31, 2008		As of October 31, 2007
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Amortized intangible assets:
Customer relationships	$40,991	$6,271	$40,991	$5,663
Trademarks and trade names	38,230	5,835	38,230	5,409
Patents	25,877	11,955	25,877	11,087
Other intangibles	400	100	1,601	1,226

Total	$105,498	$24,161	$106,699	$23,385

Unamortized intangible assets:
Trade name	$2,200		$2,200

The aggregate amortization expense for the three month period ended January 31, 2008 was $2.0 million. The aggregate amortization expense for the three month period ended January 31, 2007 was $1.8 million.

Estimated amortization expense for the next five years, based upon the amortization of pre-existing intangibles follows (in thousands):

Fiscal Years Ending	Estimated
October 31,	Amortization

2008 (remaining nine months)	$4,762
2009	$4,847
2010	$4,772
2011	$4,697
2012	$4,672

5.	Inventories

Inventories consist of the following:

	January 31,	October 31,
	2008	2007
	(In thousands)

Raw materials	$38,892	$35,271
Finished goods and work in process	105,379	94,510

	144,271	129,781
Supplies and other	25,183	22,404

Total	$169,454	$152,185

QUANEX CORPORATION

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The values of inventories in the consolidated balance sheets are based on the following accounting methods:

	January 31,	October 31,
	2008	2007
	(In thousands)

LIFO	$57,383	$53,543
FIFO	112,071	98,642

Total	$169,454	$152,185

An actual valuation of inventory under the last in, first out (LIFO) method can be made only at the end of each year based on the inventory costs and levels at that time. Accordingly, interim LIFO calculations must be based on management’s estimates of expected year-end inventory costs and levels. Because these are subject to many factors beyond management’s control, interim results are subject to the final year-end LIFO inventory valuation which could significantly differ from interim estimates. To estimate the effect of LIFO on interim periods, the Company performs a projection of the year-end LIFO reserve and considers expected year-end inventory pricing and expected inventory levels. Depending on this projection, the Company may record an interim allocation of the projected year-end LIFO calculation. With respect to inventories valued using the LIFO method, replacement cost exceeded the LIFO value by approximately $57.3 million as of January 31, 2008 and October 31, 2007, respectively.

6.	Earnings Per Share

The computational components of basic and diluted earnings per share are as follows (shares and dollars in thousands except per share amounts):

	For the Three Months Ended
	January 31, 2008			January 31, 2007
			Per-			Per-
	Income	Shares	Share	Income	Shares	Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

Basic earnings and earnings per share	$3,084	37,166	$0.08	$20,654	36,897	$0.56

Effect of dilutive securities
Common stock equivalents arising from settlement of contingent convertible debentures	—	2,393		500	1,418
Common stock equivalents arising from stock options	—	437		—	325
Restricted stock	—	42		—	39
Common stock held by rabbi trust	—	130		—	130

Diluted earnings and earnings per share	$3,084	40,168	$0.08	$21,154	38,809	$0.55

The computation of diluted earnings per share excludes outstanding options in periods where inclusion of such options would be anti-dilutive in the periods presented. All stock options were dilutive for the 2008 period presented. For the three months ended January 31, 2007, 0.5 million stock options were excluded from the computation of diluted earnings per share as the options’ exercise price was greater than the average market price of the common stock during the period.

On January 26, 2005, the Company announced that it had irrevocably elected to settle the principal amount of its 2.50% Convertible Senior Debentures due 2034 (the Debentures) in cash when they become convertible and are surrendered by the holders thereof. The Company retains its option to satisfy any excess

QUANEX CORPORATION

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

conversion obligation (stock price in excess of conversion price) with either shares, cash or a combination of shares and cash. As a result of the Company’s election, diluted earnings per share include only the amount of shares it would take to satisfy the excess conversion obligation, assuming that all of the Debentures were surrendered. For calculation purposes, the average closing price of the Company’s common stock for each of the periods presented is used as the basis for determining dilution.

7.	Comprehensive Income

Comprehensive income comprises net income and all other non-owner changes in equity, including realized and unrealized gains and losses on derivatives, pension related adjustments and foreign currency translation adjustments. Comprehensive income for the three months ended January 31, 2008 and 2007 was as follows:

	Three Months Ended January 31,
	2008	2007
	(In thousands)

Comprehensive income:
Net income	$3,084	$20,654
Foreign currency translation adjustment	(102)	(60)

Total comprehensive income, net of taxes	$2,982	$20,594

8.	Long-term Debt

Long-term debt consists of the following:

	January 31,	October 31,
	2008	2007
	(In thousands)

Credit Facility Revolver	$—	$—
2.50% Convertible Senior Debentures due 2034	115,600	125,000
City of Richmond, Kentucky Industrial Building Revenue Bonds	2,500	2,500
Scott County, Iowa Industrial Waste Recycling Revenue Bonds	1,400	1,400
Capital lease obligations and other	101	115

Total debt	$119,601	$129,015
Less maturities due within one year included in current liabilities	117,063	126,464

Long-term debt	$2,538	$2,551

Approximately 97% of the total debt had a fixed interest rate at January 31, 2008 and October 31, 2007. See Interest Rate Risk section in Item 3, “Quantitative and Qualitative Disclosures about Market Risk” of this Form 10-Q for additional discussion.

Credit Facility

The Company’s $350.0 million Senior Unsecured Revolving Credit Facility (the Credit Facility) was executed on September 29, 2006 and replaced the Company’s $310.0 million Revolving Credit Agreement. The Credit Facility has a five-year term and is unsecured.

The Credit Facility expires September 29, 2011 and provides for up to $50.0 million for standby letters of credit, limited to the undrawn amount available under the Credit Facility. Borrowings under the Credit Facility bear interest at LIBOR based on a combined leverage and ratings grid. The Credit Facility may be increased by an additional $100.0 million in the aggregate prior to maturity, subject to the receipt of additional commitments

QUANEX CORPORATION

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and the absence of any continuing defaults. Proceeds from the Credit Facility may be used to provide availability for working capital, capital expenditures, permitted acquisitions and general corporate purposes.

The Credit Facility includes two primary financial covenants including a maximum leverage test and minimum interest coverage test. Additionally, there are certain limitations on additional indebtedness, asset or equity sales, and acquisitions. Distributions are permitted so long as after giving effect to such dividend or stock repurchase, there is no event of default. As of January 31, 2008, the Company was in compliance with all current Credit Facility covenants. The Company had no borrowings under the Credit Facility as of January 31, 2008. The aggregate availability under the Credit Facility was $337.7 million at January 31, 2008, which is net of $12.3 million of outstanding letters of credit.

Convertible Senior Debentures

On May 5, 2004, the Company issued $125.0 million of the Convertible Senior Debentures (the Debentures) in a private placement offering. The Debentures were subsequently registered in October 2004 pursuant to the registration rights agreement entered into in connection with the offering. In November 2006, the Company filed a post-effective amendment to deregister all unsold securities under the registration statement as the Company’s obligation to maintain the effectiveness of such registration statement had expired; the SEC declared this post-effective amendment effective on November 22, 2006. The Debentures are general unsecured senior obligations, ranking equally in right of payment with all existing and future unsecured senior indebtedness, and senior in right of payment to any existing and future subordinated indebtedness. The Debentures are effectively subordinated to all senior secured indebtedness and all indebtedness and liabilities of subsidiaries, including trade creditors.

The Debentures are convertible into shares of Quanex common stock, upon the occurrence of certain events, at an adjusted conversion rate of 39.7230 shares of common stock per $1,000 principal amount of notes. This conversion rate is equivalent to an adjusted conversion price of $25.17 per share of common stock, subject to adjustment in some events such as a common stock dividend or an increase in the cash dividend. Adjustments to the conversion rate are made when the cumulative adjustments exceed 1% of the conversion rate. In January 2005, the Company announced that it had irrevocably elected to settle the principal amount of the Debentures in cash when they become convertible and are surrendered by the holders thereof. The Company retains its option to satisfy any excess conversion obligation (stock price in excess of conversion price) with either shares, cash or a combination of shares and cash. Based on the provisions of EITF Issue No. 01-6 “The Meaning of Indexed to a Company’s Own Stock” and EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock”, the conversion feature of the Debenture is not subject to the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) and accordingly has not been bifurcated and accounted for separately as a derivative under SFAS 133.

The Debentures are only convertible under certain circumstances, including: (i) during any fiscal quarter if the closing price of the Company’s common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the previous fiscal quarter is more than 120% of the conversion price per share of the Company’s common stock on such last trading day; (ii) if the Company calls the Debentures for redemption; or (iii) upon the occurrence of certain corporate transactions, as defined. Upon conversion, the Company has the right to deliver common stock, cash or a combination of cash and common stock. The Company may redeem some or all of the Debentures for cash any time on or after May 15, 2011 at the Debentures’ full principal amount plus accrued and unpaid interest, if any. Holders of the Debentures may require the Company to purchase, in cash, all or a portion of the Debentures on May 15, 2011, 2014, 2019, 2024 and 2029, or upon a fundamental change, as defined, at the Debentures’ full principal amount plus accrued and unpaid interest, if any. Excluding the first fiscal quarter of fiscal 2007, the Debentures have been convertible effective May 1, 2005 and continue to be convertible though the quarter ending April 30, 2008, as

QUANEX CORPORATION

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the closing price of the Company’s common stock exceeded the contingent conversion price during the applicable periods as described in (i) above. The Debentures have been classified as current since October 31, 2007 as it is reasonably expected that the Debentures will be settled within twelve months.

During the first fiscal quarter of 2008, certain holders elected to convert $9.4 million principal of Debentures. The Company paid $18.8 million to settle these conversions, including the premium which the Company opted to settle in cash. The Company recognized a $9.7 million loss on early extinguishment which represents the conversion premium and the non-cash write-off of unamortized debt issuance costs. The loss is reported in Other, net in the Consolidated Statements of Income.

9.	Pension Plans and Other Postretirement Benefits

The Company has a number of retirement plans covering substantially all employees. The Company provides both defined benefit and defined contribution plans. In general, the plant or location of his/her employment determines an employee’s coverage for retirement benefits.

The Company has non-contributory, single employer defined benefit pension plans that cover substantially all non-union employees and union employees in Vehicular Products. Effective January 1, 2007, the Company amended one of its defined benefit pension plans to reflect a new cash balance formula for all new salaried employees hired on or after January 1, 2007 and for any non-union employees who were not participating in a defined benefit plan prior to January 1, 2007. Accordingly, the additional participants in the defined benefit pension plan have resulted in an increase to service costs since January 1, 2007.

The components of net pension and other postretirement benefit cost are as follows:

	Three Months Ended January 31,
	2008	2007
	(In thousands)

Pension Benefits:
Service cost	$2,224	$1,537
Interest cost	1,235	1,070
Expected return on plan assets	(1,603)	(1,166)
Amortization of unrecognized prior service cost	55	53
Amortization of unrecognized net loss	99	252

Net periodic pension cost	$2,010	$1,746

	Three Months Ended January 31,
	2008	2007
	(In thousands)

Service cost	$17	$20
Interest cost	107	105
Amortization of unrecognized prior service cost	(16)	(15)

Net periodic postretirement benefit cost	$108	$110

During the three months ended January 31, 2008, the Company made no contributions to its defined benefit plans. The Company estimates that it will contribute $0.4 million to its defined benefit plans during the remainder of fiscal 2008 representing minimum pension contributions required.

QUANEX CORPORATION

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Industry Segment Information

Quanex has three reportable segments covering two customer-focused markets: the vehicular products and building products markets. The Company’s reportable segments are Vehicular Products, Engineered Building Products, and Aluminum Sheet Building Products. The Vehicular Products segment produces engineered steel bars for the light vehicle, heavy duty truck, agricultural, defense, capital goods, recreational and energy markets. The Vehicular Products segment’s primary market drivers are North American light vehicle builds and, to a lesser extent, heavy duty truck builds. The Engineered Building Products segment produces engineered products and components serving the window and door industry, while the Aluminum Sheet Building Products segment produces mill finished and coated aluminum sheet serving the broader building products markets. The main market drivers of the building products focused segments are residential housing starts and residential remodeling expenditures.

LIFO inventory adjustments along with corporate office charges and intersegment eliminations are reported as Corporate, Intersegment Eliminations and Other. The Company accounts for intersegment sales and transfers as though the sales or transfers were to third parties, that is, at current market prices. Corporate assets primarily include cash and equivalents and cash surrender value of life insurance policies partially offset by the Company’s consolidated LIFO inventory reserve.

	Three Months Ended January 31,
	2008	2007
	(In thousands)

Net Sales:
Vehicular Products(1)	$272,640	$217,250
Engineered Building Products	87,275	98,870
Aluminum Sheet Building Products	92,068	105,236
Intersegment Eliminations	(4,431)	(3,715)

Consolidated	$447,552	$417,641

Operating Income (Loss):
Vehicular Products(1)	$25,437	$25,823
Engineered Building Products	1,895	3,850
Aluminum Sheet Building Products	5,602	10,587
Corporate & Other(2)	(13,182)	(8,928)

Consolidated	$19,752	$31,332

(1)	First quarter 2008 includes MACSTEEL Atmosphere Annealing which was acquired on February 1, 2007.

(2)	First quarter 2008 includes $4.5 million of transaction related costs compared to none in the corresponding first quarter 2007.

QUANEX CORPORATION

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	January 31,	October 31,
	2008	2007
	(In thousands)

Identifiable Assets:
Vehicular Products	$544,193	$533,641
Engineered Building Products	435,749	444,677
Aluminum Sheet Building Products	147,358	162,139
Corporate, Intersegment Eliminations & Other	192,740	194,365

Consolidated	$1,320,040	$1,334,822

Goodwill:
Vehicular Products	$6,680	$6,680
Engineered Building Products	175,983	175,996
Aluminum Sheet Building Products	20,389	20,389

Consolidated	$203,052	$203,065

11.	Stock Repurchase Program and Treasury Stock

On August 26, 2004, the Company’s Board of Directors approved an increase in the number of authorized shares in the Company’s existing stock buyback program, up to 2.25 million shares; and on August 24, 2006 the Board of Directors approved an additional increase of 2.0 million shares to the existing program. As of January 31, 2008 and October 31, 2007, the remaining shares authorized for repurchase in the program was 2,676,050. The Company records treasury stock purchases under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock. The Company uses a moving average method on the subsequent reissuance of shares, and any resulting proceeds in excess of cost are credited to additional paid in capital while any deficiency is charged to retained earnings. As of October 31, 2007, the number of shares in treasury was 981,117. The number of shares in treasury was reduced to 853,762 by January 31, 2008 due to stock option exercises and restricted stock issuances.

12.	Stock-Based Compensation

The Company has stock option, restricted stock, and restricted stock unit (RSU) plans which provide for the granting of stock options, common shares or RSUs to key employees and non-employee directors. The Company’s practice is to grant options and restricted stock or RSUs to directors on October 31st of each year, with an additional grant of options to each director on the date of his or her first anniversary of service. Additionally, the Company’s practice is to grant options and restricted stock to employees at the Company’s December board meeting and occasionally to key employees on their respective dates of hire. The exercise price of the option awards is equal to the closing market price on these pre-determined dates. The Company generally issues shares from treasury, if available, to satisfy stock option exercises. If there are no shares in treasury, the Company issues additional shares of common stock. Stock-based compensation for the three months ended January 31, 2008 and 2007 was $0.9 million and $2.6 million, respectively. The expense decreased in fiscal 2008 as the Company did not make its annual grants in December 2007 because of the pending merger transaction.

As described in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007, the Company uses the Black-Scholes-Merton option-pricing model to estimate the fair value of its stock options. Stock-based compensation related solely to stock options for the three months ended January 31, 2008

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NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and 2007 was $0.6 million and $2.1 million, respectively. The following is a summary of valuation assumptions and resulting grant-date fair values for grants during the following periods:

	Three Months Ended January 31,
	2008	2007

Weighted-average expected volatility	36.5%	36.5%
Expected term (in years)	4.9	4.9-5.1
Risk-free interest rate	3.28%	4.39%
Expected dividend yield over expected term	1.75%	1.75%
Weighted-average annual forfeiture rate	0%	4.98%
Weighted-average grant-date fair value per share	$16.31	$12.44

The Company has various stock option plans for key employees and directors as described in its Annual Report on Form 10-K for the fiscal year ended October 31, 2007. Below is a table summarizing the stock option activity in all plans since October 31, 2007:

			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining	Intrinsic
		Exercise Price	Contractual	Value
	Shares	per Share	Term (in years)	(000’s)

Outstanding at October 31, 2007	1,427,275	$27.57
Granted	5,000	52.31
Exercised	(127,355)	25.69
Forfeited or expired	—	—

Outstanding at January 31, 2008	1,304,920	$27.84	6.8	$32,058

Vested or expected to vest at January 31, 2008	1,277,160	$27.61	6.7	$31,668

Exercisable at January 31, 2008	1,025,037	$24.98	6.4	$28,116

The total intrinsic value of options (the amount by which the market price of the stock on the date of exercise exceeded the exercise price of the option) exercised during the three months ended January 31, 2008 and 2007 was $3.2 million and $0.5 million, respectively.

A summary of the nonvested stock option shares under all plans during the three months ended January 31, 2008 is presented below:

		Weighted-
		Average Grant-
		Date Fair Value
	Shares	per Share

Nonvested at October 31, 2007	577,580	$11.55
Granted	5,000	16.31
Vested	(302,697)	10.74
Forfeited	—	—

Nonvested at January 31, 2008	279,883	$12.52

13.	Income Taxes

As disclosed in Note 2, the Company adopted FIN 48 effective November 1, 2007. Upon adoption, the Company recorded the cumulative effect of the change in accounting principle of $1.9 million as an increase

QUANEX CORPORATION

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to retained earnings. As a result, the Company recognized an $18.0 million increase in the liability for unrecognized tax benefits, a $3.8 million net reduction in deferred tax liabilities, and a $16.1 million reduction in income taxes payable. Upon adoption on November 1, 2007, the Company’s unrecognized tax benefits totaled $18.0 million, of which $15.8 million related to interest and penalties. The liabilities for unrecognized tax benefits at November 1, 2007, included $3.8 million for which the disallowance of such items would not affect the annual effective tax rate. Non-current unrecognized tax benefits are recorded in Other liabilities in the Consolidated Balance Sheet.

The liability for the unrecognized tax benefits is primarily related to the Company’s legal proceedings currently in Tax Court regarding the disallowance by the IRS of a capital loss deduction taken and the imposition of penalties and interest on the deficiency for the tax years 1997 and 1998, as more fully described in Note 14. The remainder of the liability is evenly divided between federal and state tax issues regarding the interpretations of tax laws and regulations.

The Company and/or one or more of its subsidiaries files income tax returns in the US federal and various state jurisdictions in the U.S. as well as in Canada. The Company is not currently under a tax examination, but in certain jurisdictions the statute of limitations has not yet expired. The Company generally remains subject to examination of its U.S. federal income tax returns for 2004 and later years. The Company generally remains subject to examination of its various state income tax returns for a period of four to five years from the date the return was filed. The state impact of any federal changes remains subject to examination by various states for a period up to one year after formal notification of the states.

Judgment is required in assessing the future tax consequences of events that have been recognized in the Company’s financial statements or income tax returns. The final outcome of the future tax consequences of legal proceedings as well as the outcome of competent authority proceedings, changes in regulatory tax laws, or interpretation of those tax laws, changes in income tax rates, or expiration of statutes of limitation could impact the Company’s financial statements. The Company is subject to the effects of these matters occurring in various jurisdictions. Accordingly, the Company has unrecognized tax benefits recorded for which it is reasonably possible that the amount of the unrecognized tax benefit will increase or decrease within the next twelve months. Any such increase or decrease could have a material affect on the financial results for any particular fiscal quarter or year. However, based on the uncertainties associated with these matters, it is not possible to estimate the impact of any such change.

The unrecognized tax benefits at January 31, 2008 were $18.4 million, including $4.0 million for which the disallowance of such items would not affect the annual effective tax rate. For the three months ended January 31, 2008, the Company recognized $0.3 million in interest and penalties, which are reported as income tax expense in the Consolidated Statement of Income consistent with past practice.

Effective Tax Rate

The effective tax rate for the first quarter 2008 increased to 74.2% from 35% in fiscal 2007 as a result of the predominately nondeductible pretax loss on early extinguishment of the Company’s Debentures coupled with transaction costs which are also nondeductible for tax purposes. The effect of these types of expenses were included in the estimated effective tax rate for the year.

14.	Contingencies

Environmental

Quanex is subject to extensive laws and regulations concerning the discharge of materials into the environment and the remediation of chemical contamination. To satisfy such requirements, Quanex must make capital and other expenditures on an ongoing basis. The Company accrues its best estimates of its remediation obligations and adjusts such accruals as further information and circumstances develop. Those estimates may

QUANEX CORPORATION

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies, and regulatory approvals. In accruing for environmental remediation liabilities, costs of future expenditures are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. When environmental laws might be deemed to impose joint and several liability for the costs of responding to contamination, the Company accrues its allocable share of liability taking into account the number of parties participating, their ability to pay their shares, the volumes and nature of the wastes involved, the nature of anticipated response actions, and the nature of the Company’s alleged connections. The cost of environmental matters has not had a material adverse effect on Quanex’s operations or financial condition in the past, and management is not aware of any existing conditions that it currently believes are likely to have a material adverse effect on Quanex’s operations, financial condition or cash flows.

Total environmental reserves and corresponding recoveries for Quanex’s current plants, former operating locations, and disposal facilities were as follows:

	January 31,	October 31,
	2008	2007
	(In thousands)

Current(1)	$3,135	$2,894
Non-current	11,958	12,738

Total environmental reserves	15,093	15,632

Receivable for recovery of remediation costs(2)	$5,591	$5,591

(1)	Reported in Accrued liabilities on the Consolidated Balance Sheets

(2)	Reported in Prepaid and other current assets and Other assets on the Consolidated Balance Sheets

Approximately $3.2 million of the January 31, 2008 reserve represents administrative costs; the balance represents estimated costs for investigation, studies, cleanup, and treatment. As discussed below, the reserve includes net present values for certain fixed and reliably determinable components of the Company’s remediation liabilities. Without such discounting, the Company’s estimate of its environmental liabilities as of January 31, 2008 and as of October 31, 2007 would be $16.6 million and $17.1 million, respectively. An associated $5.6 million undiscounted recovery from indemnitors of remediation costs at one plant site is recorded as of January 31, 2008 and October 31, 2007. The change in the environmental reserve during the first three months of fiscal 2008 primarily consisted of cash payments for existing environmental matters.

The Company’s Nichols Aluminum-Alabama, Inc. (NAA) subsidiary operates a plant in Decatur, Alabama that is subject to an Alabama Hazardous Wastes Management and Minimization Act Post-Closure Permit. Among other things, the permit requires NAA to remediate, as directed by the state, historical environmental releases of wastes and waste constituents. Consistent with the permit, NAA has undertaken various studies of site conditions and, during the first quarter 2006, started a phased program to treat in place free product petroleum that had been released to soil and groundwater. Based on its studies to date, which remain ongoing, the Company’s remediation reserve at NAA’s Decatur plant is $5.4 million or approximately 36% of the Company’s total environmental reserve. NAA was acquired through a stock purchase in which the sellers agreed to indemnify Quanex and NAA for environmental matters related to the business and based on conditions initially created or events initially occurring prior to the acquisition. Environmental conditions are presumed to relate to the period prior to the acquisition unless proved to relate to releases occurring entirely after closing. The limit on indemnification is $21.5 million excluding legal fees. In accordance with the indemnification, the indemnitors paid the first $1.5 million of response costs and have been paying 90% of ongoing costs. Based on its experience to date, its estimated cleanup costs going forward, and costs incurred to date as of January 31, 2008, the Company expects to recover from the sellers’ shareholders an additional

QUANEX CORPORATION

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$5.6 million. Of that, $4.8 million is recorded in Other assets, and the balance is reflected in Prepaid and other current assets.

The Company’s reserve for its MACSTEEL plant in Jackson, Michigan is $5.7 million or 38% of the Company’s total environmental reserve. Installation of an hydraulic barrier (sheet pile wall) and groundwater extraction and treatment system (the interim remedy) to prevent impacted groundwater migration emanating from a historical plant landfill and slag cooling and sorting operation was completed in mid-November 2007. The groundwater treatment system startup began in January 2008 and is expected to be fully operational within the next calendar year. The primary component of the reserve is for the estimated cost of operating the groundwater extraction and treatment system for the interim remedy over the next nine years. The Company has estimated the annual cost of operating the system to be approximately $0.5 million. These operating costs and certain other components of the Jackson reserve have been discounted utilizing a discount rate of 4.5% and an estimated inflation rate of 2.0%. Without discounting, the Company’s estimate of its Jackson remediation liability as of January 31, 2008 would be $6.3 million. In addition, on February 5, 2008, the Company met with the MDEQ to discuss the scope of a remedial investigation to determine if other portions of the site have been impacted by historical activities. The Company expects to submit a remedial investigation work plan to MDEQ for approval by the end of the second fiscal quarter. Depending on the effectiveness of the interim remedy, the final scope of the remedial investigation, the results of future operations, and regulatory concurrences, the Company may incur additional costs to implement a final site remedy and may pay costs beyond the nine-year time period currently projected for operation of the interim remedy.

Approximately 18% or $2.7 million of the Company’s total environmental reserve is currently allocated to cleanup work related to Piper Impact. In the fourth fiscal quarter of 2005, the Company sold the location on Highway 15 in New Albany, Mississippi where Piper Impact previously had operated a plant (the Highway 15 location), but as part of the sale retained environmental liability for pre-closing contamination there. The Company voluntarily implemented a state-approved remedial action plan at the Highway 15 location that includes natural attenuation together with a groundwater collection and treatment system. The Company has estimated the annual cost of operating the existing system to be approximately $0.1 million and has assumed that the existing system will continue to be effective. The primary component of the reserve is the estimated operational cost over the next 27 years, which was discounted to a net present value using a discount rate of 4.7% and an estimated inflation rate of 2.0%. The aggregate undiscounted amount of the Piper Impact remediation costs as of January 31, 2008 is $3.6 million. The Company continues to monitor conditions at the Highway 15 location and to evaluate performance of the remedy.

The final remediation costs and the timing of the expenditures at the NAA plant, Jackson plant, Highway 15 location and other sites for which the Company has remediation obligations will depend upon such factors as the nature and extent of contamination, the cleanup technologies employed, the effectiveness of the cleanup measures that are employed, and regulatory concurrences. While actual remediation costs therefore may be more or less than amounts accrued, the Company believes it has established adequate reserves for all probable and reasonably estimable remediation liabilities. It is not possible at this point to reasonably estimate the amount of any obligation for remediation in excess of current accruals because of uncertainties as to the extent of environmental impact, cleanup technologies, and concurrence of governmental authorities. The Company currently expects to pay the accrued remediation reserve through at least fiscal 2034, although some of the same factors discussed earlier could accelerate or extend the timing.

Tax Liability

As reported in its Annual Report on Form 10-K for the year ended October 31, 2007, the Company is currently involved in a case in Tax Court regarding the disallowance by the IRS of a capital loss deduction taken and the imposition of penalties and interest on the deficiency for the tax years 1997 and 1998. The Company has no expectation of the proceedings being resolved within the next twelve months. Should the IRS

QUANEX CORPORATION

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prevail in its disallowance of the capital loss deduction and the imposition of penalties and interest, it would result in a cash outflow by the Company of approximately $15.3 million. The Company has provided adequate reserves in the financial statements for this contingency as described in Note 13.

Other

A putative stockholder derivative and class action lawsuit was filed in state district court in Harris County, Texas relating to the spin-off of Quanex Building Products and Quanex’s merger with a subsidiary of Gerdau: Momentum Partners v. Raymond A. Jean, et al, Cause No. 2008-01592 (125th State District Court). This lawsuit is brought against the members of Quanex’s Board of Directors and Gerdau. The lawsuit also names Quanex as a “nominal defendant,” as is customary in putative derivative lawsuits. The plaintiff alleges, among other things, that the Quanex Board of Directors breached its fiduciary duties by benefiting as a result of the accelerated vesting of stock options, restricted stock and restricted stock units in the merger and that the preliminary proxy statement filed by Quanex is materially misleading and incomplete in certain ways. The lawsuit seeks an order requiring corrective disclosures to be issued and an award of money damages to either Quanex or a class of stockholders from the defendants, and the plaintiff has filed a motion with the court for a temporary restraining order to enjoin the spin-off and merger. Quanex believes that the effort to enjoin the spin-off and the merger is without merit and intends to vigorously defend this action.

From time to time, the Company and its subsidiaries are involved in various litigation matters arising in the ordinary course of their business. Although the ultimate resolution and impact of such litigation on the Company is not presently determinable, the Company’s management believes that the eventual outcome of such litigation will not have a material adverse effect on the overall financial condition, results of operations or cash flows of the Company.

Dear Fellow Stockholder: You are cordially invited to attend the Company’s Special Meeting of Stockholders to be held at 9:00 a.m., C.S.T., on , April , 2008, at the Company’s principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND IN FAVOR OF THE PROPOSAL AND URGES YOU TO VOTE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. Quanex Corporation 1900 West Loop South, Suite 1500 Houston, TX 77027 proxy This proxy is solicited by the Board of Directors for use at the Special Meeting on April , 2008. If no choice is specified, the proxy will be voted “FOR” Proposals 1 and 2. By signing the proxy, you revoke all prior proxies and appoint Donald G. Barger, and Raymond A. Jean, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments. See reverse for voting instructions.

COMPANY # [Place in box. See attached.] There are three ways to vote your Proxy Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK * * * EASY * * * IMMEDIATE Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April , 2008. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you. VOTE BY INTERNET — http://www.eproxy.com/nx/ — QUICK * * * EASY * * * IMMEDIATE Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April , 2008. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Quanex Corporation, c/o Shareowner Services SM, P.O. Box 64873, St. Paul, MN 55164-0873. YOUR VOTE IS IMPORTANT If you vote by Phone or Internet, please do not mail your Proxy Card ? Please detach here ? The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2. FOR 1. Approve and adopt the Agreement and Plan of Merger, dated as of November 18, 2007, by and among Quanex Corporation, Gerdau S.A. and Gerdau Delaware, Inc. 2 Approve any proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1. Address Change? Mark Box Indicate changes below: AGAINST ABSTAIN Date [Insert Box—See Attached] Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.